    As filed with the Securities and Exchange Commission on November 12, 1999
                                                      Registration No. 333-90599
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                             ---------------------
                       GLOBAL PHARMACEUTICAL CORPORATION
            (Exact name of registrant as specified in its charter)
   Delaware                              2834                    65-0403311
 (State or Other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or Organization) Classification Code Number) Identification
                                    Number)

                          Castor & Kensington Avenues
                     Philadelphia, Pennsylvania 19124-5694
                                (215) 289-2220
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               BARRY R. EDWARDS
                            Chief Executive Officer
                       GLOBAL PHARMACEUTICAL CORPORATION
                          CASTOR & KENSINGTON AVENUES
                     PHILADELPHIA, PENNSYLVANIA 19124-5694
                                (215) 289-2220
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:
    SHELDON G. NUSSBAUM, ESQ.                        LAURIE A. MILLER, ESQ.
Fulbright & Jaworski L.L.P.                     Law Offices of Laurie A. Miller

    666 Fifth Avenue                                   3542 Oak Knoll Drive
New York, New York 10103                        Redwood City, California 94062
     (212) 318-3000                                        (650) 361-8141
                            ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all the conditions to the proposed merger of Impax Pharmaceuticals, Inc. with and into the Registrant, as described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.
                            ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
   (as filed with the Securities and Exchange Commission on November 12, 1999)

  Filed by Registrant /X/

  Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement         / / Confidential, for Use of the
                                            Commission Only (as permitted by
/X/ Definitive Proxy Statement              Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.1a-12
                       GLOBAL PHARMACEUTICAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies: common stock, no par value, of Impax Pharmaceuticals, Inc. ("Impax"); Series A Preferred Stock, no par value, of Impax, Series B Preferred Stock, no par value, of Impax and Series C Preferred Stock, no par value, of Impax.

   (2) Aggregate number of securities to which transaction applies: 5,067,073 shares.

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): As of August 23, 1999, there were 5,067,073 shares of Impax common stock, Series A preferred stock and Series B preferred stock and Series C Preferred Stock outstanding which would be converted into approximately 16,904,114 shares of Global common stock, $.01 par value. The Global common stock is quoted on the Nasdaq Small Cap Market. As of August 23, 1999, the average of the high and low sale prices of Global common stock was $4.5625. Consequently, shareholders of Impax would receive Global common stock equal to approximately $77,125,020.

   (4) Proposed maximum aggregate value of transaction: The proposed maximum aggregate value of the transaction is $77,125,020, the aggregate market value of the securities to be received by shareholders of Impax.

   (5) Total fee paid: $15,425.

/X/ Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:  $15,425
   (2) Form, Schedule or Registration Statement No.:  Schedule 14A
   (3) Filing Party:   Global Pharmaceutical Corporation
   (4) Date Filed:  August 25, 1999

                       JOINT PROXY STATEMENT/PROSPECTUS
                   For 1999 Special Meetings Of Stockholders


                               [GRAPHIC OMITTED]

                               [GRAPHIC OMITTED]

Dear Stockholders of Impax and Global:

     Impax and Global have agreed to combine by a merger of Impax into Global. The combined company will be renamed Impax Laboratories, Inc. In the merger, the combined company will issue shares of its stock in exchange for existing shares of Impax preferred stock and common stock and Global preferred stock, as detailed in the chart on page 5 under the Section "What Global and Impax Stockholders Will Receive as a Result of the Merger." Existing shares of Global common stock will remain unchanged by the merger. Following the merger, Impax shareholders are expected to own approximately 74% of the outstanding shares of the combined company.

     In order to complete the merger, we must obtain the approval of each of our companies' stockholders. You should know that certain shareholders of Impax, who own in excess of 70% of Impax's outstanding stock, have agreed to vote their shares in favor of the merger. In addition, Global's executive officers and directors or their related entities who own approximately 55% of the outstanding Global stock have indicated their intention to vote in favor of the merger. As a result, unless these officers and directors change their minds, stockholder approval of the merger is assured for both Impax and Global. The boards of directors of both Impax and Global have approved the merger and recommend that their respective stockholders vote FOR the merger proposal as described in the attached materials. The location, date and time of your company's special meeting, being held to consider and vote on the merger, are set out in the applicable Notice of Special Meeting appearing immediately after this letter.
                               ---------------
     We urge you to carefully read this joint proxy statement/prospectus, including the section describing risk factors relating to the merger, that begins on page 15.
                                ---------------
   Global's common stock is traded on the Nasdaq Small Cap Market under the symbol "GLPC".

                                Sincerely,




/s/  Larry Hsu                              /s/   Barry R. Edwards
---------------------------                 --------------------------------
Larry Hsu                                   Barry R. Edwards
President                                   President and Chief
                                            Executive Officer
Impax Pharmaceuticals, Inc.                 Global Pharmaceutical
                                            Corporation

     Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this joint proxy statement/prospectus or the common and preferred stock to be issued in the merger, nor have they determined if this joint proxy statement/prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated November 9, 1999, and is first being mailed to stockholders on or about November 10, 1999.

                                [GRAPHIC OMITTED]

                         CASTOR AND KENSINGTON AVENUES
                     PHILADELPHIA, PENNSYLVANIA 19124-5694

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               November 9, 1999

     The Global special meeting is being held on December 13, 1999, at 10:00 a.m. Eastern Standard Time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York.

The purposes of the Global special meeting are:

   1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 1999, between Impax Pharmaceuticals, Inc. and Global Pharmaceutical Corporation, which will approve the merger and the following actions described in the merger agreement:

      (a) an amendment to Global's certificate of incorporation changing the name of the corporation to "Impax Laboratories, Inc." and increasing the number of shares of common stock which Global is authorized to issue to 50,000,000 shares;

      (b) the election of the directors of the combined company; and

      (c) the adoption of the Impax Laboratories, Inc. 1999 Equity Incentive Plan; and

   2. To act upon such other matters as may properly come before the special meeting and any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on November 4, 1999 will be entitled to notice of and to vote at the special meeting or any adjournment thereof. All stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the special meeting may revoke their proxy and vote their shares in person.


                                          By order of the board of directors,
                                          Cornel C. Spiegler,
                                          Secretary


                PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND
              INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                               [GRAPHIC OMITTED]

               30831 HUNTWOOD AVENUE, HAYWARD, CALIFORNIA 94544

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                November 9, 1999

Hayward, California

     The Impax special meeting is being held at 30831 Huntwood Avenue, Hayward, California, on December 10, 1999, at 10:00 a.m. Pacific Standard Time:

    1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 1999, between Impax Pharmaceuticals, Inc. and Global Pharmaceutical Corporation, and to approve the merger and other transactions described in the merger agreement; and

    2. To act upon any other matters properly coming before the special meeting and any adjournment or postponement of the meeting.

     Only shareholders of record at the close of business on November 4, 1999 will be entitled to notice of and to vote at the special meeting or any adjournment thereof. All shareholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, each shareholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Shareholders who attend the special meeting may revoke their proxy and vote their shares in person.


                                          By order of the board of directors,
                                          Laurie A. Miller
                                          Secretary

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                               TABLE OF CONTENTS


OBTAINING INFORMATION ....................................................................     4
QUESTIONS AND ANSWERS ....................................................................     4
SUMMARY ..................................................................................     5
 The Merger ..............................................................................     5
 What Global and Impax Stockholders Will Receive as a Result of the Merger ...............     5
 Tax Consequences ........................................................................     5
 Appraisal Rights ........................................................................     5
 Ownership of the Combined Company Following the Merger ..................................     6
 The Rights of Impax Shareholders Will Change as a Result of the Merger ..................     6
 Our Reasons for the Merger ..............................................................     6
 Conditions to the Merger ................................................................     7
 Restrictions on Alternative Transactions ................................................     7
 Termination of the Merger Agreement .....................................................     7
 Opinion of Global Financial Advisor .....................................................     8
 Expected Accounting Treatment ...........................................................     8
 Board of Directors and Management of the Combined Company Following the Merger ..........     8
 Additional Compensation or Executive Officers as a Result of the Merger .................     9
 The Special Meetings ....................................................................     9
 The Companies ...........................................................................    10
 Global Pharmaceutical Corporation .......................................................    10
 Impax Pharmaceuticals, Inc. .............................................................    11
COMPARATIVE PER SHARE DATA ...............................................................    11
SUMMARY SELECTED FINANCIAL DATA ..........................................................    12
 Global Summary Selected Historical Financial Information ................................    12
 Impax Summary Selected Historical Financial Information .................................    13
 Global and Impax Unaudited Summary Selected Pro Forma Combined Financial Information ....    13
RISK FACTORS .............................................................................    15
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ...............................    19
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION .......................................    20
MARKET PRICE INFORMATION .................................................................    29
THE SPECIAL MEETINGS .....................................................................    30
 The Global Special Meeting ..............................................................    30
   When and where the Global special meeting will be held ................................    30
   What will be voted on at the Global special meeting ...................................    30
   Stockholders entitled to vote .........................................................    31
   Number of shares that must be represented for a vote to be taken ......................    32
   Vote required to approve the merger agreement .........................................    32
   Voting your shares ....................................................................    32
   Changing your vote ....................................................................    32
   How proxies are counted ...............................................................    33
   Solicitation of proxies and costs .....................................................    33
 The Impax Special Meeting ...............................................................    33
   When and where the Impax special meeting will be held .................................    33
   What will be voted on at the Impax special meeting ....................................    33
   Stockholders entitled to vote .........................................................    33
   Number of shares that must be represented for a vote to be taken ......................    34
   Vote required to approve the merger agreement .........................................    34
   Voting your shares ....................................................................    35

Changing your vote .......................................................................   32
How proxies are counted ..................................................................   33
Solicitation of proxies and costs ........................................................   33
THE MERGER ...............................................................................   36
 Background of the Merger ................................................................   36
 Joint Reasons for the Merger ............................................................   38
 Global Board of Director's Consideration and Approval of the Merger .....................   39
 Information and Factors Considered by the Impax Board of Directors ......................   40
 Opinion of Global's Financial Advisor ...................................................   41
 Anticipated Accounting Treatment ........................................................   49
 Material Federal Income Tax Consequences ................................................   50
 Regulatory Approvals ....................................................................   51
 Appraisal Rights ........................................................................   52
THE MERGER AGREEMENT .....................................................................   55
 Form of Merger ..........................................................................   55
 Consideration to be Received in the Merger ..............................................   55
 Exchange of Shares ......................................................................   55
 Treatment of Impax Stock Options and Warrants ...........................................   56
 Representations and Warranties in the Merger Agreement ..................................   56
 No Solicitation of Transactions .........................................................   56
 Benefits Matters ........................................................................   57
 Covenants in the Merger Agreements ......................................................   57
 Conditions in the Merger Agreement ......................................................   58
 Stockholders' Meetings ..................................................................   60
 Board of Directors ......................................................................   61
 Officers ................................................................................   61
 Transition Planning .....................................................................   62
 Other ...................................................................................   62
 Termination .............................................................................   62
 Termination Fees and Expenses ...........................................................   62
 Indemnification and Escrow ..............................................................   63
DESCRIPTION OF GLOBAL'S CAPITAL STOCK FOLLOWING THE MERGER ...............................   64
 Authorized Capital Stock ................................................................   64
 Common Stock ............................................................................   64
 Preferred Stock .........................................................................   64
 Warrants ................................................................................   67
 Transfer Agent and Registrar ............................................................   67
COMPARISON OF RIGHTS OF STOCKHOLDERS OF IMPAX AND GLOBAL..................................   68
 Summary of Material Differences Between Current Rights of Impax Shareholders and Rights
   Those Holders Will Have Following the Merger ..........................................   68
   State Law Takeover Legislation ........................................................   68
   Corporate Governance ..................................................................   68
   Voting Rights .........................................................................   69
   Size of the Board of Directors ........................................................   69
   Election and Classification of the Board of Directors .................................   70
   Removal of Directors, Filling Vacancies ...............................................   70
   Special Meetings of Shareholders ......................................................   70
   Shareholder Action by Written Consent .................................................   70
   Advance Notice Provision ..............................................................   71
   Liability of Directors, Indemnification of Directors and Officers; Insurance ..........   71
   Amendment of Certificate of Incorporation .............................................   72
   Amendment of By-laws ..................................................................   72

   Appraisal Rights .....................................................................       73
   Business Combinations ................................................................       74
GLOBAL PHARMACEUTICAL CORPORATION .......................................................       75
 Selected Historical Financial Information of Global ....................................       75
 Global Management's Discussion and Analysis of Financial Condition and Results of
  Operations ............................................................................       76
 Global's Business ......................................................................       82
 Products and Product Development .......................................................       83
 Beneficial Ownership of Global Common Stock by Certain Stockholders and Management .....       90
 Management of Global ...................................................................       94
 Certain Relationships and Related Transactions .........................................      100
WHERE YOU CAN FIND MORE INFORMATION ABOUT GLOBAL ........................................      100
IMPAX PHARMACEUTICALS, INC. .............................................................      100
 Selected Historical Financial Information Of Impax .....................................      100
 Impax Management's Discussion and Analysis of Financial Condition and
   Results of Operations ................................................................      102
 Impax's Business .......................................................................      104
 Impax Security Ownership of Certain Beneficial Owners and Management ...................      113
 Management of Impax ....................................................................      115
 Executive Compensation .................................................................      116
 Employment Agreements ..................................................................      116
 Employee Stock Options .................................................................      116
 Employee Warrants ......................................................................      117
 Certain Transactions of Impax ..........................................................      118
TRANSACTIONS BETWEEN GLOBAL AND IMPAX ...................................................      119
MANAGEMENT OF THE COMBINED COMPANY ......................................................      120
 The Directors and Executive Officers of the Combined Company ...........................      120
 Board Observers ........................................................................      122
 Committees of the Board ................................................................      122
 Director Compensation ..................................................................      122
 Executive Compensation .................................................................      122
 Employment Agreements of the Combined Company ..........................................      122
 Impax Laboratories, Inc. 1999 Equity Incentive Plan ....................................      124
SECURITY OWNERSHIP OF THE COMBINED COMPANY ..............................................      128
STOCK EXCHANGE LISTING ..................................................................      130
FEDERAL SECURITIES LAWS CONSEQUENCES: STOCK TRANSFER RESTRICTION
 AGREEMENTS .............................................................................      130
EXPERTS .................................................................................      130
LEGAL MATTERS ...........................................................................      130
INDEX TO FINANCIAL STATEMENTS ...........................................................      F-1
ANNEXES
 ANNEX A Agreement and Plan of Merger ...................................................      A-1
 ANNEX B Opinion of Gruntal & Co., L.L.C. ...............................................      B-1
 ANNEX C Section 262 of the Delaware General Corporation Law ............................      C-1
 ANNEX D Chapter 13 of the California Corporations Code .................................      D-1
 ANNEX E Amendment to the Certificate of Incorporation of Global ........................      E-1
 ANNEX F Certificate of Designations for the Series 1 Preferred Stock ...................      F-1
 ANNEX G 1999 Impax Laboratories, Inc. Equity Incentive Plan ............................      G-1


                             OBTAINING INFORMATION

     Global has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the combined company common stock being issued to Impax shareholders in the merger. Global also intends to file a Registration Statement on Form S-3 to register the shares of common stock underlying the Series 1-A and Series 1-B preferred stock being issued in the merger. This document is part of the S-4 registration statement and constitutes both a prospectus of Global and part of the special meeting proxy statement of Impax and Global. As allowed by the rules of the Securities and Exchange Commission, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     You can get a copy of any of these materials by writing or telephoning the Secretary at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124, telephone number (215) 289-2220. If you would like to request documents from Global, please do so by December 5, 1999, in order for them to be delivered to you in time for the Global special meeting. There is no charge for these requested materials.

     You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities, nor does it constitute the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation in such jurisdiction.
                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What do I need to do now?

A: After you have carefully read this joint proxy statement/prospectus, please sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate special meeting. In addition, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card.

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of all the proposals. If you do not vote or you abstain from voting, it will have the effect of a vote against the proposals.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card before the special meeting of your company or attend the meeting in person and vote. You also may revoke any proxy by written notice to the Secretary of Impax or Global, as appropriate, prior to your company's special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares as to the merger only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you do not instruct your broker to vote your shares, they will not be voted. Shares that are not voted will be counted as votes against the merger proposal.

Q: Should I send in my stock certificates now?

A: No. After the merger occurs, Global will mail instructions to all former
   Impax shareholders and holders of Global preferred stock for exchanging their stock certificates.

Q: Whom should I call with questions?

A: If you are a Global stockholder and you have additional questions you should contact:

   Global Pharmaceutical Corporation
   Castor & Kensington Avenues
   Philadelphia, Pennsylvania 19124
   Attention: Cornel C. Spiegler
   Telephone Number: (215) 289-2220

   If you are an Impax shareholder and you have additional questions you should contact:

   Impax Pharmaceuticals, Inc.
   30831 Huntwood Avenue
   Hayward, California 94544
   Attention: Laurie A. Miller
   Telephone Number: (510) 471-3600

                                    SUMMARY

     This summary highlights information about the merger which we believe will be most important to you. However, you should read the entire joint proxy statement/prospectus, including the merger agreement and other attachments, for a complete understanding of the merger, our business after the merger and our securities.


The Merger
(See page 36)

What Global and Impax Stockholders Will Receive as a Result of the Merger.



Each existing share of:            Will become these shares of the        Total combined company shares
                                   combined company:                      to be issued
Impax common stock, Series A       3.3358 shares of common stock          16,904,114 shares of common stock
 preferred stock and Series B
 preferred stock
Impax Series C preferred stock     5.849 shares of common stock           Shares are included in number above
Impax Series D preferred stock     0.05 shares of Series 1-B preferred    170,000 shares of Series 1-B
                                   stock                                  preferred stock (convertible into
                                                                          11,341,651 shares of common stock)
Global Series C preferred stock    50 shares of common stock              450,000 shares of common stock
Global Series D preferred stock    One share of Series 1-A preferred      50,000 shares of Series 1-A preferred
                                   stock                                  stock (convertible into 2,500,000
                                                                          shares of common stock)

     Shares of Global common stock outstanding prior to the merger will continue to represent an equivalent number of shares of common stock of the combined company after the merger.

     We refer to the ratios for converting Impax and Global stock into stock of the combined company as the "exchange ratios."


Tax Consequences
(See page 50)

     Fulbright & Jaworski L.L.P., counsel to Global, has expressed its opinion that the merger will qualify as a reorganization for federal income tax purposes. If the merger qualifies, the stockholders of Impax and Global will generally not recognize gain for Federal income tax purposes when their shares are converted. Because of recent changes in the Internal Revenue Code involving preferred stock issued in a reorganization, there is some uncertainty in the case of holders of Impax Series D preferred stock whose stock is converted into Series 1-B preferred stock in the merger. Also, Impax shareholders will have to pay tax on any cash received for fractional shares.


Appraisal Rights
(See page 52)

     If you own shares of Global's common stock or preferred stock, you have "appraisal rights" under Delaware law. "Appraisal rights" allow stockholders who object to the merger to require the company to buy their shares for their fair value as determined by a court. A stockholder might want to exercise its appraisal rights if it feels that the value of the shares of combined company stock it will receive in the merger is less than the fair value of its Global shares. On page 52, we explain what you must do to exercise these rights.

     If you own shares of Impax common stock or preferred stock, you have appraisal rights under California law. On page 53, we explain what you must do to exercise these rights.

Ownership of the Combined Company Following the Merger
(See page 128)

     As a result of the merger, approximately 60% of the outstanding voting stock of the combined company will be held by seven stockholders (or their affiliated entities). These stockholders, the amount of their ownership and the position they will hold with the combined company are as follows.




                                Amount of
Stockholder                     Ownership   Position with Combined Company
-----------------------------  -----------  --------------------------------------------------------
Charles Hsiao ...............  4,092,419    Chairman and Chief Executive Officer
Larry Hsu ...................  1,940,828    President, Chief Operating Officer and a Director
Robert Fleming Inc. .........  2,500,000    Representative will be member of the board of directors
Chemical Company of
  Malaysia (Berhad) .........  5,541,154    Representative will be member of the board of directors
President (BVI)
 International Investment
 Holdings, Ltd. .............  3,669,357    Representative will be member of the board of directors
China Development
  Industrial Bank, Inc. .....  3,669,357    Representative will be member of the board of directors
Kingdon Capital
  Management Corporation.....  1,882,353    Representative will be member of the board of directors

     Due to their stock holdings, these stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of the combined company.


The Rights of Impax Shareholders Will Change as a Result of the Merger (See page 68)

     Currently, the rights of Impax shareholders are governed by California law and Impax's articles of incorporation and by-laws. After the merger, Impax shareholders will become stockholders of Global (as the legal survivor of the merger), and, therefore, their rights will be governed by Delaware law and Global's certificate of incorporation, as amended, and by-laws. A summary of key differences between the rights of Impax shareholders and Global stockholders is described in this joint proxy statement/prospectus at pages 68-74.


Our Reasons for the Merger
(See page 38)

     We believe that combining our resources will enable us to be a stronger competitor in the pharmaceuticals industry for the following reasons:

   o The combined company will have a significant increase in products under development and will have access to Global's well-established generic product sales and marketing team.

   o The combination of marketing and product development expertise in the same company will lead to better strategic planning in product development.

   o The merger provides the combined company with greater financial resources and enhanced borrowing capabilities than each company had on its own. This should enable the combined company to afford to have more products under development and to spend more resources on commercializing and marketing its products.

   o The management and directors of Global and Impax believe that the merger will result in significant opportunities for cost savings due to economies of scope and scale and the elimination of duplicative expenditures; for revenue growth due to greater sales and marketing capabilities; and for technological development due to the combined efforts of our technical personnel.

Conditions to the Merger
(See page 58)

Completion of the merger requires:

     o  approval of the merger proposal by the Impax shareholders;

     o  approval of the merger proposal by the Global stockholders;

     o absence of any law or injunction preventing the merger or causing an adverse effect on the business, financial condition or regulatory status of either company or the combined company;

     o  approvals from government regulators;

     o not more than 10% of the value of Global's or Impax's outstanding stock have dissented as to the merger proposal;

     o receipt by Impax and Global of satisfactory environmental evaluations of the other's facilities; and

     o absence of events which adversely affect or are reasonably likely to adversely effect the business, financial condition or regulatory status of either company.

     Other than conditions pertaining to stockholder approvals and the legality of the transaction, either of Global or Impax could elect to waive conditions to its own performance and complete the merger.


Restrictions on Alternative Transactions
(See page 56)

     The merger agreement limits the ability of each of our boards of directors to solicit or participate in discussions with any third party about transactions alternative to the merger, other than as may be necessary for the board to fulfill its fiduciary obligations. In addition, the merger agreement requires each company to seek stockholder approvals required to complete the merger even if its board of directors was to change its recommendation of the merger.

     The termination fees provided for in the merger agreement, which are discussed under the following section called "Termination of the Merger Agreement," could deter either Impax or Global from entering into an alternative transaction by making it more difficult or expensive.


Termination of the Merger Agreement
(See page 62)

     Global and Impax mutually may agree to terminate the merger agreement at any time. In addition, either company may terminate the merger agreement if specified events do or do not occur. These include:

     o  if the merger is not completed by December 31, 1999;

     o  if a court or government regulator permanently prohibits the merger;

     o if a condition to a company's obligation to consummate the merger cannot be satisfied;

     o  if the required stockholder approvals are not obtained;

     o if the board of directors of the other company withdraws or adversely changes its approval or recommendation in favor of the merger, or if that board of directors recommends an alternative transaction with a third party;

     o if the other company does not comply in any material respect with any of its obligations under the merger agreement or its representations and warranties are false in a material respect; or

     o if a third party commences a tender offer or exchange offer for 10% or more of the outstanding common stock of Impax or Global, and the board of that party recommends that the stockholders tender their shares in such offer.

     Global or Impax must pay to the other its expenses incurred in connection with the merger, up to $500,000, plus a termination fee of $500,000 if the merger agreement terminates because of any of the last 3 events just listed. Additionally, Global must pay to Impax an additional $500,000 if the merger agreement terminates due to Global's failure to obtain the requisite stockholder approval for the merger.


Opinion of Global Financial Advisor
(See page 41)

     Global received an opinion from Gruntal & Co., L.L.C., its financial advisor, to the effect that as of the date of such opinion, the consideration to be received by the Impax shareholders was fair, from a financial point of view, to the holders of Global common stock. Gruntal subsequently affirmed its opinion on November 8, 1999. We have included the opinion in this joint proxy statement/prospectus as Annex B. Global urges its stockholders to read the opinion of Gruntal & Co., L.L.C. in its entirety.

     Impax did not solicit an opinion of a financial advisor.


Expected Accounting Treatment
(See page 49)

     The merger is intended to be accounted for as a reverse acquisition of Global by Impax under the purchase accounting method for financial reporting purposes in accordance with generally accepted accounting principles. Following the merger, the combined company will report on the basis of Impax's historical financial statements.


Board of Directors and Management of the Combined Company Following the Merger (See page 120)

     Upon completion of the merger, the combined company's board of directors will consist of the following ten members, each of whom is elected based on the stated merger agreement provision:




Name of Director                                  Merger Provision
-----------------------------------------------   ------------------------------------------------
Barry R. Edwards, Charles Hsiao and Larry Hsu     Specifically named individuals
David J. Edwards and Michael Markbreiter          Two persons selected by Global's current board
Brian Keng, Jason Lin and Oh Kim Sun              Three persons selected by Impax's current board
Nigel Fleming and a second mutually agreed        Two persons mutually selected by the
upon board member                                 current boards of Impax and Global

     Certain significant shareholders of Impax and Global have entered into a shareholders' agreement committing these persons to vote their shares for the next three years for the election as directors of the individuals designated each year by the members of the current boards of Global and Impax.

     The current members of the board of directors of Global and of Impax, as a group, also each have the right to designate one observer to the combined company board of directors.

     When the merger is completed, the following persons will serve as executive officers of the combined company:



       Name                       Position                        Current Position
------------------   ---------------------------------   ----------------------------------
Charles Hsiao        Chairman and Co-Chief Executive     Chairman and Chief Executive
                     Officer                             Officer of Impax
Barry R. Edwards     Co-Chief Executive Officer          Chief Executive Officer of Global
Larry Hsu            President and Chief Operating       President of Impax
                     Officer

Additional Compensation for Executive Officers as a Result of the Merger (See page 122)

     In connection with the appointment of Charles Hsiao as Chairman and Co-Chief Executive Officer, Barry R. Edwards as Co-Chief Executive Officer, and Larry Hsu as President and Chief Operating Officer, each of them is expected to enter into an employment agreement with the combined company when the merger is completed. These agreements provide that Dr. Hsiao, Mr. Edwards and Dr. Hsu will each receive an annual salary of $175,000 and will be eligible for a bonus as determined by the board of directors. Each agreement will be for an initial term of three years, and be automatically renewed for successive one year terms unless either party delivers a written notice of termination at least six months prior to the expiration of the initial term or any renewal term. If the combined company terminates the employment of Dr. Hsiao, Mr. Edwards or Dr. Hsu without cause, the executive leaves the combined company for good reason, or a change in control of the combined company occurs, the executive will be entitled to certain severance payments.

     In addition, Mr. Edwards' employment agreement provides that he will receive an option to purchase 270,000 shares of common stock at the prevailing market price at the time the option is granted. It is expected that the option will be granted immediately after the merger is completed. Global's Board of Directors, Mr. Edwards and certain persons who are a majority of the individuals designated to become directors of the combined company have agreed that Mr. Edwards will not receive any additional stock options for the next three years. The shares covered by this option vest and become exercisable on the following schedule: (i) first year -- 0%; (ii) second year -- 10%; (iii) third year -- 40%; (iv) fourth year -- 50%.


The Special Meetings (See page 30 as to Global and page 33 as to Impax)

     Global. The Global special meeting will be held at 10:00 a.m., on December 13, 1999 at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York. At the meeting, Global stockholders will be asked to vote on a proposal to adopt the merger agreement, which will approve the merger and the following actions:

   (a) an amendment to the Global certificate of incorporation to change the name to "Impax Laboratories, Inc." and to increase the number of authorized shares of common stock from 17,000,000 to 50,000,000 shares. The proposed amendment to the restated certificate of incorporation will not be effective unless the merger is completed. We have included the form of the proposed amendment to the restated certificate of incorporation in this joint proxy statement/prospectus as Appendix E.

   (b) the election of directors of the combined company; and

   (c) the adoption of a new equity incentive plan. This plan will generally enable the board of directors of the combined company (or a committee of the board) to grant stock options, stock appreciation rights and stock bonuses to officers, employees, consultants and directors of the combined company. In addition, non-employee directors of the combined company will receive automatic option grants under the proposed plan annually. Up to 2,400,000 shares of common stock are issuable under this proposed new plan. We have included a copy of the proposed plan in this joint proxy statement/prospectus as Annex G.

We refer to this proposal as the "Global merger proposal." Approval of this proposal requires the approval of at least a majority of the outstanding shares of Global common stock, Series C preferred stock and Series D preferred stock, voting as one class, and a majority of the Series D preferred stock, voting as a separate class.

     Impax. The Impax special meeting will be held at 10:00 am, on December 10, 1999 at 30831 Huntwood Avenue, Hayward, California. At the meeting, Impax shareholders will be asked to vote on a proposal to adopt the merger agreement and approve the merger and other transactions described in the merger agreement. We refer to this proposal as the "Impax merger proposal." Approval of the Impax merger proposal requires the affirmative vote of at least a majority of the outstanding shares of each of Impax's common stock; Impax's Series A preferred stock, Series B preferred stock, and Series C preferred stock, voting together as one class; and Impax's Series D preferred stock, voting as a separate class.


The Companies
(See page 75 as to Global and page 100 as to Impax)


Global Pharmaceutical Corporation
Castor & Kensington Avenues
Philadelphia, Pennsylvania 19124
(215) 289-2220

     Global is a specialty pharmaceutical company engaged principally in the development, manufacture and marketing of solid oral generic prescription drugs in smaller, niche markets. The niche markets generally have fewer competitors and can result in higher profit margins as compared to larger market products. The company is headquartered at its 113,000 square-foot, research and manufacturing facility located in Philadelphia, Pennsylvania, and is incorporated in Delaware.

     Global was formed in April 1993 to acquire the manufacturing plant equipment and certain related assets and liabilities of Richlyn Laboratories, Inc. These assets included Richlyn's Abbreviated New Drug Applications, known as ANDAs, New Drug Applications, known as NDAs, and New Animal Drug Applications, known as NADAs. Richlyn operated a generic pharmaceutical business from 1947 to 1992 when its facility was closed for failure to comply with FDA regulations concerning current Good Manufacturing Practices, known as cGMP.

     From its inception through 1997, Global devoted substantially all of its efforts to improving and renovating its facility, and establishing policies and procedures to bring its manufacturing facility into compliance with cGMP. Global received FDA approval for its first product, Tetracycline Hydrochloride 250 mg capsules, and began shipping products in September, 1997. Global is now marketing 25 generic products, with Global's products being sold by all of the 20 largest pharmaceutical wholesalers, in terms of sales volume.

     Until the quarter ended December 31, 1997, when Global became operational, Global was considered a development stage company. The year ended December 31, 1998, was Global's first full year of operations with $4,401,000 in revenues and net loss applicable to common stock of ($4,755,000). Revenues for the six months ended June 30, 1999 were $4,217,000 and Global's net loss applicable to common stock for the six months ended June 30, 1999 was ($3,020,000). Global had an accumulated deficit of $24,137,000 at June 30, 1999.

Impax Pharmaceuticals, Inc.
30831 Huntwood Avenue
Hayward, California 94544
(510) 471-3600


     Impax is engaged in developing and commercializing oral pharmaceuticals utilizing controlled-release drug delivery technologies. Controlled-release pharmaceuticals are designed to reduce the frequency of drug administration, improve the effectiveness of the drug treatment, ensure greater patient compliance with the treatment regimen and reduce side effects by releasing drug dosages at specific times and in specific locations in the body.


     Impax is applying its patented and non-patented drug delivery technologies initially to develop generic versions of high sales volume, controlled-release brand name pharmaceuticals. Impax has submitted ANDAs to the FDA covering generic versions of three different branded, prescription pharmaceuticals. The ANDA for Pentoxyfylline ER tablets was approved in August 1999 and was Impax's first ANDA approval. Impax currently has 15 additional controlled-release products under development.


     Two other products are being developed by Impax for potential NDA filings. For these products, Impax is using its drug delivery technology to develop improved formulation of brand name drugs.


     The extensive technology background and product development experience of the founders allow Impax to compete in an area that requires highly-skilled employees. Impax has developed four drug delivery systems, one of which has already been licensed to a large multi-national pharmaceutical company.



                          COMPARATIVE PER SHARE DATA


     The following table sets forth historical per share data for Global and Impax, pro forma data for Global giving effect to the proposed merger under the purchase method of accounting, and equivalent pro forma per share data for Impax. The information presented should be read in conjunction with the historical financial statements and related notes of Impax and of Global, the Unaudited Pro Forma Combined Financial Information and related notes, and the Selected Historical Financial Information, each appearing elsewhere in this joint proxy statement/prospectus. Comparative pro forma data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position which actually would have been obtained if the merger had been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position which may be obtained in the future. Impax equivalent pro forma per share amounts are calculated by multiplying the pro forma combined net loss per share and the pro forma combined book value per share by 3.3358, which is the number of Global shares issued for each share of Impax common stock. Neither Global nor Impax paid cash dividends for the periods presented.




                                                       AT OR FOR THE
                                               SIX MONTHS ENDED JUNE 30, 1999
                                       ----------------------------------------------
                                             HISTORICAL              PRO FORMA
                                       ----------------------  ----------------------
                                         GLOBAL       IMPAX     COMBINED     IMPAX
                                       ----------  ----------  ----------  ----------
                                        $            $          $           $
Net loss per common share ...........    (0.43)       (1.69)     (0.36)      (1.20)
Book value per common share .........     0.14         5.09       1.43        4.77



                                                       AT OR FOR THE
                                                YEAR ENDED DECEMBER 31, 1998
                                       ----------------------------------------------
                                             HISTORICAL              PRO FORMA
                                       ----------------------  ----------------------
                                         GLOBAL       IMPAX     COMBINED      IMPAX
                                       ----------  ----------  ----------  ----------
                                        $            $          $            $
Net loss per common share ...........    (1.07)       (2.43)     (0.66)       (2.20)
Book value per common share .........    (0.51)        0.78       1.17         3.90

                        Summary Selected Financial Data


Global Summary Selected Historical Financial Information

  The following selected financial data as of and for the five years ended December 31, 1998 are derived from the audited financial statements of Global. The selected financial data as of and for the six months ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Global. The unaudited financial statements of Global include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for future periods. The data should be read together with Global's financial statements and related notes and "Global Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus.


STATEMENT OF OPERATIONS DATA:
(in thousands except per share data)




                                         For the six
                                         months ended                              For the year ended
                                           June 30,                                   December 31,
                                   ------------------------  ---------------------------------------------------------------
                                       1999         1998         1998       1997(b)      1996(b)      1995(b)      1994(b)
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating revenue ...............   $  4,217     $  1,918     $  4,401     $    427     $     --     $     --     $     --
Total operating expenses ........      2,521        2,421        4,766        6,164        5,121        4,221        1,831
Operating loss ..................     (1,524)      (2,406)      (4,639)      (5,936)      (4,943)      (4,221)      (1,831)
Net loss ........................     (1,546)      (2,347)      (4,615)      (5,877)      (4,608)      (4,463)      (1,988)
Net loss applicable to common
  stock(a) ......................     (3,020)      (2,347)      (4,755)      (8,424)      (4,608)      (4,463)      (1,988)
Net loss per share (basic and
  diluted) ......................   $  (0.43)    $  (0.54)    $  (1.07)    $  (1.97)    $  (1.08)    $  (1.80)    $  (0.92)

-------------
(a) The net loss applicable to common stock includes imputed preferred stock dividends of $1,474 for the six months ended June 30, 1999 and $0 for the six months ended June 30, 1998; and $140 for the year ended December 31, 1998 and $2,547 for the year ended December 31, 1997.
(b) Prior to the fourth quarter of 1997, Global was considered a development stage company.


BALANCE SHEET DATA:
(in thousands)




                                                June 30,                                December 31,
                                          ---------------------  ----------------------------------------------------------
                                             1999        1998        1998         1997        1996       1995        1994
                                          ----------  ---------  ------------  ----------  ---------  ----------  ---------
Total assets ...........................   $12,494     $8,769      $  8,853     $11,322     $9,440     $12,855     $3,232
Long-term debt .........................     1,876      2,050         1,967       2,129      1,197       1,280      2,559
Mandatorily redeemable preferred
  stock ................................     5,900      5,843         6,354       6,335         --          --         --
Stockholders' equity/(deficit) .........   $ 1,042     $ (498)     $ (2,379)    $ 1,378     $7,351     $10,124     $ (616)

Impax Summary Selected Historical Financial Information

     The following selected financial data as of and for each of the five years ended December 31, 1998 are derived from the audited financial statements of Impax. The selected financial data as of and for the six months ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Impax. The unaudited financial statements of Impax include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for future periods. The data should be read together with Impax's financial statements and related notes and "Impax Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus.


STATEMENT OF OPERATIONS DATA:
(in thousands except per share data)




                                          For the six
                                          months ended                             For the year ended
                                            June 30,                                  December 31,
                                    ------------------------  ------------------------------------------------------------
                                        1999         1998         1998         1997         1996         1995       1994
                                    -----------  -----------  -----------  -----------  -----------  -----------  --------
Operating revenue(a) .............   $     --     $     --     $     --     $     --     $     --      $    --     $  --
Total operating expenses .........      3,843        2,000        5,832        3,771        2,201          667        17
Operating loss ...................     (3,843)      (2,000)      (5,267)      (3,696)      (1,991)        (569)      (17)
Net loss .........................     (3,628)      (1,959)      (5,222)      (3,608)      (1,893)        (541)      (17)
Net loss per share (basic and
  diluted) .......................   $  (1.69)    $  (0.91)    $  (2.43)    $  (1.69)    $  (0.89)     $ (0.49)    $ n/a

-------------
(a) Impax is considered a development stage company.


BALANCE SHEET DATA:
(in thousands)




                                              June 30,                               December 31,
                                       ----------------------   -------------------------------------------------------
                                          1999         1998        1998        1997        1996        1995       1994
                                       ----------   ---------   ---------   ---------   ---------   ---------   -------
Total assets .......................    $11,888      $ 3,030     $ 3,408     $ 5,196     $4,792      $2,452      $192
Redeemable preferred stock .........     24,999       10,251      12,206      10,052      6,497       2,677       208
Stockholders' equity ...............    $10,937      $ 2,694     $ 1,682     $ 4,467     $4,509      $2,363      $192

Global and Impax Unaudited Summary Selected Pro Forma Combined Financial
   Information


     The following table sets forth unaudited pro forma combined financial information for Global and Impax which gives effect to the merger, accounted for as a purchase of Global by Impax for accounting and financial reporting purposes, as if it had been consummated as of January 1, 1998 for the income statement data and June 30, 1999 for the balance sheet data. See "The Merger -- Anticipated Accounting Treatment." The pro forma data are not necessarily indicative of the results that would have been achieved had this transaction been consummated on these dates and should not be construed as representative of future operations. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Combined Financial Information appearing elsewhere in this joint proxy statement/prospectus. The information presented should be read in conjunction with this pro forma financial information and the notes, and the historical financial statements including the notes, of Global and Impax, respectively, appearing elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Combined Financial Information", "Global Financial Statements" and "Impax Financial Statements."

      Unaudited Summary Selected Pro Forma Combined Financial Information
                (in thousands, except share and per share data)


Pro Forma Combined Statement of Operations Information:



                                                        Year Ended        Six Months Ended
                                                    December 31, 1998      June 30, 1999
                                                   -------------------   -----------------
Sales ..........................................       $     4,401       $     4,217
Operating loss .................................           (14,257)           (7,543)
Net loss .......................................           (14,188)           (7,350)
Net loss applicable to common stock ............           (14,328)           (8,824)
Loss per share, basic and diluted ..............             (0.66)            (0.36)
Shares used in per share calculation, basic and
  diluted ......................................        21,722,750        24,349,945
Pro Forma Combined Balance Sheet Information:
                                                                           June 30, 1999
                                                                         -----------------
Current assets .................................                         $    16,108
Total assets ...................................                              63,583
Working capital ................................                              12,001
Current liabilities ............................                               4,107
Long term liabilities ..........................                               2,396
Mandatorily redeemable preferred stock .........                              22,000
Stockholders' equity ...........................                              35,080

For a discussion of the pro forma adjustments and related assumptions with respect to the merger, and more complete pro forma financial information, see "Unaudited Pro Forma Combined Financial Information" at page 20 of this joint proxy statement/prospectus.

                                 RISK FACTORS

     If you approve the merger, your original investment in Impax or Global, as applicable, will represent an investment in the combined company. The merger of Global and Impax involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this joint proxy statement/prospectus, in deciding whether to approve the merger.

Even if the merger is completed, we may fail to realize benefits from combining our companies. We believe that an important benefit from the merger is that the combined company will utilize the strongest elements of the management, strategy, and operations of each of Global and Impax. We may not successfully integrate the operations of Impax and Global without encountering difficulties or losing key personnel, and the benefits that we expect from this merger may not be realized. Even if the merger is completed, it may not result in combined results of operations and financial condition better than what would have been achieved by Global or Impax independently.

If the merger is completed, our costs related to the merger may be significant. Global and Impax, together, expect to incur merger-related expenses of approximately $700,000 in the year ending December 31, 1999, as the merger is expected to close in the fourth quarter. These expenses include costs for legal and accounting fees, costs of financial printing, listing fees and other related costs. This estimate does not include any costs associated with restructuring, integrating or consolidating the operations of the two companies. This amount is only an estimate and may change. In addition, we may incur unanticipated expenses in integrating Impax's and Global's businesses. We expect that the savings from the elimination of duplicative expenses and the realization of other efficiencies related to this integration may offset any additional expenses in the future. However, we may not achieve a net benefit in the near future, or at all.

The combined company will continue to experience operating losses, initially at greater levels than either of the individual companies, which makes our future profitability uncertain. The business of the combined company may never be profitable. Each of Impax and Global has generated minimal revenues to date and has experienced operating losses since inception. As of June 30, 1999, the accumulated deficit of Impax was $14,909,000 and the accumulated deficit of Global was $24,137,000. As of July 31, 1999, Global also had outstanding indebtedness in an aggregate principal amount of $3,005,000 at interest rates ranging from 2% to 9% annually. Since each company is experiencing operating losses, the aggregate cash drain on the combined company is increased. It is also possible that either company, if it remained independent, would be profitable at an earlier time than the combined company will be profitable, if at all. To remain operational, we must:

   o develop new products which have attractive market demand;

   o obtain regulatory approvals of newly developed products;

   o properly receive, warehouse and store raw materials and supplies;

   o maintain work in progress in compliance with regulatory requirements and properly store finished goods;

   o properly manufacture various formulations, dosages and configurations of a potentially broad product line;

   o meet strict security requirements for virtually every activity undertaken at the plant;

   o maintain appropriate laboratory, quality control and quality assurance practices and procedures; and

   o comply with the many complex governmental regulations that deal with virtually every aspect of our proposed business activities.

If we are unable to obtain additional financing, we may need to modify our business operations and plans by spending less money on research and development programs, developing fewer products and filing fewer drug applications with the FDA. Upon completion of the merger, the combined company will have approximately $7 million of unrestricted funds. We estimate that these funds will be sufficient for the next 9 months of operations at our planned expenditure levels. The exact amount and timing of future capital requirements will depend on many factors, including continued progress with our research and development programs, expansion of such programs and, ultimately, the approval and launch of the combined company's products. The combined company may not be successful in obtaining additional capital in amounts sufficient to continue to progress and fund our operations. Additional financing also may not be available to us on terms favorable to the combined company or our stockholders, or at all. In the event that adequate funds are not available, our business operations and plans may need to be modified. This could result in less money being spent on research and development programs, fewer products being developed and at a slower pace, and fewer drug applications being filed with the FDA.

If we need to raise additional capital for expansion, our stockholders may sustain dilution in ownership or otherwise be adversely affected by arrangements made with other companies. The combined company may need to raise additional capital in the future to fund its planned expansion. To the extent the combined company raises additional capital by issuing equity securities, ownership dilution to stockholders will result. To the extent the combined company raises additional funds through strategic alliance and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are not favorable to the combined company, either of which could reduce the value of the combined company.

If the net income per share of Global common stock is reduced because of the additional stock being issued in the merger, it could reduce the market price of the Global common stock. We expect to issue an additional 16,904,114 shares of Global common stock and an additional 170,000 shares of Global preferred stock in connection with this merger. The issuance of these shares may reduce the net income per share of Global common stock, including below levels currently anticipated and published by industry analysts. This could reduce the market price of the Global common stock after the merger unless we can achieve revenue growth, cost savings and other benefits from the merger that will offset the effect of the issuance.

Because the exchange ratios are all fixed, stockholders will not know the market price value of the stock they will receive or which will be issued in the merger at the time when they vote on the merger. Each of the exchange ratios are fixed. The number of combined company shares to be received by Impax and Global stockholders will not change, even if the market price of Global common stock changes. As a result, Impax shareholders will not know the value of the combined company stock they will receive in the merger and Global stockholders will not know the value of the combined company stock to be issued in the merger, at the time when they vote on the merger proposal. In addition, neither Impax nor Global has the right to terminate the merger agreement based upon any adverse fluctuation in Global's stock price. From July 27, 1999 (the day of the public announcement of the merger) through November 5, 1999, the Nasdaq market price per share of Global common stock ranged from $3.50 to $5.625 and closed at $4.25 on November 5, 1999.

Control of the combined company will be held by a limited number of shareholders, most of whom are Impax shareholders who can exercise significant influence over all matters requiring stockholder approval and thereby limit your power to influence corporate action. As a result of the merger, the shareholders of Impax will own approximately 74% of the outstanding voting stock of the combined company. Moreover, approximately 64% of the outstanding voting stock of the combined company will be held by seven stockholders. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of the combined company. In addition, holders of approximately 64% of the outstanding voting stock of the combined company have entered into an agreement committing them to vote their shares of stock for the next three years for the election as directors of the individuals designated each year by the current boards of Global and Impax. In this regard, you should also review the Description of Global's Capital Stock Following the Merger section later in this joint proxy statement/prospectus.

If Impax shareholders approve the merger, their company will become subject to an outstanding court order governing manufacture of products which may adversely affect product introduction plans and results of operations. On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn Laboratories, Inc. that, among other things, permanently enjoined Richlyn from selling any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions. When Global acquired the facilities and drug applications of Richlyn, it became subject to the conditions in that court order. After the merger, the combined company will continue to be subject to the court order. The order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with FDA regulations concerning cGMP before the products can be marketed.

     Although Global was informed in January 1998 that product by product inspection was no longer required for Global to manufacture and sell products, the FDA has the continuing authority to reverse or reconsider its position and again require product by product inspection and prior authorization. Requiring such inspection and authorization would subject Global to a higher level of scrutiny than is standard for the generic pharmaceutical manufacturing industry. Any reversal or reconsideration by FDA will delay product introduction plans.

     The order against Richlyn also requires that Global hire and retain a person, subject to FDA approval, who is qualified to inspect its drug manufacturing facilities to determine that its methods, facilities and controls are operated and administered in compliance with cGMP. This person must examine all drug products manufactured, processed, packed and held at Global's facility and certify in writing to the FDA Global's compliance with related cGMP. In addition to the cost and expense of this examination, Global may not be able to maintain compliance with cGMP, which would severely restrict its operations.

If the Global stockholders approve the merger, their company may have additional exposure to patent infringement litigation as a result of Impax's product development efforts, which could adversely affect our product introduction efforts and be costly. The patent position of pharmaceutical firms involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims allowed or the degree of protection afforded under such patents. During the past several years, there is an increasing tendency for the innovator of the original patented product to bring patent litigation against a generic drug company. This litigation is often initiated as an attempt to delay the entry of the generic drug product and reduce its market penetration.

     As of the date of this joint proxy statement/prospectus, Impax has submitted three filings for new generic drug applications with the FDA, and is expected to submit additional applications. Consequently, it is possible that Impax, and, if the merger is approved, the combined company, could become subject to patent infringement claims or litigation as a result of its product development. If a patent infringement claim is asserted, the combined company may incur substantial legal fees in defending itself. Any such claim or litigation will likely defer the FDA approval and marketing of the product and could result in a complete barrier to such product's entry into the market.

If certain holders of our equity exercise their rights to acquire shares of common stock, it may lower the future value of the common stock. Upon completion of the merger, there will be a total of 220,000 shares of outstanding Series 1 preferred stock. These shares presently are convertible, at any time at the option of their holders, into an aggregate of 13,841,720 shares of our common stock. The shares of preferred stock also have anti-dilution protections, if the Company were to issue stock for a price below stated levels, which could make them convertible into additional shares of common stock.

     Upon completion of the merger, there will be outstanding warrants and options to purchase an aggregate of 6,053,329 shares of combined company common stock at exercise prices ranging from $0.75 to $13.175 per share of common stock. In addition, under Global's arrangement with Merck KGaA, a German company, Global issued warrants which are exercisable for 40,000 shares of common stock for each aggregate $1 million in gross profit, if any, earned by Global under an agreement with a subsidiary of Merck KGaA (up to a total of 700,000 shares of common stock). The exercise price for these warrants and options may be at prices below the then trading market price for the combined company's common stock. Consequently, any exercise of these options or warrants could dilute the future value of our common stock.

If the combined company issues additional preferred stock it could adversely affect the rights of holders of our common stock. After the merger, the board of directors of the combined company will have the authority to issue up to an additional 1,780,000 shares of its preferred stock and to determine the price, rights, preferences and privileges of those shares (except that the rights, preferences and privileges may not be more favorable to the stockholder than the Series 1 preferred stock, without the approval of the Series 1 preferred stock), without any further vote or action by the stockholders. Preferred stockholders could adversely affect the rights of holders of common stock by:

       o exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

       o receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;

       o   delaying, deferring or preventing a change in control of our company;

       o discouraging bids for our common stock at a premium over the market price of the common stock; and

       o   otherwise adversely affecting the market price of the common stock.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

     In this joint proxy statement/prospectus, we have made forward-looking statements relating to the future results of each of our companies and the combined company. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements are preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions.

     The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumption, actual results could vary significantly from the performance projected in the forward-looking statements.

     The following important factors, along with those discussed elsewhere in this joint proxy statement/prospectus, could affect the future results of the combined company and could cause those results to differ materially from those expressed in the forward-looking statements:

   o the timing of, and regulatory and other conditions associated with, the completion of the merger and the ability of the combined company to combine operations and obtain revenue enhancements and cost savings following the merger.

   o materially adverse changes in economic conditions in the markets served by our companies;

   o material changes in available technology;

   o the extent, timing, success and overall effects of competition from others in the pharmaceutical markets; and

   o the success and expense of our efforts and those of our suppliers, customers and business partners in achieving year 2000 compliance.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following sets forth certain historical financial information of Global and Impax on an unaudited pro forma basis after giving effect to the merger on a "reverse acquisition purchase" basis (as if Impax had acquired Global). The unaudited pro forma combined statement of operations includes the results of operations of Global and Impax for the respective periods presented and gives effect to pro forma adjustments as if the merger had occurred on January 1, 1998. The unaudited pro forma combined balance sheet includes the historical balance sheet of Global and Impax as of June 30, 1999 and gives effect to the pro forma adjustments as if the merger had occurred on June 30, 1999. This data should be read in conjunction with the selected historical financial information, the comparative per share data and the separate historical financial statements of Global and Impax and the notes thereto included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined financial statements are not necessarily indicative of the operating results that might have occurred had the merger actually taken place on January 1, 1998 or the actual financial position had the merger been consummated on June 30, 1999 and should not be construed as representative of future operations. Management does not expect significant changes to the preliminary valuation of the transaction, however, the final purchase price allocation could be different from the amounts reflected in the unaudited pro forma combined information. In addition, the unaudited pro forma combined financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring costs, nor any potential cost savings or other synergies that management expects to realize as a result of the merger.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
            (dollars in thousands, except share and per share data)




                                                      Global               Impax
                                                  Pharmaceutical     Pharmaceuticals,        Pro Forma            Pro Forma
                                                    Corporation            Inc.             Adjustments            Combined
                                                 ----------------   ------------------   -----------------   -------------------
Net sales ....................................       $   4,401          $       --                             $       4,401
Cost of sales ................................           4,681                  --          $     122 (a2)             4,803
                                                     ---------          ----------          ---------          -------------
Gross profit (loss) ..........................            (280)                 --               (122)                  (402)
Research and development .....................           2,229               5,127                 37 (a2)             7,393
Selling, general and administrative ..........           2,537                 705                 12 (a2)             7,434
                                                                                                  873 (a3)
                                                                                                3,307 (a4)
Other operating income, net ..................            (407)               (565)                --                   (972)
                                                     ---------          ----------          ---------          -------------
Operating loss ...............................          (4,639)             (5,267)            (4,351)               (14,257)
Interest income ..............................            (137)                (45)                --                   (182)
Interest expense .............................             113                  --                 --                    113
                                                     ---------          ----------          ---------          -------------
Net loss .....................................          (4,615)             (5,222)            (4,351)               (14,188)
Less: Imputed dividends on
 preferred stock .............................            (140)                 --                 --                   (140)
                                                     ---------          ----------          ---------          -------------
Net loss applicable to common stock ..........      ($   4,755)         $   (5,222)         $  (4,351)         $     (14,328)
                                                     =========          ==========          =========          =============
Net loss per common
 share (basic and diluted) ...................       $   (1.07)         $    (2.43)                            $       (0.66)
                                                     =========          ==========                             =============
Shares used in per share calculation .........       4,432,016           2,145,000                                21,722,750(b)
                                                     =========          ==========                             =============

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
            (dollars in thousands, except share and per share data)




                                                      Global               Impax
                                                  Pharmaceutical     Pharmaceuticals,       Pro Forma           Pro Forma
                                                    Corporation            Inc.            Adjustments           Combined
                                                 ----------------   ------------------   ---------------   -------------------
Net sales ....................................      $    4,217          $       --                           $       4,217
Cost of sales ................................           3,220                              $     61(a2)             3,281
                                                    ----------          ----------          --------         -------------
Gross profit .................................             997                  --               (61)                  936
Research and development .....................             997               3,303                19(a2)             4,319
Selling, general and administrative ..........           1,524                 540                 6(a2)             4,160
                                                                                                 436(a3)
                                                                                               1,654(a4)
Other operating income, net ..................              --                  --                --                    --
                                                    ----------          ----------          --------         -------------
Operating loss ...............................          (1,524)             (3,843)           (2,176)               (7,543)
Interest income ..............................             (72)               (215)               --                  (287)
Interest expense .............................              94                  --                --                    94
                                                    ----------          ----------          --------         -------------
Net loss .....................................          (1,546)             (3,628)           (2,176)               (7,350)
Less: Imputed dividends on
 preferred stock .............................          (1,474)                 --                --                (1,474)
                                                    ----------          ----------          --------         -------------
Net loss applicable to common stock ..........      $   (3,020)         $   (3,628)         $ (2,176)        $      (8,824)
                                                    ==========          ==========          ========         =============
Net loss per common
 share (basic and diluted) ...................      $    (0.43)         $    (1.69)                          $       (0.36)
                                                    ==========          ==========                           =============
Shares used in per share calculation .........       6,995,831           2,147,362                              24,349,945(b)
                                                    ==========          ==========                           =============

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                           STATEMENTS OF OPERATIONS:
            (dollars in thousands, except share and per share data)

     a. Adjustments to the Pro Forma Combined Statement of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 in connection with the proposed merger are presented below:

     1. Management believes $48 of the excess fair value over book value of Global's net assets is related to inventory. We have not reflected any adjustment to cost of sales in the unaudited pro forma combined statement of income for the year ended December 31, 1998 or the six months ended June 30, 1999 with respect to the fair value adjustment to Global's inventory as any adjustment is considered to be a non-recurring charge directly related to this transaction.

     2. As a result of recording property, plant and equipment at fair value, depreciation expense is increased on a pro forma basis.

     3. Adjustment reflects the amortization of the amount of the purchase price allocated to identified intangible assets. Amortization was calculated on the straight-line basis using useful lives between 3 and 8 years.

     4. Reflects the pro forma impact of the amortization of goodwill. Amortization was calculated on the straight-line basis over ten years.

     b. Shares used in the per share calculation reflect 16,840,734 shares as of December 31, 1998 (16,904,114 shares as of June 30, 1999) issued to Impax shareholders as if they were outstanding from the beginning of the period presented and 450,000 Global shares following the conversion of Global Series C preferred stock into common stock as if the conversion had occurred at January 1, 1998. Impax shares are calculated using 1,990,000 shares of series A and B preferred stock as of December 31, 1998 (2,009,000 shares as of June 30, 1999) and 2,147,362 shares of common stock converted at the exchange ratio of 3.3358 per share and 519,631 shares of series C preferred stock converted at the exchange ratio of 5.849 per share. Global shares are calculated using 9,000 shares of series C preferred stock converted at the exchange ratio of 50 per share. Shares used in the pro forma income (loss) per share basic and diluted calculation for the year ended December 31, 1998 are as follows:



   Impax shares based on assumed exchange ratios ........................  16,840,734
   Global preferred shares based on assumed exchange ratio ..............     450,000
   Global weighted average common shares issued and outstanding .........   4,432,016
                                                                           ----------
   Shares used in per share calculation .................................  21,722,750*
                                                                           ==========

Shares used in the pro forma income (loss) per share basic and diluted calculation for the six months ended June 30, 1999 are as follows:



   Impax shares based on assumed exchange ratios ........................  16,904,114
   Global preferred shares based on assumed exchange ratio ..............     450,000
   Global weighted average common shares issued and outstanding .........   6,995,831
                                                                           ----------
   Shares used in per share calculation .................................  24,349,945*
                                                                           ==========

------------
* Because there are pro forma net losses in both the six-month period ended June 30, 1999 and the year ended December 31, 1998, only the common shares outstanding have been used to calculate both the basic earnings per share and diluted earnings per share as the inclusion of the potential common shares would be anti-dilutive.

Note: In-process research and development costs in the amount of $1,425, which will be written off immediately after the transaction is completed, have been excluded from these unaudited pro forma combined statements of operations.

          UNAUDITED PRO FORMA COMBINED BALANCE SHEET AT JUNE 30, 1999
                (in thousands, except share and per share data)




                                                       Global              Impax
                                                   Pharmaceutical    Pharmaceuticals,          Pro Forma            Pro Forma
                                                     Corporation           Inc.               Adjustments           Combined
                                                  ----------------  ------------------  ------------------------  ------------
Assets
Current assets:
 Cash and cash equivalents .....................     $   2,602          $     589                                  $   3,191
 Short term investments ........................           507              8,062                                      8,569
 Accounts receivable ...........................         2,583                 --                                      2,583
 Inventories ...................................         1,321                 --        $      48       (1a)          1,369
 Prepaid expenses and other ....................           118                278                                        396
                                                     ---------          ---------        ---------                 ---------
 Total current assets ..........................         7,131              8,929               48                    16,108
Property, plant and equipment, net .............         3,890              2,850            1,631       (1b)          8,371
Intangible assets, net .........................           765                 --            4,472       (1c)         38,311
                                                                                             1,425       (1e)
                                                                                            (1,425)         (2)
                                                                                            33,074       (1f)
Deferred financing costs, net ..................            24                 --              (24)      (1d)             --
Investments ....................................           684                 --                                        684
Deposits .......................................            --                109                                        109
                                                     ---------          ---------        ---------                 ---------
Total Assets ...................................     $  12,494          $  11,888        $  39,201                 $  63,583
                                                     =========          =========        =========                 =========
Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable ..............................     $   1,149          $     378                                  $   1,527
 Notes payable .................................           764                 --                                        764
 Current portion of long-term debt .............           168                 --                                        168
 Accrued expenses ..............................         1,595                 53                                      1,648
                                                     ---------          ---------        ---------                 ---------
 Total current liabilities .....................         3,676                431                                      4,107
Long-term debt .................................         1,876                 --                                      1,876
Accrued compensation ...........................            --                520                                        520
                                                     ---------          ---------        ---------                 ---------
Total Liabilities ..............................         5,552                951                                      6,503
                                                     ---------          ---------        ---------                 ---------
Mandatorily redeemable preferred stock .........         5,900                 --           (5,900)      (3c)         22,000
                                                                                            17,000       (3d)
                                                                                             5,000       (3f)
                                                                                         ---------
Stockholders' Equity
 Preferred stock ...............................            --             24,999          (24,999)      (3a)             --
 Common stock ..................................            73                335             (335)      (3b)            246
                                                                                               173       (3e)
 Additional paid-in capital ....................        25,106              2,227          (25,106)      (1h)         52,883
                                                                                            41,595       (1g)
                                                                                             9,061       (3g)
 Unearned compensation .........................                           (1,715)                                    (1,715)
 Accumulated deficit ...........................       (24,137)           (14,909)          (1,425)      (2)
                                                                                            24,137       (1i)        (16,334)
                                                     ---------          ---------        ---------       -----     ---------
Total Stockholders' Equity .....................         1,042             10,937           23,101                    35,080
                                                     ---------          ---------        ---------                 ---------
Total Liabilities and Stockholders' Equity .....     $  12,494          $  11,888        $  39,201                 $  63,583
                                                     =========          =========        =========                 =========

           NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET:
            (dollars in thousands, except share and per share data)

     Because the merger will be accounted for as a reverse acquisition purchase and Impax, which is treated as the acquirer for accounting purposes, is receiving Global common stock and preferred stock rather than Global's assets and liabilities, the fair market value of the Global common stock and preferred stock outstanding for a reasonable period of time before and after the announcement of the merger determines the purchase price for accounting purposes. For purposes of the pro forma statements, the purchase price for Global consists of the following:



       Global stock issued and outstanding .....................    $ 40,050
       Global stock options and warrants at fair value .........       7,063
       Direct expenses of the purchase .........................         455
                                                                    --------
          Total purchase price .................................    $ 47,568
                                                                    ========


     The average market value of Global common stock for a reasonable period of time before and after the announcement of the merger was $3.925 per share and there were 7,254,053 common shares issued and outstanding. There were also 9,000 shares of Global Series C preferred stock and 50,000 shares of Global Series D preferred stock outstanding of the date of acquisition with an aggregate fair value of $11,578. The fair value of Global stock options and warrants was determined using the Black-Scholes option pricing model. The fair value of each option and warrant was estimated on the date of grant with the following assumptions: (i) no expected dividend yield in 1999, (ii) expected stock price volatility of 108.26%, (iii) weighted average risk free interest rate of 5.89% and (iv) expected life of option of five years in 1999.

     The direct expenses of the purchase consist primarily of legal, accounting and other fees.

     1. For purposes of determining the pro forma effect of the acquisition on the combined financial statements, the fair value of Global's net assets have been estimated in accordance with Accounting Principles Board Opinion No. 16:



       Net assets of Global at June 30, 1999 ......................................    $ 6,942
       Fair value adjustments:
       1a. Adjustment of inventory to estimated fair value ........................         48
       1b. Adjustment of property, plant and equipment to estimated fair value ....      1,631
       1c. Adjustment of other intangibles to estimated fair value ................      4,472
       1d. Adjustment of deferred financing costs to estimated fair value .........        (24)
       1e. Adjustment to record in-process R&D at estimated fair value ............      1,425
       1f. Recording of goodwill ..................................................     33,074
                                                                                       -------
                                                                                       $47,568
                                                                                       =======


     The purchase price was allocated to the mandatorily redeemable preferred stock and shareholders equity as follows:



       Purchase Price .........................................       $  47,568
       Less amounts allocated:
        Mandatorily redeemable preferred stock ................          (5,900)
        Common stock ..........................................             (73)
                                                                      ---------
       Amount allocated to additional paid-in capital .........       $  41,595(1g)
                                                                      =========


     Additionally as part of the purchase price allocation, the Global historical additional paid-in capital balance of $25,106(1h) and accumulated deficit of ($24,137)(1i) are written off.

     2. Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced, but not yet completed, at the date of acquisition and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," as interpreted by FASB Interpretation No. 4, amounts assigned to purchased in-process research and development meeting the above criteria must be charged to expense at the date of consumption of the purchase business combination. In this regard, the company estimates charges for purchased in-process research and development of $1,425 with respect to the merger. The company has not reflected any adjustments to the pro forma statements of operations for the year ended December 31, 1998 or the six months ended June 30, 1999 as any adjustment is considered to be a non-recurring charge directly related to this transaction. The impact of the write-off of in-process research and development has been reflected in stockholders' equity as at June 30, 1999. The company believes that the assumptions and forecasts used in valuing purchased in-process research and development are reasonable. No assurance can be given, however, that future events will transpire as estimated. As such, actual results may vary from the projected results.

     The valuation of in-process research and development followed established pharmaceutical industry practices used to value and manage in-process research and development. A simplified model of that valuation methodology is as follows:

        Cash Flows from Successful Completion
Less:   Cash Flows to Complete
Less:   Return on assets Employed
        -------------------------------------
Equals: Adjusted Cash Flows
Times:  Probability of Technical Success
        -------------------------------------
Equals: Risk Adjusted Cash Flows
Times:  Present Value Factor
        -------------------------------------
Equals: Fair Value

     Cash Flows from Successful Completion represents the estimated future revenues forecast to be earned over the life of the product less the costs and expenses required to generate those revenues, assuming successful completion of the project in process. Cash Flows to Complete represents the estimated future research and development costs required to complete the project, assuming the project is ultimately successful. Return on Assets Employed represents an allocation of the estimated future profits from the product to existing assets, including identifiable intangible assets, thereby ensuring that all appropriate future cash flows are attributed to existing assets for purposes of determining their fair value. Probability of Technical Success represents management's assessment of all risks associated with successfully completing a given project.

     Management has identified four products which have been valued as in-process research and development. Management estimates that these products range from 12% to 87% complete. In the aggregate, these products will require a total of approximately $1,225,000 of research and development expenditures to complete. Estimated remaining research and development expenditures for individual products range from $30,000 to $450,000.

     New product development efforts for generic drugs generally involve four main areas:

     1. Pre-formulation

     2. Formulation development

     3. Method development and validation

     4. Bioequivalency

     5. Regulatory filing

     o Pre-formulation involves analytical testing of the reference product, sourcing of necessary ingredients and review of literature searches to aid in formulation development.

     o Formulation development involves the lab scale production of experimental batches to determine the optimal formula or formulas which best match the desired characteristics of the reference product. This stage ends with production of pivotal batch(es) for bioequivalency testing.

     o The method development and validation stage involves the development of the manufacturing process and the validation that the process creates the appropriate results.


     o Bioequivalence testing involves the comparative evaluation of the test and reference products in human volunteers according to preset protocols. Typically this is the most costly phase of new product development.


     o Regulatory filing involves collection, assembly and review of all of the information and data required for the applicable regulatory filing with the FDA.


     For one compound, the Company needs to complete phases 4 and 5. For two of the compounds, the Company needs to complete phases 2 through 5. For one of the compounds, the Company needs only to revalidate the method.


     Commercialization is expected to be achieved in 2001 for one of the compounds and in 2002 for the remaining three. For all of the above compounds the brand name drug patent has previously expired.


     3. As a result of the proposed transaction, the pro forma impact of the conversion of the historical equity of Impax and Global is as follows:


       3a. Elimination of Impax historical preferred stock ................     $ (24,999)
       3b. Elimination of Impax historical common stock ...................          (335)
       3c. Elimination of Global historical Series C and D preferred stock         (5,900)
       3d. Establish Global Series 1-B preferred stock ....................        17,000
       3e. Establish new common stock .....................................           173
       3f. Establish Global Series 1-A preferred stock ....................         5,000
                                                                                ---------
       3g. Establish pro forma additional paid-in capital .................     $   9,061
                                                                                =========


     According to the merger agreement, each share of Impax common stock, Series A preferred stock and Series B preferred stock is converted into 3.3358 shares of Global common stock and each share of Impax Series C preferred stock is converted into 5.849 shares of Global common stock. In addition, each share of Global Series C preferred stock is converted into 50 shares of Global common stock. The following summarizes the shares to be issued and the determination of par value of the common stock on a pro forma combined basis:


Conversion of Impax Stock to Global Common Stock


Impax common stock issued and outstanding at June 30, 1999 .............      2,147,362
Impax Series A preferred stock issued and outstanding at June 30, 1999 .      1,580,000
Impax Series B preferred stock issued and outstanding at June 30, 1999 .        429,000
                                                                              ---------
Total ..................................................................      4,156,362
Exchange ratio .........................................................         3.3358
                                                                              ---------
Shares issued ..........................................................     13,864,792
                                                                             ----------
Impax Series C preferred stock issued and outstanding at June 30, 1999 .        519,631
Exchange ratio .........................................................          5.849
                                                                             ----------
Shares issued ..........................................................      3,039,322
                                                                             ----------
Conversion of Global Preferred Stock to Global Common Stock
Global Series C preferred stock issued and outstanding at June 30, 1999           9,000
Exchange ratio .........................................................             50
                                                                             ----------
Shares issued ..........................................................        450,000
                                                                             ----------
Pro forma combined common stock shares issued ..........................     17,354,114
Par value per share ....................................................    $       .01
                                                                            -----------
Pro forma combined common stock par value ..............................    $       173
                                                                            ===========

     According to the merger agreement, each share of Impax Series D preferred stock is converted into .05 shares of Global Series 1-B mandatorily redeemable preferred stock. At June 30, 1999, there were 3,400,000 shares of Impax Series D preferred stock outstanding. In addition, each share of Global Series D preferred stock is converted into one share of Global Series 1-A mandatorily redeemable preferred stock. At June 30, 1999, there were 50,000 shares of Global Series D preferred stock outstanding. Therefore, for purposes of the unaudited pro forma combined balance sheet, 220,000 shares of Global Series 1-A and 1-B mandatorily redeemable preferred stock will be issued. The following summarizes the shares to be issued and the determination of par value of the Series 1-A and 1-B mandatorily redeemable preferred stock on a pro forma combined basis:


Conversion of Impax Preferred Stock to Global Series 1-B preferred stock:
   Impax Series D preferred stock issued and outstanding at June 30, 1999 ................   3,400,000
   Exchange ratio ........................................................................         .05
                                                                                             ---------
   Shares issued .........................................................................     170,000
   Redemption value per share ............................................................   $     100
   Pro forma Global Series 1-B preferred stock at redemption value .......................   $  17,000
                                                                                             =========
Conversion of Global Preferred Stock to Global Series 1-A Convertible Preferred Stock:
   Global Series D preferred stock issued and outstanding at June 30, 1999 ...............      50,000
   Exchange ratio ........................................................................           1
                                                                                             ---------
   Shares issued .........................................................................      50,000
                                                                                             ---------
   Redemption value per share ............................................................   $     100
                                                                                             ---------
   Pro forma Global Series 1-A at redemption value .......................................   $   5,000
                                                                                             =========


     The combined company is required to redeem the Series 1-A and Series 1-B preferred stock, on March 31, 2004, at a price per share equal to $100 plus all declared but unpaid dividends. The holders of the Series 1-A and 1-B preferred stock can also require the redemption of their preferred stock upon the happening of certain events, including the sale of the combined company or its assets, the elimination of a public trading market for shares of its common stock, or the insolvency of or bankruptcy filing by the combined company.

     4. The unaudited pro forma combined financial information does not give effect to any one-time charges, restructuring costs, nor any potential cost savings, revenue enhancements or other synergies that could result from the merger. To the extent that any restructuring costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, goodwill would increase and the pro forma net loss included in the unaudited pro forma combined statement of income would increase as a result of increased amortization expense.

                           MARKET PRICE INFORMATION

     The Global common stock is listed on the Nasdaq Small Cap Market under the symbol "GLPC." We are providing you with the reported high and low sale prices of Global common stock as reported on the Nasdaq Small Cap Market for each calendar quarter during the last two years and to date during this year. There is no public trading market for Impax's common stock.




                                                               High          Low
                                                            ----------   ----------
From January 1 through November 5, 1999
Period from January 1 through March 31, 1999 ............   $ 3.38       $ 1.94
Period from April 1 through June 30, 1999 ...............   $ 3.98       $ 2.72
Period from July 1 through September 30, 1999 ...........   $ 5.50       $ 3.00
Period from October 1 through November 5, 1999 ..........   $ 4.63       $ 3.50

From January 1 through December 31, 1998
Period from January 1 through March 31, 1998 ............   $ 5.63       $ 2.88
Period from April 1 through June 30, 1998 ...............   $ 5.38       $ 3.00
Period from July 1 through September 30, 1998 ...........   $ 3.25       $ 1.88
Period from October 1 through December 31, 1998 .........   $ 2.38       $ 1.00

From January 1 through December 31, 1997
Period from January 1 through March 31, 1997 ............   $ 9.63       $ 6.88
Period from April 1 through June 30, 1997 ...............   $ 8.38       $ 4.00
Period from July 1 through September 30, 1997 ...........   $ 7.38       $ 3.75
Period from October 1 through December 31, 1997 .........   $ 5.50       $ 3.00

     On July 26, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing price on the Nasdaq Small Cap Market was $3.88 per share of Global common stock. As of November 4, 1999, there were approximately 749 holders of record of Global capital stock and 43 holders of record of Impax capital stock. We urge you to obtain current market quotations before voting your shares.

                             THE SPECIAL MEETINGS


The Global Special Meeting

When and where the Global special meeting will be held

     This joint proxy statement/prospectus solicits, on behalf of the Global board, proxies from the holders of Global common stock, Series C preferred stock and Series D preferred stock to be voted at the Global special meeting, to be held as follows:

   Monday, December 13, 1999
   10:00 a.m.
   Fulbright & Jaworski L.L.P.
   666 Fifth Avenue
   24th Floor
   New York, New York

     Proxies solicited will also be voted at any adjournment or postponment of the Global special meeting. We first mailed this joint proxy statement/prospectus and the form of proxy to Global stockholders on or about November 10, 1999.


What will be voted on at the Global special meeting

     At the Global special meeting, Global stockholders will consider and vote on a proposal to approve and adopt the merger agreement including the merger of Impax and Global. By voting to approve the merger, Global stockholders will be voting to approve the following items:

(1) an amendment to Global's certificate of incorporation to change the name from "Global Pharmaceutical Corporation" to "Impax Laboratories, Inc." and to increase the number of shares of Global common stock authorized for issuance to 50,000,000 shares.

The merger agreement provides for the issuance of approximately 31.5 million shares of common stock (including shares of common stock issuable upon conversion of preferred stock being issued) to the Impax shareholders. An additional 3,798,142 shares will be reserved for issuance upon the exercise of outstanding options and warrants held by Impax equity holders. Global currently has 17,000,000 shares of common stock authorized for issuance, of which approximately 12,411,890 shares are outstanding or already reserved for issuance. The proposed amendment to the certificate of incorporation will increase that number to 50,000,000 authorized shares to permit the issuance of the shares to the Impax shareholders. This amendment will also permit the combined company to reserve for issuance the 2,400,000 shares of common stock covered by the proposed Impax Laboratories, Inc. 1999 Equity Incentive Plan approximately 1,930,094 shares of which will be issuable upon the exercise of outstanding options held by Impax employees and directors. Finally, Global's board believes it would be desirable to increase the number of shares of authorized Global common stock to make available additional shares for possible employee benefit plan issuances, acquisitions, financings and for other corporate purposes that may arise. The name change to "Impax Laboratories, Inc." is deemed desirable in order to more fully utilize the good will associated with the "Impax" name.

(2) the election of certain named individuals to serve as directors of the combined company.

Pursuant to the terms of the merger agreement, the board of directors of the combined company after the merger will consist of Charles Hsiao, Barry R. Edwards, Larry Hsu, three individuals selected by the current members of the Impax board, two individuals selected by the current members of the Global board and two individuals mutually selected by the current members of the Global and Impax boards. The following persons have been selected as the initial directors of the combined company after the merger, occupying the director seat positions indicated:

Name of Director                                  Director Seat Position
-----------------------------------------------   ------------------------------------------------
Barry R. Edwards, Charles Hsiao and Larry Hsu     In accordance with the merger agreement
----------------------------------------          ----------------------------------------------
David J. Edwards and Michael Markbreiter          Two persons selected by Global's current board
----------------------------------------          ----------------------------------------------
Nigel Fleming and a second mutually agreed        Two persons mutually selected by the current
 upon board member                                 boards of Impax and Global
----------------------------------------          ----------------------------------------------
Brian Keng, Jason Lin and Oh Kim Sun              Three persons selected by Impax's current board

     Information regarding these individuals can be found in the section entitled "Management of the Combined Company" appearing on page 120 of this joint proxy statement/prospectus.


(3) the adoption of the new Impax Laboratories, Inc. 1999 Equity Incentive
Plan.


As required by the merger agreement, the Global board has adopted, subject to approval by the Global stockholders of the merger proposal, a new equity incentive plan entitled "The Impax Laboratories, Inc. 1999 Equity Incentive Plan." Under the 1999 Equity Incentive Plan, the combined company may award incentive and non-statutory stock options, stock appreciation rights and stock bonus awards to officers, employees, directors and consultants of the combined company and its affiliates. The compensation committee of the board of directors (or, in the case of awards to non-employee directors, the board) will administer the 1999 Equity Incentive Plan and determine, subject to the provisions of the 1999 Equity Incentive Plan, who will receive awards, the types of awards to be made and the terms and conditions of each award. Subject to adjustment to reflect stock dividends and other capital changes, the maximum number of shares of combined company common stock which may be issued under the 1999 Equity Incentive Plan is 2,400,000 shares. A more complete summary of the primary features of the 1999 Equity Incentive Plan may be found in the section entitled "Management of the Combined Company -- Impax Laboratories, Inc. 1999 Equity Incentive Plan." The full text of the plan is set forth in Annex G to this joint proxy statement/prospectus.


     Certain significant shareholders of Impax and Global have entered into a shareholders' agreement committing these persons to vote their shares for the next three years for the election as directors of the individuals designated each year by the members of the current boards of Global and Impax.


     The current members of the board of directors of Global and of Impax, as a group, also each have the right to designate one observer to the combined company board of directors.


     The amendment to Global's certificate of incorporation, election of the named individuals as directors of the combined company, and the adoption of the new equity incentive plan are conditions to the consummation of the merger.


Stockholders entitled to vote


     The merger cannot be completed without Global stockholder approval.


     The Global board has set November 4, 1999 as the record date to determine which Global stockholders will be entitled to vote at the special meeting. Only Global stockholders who hold their shares of record as of the close of business on November 4, 1999, will be entitled to receive notice of and to vote at the Global special meeting. On November 4, 1999, there were:


     o 7,254,053 shares of Global common stock outstanding and entitled to vote at the Global special meeting, held by approximately 749 stockholders;


     o 9,000 shares of Global Series C preferred stock outstanding and entitled to vote at the Global special meeting, held by one stockholder, Small Cap Value Portfolio of Bear Stearns & Co., Inc.; and


     o 50,000 shares of Global Series D preferred stock outstanding and entitled to vote at the Global special meeting, held by two related stockholders, Fleming U.S. Discovery Fund III, L.P. and Fleming U.S. Discovery Offshore Fund III, L.P.

Number of shares that must be represented for a vote to be taken


     In order to have a quorum, a majority of the total voting power of the outstanding shares of Global's capital stock entitled to vote at the Global special stockholders meeting must be represented in person or by proxy. If a quorum is not present, a majority of the shares that are represented may adjourn or postpone the Global special meeting.


Vote required to approve the merger agreement


     Each share of Global common stock is entitled to one vote on each of the matters being voted on at the Global special meeting. Each share of Global Series C preferred stock and Series D preferred stock is entitled to 50 votes on each matter to be voted on. The affirmative vote, either in person or by proxy, of a majority of the outstanding shares of:

     o Global common stock, Series C preferred stock and Series D preferred stock, voting as one class; and

     o  Global Series D preferred stock, voting as a separate class;

     is required in order to approve the merger agreement.

     These shares may be represented either in person or by proxy. If you abstain from voting or if you do not submit a proxy card and do not vote in person at the Global special meeting, your non-action will have the effect of a vote against the merger. Also, any broker non-vote will have the effect of a vote against the merger.

     As of the close of business on September 30, 1999, the directors and executive officers of Global as a group (including the entities with which these individuals are associated) beneficially owned 5,575,489 shares of Global common stock, or approximately 55% of the total voting power of the issued and outstanding shares of Global common stock. These figures are calculated without counting shares which could be acquired by exercising stock options because the shares underlying those options cannot be voted at the Global special meeting. In addition, the entities with which two of these individuals are associated own 100% of the outstanding shares of Global Series D preferred stock. These directors and executive officers of Global (and the entities with which they are associated), including the holders of all of the Series C preferred stock and Series D preferred stock, have indicated their intention to vote their shares "FOR" the approval and adoption of the merger agreement.


Voting your shares


     The Global board is soliciting proxies from Global stockholders. This will give you the opportunity to vote at the Global special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the Global special meeting and vote in person, it will have the same effect as voting against the merger.


     You may grant a proxy by signing and mailing your proxy card. You may also cast your vote in person at the meeting.


     Mail. To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.


     In person. If you attend the Global special meeting in person, you may vote your shares by completing a ballot at the meeting.


Changing your vote


     You may revoke your proxy at any time before its exercise at the Global special meeting. You may revoke your proxy by delivering a notice in writing to the Secretary of Global, granting a later-dated proxy or appearing in person and voting at the Global special meeting. You will not revoke your proxy by simply attending the Global special meeting unless you complete a ballot.

How proxies are counted


     If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Global board. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Global special meeting. You should be aware that any such properly executed proxy cards are intended to be voted for approval of the merger proposal, including of the merger and the matters contemplated by the merger agreement. A properly executed proxy card marked "abstain" will not be voted. However, it may be counted to determine whether a quorum is present. A proxy marked "abstain" will have the effect of a vote against the merger.

     Brokers who hold shares of stock as nominees will not have discretionary authority to vote these shares in the absence of instructions from the beneficial owners (sometimes referred to as "broker non-votes"). Broker non-votes will be counted as present for purposes of determining whether there is a quorum at the Global special meeting. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares on the merger, this will have the same effect as voting against the merger proposal.


Solicitation of proxies and costs


     Proxies for use at the Global special meeting are being solicited by the Global board of directors. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of Global may solicit proxies by phone or other personal contact. These persons will not receive additional compensation for conducting this solicitation. Global will bear the cost of the solicitation of the proxies, including postage, printing and handling.


GLOBAL STOCKHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY
CARDS.


The Impax Special Meeting


When and where the Impax special meeting will be held


     This joint proxy statement/prospectus solicits, on behalf of the Impax board, proxies from the holders of Impax common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock to be voted at the Impax special meeting, to be held as follows:


   Friday, December 10, 1999
   10:00 am
   Impax headquarters
   30831 Huntwood Avenue
   Hayward, California 94544


     Proxies solicited will also be voted at any adjournment or postponement of the Impax special meeting. We first mailed this joint proxy statement/prospectus and the form of proxy to Impax shareholders on or about November 10, 1999.


What will be voted on at the Impax special meeting


     At the Impax special meeting, Impax shareholders will consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger of Impax and Global.



Shareholders entitled to vote


     The merger cannot be completed without Impax shareholder approval.

     The Impax board has set November 4, 1999 as the record date to determine which Impax shareholders will be entitled to vote at the Impax special meeting. Only Impax shareholders who hold their shares of record as of the close of business on November 4, 1999 will be entitled to receive notice of and to vote at the Impax special meeting. On November 4, 1999, there were:

     o 2,147,362 shares of Impax common stock outstanding and entitled to vote at the Impax special meeting, held by 15 shareholders;

     o 1,580,000 shares of Impax Series A preferred stock outstanding and entitled to vote at the Impax special meeting, held by eight shareholders;

     o 428,600 shares of Impax Series B preferred stock outstanding and entitled to vote at the Impax special meeting, held by 14 shareholders;

     o 519,631 shares of Impax Series C preferred stock outstanding and entitled to vote at the Impax special meeting, held by two shareholders; and

     o 3,400,000 shares of Impax Series D preferred stock outstanding and entitled to vote at the Impax special meeting, held by seven shareholders.



Number of shares that must be represented for a vote to be taken

     In order to have a quorum, a majority of the total voting power of the outstanding shares of Impax's capital stock entitled to vote at the Impax special meeting must be represented in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the Impax special meeting.


Vote required to approve the merger agreement

     Each share of Impax common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock is entitled to one vote on each of the matters being voted on at the Impax special meeting. Each share of Impax Series C preferred stock is entitled to 1.75 votes on each matter to be voted on. The affirmative vote, either in person or by proxy, of a majority of the outstanding shares of:

     o  the Impax common stock;

     o the Impax Series A preferred stock, Series B preferred stock and the Series C preferred stock, voting together as one class; and

     o  the Impax Series D preferred stock, voting as a separate class.

     These shares may be represented either in person or by proxy. If you abstain from voting or if you do not submit a proxy card and do not vote in person at the Impax special meeting, your non-action will have the effect of a vote against the merger. Also, any broker non-vote will have the effect of a vote against the merger.

     As of the close of business on October 1, 1999, the directors and officers of Impax as a group (including the entities with which these individuals are associated) beneficially owned 1,571,836 shares of Impax common stock, or approximately 73% of the total voting power of the issued and outstanding shares of Impax common stock. These figures are calculated without counting shares which could be acquired by exercising stock options because the shares underlying those option cannot be voted at the Impax special meeting. In addition, the entities with which these individuals are associated own approximately 71% of the outstanding shares of Impax Series A preferred stock, Series B preferred stock and Series C preferred stock and approximately 88% of the outstanding shares of Impax Series D preferred stock. These directors and executive officers of Impax (and the entities with which they are associated) have indicated their intention to vote all their shares "FOR" the approval and adoption of the merger agreement.

     In addition, holders of approximately 73% of the outstanding shares of Impax common stock, approximately 77% of the outstanding voting power of the shares of Impax Series A preferred stock, Series B preferred stock and Series C preferred stock (together as a class), and approximately 88% of the outstanding shares of Impax Series D preferred stock have granted Global a voting proxy to vote their shares in favor of the merger agreement.

Voting your shares

     The Impax board of directors is soliciting proxies from Impax shareholders. This will give you the opportunity to vote at the Impax special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the Impax special meeting and vote in person, it will have the same effect as voting against the Impax merger proposal.

     You may grant a proxy by signing and mailing your proxy card. Impax may also request that shareholders return their proxy cards by fax. You may also cast your vote in person at the meeting.

     Mail. To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

     In person. If you attend the Impax special meeting in person, you may vote your shares by completing a ballot at the meeting.


Changing your vote

     You may revoke your proxy at any time before its exercise at the Impax special meeting. You may revoke your proxy by delivering notice in writing to the Secretary of Impax, granting a later-dated proxy or appearing in person and voting at the Impax special meeting. You will not revoke your proxy by simply attending the Impax special meeting unless you complete a ballot.


How Proxies Are Counted

     If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Impax board of directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Impax special meeting. You should be aware that any such properly executed proxy cards are intended to be voted for approval of the merger proposal, including of the merger and the matters contemplated by the merger agreement. A properly executed proxy card marked "abstain" will not be voted. However, it may be counted to determine whether there is a quorum present. A proxy marked "abstain" will have the effect of a vote against the Impax merger proposal.


Solicitation of Proxies and Costs

     Proxies for use at the Impax special meeting are being solicited by the Impax board of directors. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of Impax may solicit proxies by telephone or other personal contact. These persons will not receive additional compensation for conducting this solicitation. Impax will bear the cost of the solicitation of the proxies, including postage, printing and handling.

IMPAX STOCKHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                  THE MERGER


Background of the Merger


Global

     The Global board and management regularly consider Global's strategic alternatives as part of their ongoing efforts to enhance stockholder value. These alternatives have included:

     o seeking additional financing, which would enhance Global's ability to develop, commercialize and market its products on an independent basis;

     o increasing Global's strategy of entering into alliances with other pharmaceutical companies for the development of products for Global; and

     o merging with a strategic partner to gain access to greater scientific, technical and development capabilities, as well as financial resources.

     Over the past year, individual directors and management of Global have had contacts with a number of organizations that were potentially interested in a strategic combination. These organizations have included both research and development companies and pharmaceutical firms. None of these discussions moved beyond the preliminary stage. In May 1998, Barry R. Edwards, President and Chief Executive Officer of Global, and Charles Hsiao, Chairman of the Board and Chief Executive Officer of Impax, and Larry Hsu, President of Impax, first met and held introductory discussions concerning their respective businesses. On May 13, 1998, Global and Impax entered into a confidentiality agreement in order to generally explore business opportunities between the companies. These discussions revolved around a joint-development approach for a select group of products, half of which would be developed by Global and half by Impax. At subsequent meetings during June through November 1998, discussions included Global providing packaging, marketing and distribution services to Impax for Impax's other products under development in addition to the products being developed jointly.

     On December 10, 1998, Cornel Spiegler, Chief Financial Officer of Global, and Mr. Edwards made a presentation to the Global board regarding Global's alternatives, including a possible business combination with Impax. At that time, the Global board authorized management to investigate the possibility of a merger with Impax. Subsequently in December 1998, Global and Impax held discussions regarding the strategic advantages of a merger.

     In January 1999, Global pursued both financing alternatives that would permit Global to expand its product development and commercialization activities and possible strategic combinations. Global reviewed potential sources of financing, including a private offering of preferred stock. Global also analyzed a possible strategic combination with Impax and with others.

     On March 2, 1999, Global consummated the first of two tranches of a private placement of its preferred stock, with gross proceeds to Global of $3 million. The second tranche, which was committed to at that time by the purchasers (the Flemings funds), required the Global stockholders' to approve an amendment to Global's certificate of incorporation increasing the authorized capital stock available to be issued. On May 18, 1999, the second tranche of the preferred stock sale was consummated, with gross proceeds to Global of $2 million. This financing provided Global with sufficient working capital to give Global flexibility in its strategic combination discussions.

     On March 4, 1999, Mr. Edwards made a presentation to the Global board concerning Impax and the possible strategic advantages of a merger of the two companies. Among the benefits reviewed at the meeting were the additional research and development capabilities that Impax could provide to Global and the additional administrative, manufacturing and marketing capabilities that Global could provide to Impax. The Global board also considered Global's strategic future as a "stand alone" company, alternatives in light of conditions in the capital markets, the results of exploratory discussions with other potential merger partners and the proposed terms of the Impax merger. At the meeting on March 4, the Global board instructed management to continue exploratory discussions with Impax and formed a Task Team consisting of directors

Philip Chapman, George Keane, Udi Toledano and Barry Edwards. Additionally, Mr. David Edwards of Flemings funds was asked to participate as an observer on the Task Team (at that time, David Edwards was not yet elected to Global's Board of Directors). Additional discussions continued between the companies for the next several weeks, and culminated in Global and Impax executing a Letter of Intent on March 16, 1999. Detailed business, financial and legal due diligence commenced immediately. Beginning shortly thereafter, the parties and their counsel began a series of negotiations over the terms of the merger agreement.


     In addition, the Global board directed management to arrange a meeting between the members of the merger Task Team and the founders of Impax. The meeting took place in New York City on March 26, 1999.


     At a meeting held on April 30, 1999, the Global board reviewed the progress of the due diligence review of Impax. At the meeting, Global's management made a presentation to the Global board concerning Impax and the proposed terms of a merger. The Global board directed management to continue in its review and discussions and to prepare a detailed presentation for the board.


     On May 7, 1999, a meeting of the Global board was held to review various aspects of the proposed merger, including detailed forecast and valuation analyses prepared by management in the course of evaluating the merger with Impax. The Global board directed management to retain financial advisors to continue to analyze Impax and the proposed merger, as well as other options that may be available to Global.


     At a meeting held on May 12, 1999, the Global board again considered its strategy of remaining an independent company. Based on a variety of factors, including the expected two-to-three year time horizon for commercialization of several of Global's key products and conditions in the capital markets, the Global board concluded that it would be desirable to pursue a combination with a strategic partner with more significant scientific, technical, and research and development capabilities. After a further review of the terms of the proposed Impax merger, as well as Impax's financial resources, research and development capabilities and success to date in the pharmaceutical industry, the Global board authorized management and its advisors to pursue a transaction with Impax. Over the next several months, Global management, the Task Team of directors and outside advisors continued their due diligence review of Impax and negotiations regarding specific terms of the merger and the documentation.


     On July 26, 1999, the Global board met to discuss the merger and its finalized negotiated terms, including the proposed consideration being paid to Impax shareholders. Representatives of Gruntal and Co., L.L.C. and Global's legal counsel attended the meeting. At the meeting, Gruntal discussed the consideration being paid to Impax shareholders and delivered its opinion to the Global board that the consideration being paid to the Impax shareholders was fair from a financial point of view to the Global common stockholders. A detailed review and discussion of the merger documentation ensued, including the termination and non-solicitation provisions contained in the merger agreement. These provisions permit the board to consider and, if desirable, accept an unsolicited superior proposal in the event that one is presented prior to the closing date of the merger. The Global board also gave specific consideration to the termination fee contained in the merger agreement. The Global board then approved the final terms of the merger agreement and authorized its execution.


Impax


     As part of its business and strategic development, the Impax board and management continuously evaluates strategic alternatives to further its development and growth in the industry. These alternatives have included:


     o seeking additional equity financing to accelerate Impax's development and commercialization of products;


     o seeking debt financing to enable Impax to build its own manufacturing facilities;


     o strategic alliances with other pharmaceutical companies, whereby the pharmaceutical companies provide the financing and marketing capabilities, and Impax provides the research and development expertise and efforts.

     During 1996 and 1997, Impax held extensive discussions with another pharmaceutical company concerning a prospective merger or other combination of the company. This company was an established manufacturer of pharmaceutical products. However, the discussions never advanced beyond the preliminary negotiations and due diligence investigation phase.


     In May 1998, Charles Hsiao, Chairman of the Board and Chief Executive Officer of Impax, Larry Hsu, President of Impax and Barry R. Edwards, President and Chief Executive Officer of Global initiated discussions. On May 13, 1998, Global and Impax entered into a confidentiality agreement to allow the parties to explore business opportunities. These discussions related to strategic alliances with respect to joint development of certain products. In November, 1998, Impax discussed the possibility of contracting with Global to provide packaging, marketing and distribution to Impax for certain Impax proprietary products.


     In December, 1998, Impax and Global explored the possibility of merging together, and held numerous discussions regarding the strategic advantages of a merger and the appropriate exchange ratio.


     In the fourth quarter of 1998, Impax was concurrently pursuing offshore equity financing to allow Impax to continue to fund its product development activities and its plans to construct manufacturing facilities. Impax evaluated various sources of equity financing, with particular focus on potential synergies between Impax and the prospective investor. In March 1999, Impax consummated an offshore private placement of its Series D Preferred Stock. In this financing, Impax raised an aggregate of $17,000,000.


     During March, 1999, Impax had numerous discussions with each of the individual members of the board of directors, concerning the various aspects of a prospective merger with Global.


     A board meeting was held on May 3, 1999, in Taipei, Taiwan, at which all the members of the board of directors were present. Drs. Hsiao and Hsu made presentations to the Impax Board concerning Global and the potential strategic advantages of a merger of the two companies. Among the principal benefits anticipated from Global were the manufacturing and marketing expertise that Global could provide. Dr. Hsu also presented detailed financial information on Global, as well as forecasts on the financial results of the combined company. After a review of the terms of the proposed Impax merger, as well as Global's financial resources, its manufacturing and marketing capabilities, the Impax board authorized management and its advisors to pursue a transaction with Global. Over the next several months, Impax management and its advisors continued their due diligence review of Global and negotiations regarding specific terms of the merger.


     On or about July 2, 1999, the merger agreement was delivered to each of the members of the Impax board of directors. From June 30, 1999, through July 13, 1999, Dr. Hsu held individual meetings with each of the members of the Board, either in person or by telephone. In each of these meetings, Dr. Hsu reviewed the terms of the proposed merger, the fairness of the exchange ratio, and lengthy discussions followed.


     On July 25, 1999, the Impax board of directors, via unanimous written consent, approved the merger agreement and the related transactions.


Joint Reasons for the Merger


     The directors and management of Global and Impax believe that the merger will create a stronger competitor and will provide significant value for the shareholders of Impax and Global for, among other things, the following reasons:


     The merger brings together a complementary blend of assets and capabilities.


     o Global will realize significant enhancement to its generic product pipeline via Impax's extensive projects, and Impax will have access to Global's well-established generic product sales and marketing team.


     o The combination of marketing and product development expertise in the same company will lead to better strategic planning in product development.

     o The merger enables both companies to accelerate execution of their strategies through added financial reserves and enhanced borrowing capabilities.


     o The management and directors of Global and Impax believe that the merger will result in significant opportunities for cost savings, revenue growth, technological development and other benefits. The combined company is expected to achieve synergies through economies of scope and scale and the elimination of duplicative expenditures.


Global Board of Directors' Consideration and Approval of the Merger


     In reaching its conclusion to approve the merger agreement, the Global board consulted with management of Global, as well as its financial and legal advisors and considered a number of factors in addition to those explained in the section discussing the reasons for the merger, including the following:


     1. The importance of the merger in implementing and accelerating Global's basic long-term growth strategy in light of the current economic, financial and business environment.


     2. Global's financial condition, results of operations, business and prospects, as compared to those of the combined company's. In considering this financial information, the Global board took into account Global's and Impax's recent and historic valuations and earnings performances, as well as an analysis of the business opportunities presented by the merger. The Global board considered detailed financial analyses and pro forma and other financial data presented by Gruntal, in addition to the business of Global and Impax and the industries in which they operate.


     3. The terms of the merger agreement, as well as other information concerning the merger, including the terms and structure of the merger. Among other things, the board considered the expectation that the merger will be treated as a tax-free transaction for U.S. federal income tax purposes to Global stockholders and will be accounted for using purchase accounting.


     4. Impax's access to capital to finance research and development which would enable the combined company to pursue more product development and license products to others at a later stage in development, thereby increasing its share of profits.


     5. Global's access to Impax's research and development expertise which, Global believes, can be leveraged to broaden its product line.


     6. The benefit to achieving economies of scale, because the pharmaceutical industry is characterized by intense competition and consolidation.


     7. The advantages and potential disadvantages of the merger structure, including the sharing of board of director seats and senior management positions in the combined company between people from the two companies and the use of a co-CEO structure;


     8. The other potential major transactions which might be available to Global either in addition to, or as alternatives to, the merger, and the effect of the merger in making it easier or harder to pursue those transactions; and


     9. The difficulty of integrating the business of Global and Impax, and the possible adverse effects that could result from the need for senior management to focus significant time and effort on completing the merger and integrating the business.


    10. The effect on Global stockholders of Global continuing as a stand-alone entity compared to the effect of Global combining with Impax, in light of the factors summarized above.

     The Global board also considered a number of potential risks and disadvantages relating to the merger, including:

     1. the difficulty and management distraction inherent in integrating two businesses;

     2. risks relating to the disparate nature of Global's and Impax's core businesses;

     3. the risk that the merger would not be consummated;

     4. the one-time charge that will be incurred in connection with the Merger;

     5. the majority stock position to be held post-merger by the Impax shareholders;

     6. the dilution to the existing stockholders of Global; and

     7. the uncertainty regarding stockholders', customers', suppliers' and employees' perceptions of the merger.

Please refer to "Risk Factors" earlier in this joint proxy statement/prospectus commencing on page 15.

     The Global board believed that these risks were outweighed by the potential benefits to be realized from the merger. The foregoing discussion of the information and factors considered by the Global board is not intended to be exhaustive but is believed to include all material factors considered by the Global board in approving the merger. In view of the wide variety of information and factors considered, the Global board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.


Information and Factors Considered by the Impax Board of Directors


     In deciding whether to approve the merger, and the merger agreement, the Impax board of directors considered a number of factors in addition to those explained in the section discussing the reasons for the merger. The following summarizes the other material information and factors that the Impax board of directors considered:

     1. Important consideration about Impax, Global and the proposed combined company including:

        o the financial condition, results of operations, cash flows and prospects of Impax, Global and the combined company;

        o the expectation that the combined company will produce greater stockholder returns than either Impax or Global could produce on its own;

        o the belief that the combined company will produce earnings growth at or above the high end of Impax's current projected range, and will increase the ability to sustain these earnings by producing significant synergies; and

        o the strategic fit of Impax and Global, including the potential synergies resulting from the combinations of marketing and product development expertise in the same company and the impact of those synergies on the ability of the combined company to compete in the industry.

     2. The proposed structure of the transaction and the other terms of the merger agreement including the following:

        o  the representations and warranties of the parties;

        o the covenants of the parties and the effect of those provisions on the operations of Impax and Global prior to the merger;

        o the requirement that Impax and Global must pay the other (1) its expenses incurred in connection with the merger, up to $500,000, and
           (2) a termination fee of $500,000 if the merger agreement is terminated after the board of directors changes its recommendation and the stockholders of that company fail to approve the merger.

     3. The financial presentations and the analysis of the special project report presented by Dr. Hsu at the Impax board meeting on May 5, 1999;

     4. The impact of the merger on Impax's shareholders and employees;

     5. The dollar amount of synergies which the which the combined company should be able to realize, and the risks that the synergies would not all be realized;

     6. The financial implications of not being able to account for the transaction as a "pooling of interest";

     7. The advantages and potential disadvantages of the merger structure, including the sharing of board of director seats and senior management positions in the combined company between people from the two companies and the use of a co-CEO structure;

     8. The other potential major transactions which might be available to Impax either in addition to, or as alternatives to, the merger, and the effect of the merger in making it easier or harder to pursue those transactions; and

     9. The difficulty of integrating the business of Global and Impax, and the possible adverse effects that could result from the need for senior management to focus significant time and effort on completing the merger and integrating the business.

     In addition to these factors, the Impax board of directors also considered the potential adverse impact of other factors on the proposed merger. These included:

     o  the challenges in combining the assets and workforces of two companies;

     o the ability of the combined company's management to continue to focus on strategic goals while working to implement the merger; and

     o  the risk that the proposed merger would not be consummated.

     The Impax board of directors did not assign particular weight or ranking to any of the factors it considered in approving the merger. Also, in making their determination, it is possible that individual directors may have assigned a different level of importance to each factor.

     The Impax board of directors unanimously recommends that Impax shareholders vote FOR the Impax merger proposal.


Opinion of Global's Financial Advisor

     Gruntal was retained by Global to provide a fairness opinion in connection with the merger based upon Gruntal's experience and expertise. At the July 26, 1999 meeting of Global's board, Gruntal rendered to the board its oral opinion, confirmed in writing as of the same date, that based upon and subject to the matters stated in the opinion, as of July 26, 1999, the Global common stock and the Global Series 1 preferred stock to be issued to the shareholders of Impax in connection with the merger is fair, from a financial point of view, to the holders of Global common stock. Gruntal subsequently affirmed its earlier opinion in writing on November 8, 1999.

     The full text of Gruntal's opinion dated July 26, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex B to this document and is incorporated in this summary by reference. Global stockholders should read Gruntal's opinion carefully in its entirety. Gruntal's opinion is directed to Global's board and the fairness of the consideration issued to the shareholders of Impax in connection with the merger from a financial point of view to Global's common stockholders, and does not address any other aspect of the merger nor does it constitute a recommendation to any Global stockholder as to how to vote at the Global special meeting. The summary of Gruntal's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Gruntal:

     o reviewed a draft of the merger agreement dated July 20, 1999 and, for purposes of its opinion, assumed that the final form thereof would not differ in any material respect from such draft;

     o held discussions with members of senior management of Global and Impax regarding their respective past and current business operations and their financial conditions and future prospects;

     o reviewed historical financial and business information provided to them by the management of Global and the management of Impax;

     o reviewed internally prepared financial projections of Global and Impax furnished to them by the management of Global and the management of Impax;


     o reviewed the historical stock prices and trading volumes of Global common stock;

     o reviewed certain historical financial and operating data of public companies whose business Gruntal considered comparable to that of each of Global and Impax;

     o reviewed the financial terms, to the extent publicly available, of certain transactions which Gruntal considered comparable to the contemplated merger;

     o performed discounted cash flow analyses of Global and Impax based upon certain assumptions of future performance provided by management of Global and management of Impax; and

     o conducted such other analyses and reviewed such other information as Gruntal deemed appropriate.

     In the course of its review, Gruntal relied upon and assumed the accuracy and completeness of all the financial and other information furnished to it by Global and Impax and their respective representatives and did not attempt to verify that information. Gruntal did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Impax or Global, including, but not limited to, liabilities arising from or connected with any pending or future litigation to which Global or Impax was or may become a party. With respect to the financial projections furnished to Gruntal or discussed by Gruntal with the management of Global and Impax, Gruntal assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of Global's and Impax's management as to the expected future results of operations, synergies and financial condition of Global and Impax to which such analyses and forecasts relate, and Gruntal assumed that such expected future results of operations, synergies and strategic benefits would be realized in the amounts and time periods as described by such management and for purposes of one or more of its analyses, or part of its analysis, may have made certain modifications to that information as discussed in the conclusion of this section on page 48. Global's and Impax's financial projections are each highly dependent on the outcome of clinical trials, market acceptance of untested products, including pharmaceutical products and drug delivery systems, and the efforts of corporate partners. The inability of Global and Impax to realize such expected future results of operations, synergies and strategic benefits could affect Gruntal's opinion, and Gruntal expressed no view as to whether such future results of operations, synergies and strategic benefits would actually be realized. Gruntal also assumed that the transaction would have the tax consequences described in the merger agreement and in discussions with, and other materials furnished to Gruntal by, representatives of Global. In addition, Gruntal noted that Global expects to pay no income taxes for the next several years due to an approximately $20 million net operating loss carry forward.

     Gruntal's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, July 26, 1999. It should be understood that subsequent developments including, without limitation, any changes to the terms or conditions of the contemplated merger, may affect its opinion and that Gruntal does not have any obligation to update or revise its opinion, other than to provide a letter with respect to affirming its opinion. Gruntal expressed no opinion on the price at which Global common stock or the Global series 1 preferred stock would trade at any future date. Gruntal also assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the contemplated merger, no material restrictions, including any divestiture requirements or amendments or modifications to, the contemplated merger would be imposed.

     Gruntal's opinion did not address the merits of the underlying business decision by Global to engage in the merger. Gruntal expressed no opinion as to the prices at which Global or Impax shares would trade following the announcement or, in the case of the Impax shares, consummation of the merger.


     The following is a summary of the material financial analyses performed by Gruntal in arriving at its opinion. Certain of the financial analyses performed by Gruntal were deemed by Gruntal to be more material to its analysis and others were determined to be less material or not meaningful to its analysis and, therefore, may not have been relied on to issue its opinion.


  Valuation of Global


     In consideration of the fact that the merger requires the issuance of Global's common stock, Gruntal conducted a variety of analyses to determine that the range of potential market values of the Global common stock to be issued in connection with the merger appropriately reflects the stock's implied value. Gruntal performed two primary valuation analyses of Global:


     (i) Discounted Cash Flow Analysis: This analysis consists of adding the discounted present value of the projected future free cash flows of Global from January 1, 2000 to December 31, 2003 and the discounted present value of the terminal value of Global, based on a multiple of net income projected for the year ending December 31, 2003;


     (ii) Comparable Company Analysis: This analysis is a comparison of Global with certain generic pharmaceuticals companies, which are publicly traded companies in the generic pharmaceuticals industry and are specified below, which analysis consisted of reviewing and considering certain financial and market data for the generic pharmaceuticals companies.


     Global Discounted Cash Flow Analysis


     Gruntal performed a discounted cash flow analysis, based on the financial projections provided by Global's management. Global's projections were modified by Gruntal to reflect a more conservative approach towards the future operations of Global.


     A range of values for Global's equity was determined by the following discounted cash flow method: calculating the present value of Global's estimated future free cash flows from January 1, 2000 to December 31, 2003, and adding to such amount the present value of Global's terminal value obtained by capitalizing Global's projected net income for the year ending December 31, 2003 at multiples of 14x, 16x, 18x and 20x. The range of the terminal value multiples used for Global was based on the range of multiples of net income at which certain generic pharmaceuticals companies selected by Gruntal are expected to trade over the long term.


     Gruntal applied discount rates of 30.0%, 35.0% and 40.0% to calculate the present value of Global's estimated future free cash flows from January 1, 2000 to December 31, 2003 and the terminal value calculated based on the above multiples of Global's 2003 projected net income. This range of discount rates was derived using certain assumptions as to the risk associated with achievement of the modified Global management projections.


     The range of present values derived for Global's equity by applying the discounted cash flow analysis based upon the modified Global management projections was $27.8 million ($2.69 per share) to $49.9 million ($4.83 per share), with an average value of $37.9 million ($3.66 per share).

     Global Comparable Company Analysis

     Gruntal analyzed eleven generic pharmaceutical companies to evaluate the market and aggregate values at which these companies trade relative to their respective historical and projected financial performance. The generic pharmaceutical companies used in the Global Comparable Company Analysis, whose business, industry, products or operations Gruntal considered to be comparable to Global in one or more respects, consisted of the following companies:


                          Global Comparable Companies


  o Alpharma Inc.                            o IVAX Corporation
  o Barr Laboratories                        o Lannett Company
  o Copley Pharmaceutical, Inc.              o Mylan Laboratories Inc.
  o Duramed Pharmaceuticals, Inc.            o Warner Chilcott Laboratories
  o Halsey Drug Company                      o Watson Pharmaceuticals, Inc.
  o Hi-Tech Pharmacal Co.


     Gruntal analyzed, among other things, the market values and certain other financial data for the generic pharmaceutical companies, including their revenue, earnings before interest and taxes (which is commonly referred to as EBIT), earnings before interest, taxes, depreciation and amortization (which is commonly referred to as EBITDA) and earnings per share, in each case, for the most recent twelve month period for which information was available and on an estimated basis for 2000 and 2001. The estimates for the generic pharmaceutical companies were taken from I/B/E/S International Inc., a well-known aggregator of financial data from publicly available research reports published by a variety of investment firms and research analysts. The average values, excluding any outliers, for market value of common equity on July 22, 1999 plus total long-term debt and preferred stock less cash, or enterprise value, as a multiple of each of the indicated statistics for the generic pharmaceutical companies, were as follows:

     (i)  Twelve Months Ended 3/31/99 revenue:                          3.1x
     (ii) Twelve Months Ended 3/31/99 EBIT:                            13.3x

     The average values, excluding any outliers, for market value of treasury method diluted common equity on July 22, 1999 as a multiple of earnings per share for the following periods for the generic pharmaceuticals companies were as follows:

     (i)   Twelve months ended 3/31/99 earnings per share or EPS:      20.6x
     (ii)  2000 EPS:                                                   20.4x
     (iii) 2001 EPS:                                                   17.4x

     Applying these multiples to Global's twelve months ended March 31, 1999 results and to the modified Global management projections yielded implied equity values for Global ranging from $15.3 million ($1.48 per share) to $96.0 million ($9.28 per share), with an average of $56.6 million ($5.47 per share).


  Valuation of Impax


     In rendering its opinion, Gruntal, among other things, performed three primary valuation analyses of Impax:

     (i) Discounted Cash Flow Analysis: This analysis consists of adding the discounted present value of the projected future free cash flows of Impax from January 1, 2000 to December 31, 2003 and the discounted present value of the terminal value of Impax, based on a multiple of net income projected for the year ending December 31, 2003;


     (ii) Comparable Company Analysis: This analysis is a comparison of Impax with certain publicly traded companies in the drug delivery industry, which are specified below, and which analysis consisted of reviewing and considering certain financial and market data for the drug delivery companies selected by Gruntal; and

     (iii) Comparable Merger and Acquisition Transactions Analysis: This analysis is a comparison of the multiples paid in certain merger and acquisition transactions involving companies in the drug delivery and generic and specialty pharmaceuticals industry.

     Impax Discounted Cash Flow Analysis

     Gruntal performed a discounted cash flow analysis, based on the financial projections provided by Impax's management. The Impax management's projections were modified by Gruntal to reflect a more conservative approach towards the future operations of Impax. In the long run, Impax's financial projections are highly dependent on the outcome of clinical trials, market acceptance of untested products and the efforts of corporate partners.

     The implied value of Impax's equity was determined by the following discounted cash flow method: calculating the present value of Impax's estimated future free cash flows from January 1, 2000 to December 31, 2003, and adding to such amount the present value of Impax's terminal value obtained by capitalizing Impax's projected net income for the year ending December 31, 2003 at multiples of 20x, 22x, 24x and 26x. The range of terminal value multiples applied to Impax was based on the range of multiples of net income at which certain drug delivery companies selected by Gruntal are expected to trade over the long term.

     Gruntal applied discount rates of 40.0%, 45.0% and 50.0% to calculate the present value of Impax's estimated future free cash flows from January 1, 2000 to December 31, 2003 and the terminal value based on a multiple of Impax's 2003 projected net income. This range of discount rates was derived using certain assumptions as to the risk associated with achievement of the modified Impax management projections.

     The range of present values derived for Impax's equity by applying the discounted cash flow analysis based upon the modified Impax management projections was $180.8 million ($19.93 per share) to $314.1 million ($34.62 per share), with an average value of $242.1 million ($26.70 per share).

     Impax Comparable Company Analysis

     Gruntal analyzed ten drug delivery companies that it selected to evaluate the market and aggregate values at which these companies trade relative to their respective historical and projected financial performance. The drug delivery companies used in the Impax Comparable Company Analysis, whose business, industry, products or operations Gruntal considered to be comparable to Impax in one or more respects, consisted of the following companies:


         o Andrx Corporation                    o Emisphere Technologies, Inc.
         o Biovail Corporation International    o Fuisz Technologies Ltd.
         o CIMA Labs Inc.                       o Kos Pharmaceuticals, Inc.
         o Cygnus, Inc.                         o K-V Pharmaceutical Company
         o Elan Corporation PLC                 o Matrix Pharmaceutical, Inc.


     Gruntal analyzed, among other things, the market values and certain financial criteria for the drug delivery companies, including their revenue, earnings before interest and taxes, or EBIT, and earnings per share, in each case, for the most recent twelve month period for which information was available and on an estimated basis for 2000 and 2001. Such estimates for the drug delivery companies were taken from I/B/E/S International Inc., a well-known aggregator of financial data from publicly available research reports published by a variety of investment firms and research analysts. The average values, excluding any outliers, for market value of common equity on July 22, 1999 plus total long-term debt and preferred stock less cash, or enterprise value, as a multiple of each of the indicated statistics for the drug delivery companies were as follows:

     (i)  Latest twelve months ended revenue:                           7.5x
     (ii) Projected 2001 revenue:                                       4.1x

     The average values, excluding any outliers, for market value of treasury method diluted common equity on July 22, 1999 as a multiple of earnings per share for the following periods for the drug delivery companies were as follows:

     (i)   Twelve months ended 3/31/99 EPS:                            25.7x
     (ii)  2000 EPS                                                    16.7x
     (iii) 2001 EPS                                                    13.5x

     Applying these multiples to Impax's twelve months ended March 31, 1999 results and the modified Impax management projections yielded implied equity values for Impax ranging from $30.0 million ($3.31 per share) to $340.3 million ($37.51 per share), with an average of $207.1 million ($22.83 per share). Due to the early stage of development of Impax, Gruntal applied the relevant latest twelve month multiples to future Impax earnings and revenue, as projected in the modified Impax management projections, to obtain projected enterprise and equity values of Impax in the future. Gruntal then discounted these values to the present using a 45% discount rate. Such values are included in the range and average values above.


Impax Comparable Merger and Acquisition Transactions Analysis


     Gruntal reviewed the consideration paid in certain merger and acquisition transactions involving drug delivery and generic and specialty pharmaceuticals companies. The transactions which Gruntal reviewed consisted of the acquisitions or pending acquisitions, listed in the following table:


                    Drug Delivery and Generic and Specialty
                       Pharmaceuticals M&A Transactions






   Effective Date
 of the Transaction               Target                       Acquiror
--------------------  -----------------------------  ----------------------------
       3/17/99        SEQUUS Pharmaceuticals Inc.    ALZA Corp.
       3/11/99        DepoTech Corp.                 SkyePharma PLC
       1/18/99        TheraTech Inc.                 Watson Pharmaceuticals Inc.
       Pending        ALZA Corp.                     Abbott Laboratories


     Gruntal also calculated multiples for each transaction based on the ratio of the equity value of the transaction to the acquired companies' respective net income for the most recent twelve month period for which data was available prior to such transaction and the ratio of the equity value of the transaction plus total debt and preferred stock less cash, which is commonly referred to as enterprise value, to the acquired companies' pre-acquisition last twelve months ended revenue and latest twelve months ended EBIT. The high, low, average and median equity value of the transaction multiples of last twelve months ended net income for the drug delivery and generic and specialty pharmaceuticals merger and acquisition transactions, which are specified above, were 50.2x, 45.3x, 47.8x and 47.8x respectively. The high, low, average and median values of the ratio of the equity value of the transaction plus total debt and preferred stock less cash, or enterprise value, as a multiple of each of the indicated statistics for the drug delivery and generic and specialty pharmaceuticals merger and acquisition transactions were as follows:


         (a) Twelve months revenue: 10.5x, 6.4x, 9.2x and 9.9x;
         (b) Twelve months EBIT: 42.3x, 30.1x, 36.2x and 36.2x.


     Applying the average multiples to Impax's results for the twelve months ended March 31, 1999 and projected results yielded implied equity values of Impax ranging from $50.7 million ($5.58 per share) to $683.5 million ($75.33 per share) and an average value of Impax's equity of $328.9 million ($36.25 per share). Due to the early stage of development of Impax, Gruntal applied the relevant twelve months ended March 31, 1999 multiples to future Impax earnings, revenue and EBIT as projected in the modified Impax management projections, to obtain projected enterprise and equity values of Impax in the future. Gruntal then discounted these values to the present using a 45% discount rate. Such values are included in the range and average values above.

Valuation of Combined Company

     Gruntal conducted a valuation of the pro-forma combined company to depict the potential value accretion to Global's stockholders. Gruntal performed two primary valuation analyses of the combined company. Both of these analyses were performed on the combined company without synergies and the combined company with synergies, as provided by Global's and Impax's management and modified by Gruntal.

     (i) Discounted Cash Flow Analysis: This analysis consists of adding the discounted present value of the projected future free cash flows of the combined company from January 1, 2000 to December 31, 2003 and the discounted present value of the terminal value of Global, based on a multiple of net income projected for the year ending December 31, 2003;

     (ii) Comparable Company Analysis: This analysis is a comparison of the combined company with certain drug delivery companies, which are the same publicly traded companies used in the Impax comparable company analysis.

     Combined Company Discounted Cash Flow Analysis

     Gruntal performed a discounted cash flow analysis, based on the financial projections of Impax and Global and anticipated synergies as provided by Global's and Impax's management. The synergies were modified by Gruntal to reflect a more conservative approach towards the future operations of the combined company.

     An implied value of the combined company's equity was determined by the following discounted cash flow method: calculating the present value of the combined company's estimated future free cash flows, with and without synergies, from January 1, 2000 to December 31, 2003, and adding to such amounts the present value of the combined company's terminal value obtained by capitalizing the combined company's projected net income, with and without synergies, for the year ending December 31, 2003 at multiples of 20x, 22x, 24x and 26x. The range of the terminal value multiples used for the combined company was based on the range of multiples of net income at which certain drug delivery companies selected by Gruntal are expected to trade over the long term.

     Gruntal applied discount rates of 40.0%, 45.0% and 50.0% to calculate the present value of the combined company's estimated future free cash flows, with and without synergies, from January 1, 2000 to December 31, 2003 and the terminal value calculated based on a multiple of the combined company's 2003 projected net income, with and without synergies.


     The range of present values derived for the combined company's equity by applying the discounted cash flow analysis based upon the combined company's projections without synergies was $197.7 million ($4.72 per share) to $342.1 million ($8.16 per share), with an average value of $264.1 million ($6.30 per share).


     The range of present values derived for the combined company's equity by applying the discounted cash flow analysis based upon the combined company's projections including management provided synergies, as modified by Gruntal, was $291.6 million ($6.96 per share) to $497.0 million ($11.86 per share), with an average value of $386.0 million ($9.21 per share).


     Combined Company Comparable Company Analysis


     This analysis was based on the financial and market data derived from the Impax Comparable Company Analysis.


     The data derived in the Impax Comparable Company Analysis yielded implied equity values for the combined company without synergies ranging from $77.1 million ($1.84 per share) to $352.8 million ($7.77 per share), with an average of $251.6 million ($6.00 per share).


     The data derived in the Impax Comparable Company Analysis yielded implied equity values for the combined company including management provided synergies, as modified by Gruntal, ranging from $189.3 million ($4.52 per share) to $417.6 million ($9.96 per share), with an average of $345.8 million ($8.25 per share).

     Gruntal applied the relevant latest twelve month multiples to the future combined company earnings and revenues, in both cases above, to obtain projected enterprise and equity values of the combined company in the future. Gruntal then discounted these values to the present using a 45% discount rate. Such values are included in the range and average values above.


Other Analysis


     Historical Trading: Gruntal reviewed current and historical market closing prices and trading data of Global's common stock over the past year. Gruntal noted that over the 52 weeks ended July 22, 1999, the high trading price was $3.9375, the low trading price was $1.00 and the average trading price was $2.485.


     Contribution Analysis: Gruntal compared the relative contributions of both Global and Impax to the pro-forma combined company net income, without accounting for any synergies. The contribution analysis, based on the modified Impax management projections and the modified Global management projections indicated the following:




                                           Global's contribution % of
                                           ---------------------------
                                            Revenue     Pre-Tax Income
                                           ---------   ---------------
Projected year ended December 31, 2000     96.0%            NM(1)
Projected year ended December 31, 2001     62.5%       71.2%
Projected year ended December 31, 2002     21.1%       11.2%
Projected year ended December 31, 2003     15.8%        6.8%

------------
(1) Pre-tax income is projected to be negative for the year ended December 31, 2000.


     EPS Accretion/Dilution Analysis: In using the modified Impax management projections and the modified Global management projections, Gruntal determined that, excluding and including modified management provided synergies, the merger will be dilutive to Global's earnings per share in years ended December 31, 2000 and 2001, and accretive in the year ended December 31, 2002.


Conclusion


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. The foregoing summary does not purport to be a complete description of the analyses performed by Gruntal. In arriving at its opinion, Gruntal considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Furthermore, selecting any portion of Gruntal's analyses, without considering all analyses, would create an incomplete view of the process underlying Gruntal's opinion, and could result in an incorrect conclusion. In addition, Gruntal may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Gruntal's view of the actual value of Global common stock or preferred stock, Impax common stock or preferred stock, or common stock or preferred stock of the combined company.



     No transaction utilized in the comparable transaction analysis is identical to the merger, and no company utilized in the comparable companies analysis is identical to Global. In evaluating the precedent transactions and the selected comparable companies, Gruntal made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Global, such as the impact of competition on the business of Global and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Impax or the industry or in the financial markets in general. In addition, to prepare its analyses, Gruntal may have made certain risk adjustments. Gruntal considered and may have made certain modifications to information provided to it from Global, Impax or both of them, such as:

   o modifying the projected impact and/or timing of certain drugs or drug delivery systems, or removing them altogether from consideration,


   o using higher discount rates than projected by Global, Impax or both of them in conducting its analyses, to evaluate the present value of earnings projected by Global and Impax,


   o comparing the Global and Impax margins to the margins of comparable companies in the same industry and increasing certain expenses above management expectations, such as research and development expenses.


     In performing its analyses, Gruntal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Global. The analyses performed by Gruntal are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as a part of Gruntal's analysis of the fairness of the Global common stock and the Global Series 1 preferred stock issued in the merger, from a financial point of view to holders of Global common stock and were provided to Global's board in connection with the delivery of Gruntal's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Global might actually be sold. In addition, as described above, Gruntal's opinion, including Gruntal's presentation to Global's board, was one of many factors taken into consideration by Global's board in making its determination to approve the merger. Consequently, the Gruntal analyses described above should not be viewed as determinative of the opinion of Global's board or the view of the management of Global with respect to the value of Global common stock or the Series 1 preferred stock or of whether Global's board would have been willing to agree to a different exchange ratio. The common stock and the Global Series 1 preferred stock to be issued to the shareholders of Impax was determined through arm's length negotiations between Global and Impax and was approved by Global's board. The decision to enter into the merger agreement and to accept the exchange ratio was solely that of Global's board.


     Global's board retained Gruntal based upon Gruntal's experience and expertise. Gruntal is a nationally recognized investment banking and financial advisory firm. Gruntal, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, distributions of listed and unlisted securities, private placements and financial valuations for corporate purposes. In addition, in the ordinary course of its business, Gruntal may actively trade Global common stock for Gruntal's account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such security.


     Pursuant to a letter agreement dated May 17, 1999, Global has agreed to pay Gruntal a fee of $125,000, which is comprised of $50,000 payable to Gruntal upon execution of the letter agreement and $75,000 payable to Gruntal at the time Gruntal delivered its opinion. Global has also agreed to reimburse Gruntal for its out-of-pocket expenses, including fees and disbursements of counsel. Global must give its consent for expenses in excess of $12,500. The merger agreement provides that Gruntal will have delivered a letter within two days of this joint proxy statement/prospectus with respect to its affirmation of its opinion. Global has agreed to pay Gruntal an additional $25,000 for doing so. In the event the merger is not consummated within six months after the letter agreement, Gruntal may receive an advisory fee equal to an additional amount, to be mutually agreed upon between Global and Gruntal. In addition to the foregoing compensation, Global has agreed to indemnify Gruntal for certain liabilities and expenses arising out of the engagement and the transactions in connection with the engagement, including certain liabilities under U.S. federal securities laws.


Anticipated Accounting Treatment


     In the proposed transaction, Global will be acquiring all of the outstanding shares of Impax stock and the combination will be accounted for under the purchase method of accounting. However, for financial accounting purposes the transaction will be accounted for as a "reverse acquisition" and Impax's historical financial statements will be the financial statements of the post-merger combined company. Under the purchase method of accounting, Global's results of operations will be combined with those of Impax from and after the acquisition date, and Global's specific tangible and identifiable intangible assets and liabilities will be recorded in Impax's financial statements at their respective fair values at the acquisition date. The excess of the purchase price over the fair value of Global's specific tangible and identifiable intangible assets and liabilities will be recorded as goodwill and amortized over a period not expected to exceed ten years.


Material Federal Income Tax Consequences


     The following general discussion summarizes the material U.S. federal income tax consequences of the merger. The following discussion is based on the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumes that the merger will be consummated in the manner described in this joint proxy statement/prospectus and in accordance with the merger agreement (without amendment). This discussion does not address all aspects of federal income taxation that may be important to a stockholder in light of the stockholder's particular circumstances. It also does not apply to those stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their Impax common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their Impax shares as part of a straddle or conversion transaction. This discussion assumes that Impax shareholders hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.


     It is the opinion of Fulbright & Jaworski L.L.P., counsel to Global, that the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. This opinion regarding the qualification of the merger as a reorganization is based upon, among other things, certificates provided by officers of Global and Impax relating to various technical requirements of the Code. Opinions of counsel are not binding on the Internal Revenue Service or the courts. The Internal Revenue Service might not agree with these opinions or with the discussion contained in this section, and it could challenge the tax treatment of the merger. Assuming the merger qualifies as a reorganization for federal income tax purposes, the merger will have the following federal income tax consequences:


     (a) Tax Consequences to Global Stockholders. Current holders of Global common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.


     Current holders of Global Series C preferred stock whose stock is converted into combined company common stock in the merger, and holders of Global Series D preferred stock whose stock is converted into combined company Series 1-A preferred stock in the merger, will not recognize gain or loss for federal income tax purposes. The aggregate tax basis of combined company stock which a holder receives as a result of the merger will be the same as his aggregate tax basis in the Global preferred stock which is converted in the merger. Also, the holding period for the combined company stock which the preferred stockholder receives in the merger will include the period during which he held his Global preferred stock.


     (b) Tax Consequences to Impax Shareholders. Holders of Impax common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock whose stock is converted into combined company common stock in the merger will not recognize gain or loss for federal income tax purposes, except to the extent that they receive cash instead of a fractional share. Holders of Impax Series D preferred stock, whose Impax stock is converted into combined company Series 1-B preferred stock in the merger, should not recognize gain for federal income tax purposes, except to the extent they receive cash instead of a fraction of a share. Counsel to Global believes that the Series 1-B preferred stock should not be treated as "nonqualified preferred stock," and therefore should be received by Impax Series D preferred shareholders without recognition of gain. However, in 1997, Congress made changes to the Code which cause recipients of preferred stock which is treated as "nonqualified preferred stock" to recognize gain on the receipt of "nonqualified preferred stock" in a tax-free reorganization, to the extent that the value of "nonqualified preferred stock" received exceeds the basis of stock surrendered. "Nonqualified preferred stock" is preferred stock which either the holder can require the issuer to redeem, the issuer is required to redeem, the issuer has a right to redeem and at the time the stock is issued it is more likely than not that the stock will be redeemed, or has a dividend rate which varies with interest rates or other indices. For purposes of this new provision of the Code, however, preferred stock means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Counsel believes that because the combined company Series 1-B preferred stock participates in dividends on an as converted basis and is entitled on liquidation to no less than the proceeds it would receive on an as converted basis, it should not be treated as "nonqualified preferred stock." However, since the Internal Revenue Service has issued no interpretations of, or guidance on, the new provisions of the Code dealing with "non-qualified preferred stock," it is not possible to predict with absolute certainty whether the Internal Revenue Service would take the position that the combined company Series 1-B preferred stock is "nonqualified preferred stock."

     A former Impax shareholder who receives combined company stock without recognition of gain as a result of the merger will have an aggregate basis in that stock which is the same as his aggregate tax basis in the Impax stock converted in the merger (reduced by any tax basis allocable to cash received instead of a fraction of a share). The former Impax shareholder's holding period for the combined company stock which he receives in the merger will include the period during which he held the Impax stock. If an Impax shareholder receives cash instead of a fraction of a share of the combined company stock, the shareholder generally will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the share of Impax stock allocable to the fraction of a share interest.

     The gain or loss resulting from receipt of cash in lieu of a fractional share will be capital gain or loss and will be a long-term capital gain or loss if the share of Impax stock has been held for more than one year at the time the merger is effective. Because the receipt of cash instead of a fraction of a share of stock is treated as if the holder had received the fraction of a share and the company then redeemed that fractional share, it is possible that in some circumstances the receipt of cash in lieu of a fraction share interest in the combined company could be treated as a dividend. The shareholder would then be required to pay tax at ordinary income rates on the cash received. The Code contains a number of complex tests for determining whether a redemption should be treated as a dividend or as an exchange of stock resulting in capital gain, each of which depends on the degree to which a stockholder's interest in a company is reduced by a redemption. On the basis of the Internal Revenue Service's position as stated in a published ruling, Revenue Ruling 76-385, which may be relied on by taxpayers, in the case of a holder of Impax stock whose stock interest in the combined company (relative to the total number of combined shares outstanding) is minimal and who exercises no control over the affairs of the combined company, cash received in lieu of a fractional share will result in the recognition of capital gain or loss. Other stockholders should consult their tax advisors regarding the treatment of any cash received in lieu of a fractional share. According to the terms of the merger agreement, the maximum amount of cash which an Impax shareholder can receive in lieu of fractional shares, and which therefore could be treated as a dividend, is an amount less than the value of a single combined company share at the time of the merger.

     Tax Implications to Global and Impax. No gain or loss will be recognized for federal income tax purposes by Global or Impax as a result of the merger.

     This discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger or the merger proposal, or the tax consequences of any transaction other than the merger and the merger proposal. Accordingly, you are strongly urged to consult with your tax advisor to determine your particular federal, state, local or foreign income or other tax consequences resulting from the merger.


Regulatory Approvals

     Consummation of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, subject to waiver of such conditions, in accordance with the terms of the merger agreement. Although Global and Impax have agreed to use commercially reasonable efforts to secure all such approvals, there can be no assurance regarding the timing of such approvals or that such approvals will, in fact, be obtained.

Appraisal Rights


Delaware Appraisal Rights.


     Under Delaware law, where Global is incorporated, the holders of Global common stock, Series C preferred stock and Series D preferred stock will be entitled to certain "appraisal rights" in connection with the merger.


     The following summarizes the appraisal rights provided by Section 262 of the Delaware General Corporation Law. However, the summary is not complete, and you are encouraged to review a copy of Section 262, which has been included in this joint proxy statement/prospectus as Annex C.


     Under Section 262, you will be entitled to an appraisal by the Court of Chancery of the fair value of your shares as described below, if you:


     o were a holder of shares of the common stock, Series C preferred stock or Global Series D preferred stock on November 4, 1999,


     o continue to hold such shares through the merger,


     o do not vote in favor of the merger,


     o deliver to Global a written demand for appraisal of your shares prior to the special meeting for voting on the merger (a proxy or vote against the merger will not constitute the required written demand), and


     o fully comply with all the other applicable provisions of Section 262.


     Persons who meet the requirements described in this paragraph are referred to below as "dissenting stockholders."


     If the merger is approved, then within ten (10) days after the effective date of the merger, the combined company will notify each dissenting stockholder that the merger has become effective.


     If you are a dissenting stockholder you will be entitled to request and receive from the combined company a statement setting forth (1) the aggregate number of shares not voted in favor of the merger and for which appraisal demands have been asserted and (2) the aggregate number of dissenting stockholders. The combined company will mail this statement to each requesting dissenting stockholder on or before the later of (1) 10 days following receipt by the combined company of the written request, or (2) December 23, 1999.


     Within 120 days following the effective date of the merger, either the combined company or any dissenting stockholder may file a petition in the Delaware Court of Chancery, demanding a determination of the value of the stock of all dissenting stockholders. However, any dissenting stockholder may withdraw his or her demand for appraisal and accept the terms offered under the merger at any time within the 60 day period following the effective date of the merger.


     At the hearing, the Court will determine those persons who are entitled to appraisal rights, and may require such persons to submit their certificates of stock to the Register in Chancery for notation of the appraisal proceedings. If any person fails to comply with such an instruction, the Court may dismiss the proceedings as to such person.


     After determining the persons entitled to an appraisal, the Court will appraise the shares, determining the fair value, excluding any value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. In determining fair value, the Court will consider all relevant factors. In determining a fair rate of interest, the Court will consider the rate of interest which the combined company would have had to pay to borrow money during the appraisal proceedings.


     The Court will instruct the combined company to pay the fair value of the shares, together with interest, if any, to each dissenting stockholder upon surrender of the certificates representing his or her stock.

     The Court may, in its sole discretion, elect to allocate the costs of the proceedings, as it determines appropriate. If any dissenting stockholder requests, the Court may order that the expenses incurred by such dissenting stockholder in connection with the appraisal proceedings, including without limitation, reasonable attorneys' and experts fees, be charged pro rata against the value of all of the shares entitled to an appraisal.

     After the merger, no dissenting stockholder will be entitled to vote his or her stock for any purpose or to receive payment of dividends or other distributions on the stock except dividends or distributions which were payable prior to the merger.

     If no petition for an appraisal has been filed on or before the 120th day following the merger, or if any stockholder has withdrawn his or her demand for appraisal and accepted the merger (within the 60 day period following the effective date of the merger)(or thereafter with the written approval of the combined company), then the appraisal rights of such dissenting stockholder will cease, except that any dismissal of an appraisal proceeding requires approval by the Court of Chancery.

     If your Global stock certificate is not in your name and you wish to exercise your appraisal rights described above, you should instruct the legal certificate holder of such shares or obtain a proxy as to your shares. In addition, you should cause the legal certificate holder to comply with, or you should comply with, the other procedures required to perfect your appraisal rights as described above.

     Appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if the stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash instead of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

     Any demand, notices or other documents required to be sent to Global may be sent to: Global Pharmaceutical Corporation, Attn: Cornel C. Spiegler, Castor and Kensington Avenues, Philadelphia, Pennsylvania 19124.


California Dissenter Rights

     Under California law, where Impax is incorporated, the holders of Impax common stock and preferred stock will be entitled to certain "dissenter rights" in connection with the merger. The following summary is not a complete statement of the dissenter rights provided by Chapter 13 of the California Corporations Code, and you are encouraged to review a copy of Chapter 13 of the California Corporations Code, which has been included in this joint proxy statement/prospectus as Annex D.

     A holder of shares of preferred stock or common stock of Impax who does not vote in favor of the merger, and fully complies with all the other applicable provisions of Chapter 13 will be entitled, as a dissenting shareholder, to require Impax to purchase any or all such holder's shares of Impax stock for cash at their "fair market value" if the merger is consummated.


     The "fair market value" of the shares will be determined as of the day before the first announcement of the terms of the merger, but will not include appreciation or depreciation in consequence of the merger. The board of directors of Impax will make a good faith determination of the "fair market value" of any shares with respect to which the procedures of Chapter 13 have been fully satisfied. If Impax and any dissenting shareholder cannot agree on the "fair market value" of any such shares, then, at the request of Impax or any dissenting shareholders, a California Superior Court will determine "fair market value." The court's determination may be more or less than the determination made by the board of directors.

     Within 10 days after shareholder approval of the merger, Impax will mail to each shareholder who did not vote in favor of the merger a notice of such approval. The approval notice will state the "fair market value" of dissenting shares (as determined by Impax) and will describe the remaining procedures to be followed to exercise dissenters' rights. The approval notice will be accompanied by a copy of Chapter 13. The approval notice will be an offer by Impax to purchase, at the price stated, any "dissenting shares."

     If you are a holder of Impax capital stock and you wish to exercise your dissenter's rights with respect to any shares, you must refrain from voting in favor of approval of the merger. However, merely not voting will not be sufficient. You must deliver to Impax, on or before the 30th day following Impax's mailing of the approval notice: (i) a written demand that Impax purchase your Impax shares in cash for "fair market value" and (ii) your Impax stock certificate.

     In your written demand, you must state the number of shares which you are demanding that Impax purchase, and you must state your determination of the "fair market value" of such shares as of the day before the first announcement of the terms of the merger. This written demand will be an offer by you to sell the shares at such price. You may not withdraw your demand unless Impax consents.

     You must submit your Impax stock certificate(s) for those shares you are offering to sell. These stock certificate(s) will be stamped with a statement that the shares are dissenting shares or will be exchanged for certificates which state that they represent "dissenting shares." If such certificates are not so submitted, the shares represented thereby will lose their status as dissenting shares.

     If your Impax stock certificate(s) are not in your name, and you wish to dissent from the merger you should instruct the legal certificate holder of such shares or obtain a proxy as to such shares. In addition, you should cause the legal certificate holder to comply with, or you should comply with, the other procedures required to perfect dissenters' rights, including not voting in favor of the merger and submitting the written demand and your stock certificates to Impax, all as described above.

     If you have complied with all the conditions referred to above, and you and Impax agree upon the price to be paid for such shares, Impax will pay the agreed price plus interest from the date of agreement within 30 days after you and Impax agree upon the price. If Impax denies that you are entitled to payment, or if Impax and you disagree as to the "fair market value" of such shares, you may file a complaint in the Superior Court in the county of Alameda in the State of California requesting the court to determine whether you are entitled to payment or to determine the "fair market value" of your shares, or both, or may intervene in any action pending on such complaint. This complaint must be filed within six months after the date the notice of approval of the merger was mailed to Impax shareholders. If you do not file a complaint within the six-month period, you will cease to be entitled to require Impax to purchase any shares. The cost of the action will be assessed or apportioned as such court considers equitable, but if the "fair market value" exceeds the price offered by Impax, Impax will be required to pay such costs (including, in the court's discretion, attorney's fees, fees of expert witnesses and interest from the date of delivery to Impax of the written demand for the repurchase of shares and delivery of Impax stock certificate, if the value is determined to exceed 125% of the price offered to such stockholder by Impax.)

     Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of the shares.

     Please send your written demand, stock certificate(s), questions or comments to Impax's corporate counsel: Impax Pharmaceuticals, Inc., c/o The Law Offices of Laurie A. Miller, Esq., 3542 Oak Knoll Drive, Redwood City, California 94062.

                             THE MERGER AGREEMENT


     This section of the joint proxy statement/prospectus describes material terms of the merger agreement. We recommend that you read carefully the complete text of the merger agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is included in this joint proxy statement/prospectus as Annex A.


Form of Merger

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, Impax will merge with and into Global. Global's corporate existence will not be affected by the merger, but its certificate of incorporation will be amended to increase the number of shares of common stock Global is authorized to issue and to change the name of the combined company to Impax Laboratories, Inc. After the merger, the corporate existence of Impax will cease.

     The combined company will have its headquarters in Hayward, California.


Consideration to be Received in the Merger

     On the date the merger becomes effective, the following shares and all rights with respect to those shares will be converted into capital stock of the combined company as described below:

   o each outstanding share of Impax common stock, Series A preferred stock and Series B preferred stock will be converted into 3.3358 shares of combined company common stock;

   o each outstanding share of Impax Series C preferred stock will be converted into 5.849 shares of combined company common stock;

   o every 20 outstanding shares of Impax Series D preferred stock will be converted into one share of combined company Series 1-B preferred stock;

   o each outstanding share of Global Series C preferred stock will be converted into 50 shares of combined company common stock; and

   o each outstanding share of Global Series D preferred stock will be converted into one share of combined company Series 1-A preferred stock.

     We cannot predict the market price of the Global common stock on the date the merger becomes effective. The exchange ratios are fixed in the merger agreement. Consequently, the market value of the shares of combined company common stock that stockholders of Impax will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of those same shares if the merger was completed on the date of this joint proxy statement/prospectus.

     Assuming the merger is consummated, the exchange will occur by operation of law without any action on the part of the Impax or Global stockholders. Treasury shares held by Impax or shares of Impax held by Global will not be converted.


Exchange of Shares


     Prior to the completion of the merger, we will appoint an exchange agent. On the date the merger becomes effective, the combined company will deposit with the exchange agent certificates representing shares of combined company common stock, Series 1-A preferred stock and Series 1-B preferred stock that will be issued in exchange for certificates representing shares of Impax common stock, Impax preferred stock, Global Series C preferred stock and Global Series D preferred stock. Soon after the completion of the merger, the combined company or the exchange agent will send a letter to each person who was an Impax stockholder or a holder of Global Series C or Global Series D preferred stock on the date the merger becomes effective. The letter will contain instructions on how to surrender stock certificates to the exchange agent and receive certificates for shares of the combined company. Stockholders should not send in their stock certificates until they receive the letter from the combined company or the exchange agent.

     The combined company will not issue any fractions of a share resulting from the conversion. Instead, stockholders will receive cash for the value of any fraction of a share to which they would otherwise have been entitled to receive due to the merger. This cash payment will equal the average of the daily closing prices for a share of Global common stock on the Nasdaq Small Cap Market for the twenty consecutive trading days ending on the second trading day immediately prior to completion of the merger. The cash value for fractional shares of Series 1-B preferred stock will be based on the cash value of the fractional common stock into which the shares of preferred stock can be converted.

     Impax stockholders and holders of Global's Series C and Series D preferred stock will not be entitled to receive any dividends or other distributions payable by the combined company until they exchange their stock certificates for certificates representing shares of combined company common stock or Series 1-A or Series 1-B preferred stock, as applicable. Once they deliver their stock certificates to the exchange agent, such holders will receive, subject to applicable laws, any accumulated dividends and distributions, without interest.



Treatment of Impax Stock Options and Warrants

     On the date the merger becomes effective, each outstanding and unexercised option to purchase shares of Impax common stock will be converted into an option to purchase shares of combined company common stock. The number of shares of combined company common stock covered by such new option will be determined by multiplying the number of shares of Impax common stock subject to the original option by the exchange ratio. The exercise price for such option will equal the exercise price under the original option divided by the exchange ratio. The new option will otherwise have the same terms and conditions as the original option to purchase Impax common stock, except that, at the combined company's election, such new option may be re-issued under and subject to the terms and conditions of the stock incentive plan of the combined company. In addition, as described more fully under the Section heading "Management of the Combined Company" later in this joint proxy statement/prospectus, all stock options held by current directors of Global or Impax who will not continue to serve as a director of the combined company after the merger, will be converted into a five-year warrant to purchase an equivalent number of shares of the combined company's common stock.


Representations and Warranties in the Merger Agreement

     In the merger agreement, we make representations and warranties to each other about our companies with respect to, among other things:

     o due organization and good standing;

     o capitalization, ownership of subsidiaries and other investments;

     o corporate power;

     o absence of any breach of organizational documents or material agreements as a result of the contemplated transactions;

     o accuracy of our filings and our financial statements;

     o absence of specified changes;

     o litigation and violations of law;

     o information supplied for use in this joint proxy statement/prospectus;

     o employee matters, labor relations, environmental matters and tax matters; and

     o required board of directors and stockholder approvals with respect to the contemplated transactions.


No Solicitation of Transactions


     We have agreed that neither we nor our employees, subsidiaries or advisors will, directly or indirectly through another person:

     o solicit, initiate or encourage, or knowingly take any other action designed to facilitate, any alternative transaction; or

     o participate in any discussions regarding any alternative transaction.

     However, this prohibition will not apply if at any time prior to receiving stockholder approval, the Impax board of directors or the Global board of directors, determines in good faith that the failure to provide information or participate in negotiations or discussions would result in a reasonable possibility that the board of directors would breach its fiduciary duties to stockholders. In that case, a party may, in response to an unsolicited superior proposal, furnish information with respect to it to any person pursuant to a customary confidentiality agreement and participate in negotiations regarding the proposal. Each party will promptly notify the other party orally and in writing of any request for information or of any proposal in connection with an alternative transaction, its material terms and conditions and the identity of the person making the request or proposal.


Benefits Matters


     We have agreed that the Global and Impax benefit plans that were in effect when the merger agreement was signed will remain in effect until the merger is completed unless we agree otherwise. In the ordinary course of business, the combined company will arrange for standard health plans and benefits to its employees. When the merger is completed, all employees will receive full credit for their credited service with either company in determining the amount of, eligibility for, and vesting of, certain benefits.

     After the merger, any stock-based compensation or incentive payments that are based on Impax common stock will be based upon the combined company common stock in accordance with the exchange ratio.


Covenants in the Merger Agreements


     The merger agreement provides that, until the merger has been completed, we will conduct our respective businesses in the ordinary course and consistent with past practice. We have agreed to use our commercially reasonable efforts to:

     o preserve our respective business organizations;


     o retain the services and relationships with those employees and consultants whose services are integral to the operation of the business as presently conducted; and


     o preserve our respective existing relationships with significant customers and suppliers.


     During this interim period, we have agreed that neither of us will take certain actions without the consent of the other party. More specifically, we have agreed:


     o Issuance of Stock. In general, we each will preserve our existing capitalization. However, both of us are permitted to issue or grant stock options under our employee stock equity plans, in a manner consistent with past practice and which do not exceed an aggregate of 50,000 shares.


     o Acquisitions. Neither of us will merger with or acquire any business organization or make any investment in an entity.


     o Dispositions. Each of us will not sell, license, dispose of or encumber any of our property or assets in excess of $10,000 except in ordinary course of business.


     o Incurring Indebtedness. Neither of us may incur additional indebtedness other than pursuant to credit agreements already in existence.


     o Severance, Retention and Incentive Arrangements. Neither of us may put in place any new or increased severance or retention programs or arrangements. This restriction does not apply to arrangements that are required by law or are consistent with past practice, up to a maximum of $150,000 in the aggregate.


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

     o Increased Compensation or Payments Under Plans. Neither of us will increase compensation, make payments under or amend any benefit plan or enter into or amend any employment or consulting agreement. However, we may take actions of this type if the actions are consistent with past practice.

     o Accounting Policies. Neither of us may change its accounting policies or procedures as in effect at December 31, 1998.

     o Stock Exchange Listing. Global will not cause its common stock to cease to be traded on the Nasdaq Small Cap Market.

     o Amend Contracts. Neither of us will terminate or change the terms of any material contract, or waive, release or assign any material rights or claims.

     o Expenditures. Neither of us will make or commit to make any expenditures exceeding $100,000 for any single item, except as described in or as consistent with financial budgets delivered to the other party. However, Impax may incur expenditures up to $250,000 in the aggregate to obtain building permits and architectural drawings in connection with constructing a manufacturing facility at Impax's Hayward, California facility.

     o Charter Documents. Neither of us will amend our charter or bylaws.

     o Stockholder Rights Plan. Neither of us will adopt any agreement or plan that gives any stockholder or group of stockholders any rights which could impede or restrict the merger.

     o Tax Matters. Neither of us will amend our tax returns or make any election or agreement with the IRS concerning any tax accounting matters.

     o Litigation. Neither of us will initiate, compromise or settle any pending lawsuits or arbitration proceedings.

     o Dividends. Neither of us will declare or pay any dividends on or make any other distributions in respect of its stock, or effect any stock split, reclassification or combination.

     o Acceleration of Options. Neither of us will accelerate, amend or change the period of exercisability of options or restricted stock or purchase any of its own outstanding stock, except as contemplated for non-continuing directors.

     o Liquidity of Funds. Neither of us will invest funds in debt securities or other instruments, which mature more than one year after the date of investment.


Conditions in the Merger Agreement


     The merger agreement contains conditions to the obligation of Global and Impax to complete the merger. Neither Global nor Impax will be obligated to complete the merger unless:

     o Stockholder Approval. The stockholders of Impax and Global have approved their respective merger proposals, as described in this joint proxy statement/prospectus;

     o Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, injunction or administrative order prohibits consummation of the merger or otherwise has the effect of making the merger illegal;

     o Regulatory Matters. We have obtained all approvals necessary to complete the merger which, if not obtained, would have a material adverse effect on Impax, Global or the combined company.

     o Registration Statement. The registration statement relating to this joint proxy statement/prospectus is effective, and no stop order suspending effectiveness or proceedings seeking such a stop order is in effect;

     o Nasdaq Listing. The shares of combined company common stock issuable in the merger have been approved for listing on the Nasdaq Small Cap Market.


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

   In addition, Global will not be required to complete the merger unless:

   o Representations and Warranties. The representations and warranties made by Impax in the merger agreement are true and correct on the date that the merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a material adverse effect on Impax or the combined company.

   o Performance of Obligations. Impax has performed all material obligations required to be performed by it in the merger agreement.

   o Permits and Licenses. All permits, licenses and governmental authorizations required to conduct Impax's business must be in effect, and Impax has obtained any necessary approvals for the continued effectiveness of these authorizations after the merger, except where the lack of such authorizations will not have a material adverse effect on Impax or the combined company.

   o Dissenting Stockholders. The holders of not more than 10% of the value of Impax's outstanding shares of common stock and preferred stock have perfected their dissenter rights under California law. (See pages 53-54 for a description of dissenter rights.)

   o Stockholders' Agreement. Key stockholders of Impax have entered into a stockholders' agreement, which provides that certain groups of stockholders may designate certain directors, and that all parties to the stockholder's agreement will vote in a manner consistent to cause the election of each parties' designated candidates.

   o Fairness Opinion. Global has received an opinion from Gruntal & Co., L.L.C. that the consideration to be paid in the merger is fair, from a financial point of view, to Global and its holders of common stock.

   o Opinion of Counsel. Global has received the opinion from Laurie Miller, corporate counsel to Impax, that Impax has the authority to enter into the merger agreement and such other matters as are mutually agreed upon.

   o Environmental Assessment. Global has received a satisfactory environmental evaluation of Impax's facilities at Hayward, California.

   o Consents. Impax has received all consents required for completion of the merger under any agreement to which Impax is a party.

   o Election of Directors. The stockholders of the combined company have elected directors in accordance with the merger agreement and the stockholders' agreement.

   o Election of Officers. The combined company's directors have elected the officers stated in the merger agreement.

   o Employment Agreements. Global receives a fully signed employment agreement between the combined company and each of Charles Hsiao, Larry Hsu and Barry R. Edwards.

   o Voting Agreements. Global receives voting agreements from certain significant senior executive officer or director shareholders of Impax, which provide that those shareholders will vote in favor of the merger.

   o Escrow Agreement. Global receives an escrow agreement, signed by each of the shareholders of Impax, which provides that approximately 10% of the shares of the combined company stock to be received by Impax shareholders as a result of the merger will be held in escrow for the purpose of securing the indemnification obligations of these shareholders contained in the merger agreement.

Impax will not be required to complete the merger unless:

   o Representations and Warranties. The representations and warranties made by Global in the merger agreement are true and correct on the date that the merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a material adverse effect on Global or the combined company.

   o Performance of Obligations. Global has performed all material obligations required by the merger agreement.

   o Dissenting Stockholders. The holders of not more than 10% of the value of Global's outstanding shares of common stock and preferred stock have perfected their appraisal rights under Delaware law. (See pages 52-53 for a description of appraisal rights.)

   o Opinion of Counsel. Impax has received the opinion from Fulbright & Jaworski L.L.P., corporate counsel to Global, that Global has the authority to enter into the merger agreement and such other matters as are mutually agreed upon.

   o Consents. Global has received all consents required for completion of the merger under any agreement to which Global is a party.

   o Permits and Licenses. All permits, licenses, product approval applications and governmental authorizations required to conduct Global's business are in effect, and Global has obtained any necessary approvals to assure that these authorizations will remain ongoing after the merger, except where the lack of such authorizations will not have a material adverse effect on Global or the combined company.

   o Environmental Assessment. Impax has received a satisfactory environmental evaluation of Global's facilities at Philadelphia, Pennsylvania.

   o Stockholders' Agreement. Certain key stockholders of Global have entered into a stockholders' agreement, which provides that certain groups of stockholders may designate certain directors, and that all parties to the stockholder's agreement will vote in a manner consistent to cause the election of each parties' designated candidates.

   o Adoption of New Equity Incentive Plan. Global's directors and stockholders have approved an equity incentive plan with 2,400,000 shares of Global's common stock reserved for grants.

   o Election of Directors. The stockholders of the combined company will elect its directors in accordance with the merger agreement and the stockholders' agreement.

   o Election of Officers. The combined company's directors have elected the officers stated in the merger agreement.

   o Employment Agreement. Impax receives a fully executed employment agreement between the combined company and each of Barry R. Edwards, Charles Hsiao and Larry Hsu.

   o Adoption of the Amendment to Global's Certificate of Incorporation. Global's directors and stockholders have approved and adopted an amendment to Global's Certificate of Incorporation, increasing the authorized capital stock of Global to an aggregate of 50,000,000 shares of common stock and changing the name of Global to "Impax Laboratories, Inc."


     Under the merger agreement, "material adverse effect" generally means any change in or effect on the business of the applicable company that is or will be materially adverse to the business, operations, properties, condition, assets, liabilities or regulatory status of that company and its subsidiaries taken as a whole, but does not include the effects of changes that are generally applicable in the pharmaceutical industry, the United States economy or the United States securities markets if the effect on Impax or Global is not materially disproportionate relative to the effect on the other.


Stockholders' Meetings


     We have agreed to hold meetings of our stockholders to vote on the merger proposals promptly after the Securities and Exchange Commission declares this joint proxy statement/prospectus effective. The Impax board of directors has unanimously recommended approval of the Impax merger proposal, and the Global board of directors has unanimously recommended approval of the Global merger proposal. We have agreed that each of our boards of directors will not:

     o except as discussed below, withdraw or modify in a manner adverse to the other party, its recommendation of approval;

     o recommend any "alternative transaction"; or

     o cause either of us to enter into any agreement related to any alternative transaction.

     However, if a board of directors receives a "superior proposal" (as described below) and determines in good faith that the failure to do so would result in a reasonable possibility that the board of directors would breach its fiduciary duties to its stockholders, the board of directors may inform stockholders that it no longer recommends approval of the merger between Global and Impax. In such a case, this agreement can be terminated by the party receiving the superior proposal and such party will pay the termination fees to the other party as described below.

     An "alternative transaction" is any inquiry or proposal that constitutes or could reasonably be expected to lead to a proposal or offer to acquire all or a substantial part of the business, property or capital stock of Global or Impax.

     A "superior proposal" means any proposal made by a third party to enter into an alternative transaction which the board of directors determines in its good faith judgment to be more favorable to its stockholders than the merger, taking into account all relevant factors.


Board of Directors


Directors and Observers

     For three years following completion of the merger, the election of directors and officers will be impacted by a stockholders' agreement entered into by certain significant stockholders of Global and Impax. Parties to the stockholders' agreement will collectively own approximately 64% of the voting power of the combined company after the merger. However, voting in accordance with the stockholders' agreement is subject to each person's fiduciary duty as an officer and/or director.

     The merger agreement and the stockholders' agreement provides that upon completion of the merger, the board of directors of the combined company will consist of ten members. The current members of Global's board of directors will propose the election of two directors, the current members of Impax's board of directors will propose the election of three directors, and the current members of the board of directors of both Global and Impax will jointly propose the election of (1) Barry R. Edwards, Charles Hsiao and Larry Hsu, and (2) two mutually agreeable independent directors.

     The current members of the board of directors of Global will designate one board observer and the current members of the board of directors of Impax will designate one board observer.

     You should refer to the Section entitled "Management of the Combined Company" for a list of, and additional information about, the board nominees and observers.


Officers


     The merger agreement and the stockholders' agreement provide that from completion of the merger until the third anniversary of the merger, the following persons will serve as executive officers of the combined company in the positions set forth below:



     Charles Hsiao, Ph.D.     Chairman and Co-Chief Executive Officer
     Barry R. Edwards         Co-Chief Executive Officer
     Larry Hsu, Ph.D.         President and Chief Operating Officer


Continued election of the above described persons will be subject to the fiduciary duties of the then-existing members of the board of directors of the combined company.


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

Transition Planning


     Charles Hsiao, Ph.D., as Chairman and Chief Executive Officer of Impax, Larry Hsu, Ph.D., as President of Impax, and Mr. Barry R. Edwards as President and Chief Executive Officer of Global, are responsible for coordinating all aspects of transition planning and implementation relating to the merger. Dr. Hsiao, Dr. Hsu and Mr. Edwards will examine various alternatives regarding the manner in which to best organize and manage our businesses after the merger, and coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.


Other


     The merger agreement contains other covenants relating to preparation and distribution of this joint proxy statement/prospectus, public announcements, mutual notification of certain matters, access to information, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of us to use commercially reasonable efforts to close the merger, including obtaining required regulatory approvals.


Termination


     The merger agreement may be terminated at any time before the date the merger becomes effective in any of the following circumstances:


     o by our mutual written consent;


     o if the merger is not completed by December 31, 1999. This termination right is not available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of any condition to be satisfied;


     o by either party if a court or governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;


     o by either party if the other party breaches any of its representations, warranties, obligations or agreements contained in the merger agreement, and that breach has not been cured within five days following receipt of written notice of breach from the non-breaching party;


     o by either party if the board of directors of the other party (1) withdraws, materially modifies or fails to reaffirm its approval of the merger, (2) recommends any alternative transaction with a third party, or
       (3) resolves to take any such action (any of which we refer to as a "withdrawal of approval"); or


     o by either party if any of the required approvals of the stockholders of Impax or of Global are not obtained at a stockholders meeting of either company, including any adjournments thereof.


Termination Fees and Expenses


     Global is obligated to pay to Impax a termination fee of $500,000, and to reimburse Impax for its costs in connection with the merger, up to $500,000, if the merger agreement is terminated:


     o because Global's board of directors withdraws, or adversely modifies, its approval of the merger, or approves or recommends an alternative transaction with another company;


     o because Global violates certain of its obligations under the merger agreement and does not remedy the violation; or


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

     o because Global fails to obtain the requisite stockholder approval of the merger if at the time of the failure there has been an alternative transaction with another company announced which is then available.


     In addition to the fees and expenses specified above, Global is obligated to pay Impax an additional termination fee of $500,000 in the event either party terminates the merger agreement due to Global's failure to obtain the requisite stockholder approval for the merger.


     Impax is obligated to pay to Global a termination fee of $500,000, and to reimburse Impax for its costs in connection with the merger, up to $500,000, if the merger agreement is terminated:


     o because Impax's board of directors withdraws or adversely modifies, its approval of the merger, or approves an alternative transaction with another company; or


     o because Impax violates certain of its obligations under the merger agreement and does not remedy the violation.


     Except as described above, we will each pay our own costs and expenses incurred in connection with the merger agreement and the related transaction. However, we will share equally the expenses incurred in connection with the printing of this joint proxy statement/prospectus and the related filing fees.


Indemnification and Escrow

     At the time the merger is consummated, 10% of the aggregate number of shares of the combined company being received by the Impax shareholders in the merger. will be deposited into an escrow account, comprised of 1,690,274 shares of common stock of the combined company and 17,000 shares of Series 1-B preferred stock. These shares will be deposited for the purpose of securing the indemnification obligations of the holders of Impax stock as detailed in the merger agreement. In addition, Global will be required to reserve 1,020,045 shares of the combined company stock in order to indemnify holders of Impax stock to the extent required in the merger agreement.

          DESCRIPTION OF GLOBAL'S CAPITAL STOCK FOLLOWING THE MERGER

     Upon the consummation of the merger, Global will be renamed Impax Laboratories, Inc. The Global certificate of incorporation, as in effect prior to the merger and as amended pursuant to the merger proposal approved at the Global special meeting, will be the certificate of incorporation of the combined company.


Authorized capital stock

     As of the date of this joint proxy statement/prospectus, the authorized capital stock of Global consists of 17 million shares of common stock and 2 million shares of preferred stock. As of August 15, 1999, there were approximately 7,254,053 shares of Global common stock, 9,000 shares of Global Series C preferred stock and 50,000 shares of Global Series D preferred stock outstanding. If at the Global special meeting, the stockholders approve the increase in the authorized capital stock of Global, the Global certificate of incorporation will authorize the issuance of up to 50 million shares of Global common stock, in addition to the existing authorization to issue up to 2 million shares of Global preferred stock. Global has previously filed a certificate with the Delaware authorities designating two new classes of preferred stock called "Series 1-A Convertible Preferred Stock," and "Series 1-B Convertible Preferred Stock" and extinguishing its existing Series A, Series B, Series C and Series D preferred stock. This designation of the new series of preferred stock and extinguishment of the existing series of preferred stock becomes effective at the closing of the merger.

     Global expects to issue approximately 16.9 million shares of combined company common stock to the holders of Impax common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock in exchange for their Impax stock. An additional 450,000 shares of combined company common stock is expected to be issued in exchange for Global's Series C preferred stock. The shares of Global common stock underlying Global's Series C preferred stock were registered pursuant to Registration Statement No. 333-69395 on file with the SEC. Based on these expected issuances, the combined company will have approximately 24,600,000 shares of common stock outstanding after the merger (assuming no shareholders exercise their dissenters rights and there are no exercises of stock options or warrants). In addition, pursuant to the merger, each 20 shares of Impax Series D preferred stock will be converted into one share of Global Series 1-B preferred stock. Based upon this exchange rate, the combined company will have approximately 170,000 shares of Series 1-B preferred stock outstanding after the merger (assuming no Impax shareholders exercise their dissenters rights). An additional 50,000 shares of Series 1-A preferred stock will be issued in exchange for Global's Series D preferred stock.


Common stock

     Subject to the rights of the holders of shares of preferred stock, holders of shares of the combined company's (i.e., Global's) common stock:

     o are entitled to receive dividends when and as declared by the Global board from legally available funds;

     o are entitled, upon any liquidation, dissolution or winding up of Global, to a pro rata distribution of the assets and funds available for distribution to stockholders;

     o are entitled to one vote per share on all matters on which stockholders generally are entitled to vote; and

     o do not have preemptive rights to subscribe for additional shares of Global common stock or securities convertible into shares of Global common stock.

     The holders of common stock vote together as a single class with the holders of the preferred stock on all matters, except as otherwise provided by law or with respect to rights specifically granted to holders of the preferred stock (see page 65 for a listing of these rights).

     The Global common stock is listed on the Nasdaq Small Cap Market under the symbol "GLPC."


Preferred stock

     The Global board has authorized two new series of preferred stock designated as Series1-A and Series1-B preferred stock, with the rights, preferences and privileges described below. The outstanding shares of Global

Series D preferred stock will be converted into Series 1-A preferred stock and the outstanding shares of Impax Series D preferred stock will be converted into Series 1-B preferred stock. The Series 1-A preferred stock and Series 1-B preferred stock will be identical in all respects, except for a difference in the rate at which shares may be converted into Global common stock and, consequently, the number of votes per share of preferred stock.

     As of the closing of the merger, there will be 50,000 shares of Series 1-A preferred stock issuable upon conversion of the Global Series D preferred stock and 170,000 shares of Series 1-B preferred Stock issuable upon conversion of the Impax Series D preferred stock.

     Dividends. The shares of Series 1 preferred stock are entitled to receive dividends on an as-converted basis with the outstanding shares of common stock, payable when and as declared by the combined company's board of directors.


     Liquidation preference. If there is a liquidation, dissolution or winding up of the combined company, the holders of Series 1 preferred stock are entitled to receive a payment on their shares before any payment may be made to the holders of common stock. This preference payment to the preferred stockholders is the greater of:


     o $100 per share plus any accrued and unpaid dividends on the Series 1 preferred stock;


     o the pro rata share of the assets of the combined company, determined as if the shares of Series 1 preferred stock had been converted into common stock; or


     o a 12% annualized rate of return on the dollar value of their initial investment.


     Voting. Each holder of Series 1 preferred stock is entitled to that number of votes as is equal to the number of shares of common stock into which the preferred stock can then be converted, on all matters to be voted on by the stockholders. In the case of Series 1-A preferred stock, each share initially can be converted into 50 shares of common stock and so has 50 votes. In the case of Series 1-B preferred stock, each share initially can be converted into approximately 66.7 shares of common stock and so has approximately 66.7 votes. The holders of the Series 1 preferred stock and the holders of the common stock vote together as a single class, except as provided by law. In addition, holders of the Series 1 preferred stock, as a class, have to approve certain actions, including:


     o the issuance of any class or series of stock which would rank senior to the Series 1 preferred stock as to dividends or upon liquidation;


     o the amendment of the Global certificate of incorporation or by-laws in a way that would impair or reduce the rights of the Series 1 preferred stock;


     o the liquidation or dissolution of Global;


     o any proposed transaction eliminating the public trading market for the Global common stock;


     o to redeem or repurchase any outstanding Global capital stock;


     o the incurrence of debt or encumbrance of assets over $15 million; or


     o the entrance by Global into any other line of business.


     Election of directors. There are four major holders of the Series 1 preferred stock: China Development Industrial Bank; Chemical Company of Malaysia Berhad; President (BVI) International Investment Holdings; and two affiliated Fleming US Discovery funds. Each of these four holders has the right to elect one member of the combined company's board so long as the holder continues to own at least 40% of the Series 1 preferred stock that it held on the effective date of the merger. A person which acquires any such 40% position will inherit the right to elect a director of the company in place of the original holder.


     Conversion. Each share of Series 1 preferred stock is convertible into a number of shares of combined company common stock. The number of shares of common stock is determined by adding $100 plus the amount of all accrued but unpaid dividends on that share of preferred stock, and then dividing by the then applicable conversion price of that Series 1 preferred stock. The initial conversion price for the Series 1-A preferred stock is $2.00. The initial conversion price for the Series 1-B preferred stock is $1.4989.

     The conversion price of the Series 1 preferred stock will be adjusted for certain events, including:

     o any subdivision, combinations or reclassifications of the combined company's common stock;

     o any payment, issuance or distribution by the combined company of a stock dividend, debt securities or assets; and

     o the issuance of common stock or securities convertible into common stock for a price per share of less than the conversion price at that time.

     Up to $10 million of additional securities can be issued, as well as issuances of shares of common stock pursuant to stock options granted under approved stock option plans, currently outstanding warrants, or to business partners, without the conversion price of the Series 1 preferred stock being adjusted.

     Redemption. The combined company is required to redeem, on March 31, 2004, all of the outstanding shares of Series 1 preferred stock at a price per share equal to $100 plus all declared but unpaid dividends. The holders of the Series 1 preferred stock can also require the redemption of their preferred stock upon the happening of certain events, including the sale of the combined company or its assets, the elimination of a public trading market for shares of its common stock, or the insolvency of or bankruptcy filing by the combined company. The redemption price can be paid, at the company's option, in cash or shares of common stock, discounted, in the case of shares, by 10% from the then current market price of the common stock.

     Preemptive rights. The holders of Series 1 preferred stock have preemptive rights entitling them to purchase a pro rata share of any capital stock, including securities convertible into capital stock of the combined company, issued by the combined company in order for the holders of Series 1 preferred stock to retain their percentage interest in the combined company. However, the combined company can issue shares of its capital stock under certain circumstances without triggering the preemptive rights of the Series 1 preferred stock, including the following:

     o as pro rata dividends to all holders of common stock,

     o as stock options to employees, officers and directors,

     o in connection with a merger, acquisition or business combination,

     o for consideration of less than $500,000 in any single permitted transaction and for less than $1,000,000 in the aggregate for all permitted transactions, and

     o up to 300,000 shares issued during the first five years in connection with a business relationship.

     Call privileges. After two years, the combined company has the right to purchase all of the outstanding shares of Series 1 preferred stock if the market price of a share of combined company common stock is at least equal to the higher of:

     o 300% of the applicable conversion price of the Series 1 preferred stock at that time; or

     o $6.00 per share.

     In addition, the common stock must have traded on its principal market for a period of 30 consecutive dates with an average daily volume in excess of 50,000 shares for the 30-day period. The price per share of any shares being repurchased is $100 plus all declared but unpaid dividends.

     In addition, pursuant to its certificate of incorporation, the combined company will be authorized to issue "blank check" preferred stock. This will enable the board of directors of the combined company, from time to time, to create one or more new series of preferred stock in addition to the Series 1 preferred stock. The new series of preferred stock can have the rights, preferences, privileges and restrictions designated by the combined company's board of directors. When, and if, any new series of preferred stock is issued, it could affect, among other things, the dividend, voting and liquidation rights of the combined company common stock.


Warrants

     As of the date of this joint proxy statement/prospectus, Global has outstanding warrants to purchase 1,375,000 shares of Global common stock at exercise prices ranging from $1.75 to $13.175 per share. In addition, Global issued a warrant which can be exercised for 40,000 shares of Global common stock for each $1,000,000 in gross profit earned by Global under a business relationship with an unaffiliated entity, up to a total of 700,000 shares. This warrant is exercisable at a price of $8.50 per share of Global common stock.

     As of the date of this joint proxy statement/prospectus, Impax has outstanding warrants to purchase 560,000 shares of Impax common stock at an exercise price of $2.50 per share of Impax common stock. If the merger is consummated, these warrants will be converted into warrants to purchase 1,868,048 shares of combined company common stock at an exercise price of $0.75 per share.

     In addition, at the closing of the merger, the combined company will replace the non-employee director stock options held by all current non-employee directors of Global and Impax who will cease to be directors of the combined company, with five-year common stock warrants. The warrants will be exercisable, in the case of Global non-continuing directors, for the same number of shares which could be purchased under the options (whether or not then vested) and at the same exercise price. In the case of Impax non-continuing directors, the warrants will be exercisable for the same number of shares which could be purchased under the Impax options (whether or not then vested) and at the same exercise price, both adjusted for the exchange ratio of
3.3358 shares of Global common stock for each share of Impax common stock. At the effective time of the merger, Global expects to issue an aggregate of 355,650 warrants to these non-continuing directors, at exercise prices ranging from $2.065 to $4.125 per share.


Transfer agent and registrar

     The transfer agent and registrar for the Global common stock is Continental Stock Transfer & Trust Company.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF IMPAX AND GLOBAL
                            (THE COMBINED COMPANY)

     As a result of the merger, holders of shares of Impax common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock will become holders of shares of Global (Combined Company) common stock, and holders of shares of Impax Series D preferred stock will become holders of shares of Global Series 1-B preferred stock. The following chart summarizes the material differences between the rights of Impax shareholders (left column), and the rights of Global (Combined Company) stockholders after the merger (right column). This summary is not intended to be complete and is qualified by reference to Delaware and California law as well as to Impax's articles of incorporation and by-laws and Global's certificate of incorporation, including the certificate of designations for the Series 1 preferred stock, and by-laws. Copies of Global's certificate of incorporation and by-laws are on file with the SEC. Copies of the amendment to Global's certificate of incorporation and the certificate of designations for the Series 1 preferred stock are included as Annex E and Annex F to this joint proxy statement/prospectus. Copies of Impax's current articles of incorporation and by-laws are available by writing to Impax at 30831 Huntwood Avenue, Hayward, California 94544, Attention:
Secretary.


Summary of Material Differences Between Current Rights of Impax Shareholders
                                      and
              Rights Those Holders Will Have Following the Merger



                         Impax                                         Global (Combined Company)
                                         State LawTakeover Legislation

The California Corporation Code does not provide         Global is subject to Section 203 of the Delaware
for any antitakeover provisions applicable to Impax.     General Corporation Law. It provides that, if a
However, it does provide for certain restrictions        person acquires 15% or more of the stock of a
concerning "business combinations" which are             Delaware corporation without the approval of the
discussed later in this section.                         board of directors of that corporation, thereby
                                                         becoming an "Interested Stockholder," that person
                                                         may not engage in certain transactions with the
                                                         corporation for three years unless:

                                                         o the board of directors approved the acquisition of
                                                           stock or the transaction prior to the time that the
                                                           person became an interested stockholder;

                                                         o the person became an interested stockholder and 85%
                                                           owner of the voting stock of the corporation in the
                                                           transaction, excluding voting stock owned by
                                                           directors who are also officers and certain employee
                                                           stock plans; or

                                                         o the transaction is approved by the board of directors
                                                           and by the affirmative vote of at least two-thirds of
                                                           the outstanding voting stock which is not owned by
                                                           the interested stockholder.

                                             Corporate Governance

The rights of Impax shareholders are currently           The rights of Global stockholders are currently
governed by California law and the charter and           governed by Delaware law and the certificate of
by-laws of Impax. Upon completion of the merger,         incorporation and by-laws of Global. Upon
the rights of Impax shareholders who become              completion of the merger, the rights of Global
Global stockholders in the merger will be governed       stockholders will continue to be governed by
by Delaware law and the Global certificate of            Delaware law and the Global certificate of
incorporation (as amended) and by-laws.                  incorporation (as amended) and by-laws.

                                                    Voting Rights

Holders of Impax common stock are generally               Holders of common stock are entitled to one vote
entitled to one vote for each share held at all           for each share held on all matters on which
meetings of shareholders.                                 stockholders are generally entitled to vote.

Holders of Impax preferred stock are entitled to that     Holders of preferred stock are entitled to that
number of votes for each share which is equal to          number of votes for each share which is equal to
the number of shares of common stock into which a         the number of shares of common stock into which a
share of preferred stock could then be converted.         share of preferred stock could then be converted.

Except as provided by law, the holders of Impax           Generally, except as provided by law, the holders of
common stock, Series A preferred stock, Series B          Global common stock and Global preferred stock
preferred stock and Series C preferred stock vote         vote together and not as separate classes.
together and not as separate classes.
                                                          The approval of the Series 1 preferred stock of
Holders of Series D Preferred Stock vote as a             Global, voting as a separate class, will be required
separate class.                                           on certain actions by Global, including:

                                                         o the issuance of any class or series of stock which
                                                           would rank senior to the Series 1 preferred stock as
                                                           to dividends or upon liquidation;

                                                         o the amendment of the Global certificate of
                                                           incorporation or by-laws in a way that would impair
                                                           or reduce the rights of the Series 1 preferred stock;

                                                         o the liquidation or dissolution of Global;

                                                         o any proposed transaction eliminating the public
                                                           trading market for the Global common stock;

                                                         o to redeem or repurchase any outstanding Global
                                                           capital stock;

                                                         o the incurrence of debt or encumbrance of assets over
                                                           $15 million; or

                                                         o the entrance by Global into any other line of
                                                           business.

The California Corporations Code requires voting          The Delaware General Corporation Law provides
by separate classes with respect to amendments to a       that all classes of stock, even a nonvoting class of
corporation's articles of incorporation (in most          stock, must vote on charter amendments that
circumstances), mergers, share exchanges,                 adversely affect the rights of holders of shares of
reorganizations and similar transactions.                 such class.

                                           Size of the Board of Directors

Impax's by-laws provide that the number of                The Global by-laws provide that the number of
directors shall not be less than six nor more than        directors may not be less than three nor more than
11, with the exact number of directors to be fixed        ten. The actual number of directors is determined
by approval of the board or the Impax shareholders.       from time to time by resolution of the board of
The Impax board has set the number of authorized          directors adopted by a majority of the entire board.
directors at nine. However, there are currently three     The Global board currently consists of ten directors.
vacancies on the Impax board.

                                Election and Classification of the Board of Directors

The Impax board of directors is not classified and,       The Global board of directors is not classified and,
accordingly, all members of the board are elected at      accordingly, all members of the Board are elected at
the annual meeting of shareholders. Impax directors       the annual meeting of stockholders.
are elected on a cumulative voting basis if at least
one shareholder has given notice of an intention to       Global does not have cumulative voting for the
cumulate its votes. In an election of directors under     election of directors.
cumulative voting, each share of stock normally
having one vote is entitled to a number of votes          Global's certificate of incorporation provides that
equal to the number of directors to be elected. A         four of the holders of the Series 1 preferred stock
shareholder may then cast all his or her votes for a      will each have the right to elect one member of the
single candidate or may allocate them among as            Global board of directors as long as that holder
many candidates as the shareholder may choose.            owns at least 40% of the Series 1 preferred stock
     that they owned at the effective time of the merger.

                                       Removal of Directors; Filling Vacancies

Section 303(a) of the California Corporations Code        In general, Global directors may be removed from
provides that any director or the entire board of         office, with or without cause and at any time by the
directors may be removed, with or without cause,          affirmative vote of holders of a majority of the
with the approval of a majority of the outstanding        voting power of the outstanding shares entitled to
shares entitled to vote. A vacancy among the              vote generally in the election of directors, voting as
directors is filled for the remaining term by a           a single class. A vacancy among the directors is
majority of the remaining directors in office unless      filled for the unexpired term by the vote of a
the vacancy results from the removal of a director        majority of the remaining directors in office unless
by the shareholders, in which case the vacancy may        the vacancy results from the removal of a director
only be filled by the approval of the shareholders.       by the stockholders, in which case the vacancy may
                                                          be filled by the approval of the stockholders.
                                                          Subject to Delaware law, a director designated by a
                                                          holder of Series 1 preferred stock may be removed,
                                                          and the vacancy created can be filled, only by that
                                                          designating holder of preferred stock.

                                           Special Meetings of Shareholders

A special meeting of the shareholders of Impax may        The Global by-laws provide that special meetings of
be called by the Impax board, the Chairman of the         the Global stockholders may be called by the
Board, the President or the holders of shares             Chairman of Board, the President or by resolution
entitled to cast not less than 10% of the votes at        of the board of directors adopted by a majority of
such meeting.                                             the entire board; and must be called by the
                                                          Secretary upon the written request of the holders of
                                                          shares entitled to cast not less than 10% of the
                                                          votes at such meeting.

                                        Shareholder Action by Written Consent

The Impax by-laws provide that any action which           The Global by-laws provide that any action which
may be taken at any annual or special meeting of          may be taken at any annual or special stockholders
shareholders may be taken by written consent.             meeting may may be taken by written consent.

                                            Advance Notice Provision

Impax does not have advance notice provisions.           For a stockholder to properly bring business before a
                                                         stockholder meeting, the matter must be a proper
                                                         matter for stockholder action under the Delaware
                                                         General Corporation Law and the corporate secretary
                                                         must receive written notice of the stockholder's
                                                         intent to do so. Federal securities laws dictate that
                                                         the written notice must contain certain information
                                                         about the proposal, and be received by the corporate
                                                         secretary not less than 120 calendar days before the
                                                         anniversary of the date Global's proxy statement was
                                                         released in connection with the preceding year's
                                                         annual meeting, or if the date of the annual meeting
                                                         is more than 30 days before or after such anniversary
                                                         date, the notice must be received within a reasonable
                                                         time before Global begins to print and mail its proxy
                                                         materials.

                  Liability of Directors; Indemnification of Directors and Officers; Insurance

The California Corporations Code provides that a         The Global certificate of incorporation provides that
corporation (1) has the power to indemnify a             a director shall not be personallyliable to Global or
director against expenses, judgments, fines and          its stockholders for monetary damages for breach of
settlements if that person acted in good faith and in    fiduciary duty as a director except for liability:
a manner the person reasonably believed to be in
the best interest of the corporation and, in the case    o for any breach of the director's duty of loyalty to
of a criminal proceeding, had no reasonable cause          Global or its stockholders,
to believe the conduct of the person was unlawful,
and (2) has the power to indemnify, with                 o for acts or omissions not in good faith or which
exceptions, any person who is a party to any action        involve intentional misconduct or a knowing
by or in the right of the corporation, against             violation of law,
expenses actually and reasonably incurred by the
person in connection with the defense or settlement      o for paying a dividend or approving a stock repurchase
of the action if the person acted in good faith and        in violation of Section 174 of the Delaware General
in a manner the person believed to be in the best          Corporation Law, or
interests of the corporation and its shareholders.
                                                         o for any transaction from which the director derived
The Impax by-laws provide that, subject to some            an improper personal benefit.
limitations, Impax is to advance to such director or     The Global certificate of incorporation also provides
officer expenses incurred in defending any such          for the indemnification by Global of its present and
proceeding to the maximum extent permissible             former directors and officers (and any person serving
under the California Corporations Code.                  as an officer, director, employee or agent of another
                                                         entity at the request of Global) to the fullest extent
                                                         authorized by the Delaware General Corporation Law or,
                                                         to the extent an amendment to the Delaware General
                                                         Corporation Law permits broader indemnification rights,
                                                         as it may be amended. Global must advance the expenses
                                                         incurred by a director or officer in defending any
                                                         proceeding; except that, if required by the Delaware
                                                         General Corporation Law, the person seeking those
                                                         advances provides an undertaking to Global to repay all
                                                         amounts so advanced if it is ultimately determined that
                                                         the person receiving those advances is not entitled to
                                                         be indemnified.

The Impax by-laws further provide that Impax may         The Global by-laws provide that Global may
purchase and maintain insurance on behalf of any         maintain insurance, at its expense, to protect itself
agent of Impax against any liability, whether or not     and any other person against any liability, whether
Impax would have the power to indemnify that             or not Global would have the power to indemnify
person against liability under the California            that person against that liability under the Delaware
Corporations Code.                                       General Corporation Law.

                                     Amendment of Certificate of Incorporation

The Impax articles of incorporation may be               Generally, the Global certificate of incorporation
amended by the holders of a majority of the              may be changed by the affirmative vote of the
outstanding voting power of common stock and             holders of a majority of the outstanding shares of
preferred stock, voting together as one class, upon      common stock and preferred stock, voting together
the approval of the Impax board of directors. The        as one class, upon the approval of the Global board
Impax articles of incorporation may not be               of directors. The Global certificate of incorporation
amended, however, in any manner which would              may not be amended without the affirmative vote of
adversely alter or change the powers, preferences or     80% of the voting power of the Series 1 preferred
special rights of the outstanding Impax preferred        stock if that amendment would create a class or
stock, without the affirmative vote of a majority of     series of stock which would rank senior to the
the outstanding shares of any series of preferred        Series 1 preferred stock as to dividends or upon
stock affected by any amendment, voting on an as         liquidation, or would otherwise impair or reduce the
coverted basis.                                          rights of the Series 1 preferred stock.

                                                         The Delaware General Corporation Law provides
                                                         that all classes of stock, even a nonvoting class of
                                                         stock, must vote on charter amendments that
                                                         adversely affect the rights of holders of shares of
                                                         that class.

                                                Amendment of By-laws

The Impax by-laws may be amended by the                  Global by-laws may be changed by the affirmative
affirmative vote or written consent of holders of a      vote of the majority of shares present in person or
majority of the voting power of the outstanding          by proxy at a duly held annual or special
shares of Impax common stock and preferred stock         stockholder meeting, or by a vote of a majority of
entitled to vote, or by the Impax board. Except for      the board.
by-laws specifying a fixed number of directors or
changing the maximum or minimum number of
directors, by-laws may be adopted by the Impax
board of directors.

                                                   Appraisal Rights

Under California law, a shareholder of a corporation      Under Delaware law, a stockholder of a corporation
participating in certain major corporation                participating in certain major corporation
transactions may, under varying circumstances, be         transactions may, under varying circumstances, be
entitled to appraisal rights which would enable the       entitled to appraisal rights which would enable the
shareholder to receive cash in the amount of the fair     stockholder to receive cash in the amount of the fair
market value of his or her shares instead of the          market value of his or her shares instead of the
consideration he or she would otherwise receive in        consideration he or she would otherwise receive in
the transaction.                                          the transaction. Under Delaware law, the fair market
                                                          value is determined exclusive of any element of
The limitations on the availability of appraisal          value arising from the accomplishment or
rights under California law are different from those      expectation of the transaction.
under Delaware law. Shareholders of a California
corporation whose shares are listed on a national         Appraisal rights are not available (a) with respect to
securities exchange or on a list of over-the-counter      the sale, lease or exchange of all or substantially all
margin stocks issued by the Board of Governors of         of the assets of a corporation, (b) with respect to a
the Federal Reserve System generally do not have          merger or consolidation by a corporation the shares
such appraisal rights unless the holders of at least      of which are either listed on a national securities
five percent (5%) of the class of outstanding shares      exchange or are held of record by more than 2,000
claim the right of the corporation or any law             holders if the stockholders receive only shares of
restricts the transfer of the shares.                     the surviving corporation or shares of any other
                                                          corporation that are either listed on a national
                                                          securities exchange or held of record by more than
                                                          2,000 holders, plus cash instead of fractional shares,
                                                          or (c) to stockholders of a corporation surviving a
                                                          merger if no vote of the stockholders of the
                                                          surviving corporation is required to approve the
                                                          merger under certain provisions of Delaware law.

                                               Business Combinations

The California Corporations Code requires that an          Global is not subject to any restrictions regarding
"Interested Party" (defined below) of a corporation        business combinations other than Section 203 of the
provide that corporation's shareholders with copies        Delaware General Corporation Law (discussed
of a fairness opinion if the Interested Party and          above).
such corporation enter into various forms of
transactions, including a merger transaction.
However, this requirement only applies to
corporations that have shares held of record by
more than 100 persons. Because Impax has less
than 100 shareholders of record, Impax is not
subject to this provision.

An "Interested Party" for purposes of the California
Corporations Code means a person who is a party to the transaction and (1) directly or indirectly controls the corporation, (2) is, or is directly or indirectly controlled by, an officer or director of the corporation or (3) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

The California Corporations Code also provides that contracts or transactions between a corporation and
(1) any of its directors or (2) a company in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and approved or ratified in good faith by a sufficient number of the disinterested directors or a majority of the disinterested stockholders represented and voting at a duly held meeting, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

                       GLOBAL PHARMACEUTICAL CORPORATION


Selected Historical Financial Information of Global

     The following selected financial data for Global as of and for each of the five years ended December 31, 1998 are derived from the audited financial statements of Global. The selected financial data as of and for the six months ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Global. The unaudited financial statements of Global include all adjustments, consisting solely of normal recurring accruals, which management considered necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for future periods. The data should be read in conjunction with the Global audited financial statements and related notes thereto and "Global Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus.


STATEMENT OF OPERATIONS DATA:



                                For the six months ended                            For the year ended
                                        June 30,                                       December 31,
                                -------------------------   -------------------------------------------------------------------
                                    1999          1998          1998        1997(b)       1996(b)       1995(b)       1994(b)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating revenue ...........    $  4,217      $  1,918      $  4,401      $    427      $     --      $     --      $     --
Total operating expenses.....       2,521         2,421         4,766         6,164         5,121         4,221         1,831
Operating loss ..............      (1,524)       (2,406)       (4,639)       (5,936)       (4,943)       (4,221)       (1,831)
Net loss ....................      (1,546)       (2,347)       (4,615)       (5,877)       (4,608)       (4,463)       (1,988)
Net loss applicable to
 common stock(a) ............      (3,020)       (2,347)       (4,755)       (8,424)       (4,608)       (4,463)       (1,988)
Net loss per share (basic
 and diluted) ...............    $  (0.43)     $  (0.54)     $  (1.07)     $  (1.97)     $  (1.08)     $  (1.80)     $  (0.92)

BALANCE SHEET DATA:
                                        June 30,                                         December 31,
                                -------------------------   ----------------------------------------------------------------------
(in thousands)                       1999          1998          1998          1997          1996          1995          1994
------------------------------  ---------      --------     ---------      --------      --------      --------      --------
Total assets ................    $ 12,494      $  8,769      $  8,853      $ 11,322      $  9,440      $ 12,855      $  3,232
Long-term debt ..............       1,876         2,050         1,967         2,129         1,197         1,280         2,559
Mandatorily redeemable
 preferred stock ............       5,900         5,843         6,354         6,335            --            --            --
Stockholders' equity
 (deficit) ..................    $  1,042      $   (498)     $ (2,379)     $  1,378      $  7,351      $ 10,124      $   (616)

(a) The net loss applicable to common stock includes imputed preferred stock dividends of $1,474 for the six months ended June 30, 1999 and $0 for the six months ended June 30, 1998 and $140 for the year ended December 31, 1998 and $2,547 for the year ended December 31, 1997.

(b) Prior to the fourth quarter of 1997, Global was considered a development stage company.

Global Management's Discussion and Analysis of Financial Condition and Results of Operations

     When used in this discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected.

     Global's business and results of operations are affected by a wide variety of factors that could materially and adversely affect Global and its actual results, including, but not limited to, the ability to obtain and maintain governmental approvals on additional products, the ability to adequately fund its operating requirements, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, the availability of raw materials and the regulatory environment. As a result of these and other factors, Global may experience material fluctuations in future operating results on a quarterly or annual basis (including, to the extent appropriate governmental approvals are not obtained, the inability to manufacture and sell products), which could materially and adversely affect its business, financial condition, operating results, and stock price. An investment in Global involves various risks, including those referred to above and those which are detailed from time-to-time in Global's other filings with the Securities and Exchange Commission.

     These forward-looking statements speak only as of the date hereof. Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


General

     Global was formed in April 1993 to acquire the manufacturing plant, equipment and certain related assets and the ANDAs, NDAs and NADAs of Richlyn. Richlyn operated as a generic pharmaceutical business from 1947 to 1992. Richlyn ceased operations at this facility in 1992 as a result of failure to comply with FDA regulations concerning cGMP.

     From its inception through 1997, Global has devoted substantially all of its efforts to improving and renovating the facility, establishing policies and procedures to bring the facility into compliance with cGMP, and obtaining all government approvals necessary to begin operating the facility. In July 1997, Global was notified that, following an inspection, FDA had determined that Global's Tetracycline Hydrochloride 250 mg capsules had been validated. The FDA subsequently determined that sufficient data was available to assign an expiration date to the product's label and Global commenced operations and began shipping the product in September 1997. Since Global commenced operations, the FDA has routinely inspected and approved the work necessary for each of Global's product introductions. In January 1998, the FDA informed Global that product-by-product inspections and authorizations would no longer be required for Global's current ANDA product portfolio. Through August 15, 1999, Global has introduced to market 21 products. See "Global's Business" later in this joint proxy statement/prospectus.

     Global cannot currently predict whether its business will be seasonal in nature, but to the extent that it manufactures and distributes products that pertain to seasonal ailments such as allergies or colds, Global may experience seasonal patterns in its sales and profitability. There can be no assurance that the potential seasonality of Global's business will not have a material adverse effect on Global. In addition, Global's revenues, and hence its profitability, if any, may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding quarter of the previous year as a result, among other factors, of the timing of process validation for particular generic drug products, the timing of any significant initial shipments of newly approved drugs and competitive pressures from other generic drug manufacturers who receive FDA approvals covering competing products.

     In August 1997, Global signed two exclusive ten-year licensing agreements with Eurand America Inc., an international drug company that specializes in oral delivery. Eurand is a unit of American Home Products, one of the world's largest research-based pharmaceutical and healthcare companies. Under the first agreement, Eurand develops, manufactures and supplies to Global several dosages of Pancrelipase, a pancreatic enzyme used primarily by cystic fibrosis patients to aid in digestion using a new Eurand technology, and grants Global an exclusive license to market and sell the products in the United States subject to minimum sales levels. The second agreement provides for Eurand to supply Global with the existing Eurand Pancrelipase 4500 USP Lipase content product, for the generic market; this product is currently marketed as Lipram 4500. Another Eurand manufactured product, Lipram 10,000, was introduced in June 1998.


     During the six months ended June 30, 1999, Global has introduced to market its first new ANDA approval, Minocycline HCl 100mg capsule, an antibiotic, which is the generic equivalent of Lederle's Minocin(R).


Results of Operations


     Until the quarter ended December 31, 1997, when Global became operational, Global was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.


     The year ended December 31, 1998 was Global's first full year of operations with $4,401,000 in revenues. Global had an accumulated deficit of $22,591,000 at December 31, 1998.


Six Months Ended June 30, 1999 compared to Six Months Ended June 30, 1998


     Global's net loss applicable to common stock for the six months ended June 30, 1999, was $3,020,000 as compared to a net loss of $2,347,000 in the same period in 1998. The increase was due primarily to a non- cash charge for imputed stock dividends of $1,474,000 in 1999 partially offset by increased revenues and lower unabsorbed manufacturing overhead.


     The net sales for the six months ended June 30, 1999, were $4,217,000 compared to $1,918,000 in the comparable period in 1998. The increase in net sales in 1999 was due primarily to an increase in the number of products and customers as compared to the same period in 1998.


     The cost of sales of $3,220,000 for the six months ended June 30, 1999 had associated cost of goods sold of $2,236,000 and an unabsorbed manufacturing overhead of $984,000 representing the under capacity utilization of the plant and infrastructure. For the six months ended June 30, 1998, the cost of sales of $2,255,000 had associated cost of goods sold at $912,000 and an unabsorbed manufacturing overhead of $1,343,000.


     The gross margin for the six months ended June 30, 1999, was $997,000 compared to a gross margin loss of ($337,000) in the six months ended June 30, 1998, due primarily to higher sales and higher absorption of manufacturing overhead by the increased production.


     The research and development costs for the six months ended June 30, 1999 were $997,000 compared to $1,247,000 in the six months ended June 30, 1998. The decrease in research and development expense in the six months ended June 30, 1999 was primarily due to payments of $200,000 for development costs to Eurand America made in the six months ended June 30, 1998, but none in the comparable period in 1999.


     The selling, general and administrative expenses were $1,524,000 for the six months ended June 30, 1999, compared to $1,174,000 for the same period in 1998. The increase of $350,000 over 1998 was due primarily to merger-related expenses in connection with the proposed merger with Impax and additional selling expenses compared to the same period in 1998 including personnel, advertising, travel and freight.


     The interest expense was $94,000 for the six months ended June 30, 1999, compared to $39,000 for the same period of 1998, due to increased levels of borrowings, primarily for working capital purposes.


     The interest income was $72,000 for the six months ended June 30, 1999 compared to $98,000 in the same period of 1998 due primarily to a decrease in investments in cash equivalents in the first quarter of 1999.


     The other income was zero for the six months ended June 30, 1999, compared to $424,000 for the six months ended June 30, 1998, which included payments of $417,000 for the U.S. Ranitidine profit distribution from Genpharm. There were no U.S. Ranitidine profit distributions from Genpharm in 1999.

     The other expense was zero for the six months ended June 30, 1999, compared to $72,000 for the six months ended June 30, 1998, representing amounts due to a sales organization for a one-time profit sharing arrangement for the distribution of one of Global's products.


Year Ended December 31, 1998 compared to Year Ended December 31, 1997.

     Global's net loss for the year ended December 31, 1998 was $4,615,000, as compared to a net loss of $5,877,000 for the year ended December 31, 1997. The decrease in the net loss was due primarily to increased revenues . Also, during 1998 Global issued Series C preferred stock which resulted in non-cash imputed dividends which increased the net loss applicable to common stock by $140,000 or $0.03 per share to $4,755,000 or $1.07 per share.

     In 1997, Global issued Series A and Series B preferred stock which resulted in non-cash imputed dividends which increased the net loss applicable to common stock by $2,547,000 or $0.59 per share to $8,424,000 or $1.97 per share.

     Net sales for the year ended December 31, 1998 were $4,401,000 as compared to $427,000 for the year ended December 31, 1997. The increase in net sales of $3,974,000 was due primarily to an increase in number of products and customers realized in 1998 as compared to 1997. Also, Global was operational for only three months in 1997, as compared to a full year of operations in 1998.

     The increase in cost of goods sold in 1998 compared to 1997 was due to the fact that operations did not commence until the fourth quarter of 1997. Cost of sales of $4,681,000 for the year ended December 31, 1998 had associated cost of goods sold of $2,064,000 and an unabsorbed manufacturing overhead of $2,617,000 representing the undercapacity utilization of the plant and infrastructure. For the year ended December 31, 1997, cost of sales was $321,000.

     Research and development costs for the year ended December 31, 1998 were $2,229,000. There were no research and development costs in 1997. The increase in research and development costs in 1998 as compared to 1997 was primarily due to biostudy costs for two ANDAs, development costs to Eurand and additional personnel expenses.

     Selling, general and administrative expenses for the years ended December 31, 1998 and 1997 were $2,537,000 and $6,164,000, respectively. The decrease is due to the significant increase in operational activity whereby certain costs previously written off as general and administrative expenses are now allocated to the cost of production and are reflected in cost of sales.

     Interest expense was $113,000 for the year ended December 31, 1998 as compared to $65,000 for the year ended December 31, 1997, due to additional borrowings from the Pennsylvania Industrial Development Authority and the Delaware River Port Authority through the Philadelphia Industrial Development Corporation and the short-term borrowing from the General Electric Capital Corporation Credit Facility.

     Interest income was $137,000 for the year ended December 31, 1998 as compared to $124,000 for the year ended December 31, 1997, due to an increase in investments in cash equivalents resulting primarily from the proceeds of the Series B preferred stock issuance.

     Other income of $479,000 for the year ended December 31, 1998 primarily was comprised of $445,000 of royalties received under the Genpharm distribution agreements. Other income of $122,000 generated during the year ended December 31, 1997 was due primarily to an amount received from a supplier for a claim relating to unacceptable materials purchased from the supplier.

     Other expense of $72,000 for the year ended December 31, 1998 represents costs for a nonrecurring profit sharing arrangement with a sales organization for the distribution of one of Global's products.


Year Ended December 31, 1997 compared to Year Ended December 31, 1996.

     Global's net loss for the year ended December 31, 1997 was $5,877,000, as compared to a net loss of $4,608,000 for the year ended December 31, 1996. The increase in the net loss was due primarily to increased payroll costs resulting from hiring of personnel necessary to support Global's infrastructure, recent FDA approvals and the "ramping up" for expected product introductions, partially offset by minimal sales in 1997. Also, during 1997, Global issued Series A and Series B preferred stock which resulted in non-cash imputed dividends which increased the net loss applicable to common stock by $2,547,000 or $0.59 per share to $8,424,000 or $1.97 per share.


     Net sales were $427,000 in the fourth quarter and for the year ended December 31, 1997. Until the fourth quarter of 1997, Global was considered a development stage company.


     Selling, general and administrative expenses were $6,164,000 in the year ended December 31, 1997 as compared to $5,121,000 during the same period in 1996, due primarily to increased payroll costs resulting from the hiring of personnel necessary to support Global's infrastructure, recent FDA approvals and the "ramping up" for expected product introductions.


     Interest income was $124,000 for the year ended December 31, 1997 as compared to $375,000 earned in the comparable period in 1996, due primarily to a decrease in investments in cash equivalents throughout the year as a result of capital expenditure incurred in upgrading the manufacturing facility, hiring personnel necessary to support Global's infrastructure and "ramping up" for expected product introductions.


     Interest expense was $65,000 for the year ended December 31, 1997 as compared to interest expense of $40,000 during the same period in 1996 due to the additional borrowings from Pennsylvania Industrial Development Authority and the Delaware River Port Authority via Pennsylvania Industrial Development Corporation


     Other income of $122,000 generated during the year ended December 31, 1997 was due primarily to an amount received from a supplier for a claim filed by Global in 1996 relating to unacceptable materials purchased from the supplier.


Liquidity and Capital Resources


     Until Global's IPO, Global financed its activities primarily through the issuance of promissory notes to the family that previously controlled Richlyn, low interest borrowings, proceeds from the private placement of equity securities, and loans from stockholders.


     In December 1995, Global completed its IPO in which 1,650,000 shares of common stock were sold by Global for net proceeds of $11,489,000. An additional 247,500 shares of common stock were sold to the underwriter of the IPO in January 1996, for net proceeds to Global of $1,835,000.


     In July 1997, Global received a $758,000 loan from PIDA bearing annual interest of 3.75% for 15 years and a $350,000 loan from the DRPA via the PIDC bearing annual interest of 5.00% for 10 years. These loans are secured by land, building and building improvements. A portion of the loans funded capital projects, with the remaining proceeds invested in interest bearing certificates of deposit owned by Global and pledged as additional collateral.


     Global completed an initial closing of approximately $1.2 million of its Series A preferred stock in August 1997, and a subsequent closing of $150,000 in September 1997. In addition, Global completed the closing of $5 million of its Series B preferred stock in December 1997. In connection with these offerings, at December 31, 1997, Global incurred aggregate expenses, of approximately $196,000, resulting in net proceeds to Global of approximately $6.1 million. Global used the proceeds from these offerings for working capital purposes. All the shares of Series A and Series B preferred stock have been converted to common stock.


     In July 1998, Global entered into a revolving credit facility with General Electric Capital Corporation, providing financing to Global of up to $5 million based on levels of accounts receivable and inventory. Amounts borrowed under the credit facility bear interest, payable monthly, at the Index Rate plus 4% per annum. The Index Rate is the latest rate for 30-day dealer placed commercial paper published in the "Money Rates" section of The Wall Street Journal. Global also pays a fee of .125% per annum on the unused available portion of the credit line. At June 30, 1999, Global had outstanding borrowings of $764,000 with additional availability of approximately $1,600,000 under the credit line.

     In November 1998, Global issued 9,000 shares of Series C preferred stock and a five year warrant to purchase 225,000 shares of common stock at an initial exercise price equal to $4.00 per share, for proceeds of $900,000. The proceeds were used for working capital purposes.


     On March 2, 1999, Global issued 30,000 shares of Series D preferred stock and a five year warrant to purchase 375,000 shares of common stock at an initial exercise price equal to $4.00 per share, for aggregate proceeds of $3,000,000. On May 18, 1999, Global issued to the same investors an additional 20,000 shares of its Series D preferred stock and a five year warrant to purchase 250,000 shares of common stock at an initial exercise price equal to $4.00 per share, for aggregate proceeds of $2,000,000. The proceeds of this private placement are being used for funding research and development efforts, working capital and general corporate needs.


The Year 2000 Issue


     Global's computer system and programs were designed in recent years and concerns related to the Year 2000 issue were addressed at the time the decision to purchase the system was made. During 1998, management initiated a program to prepare Global's computer systems, applications and other equipment that may employ date sensitive embedded chips for the Year 2000. Global has been advised by its hardware and software vendors that all databases used by current systems are Year 2000 compliant. Global completed an inventory of all computer hardware and software applications and successfully tested their Year 2000 compliance. Global is in the process of addressing the Year 2000 issues with customers, suppliers, service providers and other constituents, which is expected to be completed shortly. Global will continue to review the information received in response to these inquiries and to determine the need and extent of contingency planning. During the three months ending June 30, 1999, Global contracted with an outside firm regarding contingency support for its computer hardware system and completed the remaining areas of its contingency planning as of October 31, 1999. At this time, Global does not believe that the Year 2000 issue represents a material event or uncertainty or that the cost of addressing the Year 2000 issue is material to Global's business, operations or financial condition.


Risk of Global's Year 2000 Issues


     Achieving Year 2000 compliance is dependent on many factors, some of which are not completely within Global's control. There can be no assurance that Global will be able to identify all aspects of its business that are subject to Year 2000 problems of customers or suppliers that affect Global's business. There also can be no assurance that Global's software vendors are correct in their assertions that the software is Year 2000 compliant, or that Global's estimate of the costs of systems preparation for Year 2000 compliance will prove ultimately to be accurate. Should either Global's internal systems or internal systems of one or more significant suppliers or customers fail to achieve Year 2000 compliance, or Global's estimate of the costs of becoming Year 2000 compliant prove to be materially inaccurate, Global's business and its results of operations could be adversely affected.


New Financial Accounting Standards


     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes all changes in equity during a period from all transactions other than those with stockholders, including net income, foreign currency related items and unrealized gain or loss on certain securities. The disclosures prescribed by this standard had no effect on Global for the year ended December 31, 1998.


     Also in 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which established guidance for disclosure of business segment information in annual financial statements. The statement had no impact on Global as it operates in one business segment: generic pharmaceuticals.

     In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This standard revises and standardizes disclosure requirements for pension and other postretirement benefits in annual financial statements. This statement had no impact on Global as Global has no pension or other postretirement plans which require disclosure.

     In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established a new model for the accounting and reporting of derivative and hedging transactions. The statement amends a number of existing standards and is effective for fiscal years beginning after June 15, 2000 (as amended by SFAS No. 137). Global is assessing this statement, but believes it will have no impact on Global.

     Also in 1998, the AICPA issued SOP 98-1, "Accounting for Internally Developed Software," with required adoption for most companies beginning in 1999. This SOP provides guidelines for the capitalization of certain internal software development costs. Global adopted this standard in 1999, which had no impact on its financial results.

Global's Business


Introduction

     Global Pharmaceutical Corporation is a specialty pharmaceutical company engaged principally in the development, manufacture and marketing of solid oral generic prescription drugs with primary application in smaller, niche markets. Global is headquartered at a 113,000 square-foot, state-of-the-art research and manufacturing facility located in Philadelphia, Pennsylvania, and is incorporated in Delaware.

     Global was formed in April 1993 to acquire the manufacturing plant, equipment and certain related assets and liabilities and the Abbreviated New Drug Applications (referred to as ANDAs), New Drug Applications (referred to as
NDAs) and New Animal Drug Applications (referred to as NADAs) of Richlyn Laboratories, Inc. Richlyn operated a generic pharmaceutical business from 1947 to 1992 when the facility was closed for failure to comply with Food and Drug Administration regulations concerning cGMP.

     From Global's inception through 1997, Global has devoted substantially all of its efforts to improving and renovating the facility, establishing policies and procedures to bring the facility into compliance with cGMP, and obtaining all government approvals necessary to begin operating the facility. In July 1997, Global was notified that, following an inspection, the FDA had determined that Global's Tetracycline Hydrochloride 250 mg capsules had been validated. Global commenced operations and began shipping the product in September 1997. During the remainder of 1997, the FDA routinely inspected and approved the work necessary for each of Global's product introductions. In January 1998, the FDA informed Global that product-by-product inspections and authorizations would no longer be required for its current ANDA product portfolio.

     Since the start of operations, Global has introduced to market 21 products; a table containing these products and related information is listed in the Products and Product Development section immediately following this introductory section.

     Global's strategic policy is to develop a broad product line, targeted at niche markets, composed of solid oral (tablets and capsules) prescription, generic drugs, various products that require isolation during their production, narcotic and other drug products that are heavily regulated by the United States Drug Enforcement Agency. In August 1997, Global received approval from the DEA to manufacture Class II through V controlled substance products. Global also intends to seek to develop or license certain brand-name pharmaceutical products.

     In addition, Global intends to expand its line of generic products through a combination of a research and development program that is expected to result in new products owned by Global, as well as the licensing of additional products owned by others. Generally, it is important that a new generic product be approved by the FDA for marketing by, or shortly after, the patent expiration date of the equivalent brand name drug (plus any legislatively granted extensions) in order to gain significant market share at attractive profit margins. As more generic products compete in the same market, which customarily occurs increasingly over time following the brand name product's patent expiration date (and extensions, if any), unit prices and profit margins decrease. As the development of a new generic drug product, including its formulation, testing and FDA approval, generally currently takes approximately three or more years, development activities may begin several years in advance of the patent expiration date of the brand-name drug equivalent. Consequently, Global may select drugs for development several years in advance of their anticipated entry to market. Global intends to enter larger, more competitive generic markets at such times as it believe it can effectively compete in those markets.

     Positioning itself to effectuate this strategy, in January 1997, Global entered into an agreement with Genpharm, Inc., a Canadian corporation and an indirect subsidiary of Merck KGaA, a German corporation, pursuant to which Global agreed to supply packaging or available capacity with respect to Genpharm's United States Ranitidine Form I production requirements based on a five-year cost-plus and percentage-of-profits compensation arrangement, commencing in August 1997, when Genpharm received ANDA approval for Ranitidine from the FDA. Ranitidine is the generic equivalent of Glaxo Wellcome plc's patented prescription drug Zantac(R). Global received and recognized as revenue approximately $445,000 in royalties from Genpharm for the year ended December 31, 1998.

     In addition to the packaging of Ranitidine, the Genpharm agreement provides Global with the opportunity to develop products for the U.S. market with the assistance of Merck KgaA. During 1998, Global filed ANDA's for two products selected under the Genpharm agreement.

     Also, in August 1997 Global signed two exclusive ten-year licensing agreements with Eurand America, a unit of American Home Products, an international drug company that specializes in oral drug delivery. One agreement provides for Eurand to supply Global with a specified dosage of Pancrelipase, a pancreatic enzyme used primarily by cystic fibrosis patients to aid in digestion, for the generic market. The second agreement provides for Eurand to develop and manufacture for Global, on an exclusive basis, several Pancrelipase products using a new Eurand technology, and grants Global an exclusive ten-year license to market and sell the products in the United States subject to minimum sales levels. Currently, Global is marketing two products:
Lipram 4500 and Lipram 10,000.

     In July 1998, Global entered into a revolving credit facility with GE Capital Corporation, providing funding to Global of up to $5 million based on levels of accounts receivable and inventory. Amounts borrowed under this credit facility bear interest, payable monthly, at the Index Rate plus 4% per annum. The Index Rate is the latest rate for 30-day, dealer-placed commercial paper published in the "Money Rates" section of The Wall Street Journal.

     In November 1998, Global issued 9,000 shares of Series C preferred stock and a five-year warrant to purchase 225,000 shares of common stock at an initial exercise price equal to $4.00 per share for proceeds of $900,000. On March 2, 1999, Global issued 30,000 shares of Series D preferred stock and a five-year warrant to purchase 375,000 shares of common stock at an initial exercise price equal to $4.00 per share for aggregate proceeds of $3,000,000. On May 18, 1999, Global issued to the same investors an additional 20,000 of Series D preferred stock and a five-year warrant to purchase 250,000 shares of common stock at an initial exercise price equal to $4.00 per share, for aggregate proceeds of $2,000,000.


Products and Product Development

     Global's policy is to develop a broad product line composed of solid oral (tablets and capsules) prescription, generic drugs and various products that require isolation during their production. Global also intends to seek to develop, license or acquire certain brand-name pharmaceutical products.

     Global also plans to manufacture and sell drugs that are regulated by the DEA such as narcotics, barbiturates and certain tranquilizers, as well as certain products that require isolated manufacturing facilities, which Global has provided by refurbishing and equipping a part of our existing facility. DEA regulations generally deal with the storage and dissemination of certain drugs and related raw materials and are designed to protect the security of those products and their dissemination against receipt by unauthorized persons. Global believes that the DEA regulations that will be applicable to Global will not materially increase the scope or expense of our regulatory compliance requirements.

     Global acquired from Richlyn 54 ANDAs, NDAs and NADAs and more than 100 previously marketed prescription and over-the-counter formulations including pharmaceutical products not subject to FDA approval that were manufactured and sold by Richlyn. Six of these ANDAs were validated and are currently marketed. In addition, fifteen other products were introduced to market as of August 15, 1999. The following table contains a list of the twenty-one products Global currently markets:




GLOBAL PRODUCT                          STRENGTH         BRAND PRODUCT*            PRESCRIBED USE
--------------------------------------  ---------------  ----------------  ------------------------------
Aminobenzoate Potassium Capsules        0.5 gram         Potaba            Anti-fibrotic
Aminobenzoate Potassium Tablets         0.5 gram         Potaba            Anti-fibrotic
Aminobenzoate Potassium Packets         2 gram           Potaba            Anti-fibrotic
Chloroquine Phosphate Tablets           250 mg           Aralen            Anti-malarial
Guaifenesin and Pseudoephedrine
 HCl ER Tablets                         600 mg/120 mg    Zephrex LA        Cough/cold
Hyoscyamine Oral Tablets                0.125 mg         Levsin            Anticholinergic/antispasmodic
Hyoscyamine Sublingual Tablets          0.125 mg         Levsin            Anticholinergic/antispasmodic
Hyoscyamine Extended Release Tablets    0.375 mg         Levbid            Anticholinergic/antispasmodic

GLOBAL PRODUCT                           STRENGTH        BRAND PRODUCT*          PRESCRIBED USE
---------------------------------------  --------------  -----------------  ------------------------
Lipram 4500 (Pancrelipase) Capsules      4500 units      Pancrease          Pancreatic enzyme
                                                                            replacement
Lipram 10,000 (Pancrelipase) Capsules    10,000 units    Creon 10           Pancreatic enzyme
                                                                            replacement
Mephobarbital Tablets CIV                32 mg           Mebaral            Sedative/anticonvulsant
Mephobarbital Tablets CIV                50 mg           Mebaral            Sedative/anticonvulsant
Mephobarbital Tablets CIV                100 mg          Mebaral            Sedative/anticonvulsant
Methyltestosterone Tablets CIII          10 mg           Testred/Android    Hormone replacement
Methyltestosterone Tablets CIII          25 mg           Testred/Android    Hormone replacement
Minocycline HCl Capsules                 100 mg          Minocin            Antibiotic
Oxycodone HCl Tablets CII                5 mg            Roxicodone         Analgesic
Pancrelipase Tablets                     8000 units      Viokase            Pancreatic enzyme
                                                                            replacement
Promethazine HCl Tablets                 25 mg           Phenergan          Antihistamine
Tetracycline HCl Capsules                250 mg          Achromycin V       Antibiotic
Tetracycline HCl Capsules                500 mg          Achromycin V       Antibiotic

------------
* The brand names listed are trademarks of the various companies represented.

     Global's current pipeline comprises two product applications awaiting FDA approval, five non-ANDA products, one reintroduction of previously approved ANDA products, a series of line extensions to the LIPRAM line of Pancrelipase capsules which are licensed from Eurand and six additional products in various stages of development which will require ANDA submissions. The current development project with Eurand includes development of the second of the new technologies previously licensed by Global. It is anticipated that in addition to the line extensions this technology may also result in a lower cost of goods for these products.


Raw Materials

     The raw materials that will be essential to Global's business are expected to be bulk pharmaceutical chemicals which are generally available and purchased from numerous sources. Because the FDA requires specification of raw material suppliers in applications for approval of drug products, if raw materials from a specified supplier were to become unavailable, the required FDA approval of a new supplier could cause a significant delay in the manufacture of the drug involved. Although Global expects to specify more than one raw materials supplier with respect to each FDA application where that is possible, some materials are currently available from only one or a limited number of suppliers, as a result of which Global would be subject to the special risks that are associated with limited sources of supply. Global plans to purchase bulk pharmaceutical chemicals pursuant to multishipment contracts, typically of one year's duration, when Global believes advance-ordered bulk purchases are advantageous to assure availability at a specified price. Global believes that alternative sources could be found, or new sources would arise, should any of Global's sole or limited source raw materials become unavailable from current suppliers. Nevertheless, any curtailment of raw materials could be accompanied by production or other delays as well as increased raw materials costs, with consequent adverse effects on Global's business and results of operations. Furthermore, as any new source of raw materials, whether domestic or foreign, would require FDA approval, any delays in obtaining FDA approval could also have a material adverse effect on Global's business and operating results.

     Following a general trend in the pharmaceutical industry, an increasing portion, anticipated to be a majority over time, of Global's raw material supplies may come from foreign sources. Export and import policies of the United States and foreign countries therefore could also materially affect the availability and cost to Global of certain raw materials at any time or from time to time.


Quality Control

     In connection with the manufacture of drugs, the FDA requires testing procedures to monitor the quality of the product as well as the consistency of its formulation. Global maintains a state-of-the-art laboratory that performs, among other things, analytical tests and measurements required to control and release raw materials and finished products.

     Global has established quality monitoring and testing programs and procedures designed to assure that all critical activities associated with the production, control and distribution of Global's drug products will be carefully controlled and evaluated throughout the process. By following a series of systematically organized steps and procedures, Global seeks to assure that established quality standards will be achieved and built into the product.



     Global's policy is to continually seek to meet the highest quality standards, with the goal of thereby assuring the quality, purity, safety and efficacy of each of Global's drug products. Global believes that adherence to high operational quality standards will also promote more efficient utilization of personnel, materials and production capacity.


Sales and Marketing


     Global markets solid oral prescription pharmaceuticals primarily directed to the generic sector of the pharmaceutical market (also known as the "multisource pharmaceutical market"). The distribution of these products is primarily through the traditional pharmaceutical supply channels, including, but not limited to, National Wholesalers Drug Association wholesalers, warehousing drug store chains, generic distributors, managed healthcare providers, mail-order pharmacies, hospitals and institutions, governmental agencies, and independent pharmacies.


     Presently, Global concentrates its sales and marketing efforts on the most prolific supply-chain partners because their national presence provides access to a greater number of customers and patients. These supply-chain partners traditionally also support the process and help generate product demand.


     As the manufacturers of cost-effective, multisource pharmaceuticals increased their reach and overall placement of products, customers began relying on longer-term arrangements with suppliers. Global has entered into several multiyear, multiproduct agreements with various customers, including chains, managed healthcare providers, governmental agencies and group purchasing organizations. The product requirements of these contract customers are satisfied by utilizing the traditional pharmaceutical supply channels.


     Marketing efforts are expected to extend beyond the ordinary promotional vehicles; Global plans to reach the decision makers, including physicians and dispensing pharmacists, with campaigns designed to develop awareness of some of Global's exclusive pharmaceutical alternatives. By increasing awareness of these new generic entities, Global can provide customers a choice by offering similar therapies at a fraction of the cost of brand-name products.


     In many ways 1998 and 1999 were transitional years for Global. By progressing from a development stage to a fully operational company, much of the primary focus shifted toward gaining acceptance of Global and its product by various customers in the pharmaceutical supply channels. To that end, Global was successful in gaining acceptance at all of the top 10 pharmaceutical wholesalers, several of the top 10 warehousing drug store chains, managed healthcare providers and governmental agencies, both directly and indirectly, through contracts. Additionally, Global has successfully entered into other new business, including two contract development projects and two contract packaging projects. Global plans to continue to pursue this type of new business in order to increase utilization of Global's facility and infrastructure. There can be no assurance that Global will be successful in the pursuit of this business.


Competition


     Competition in the generic industry is intense. Global is in competition with numerous other companies in that industry, including major pharmaceutical concerns and other exclusively generic manufacturers, most of whom have significantly greater resources.


     The originator of a pharmaceutical product generally markets the product under its own brand name during the life of the product's patent and any statutory extensions of the patent. Companies introducing a product after the patent (and any extension) expires may market the product under a brand name and promote it to physicians and pharmacists to create a market for the product or may market the product under its generic name and rely on physicians, pharmacists and customers to specify the lower-cost generic product. Producers of brand-name pharmaceutical products are also involved in the generic marketplace, due to their concurrent marketing of both generic and brand-name versions of their products after their patents have expired.


     Some of Global's competitors may choose to augment their presence in the generic drug market through acquisitions and strategic alliances. This activity could result in consolidation and restructuring within the generic industry and could impair Global's ability to compete effectively or effectively limit the number of new opportunities for Global's products.


     The principal competitive factors in the generic pharmaceutical market are the ability to introduce generic versions of products promptly after a patent expires, price, quality of products, customer service (including maintenance of inventories for timely delivery), breadth of product line and the ability to identify and market niche products. Approvals for new products may have a synergistic effect on a company's entire product line as orders for new products are frequently accompanied by, or bring about, orders for other products available from the same company. Price is usually the major competitive factor with respect to a generic product, but as more generic products enter a given market, their prices, and hence their profit margins, decrease and competition increasingly is based primarily on quality of product and service.


Proprietary Rights


     Global does not own any patents and does not believe that patent protection is material to Global's business. Global may in the future be required or may desire to obtain other licenses to develop, manufacture and market commercially viable products. There can be no assurance that any licenses, if needed or desired by Global, will be obtainable on commercially reasonable terms or that any licensed patents or proprietary rights will be valid and enforceable. Further, should Global become subject to any claim that it is violating the patent rights of another person, Global could be subject to costly litigation and, possibly, material liability. Global carefully monitors trademarks used by pharmaceutical companies, including product trademarks, through regularly published and readily available sources. Further, as Global's generic products will only be manufactured and sold by Global after their respective brand-name product patents have expired, and as Global sells its products under generic, chemical names, Global believes the likelihood of infringing on the patents of others is and will continue to be remote.


Government Regulation


     Industry Regulation


     All pharmaceutical manufacturers are extensively regulated by the federal government, including the FDA, the DEA and various state agencies. The Federal Food, Drug, and Cosmetic Act, the Controlled Substances Act, the Generic Drug Enforcement Act of 1992 and other federal statutes and regulations govern or influence the manufacture, labeling, testing, storage, recordkeeping, approval, advertising and promotion of Global's products. Noncompliance with applicable requirements can result in fines, recalls, seizure of products, suspension of production, refusal of the government to enter into supply contracts or to approve drug applications, and criminal prosecution.


     FDA approval is required before any "new drug" may be distributed in interstate commerce. A drug that is the generic equivalent of a previously approved prescription drug (i.e., the reference drug) also requires FDA approval. Many over-the-counter drugs also require FDA pre-approval if the over-the-counter drug is not covered by or does not conform with the conditions specified in an applicable OTC Drug Product Monograph. All facilities engaged in the manufacture of drug products must be registered with the FDA and are subject to FDA inspection to ensure that drug products are manufactured in accordance with cGMP.


     Generally, two types of applications are used to obtain FDA approval of a new drug. They are:


   1. New Drug Application. For drug products with active ingredients or indications not previously approved by the FDA, a prospective manufacturer must submit a complete application which contains the results of clinical studies supporting the drug's safety and efficacy. These studies, progressing from Pre-Clinical through Phase III Clinical Testing can take from five to ten years. An NDA may also be submitted for a drug with a previously approved active ingredient if the abbreviated procedure discussed below is not available. Currently, FDA approval of an NDA, on average, is estimated to take approximately 24 to 26 months after the completion of all clinical testing.

   2. Abbreviated New Drug Application. The Drug Price Competition and Patent Term Restoration Act of 1984 (referred to as the "Drug Price Act") established an abbreviated new drug application procedure for obtaining FDA approval of certain generic drugs. An ANDA is similar to an NDA except that the FDA waives the requirement for conducting clinical studies to demonstrate the safety and effectiveness of the drug. Instead, for drugs that contain the same active ingredient and have the same route of administration, dosage form, strength and indication(s) as drugs already approved for use in the United States, the FDA ordinarily only requires bioavailability data illustrating that the generic drug formulation is bioequivalent to the previously approved reference drug. "Bioavailability" indicates the rate of absorption and levels of concentration of a drug in the blood stream which are needed to produce a therapeutic effect. "Bioequivalence" compares the bioavailability of one drug product with another and, when established, indicates that the rate of absorption and the levels of concentration of a generic drug in the body do not show a significant difference from those of the previously approved equivalent drug. According to information published by the FDA, it currently takes approximately 18 to 20 months on average to obtain FDA approval of an ANDA following the date of its first submission to the FDA.

     The Drug Price Act created new statutory protections for approved brand name drugs. Prior to enactment of the Drug Price Act, the FDA gave no consideration to the patent status of a previously approved drug in deciding whether to approve an ANDA. Under the Drug Price Act, the effective date of approval of an ANDA can depend, under certain circumstances, on the patent status of the brand-name drug. Additionally, the Drug Price Act, in certain circumstances, can extend the term of certain patents to cover a drug for up to five additional years. Any such extension is intended to compensate the patent holder for the reduction of the effective market life of a patent due to the time involved in federal regulatory review. With respect to certain drugs that are not covered by patents, the Drug Price Act sets specified time periods of two to ten years during which ANDAs for generic drugs cannot become effective or, under certain circumstances, be filed if the equivalent brand-name drug was approved after December 31, 1981.

     Among the requirements for new drug approval is the requirement that the prospective manufacturer's facility, production methods and recordkeeping practices, among other factors, conform to cGMP. The cGMP must be followed at all times when the approved drug is manufactured. In complying with the standards set forth in the Good Manufacturing Practices regulations, the manufacturer must expend time, money and effort in the areas of production and quality control to ensure full technical compliance. Failure to comply can result in possible FDA actions such as the suspension of manufacturing or seizure of finished drug products. Global is also governed by federal, state and local laws of general applicability, such as laws regulating working conditions.

     The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA. In general, the FDA is authorized to temporarily bar companies or temporarily or permanently bar individuals from submitting or assisting in the submission of an ANDA and to temporarily deny approval and suspend applications to market off-patent drugs under certain circumstances. In addition to debarment, the FDA has numerous discretionary disciplinary powers, including the authority to withdraw approval of an ANDA or to approve an ANDA under certain circumstances and to suspend the distribution of all drugs approved or developed in connection with certain wrongful conduct.

     Global is also subject to the Maximum Allowable Cost Regulations, which limit reimbursements for certain multisource prescription drugs under Medicare, Medicaid and other programs to the lowest price at which such drugs are generally available. In many instances, only generic prescription drugs fall within these regulations' limits. Generally, the methods of reimbursement and fixing of reimbursement levels are under active review by federal, state and local governmental entities as well as by private third-party reimbursers. Global cannot predict the results of those reviews or their impact on Global's business.

     Virtually every state as well as the District of Columbia has enacted legislation permitting the substitution of equivalent generic prescription drugs for brand name drugs where authorized or not prohibited by the prescribing physician and currently 13 states mandate generic substitution in Medicaid programs.


     Environmental Laws


     Global is subject to comprehensive federal, state and local environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, which govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. Global is subject periodically to environmental compliance reviews by various regulatory offices.


     A Phase I environmental study was conducted with respect to Global's idled plant and operations in 1993 and certain environmental compliance issues identified at that time, including findings of asbestos in certain areas of the plant and underground oil storage tanks, have been addressed. Additionally, Global monitors regularly its compliance with any applicable Environmental Laws. There can be no assurance that future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on Global's financial condition or results of operations.


Litigation and Product Liability


     Global's operations are subject to an order issued on May 25, 1993, by the United States District Court for the Eastern District of Pennsylvania. The Richlyn order, among other things, permanently enjoined Richlyn from introducing into commerce any drug manufactured, processed, packed or labeled at Richlyn's manufacturing facility unless Richlyn met certain stipulated conditions, including successful compliance with a validation and recertification program as described below. Having acquired certain assets of Richlyn, Global is obligated by the terms of the Richlyn order. The Richlyn order also requires that Global hire and retain a person, subject to FDA approval, who, by reason of training and expertise, is qualified to inspect Global's drug manufacturing facilities to determine that its methods, facilities and controls are operated and administered in compliance with cGMP. The Richlyn order further requires that the person so retained both will inspect Global's manufacturing facilities and Global's manner of operating them and will examine all drug products manufactured, processed, packed and held at Global's facility; and will certify in writing to FDA Global's compliance with related cGMP. Global has retained an independent consultant to serve in respect of the Richlyn order.


     Additionally, Global has assumed the liabilities of Richlyn in connection with Diethyl Stilbestrol, which was manufactured by Richlyn and many other drug manufacturers during the late 1950s and early 1960s. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility to female children whose mothers took DES during their pregnancy. There have been numerous claims brought against drug manufacturers in connection with DES. Since 1987, Richlyn's insurers have paid approximately $136,000 on Richlyn's and Global's behalf to settle approximately 143 DES-related suits. Global is unaware of any other legal actions having been brought or threatened against Richlyn or Global in connection with DES-related claims. Global believes that all DES-related legal actions have been directed towards individual manufacturers and have not been embodied in a class action and, as such, Global does not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn. While Richlyn's insurers have in the past defended those DES claims against Richlyn and paid settlements in connection therewith to date, those insurers have reserved their right to discontinue the defense of the claims and the payment of any settlements at any time. There can be no assurance or guarantee that the insurers will defend actions or pay claims in the future. Further, there can be no assurance that, if those insurers fail or refuse to pay any claim, Global will have recourse against the insurers with respect thereto. Accordingly, there can be no assurance that Global will not be exposed to the risk of substantial monetary judgments. Claims settlements to date have been based upon market share, and Richlyn's share of the market during the periods in question was substantially less than 1%. Global does not believe the Richlyn DES liabilities will have a material adverse effect on Global's business.

     Product liability claims by customers constitute a risk to all pharmaceutical manufacturers. Global carries $10 million of product liability insurance for its own manufactured products. Global believes that this insurance will be adequate for its foreseeable purposes and is comparable to product liability insurance carried by similar generic drug companies.

     Global is not aware of other material pending or threatened legal actions, private or governmental, against it.


Employees

     As of October 1, 1999, Global employed approximately 76 full-time persons. Of those employees, approximately 26 work in the quality area, 30 are in operations, 10 are in administration, six are in product development and four work in sales and marketing. Global may also employ part-time personnel from time to time to meet specific demands of Global's business should they arise. None of Global's employees are subject to collective bargaining agreements with labor unions. Global believe that its relations with its employees, in general, are satisfactory.


Properties

     The executive offices and research, warehouse and production facilities of Global occupy an aggregate of approximately 113,000 square feet at Castor & Kensington Avenues in Philadelphia, Pennsylvania. Global's principal executive offices are part of that overall facility.

     Global owns its plant, which consists of three three-story brick interconnected buildings that were constructed between 1900 and 1930. The interior of the plant has been substantially renovated and modernized since 1993 and includes a new dust collection system and special environmental control units for humidity and temperature. The land and the building serve as partial collateral for two Pennsylvania Industrial Development Authority loans.


     Of the total 113,000 square foot area of the plant, approximately 20,000 square feet are used for warehousing and storage operations, including high security DEA areas and designated areas for raw material, processed goods, labels and packaging materials; approximately 11,000 square feet are devoted to manufacturing operations; approximately 13,700 square feet for maintenance operations; approximately 10,000 square feet for laboratory, quality assurance and quality control activities, including batch testing and stability testing operations; approximately 5,000 square feet for labeling and packaging activities; approximately 2,500 square feet for product development; and approximately 9,000 square feet are used for administrative functions. The unused balance of the plant, approximately 41,800 square feet, is available for future expansion.

     Global maintains an extensive equipment base, much of it new or recently reconditioned and automated, including manufacturing equipment for the production of tablets and capsules; packaging equipment, including fillers, cottoners, cappers and labelers; and a well-equipped, modern laboratory. The manufacturing equipment includes mixers and blenders for capsules and tablets, automated capsule fillers, tablet presses, particle reduction, sifting equipment and tablet coaters. Global also maintains a broad variety of material handling and cleaning, maintenance and support equipment. Global owns substantially all of its manufacturing equipment and believes that its equipment is well maintained and suitable for its requirements.

     Global maintains property and casualty and business interruption insurance in amounts it believes are sufficient and consistent with practices for companies of comparable size and business.

Beneficial Ownership of Global Common Stock by Certain Stockholder and
   Management


     The following table sets forth information as of October 1, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership of Global's capital stock of: (i) each person known by Global to own beneficially more than five percent of the outstanding common stock, Series C preferred stock or Series D preferred stock; (ii) each director of Global; (iii) each executive officer named in Global's summary compensation table (included under the heading Executive Compensation later in this joint proxy statement/prospectus); and (iv) all directors and executive officers of Global as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless indicated otherwise, the address of each beneficial owner is c/o Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadephia, PA 19124.





                                                                         Series C              Series D
                                               Common Stock         Preferred Stock**      Preferred Stock**
                                          ----------------------   --------------------   -------------------
Name and Address of                         No. of                  No. of                 No. of
Beneficial Owner                            Shares      Percent     Shares     Percent     Shares     Percent
---------------------------------------   ----------   ---------   --------   ---------   --------   --------
Robert L. Burr(1) .....................          0                    0                      0
c/o Fleming Asset Management
320 Park Avenue
New York, NY 10022

Philip R. Chapman(2) ..................    639,453     8.8            0                      0
c/o Venad Administrative Services, Inc.
342 Madison Avenue -- Suite 807
New York, NY 10173

David J. Edwards(1) ...................          0                    0                      0
c/o Fleming Asset Management
320 Park Avenue
New York, NY 10022

Barry R. Edwards(3) ...................     53,472      *             0                      0

Gary Escandon(4) ......................    124,894     1.7            0                      0
c/o Alvaro P. Escandon, Inc.
17 Prospect Street
Highlands, NJ 07732

George F. Keane(5) ....................     58,000      *             0                      0
c/o Trigen Energy Corporation
237 Mayfield Drive
Trumbull, CT 06611

Michael Markbreiter(6) ................      3,333      *             0                      0
c/o Kingdon Capital Management Corp.
152 West 57th Street
New York, NY 10019

Max L. Mendelsohn(7) ..................    179,612     2.4            0                      0

John W. Rowe, M.D.(8) .................     50,000      *             0                      0
c/o Mount Sinai -- NYU
Medical Center and Health System
One Gustave L. Levy Place
New York, NY 10029

                                                                                          Series C              Series D
                                                               Common Stock          Preferred Stock**      Preferred Stock**
                                                         ------------------------   --------------------   -------------------
Name and Address of                                         No. of                   No. of                 No. of
Beneficial Owner                                            Shares       Percent     Shares     Percent     Shares     Percent
------------------------------------------------------   ------------   ---------   --------   ---------   --------   --------
Udi Toledano(9) ......................................      242,592      3.3             0                       0
545 Madison Avenue
Suite 800
New York, NY 10022

Marc M. Feinberg(10) .................................       40,136       *              0                       0

Mitchell Goldberg(11) ................................       25,000       *              0                       0

Pieter J. Groenewoud(12) .............................       39,908       *              0                       0

Cornel Spiegler(13) ..................................       50,282       *              0                       0

Joseph A. Storella(14) ...............................       43,667       *              0                       0

Frederick R. Adler(15) ...............................      729,345     10.0             0                       0
c/o Venad Management, Inc.
1520 South Ocean Boulevard
Palm Beach, FL 33480

Bear Stearns Asset Management Inc.(16) ...............    1,435,253     18.1         9,000       100             0
575 Lexington Avenue
New York, NY 10167

Robert Fleming Inc.(17) ..............................    3,125,000     30.1             0                  50,000    100

Fleming US Discovery Fund III, L.P. ..................    2,693,312     27.1             0                  43,093    86.2

Fleming US Discovery Offshore Fund III, L.P. .........      431,688      5.6             0                   6,907    13.8
c/o Robert Fleming, Inc.
320 Park Avenue, 11th Floor
New York, NY 10022

Kingdon Capital Management Corporation(18) ...........    1,882,353     25.9             0                       0

Kingdon Offshore N.V. ................................    1,129,412     15.5             0                       0

Kingdon Associates, L.P ..............................      376,471      5.2             0                       0

Kingdon Partners, L.P. ...............................          376       *
c/o Kingdon Capital Management Corp.
152 West 57th Street
New York, NY 10019

All directors and executive officers as a group (19)
 (15 persons) (2) - (14) .............................    1,550,349                      0                       0

------------
*    Less than one percent.

** At the option of each holder, as of October 1, 1999, each share of Series C preferred stock and Series D preferred stock was convertible at any time into 50 shares of Global common stock.

 (1) Does not include shares beneficially owned by the Fleming entities. Messrs. Robert L. Burr and David Edwards are employees of Fleming Asset Management, a division of Robert Fleming, Inc. See also Note 17. See "Security Ownership of the Combined Company" for information relating to Mr. Edwards' beneficial ownership of the combined company. Mr. Burr will not be a director of the combined company and will not have any beneficial ownership of the combined company.

 (2) Includes options to purchase 1,667 shares of common stock which may be exercised within 60 days. Also includes 50,000 shares of common stock owned by a limited partnership of which Mr. Chapman's wife is the sole general partner and 575,350 shares of common stock held by the Frederick R. Adler

     Intangible Asset Management Trust, of which Mr. Chapman's wife serves as trustee all of which shares Mr. Chapman disclaims beneficial ownership. Mr, Chapman will beneficially own 639,453 shares of common stock, or less than five percent, of the combined company. Mr. Chapman will not be a director of the combined company.


 (3) Includes options to purchase 53,472 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to Mr. Edwards' beneficial ownership of the combined company.


 (4) Includes 7,500 shares of common stock owned by the Alvaro P. Escandon Inc. Money Purchase Pension Plan dated 12/1/80, with respect to which Mr. Escandon disclaims beneficial ownership. Also includes options to purchase 1,667 shares of common stock and a warrant to purchase 3,500 shares of common stock which may be exercised within 60 days. Mr. Escandon will beneficially own 124,894 shares of common stock, or less than one percent, of the combined company. Mr. Escandon will not be a director of the combined company.


 (5) Includes options immediately exercisable for 50,000 shares of common stock. Mr. Keane will beneficially own 58,000 shares of common stock, or less than one percent, of the combined company. Mr. Keane will not be a director of the combined company.


 (6) Consists of options immediately exercisable for 3,333 shares of common stock. Does not include shares beneficially owned by Kingdon Capital Management Corporation ("KCMC"), the general partner of M. Kingdon Offshore, N.V., Kingdon Associates, L.P. and Kingdon Partners, L.P. (collectively, "Kingdon"), with which Mr. Markbreiter is associated. See
     Note 18. See "Security Ownership of the Combined Company" for information relating to Mr. Markbreiter's beneficial ownership of the combined company.


 (7) Includes options to purchase 83,846 shares of common stock and a warrant to purchase 3,500 shares of common stock which may be exercised within 60 days. Mr. Mendelsohn will beneficially own 179,612 shares of common stock, or less than one percent, of the combined company. Mr. Mendelsohn will not be a director of the combined company.


 (8) Consists of options immediately exercisable for 50,000 shares of common stock. Dr. Rowe will beneficially own 50,000 shares of common stock, or less than one percent, of the combined company. Dr. Rowe will not be a director of the combined company.


 (9) Includes 68,568 shares of common stock owned by Mr. Toledano's wife and 22,529 shares of common stock owned by a trust for the benefit of minor children of Mr. Toledano, all of which shares Mr. Toledano disclaims beneficial ownership. Also includes options to purchase 1,667 shares of common stock and a warrant to purchase 14,000 shares of common stock exercisable within 60 days. Mr. Toledano will beneficially own 242,592 shares of common stock, or less than one percent, of the combined company. Mr. Toledano will not be a director of the combined company.


(10) Includes options to purchase 36,000 shares of common stock which may be exercised within 60 days. Mr. Feinberg will beneficially own 40,136 shares of common stock, or less than one percent, of the combined company. Mr. Feinberg will not be an officer of the combined company.


(11) Consists of options to purchase 25,000 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to Mr. Goldberg's beneficial ownership of the combined company.


(12) Includes options to purchase 36,444 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to Mr. Groenewoud's beneficial ownership of the combined company.


(13) Includes options to purchase 38,445 shares and a warrant to purchase 3,500 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to Mr. Spiegler's beneficial ownership of the combined company.

(14) Includes options to purchase 38,667 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to Mr. Storella's beneficial ownership of the combined company.

(15) Includes 136,495 shares of common stock held by 1520 Partners, Ltd., a limited partnership of which Mr. Adler is the general partner, and 575,350 shares of common stock held by Frederick R. Adler Intangible Asset Management Trust. Mr. Adler may be deemed to be the beneficial owner of the shares of common stock held by 1520 Partners, Ltd. and the Frederick
     R. Adler Intangible Asset Management Trust, with respect to which shares Mr. Adler disclaims beneficial ownership. Also includes a warrant to purchase 17,500 shares of common stock which may be exercised within 60 days. Mr. Adler will beneficially own 729,345 shares of common stock, or less than 5%, of the combined company.

(16) The source of this information is the Schedule 13G, dated March 10, 1999 filed with the Securities and Exchange Commission. Such Schedule 13G reported that Bear Stearns Asset Management, Inc. has sole power to dispose or direct the disposition of 1,435,253 shares which is beneficially owned. Includes 450,000 shares of common stock which are issuable upon the conversion of 9,000 shares of Series C preferred stock and a warrant to purchase 225,000 shares of common stock which may be exercised within 60 days. Bear Stearns Asset Management Inc. will beneficially own 1,435,253 shares of common stock, or less than 5%, of the combined company.

(17) Consists of 2,500,000 shares of common stock which are issuable upon the conversion of 50,000 shares of Series D Preferred and warrants to purchase an aggregate of 625,000 shares of common stock which may be exercised within 60 days. See "Security Ownership of the Combined Company" for information relating to the beneficial ownership of the Fleming entities in the combined company.

(18) KCMC, the general partner of Kingdon, is deemed to be the beneficial owner of the 1,882,353 shares of common stock held by Kingdon. See "Security Ownership of the Combined Company" for information relating to the beneficial ownership of the Kingdon entities in the combined company.

(19) All directors and executive officers as a group will beneficially own 1,550,349 shares of common stock, or 5.5%, of the combined company.

Management of Global

Management

     The current Global directors and executive officers ages and their principal occupations or employment during the past five years are as follows:



Name                     Age    Position
---------------------   -----   -------------------------------------------------------------
Robert L. Burr          48      Director
Philip R. Chapman       37      Director
Barry R. Edwards        43      President, Chief Executive Officer and Director
David J. Edwards        34      Director
Gary Escandon           51      Director
Marc M. Feinberg        50      Vice President -- Quality Assurance and Regulatory Affairs
George F. Keane         69      Director
Michael Markbreiter     36      Director
Max L. Mendelsohn       65      Chairman and Director
John W. Rowe, M.D.      55      Director
Cornel C. Spiegler      55      Chief Financial Officer and Vice President -- Administration
Joseph A. Storella      57      Vice President -- Operations
Udi Toledano            49      Director

     Robert L. Burr has been a director of Fleming Asset Management, a division of Robert Fleming Inc., a global merchant bank, since 1995. From 1992 to 1995, Mr. Burr was head of Private Equity at Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund L.P.; and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University.

     Philip R. Chapman has been a principal in Adler & Company, a venture capital management firm, since 1991 and became a General Partner in 1995. Mr. Chapman is the son-in-law of Frederick R. Adler, a beneficial owner of greater than 5% of the outstanding voting shares. Prior to joining Adler & Company, Mr.Chapman was a senior consultant with Booz Allen & Hamilton International, a management consulting company based in London. Mr. Chapman serves as a director of Shells Seafood Restaurants, Inc., a chain of seafood restaurants, and of Integrated Packaging Assembly Corp., a semi-conductor packaging company, as well as of a number of private companies. Mr. Chapman served as Executive Vice President and President of Global during a portion of 1995.

     Barry R. Edwards has been President since August 1998 and Chief Executive Officer and a director of Global since January 1999. From 1996 to 1998, Mr. Edwards was Vice President, Marketing and Business Development for Teva Pharmaceuticals USA, a manufacturer of generic drugs. From 1991 to 1996, Mr. Edwards served as Executive Director of Gate Pharmaceuticals, a division of Teva Pharmaceuticals USA. Prior to 1991, Mr. Edwards held a number of management functions in strategic planning, corporate development, business development and marketing at Teva Pharmaceuticals USA.

     David J. Edwards has been a Vice President at Fleming Asset Management, a division of Robert Fleming Inc., a global merchant bank, since 1994. Prior to that time, Mr. Edwards was an Associate with Booz Allen & Hamilton, a strategic management consulting company based in New York. From 1987 to 1990, Mr. Edwards was a Process Engineer with Exxon Chemical Corporation. Mr. Edwards received an MBA from Harvard Business School and a Masters in Engineering from Cambridge University.

     Gary Escandon is President of Alvaro P. Escandon Inc., a domestic and international supplier of home furnishing textile piece goods that he organized in 1978. From 1991 to 1995, Mr. Escandon was President of

Refreshment Service Corp. and from 1974 to 1978, served as Director of Sales Promotion at The Mennen Company, a manufacturer of health and beauty aids. From 1972 to 1974, Mr. Escandon served as Sales Promotion Coordinator at Bristol-Myers Company. Mr. Escandon has served on the Board of Trustees of Muhlenberg College since 1993.

     Marc M. Feinberg has been Vice President -- Quality and Regulatory Affairs since October 1996. Prior to joining Global, from 1995 to 1996, Mr. Feinberg served as Vice President -- Quality Assurance and Regulatory Affairs for the JWS Delavau Company, a contract manufacturer and packager of nutritional and over-the-counter products. From 1989 to 1995, Mr. Feinberg held the position of Vice President -- Quality Assurance for Packaging Coordinators, Inc., a contract packager for the pharmaceutical industry. From 1985 to 1989, Mr. Feinberg served as Manager, Quality Assurance for ICI Pharmaceuticals Group. From 1972 to 1985, Mr. Feinberg served as Senior Drug Investigator for the U.S. Food and Drug Administration.

     George F. Keane has been Chairman of the Board of Trigen Energy (TGN) since 1994. Previously, Mr. Keane was the founding chief executive officer of The Common Fund in 1971, and of Endowment Advisers, Inc. and Endowment Realty Investors in 1988. He served as President of these nonprofit organizations until 1993. Now called Commonfund Group, these organizations manage over $20 billion in endowment and operating funds for more than 1,200 colleges throughout the U.S. Mr. Keane also serves on several other boards, including as Director of Northern Trust of Connecticut since 1991, Nicholas-Applegate Investment Trust since 1993, the Bramwell Mutual Funds since 1994, Universal Stainless & Alloy Products since 1994, the Universal Bond Fund since 1995, and United Water Resources and its affiliated companies since 1995. Mr. Keane also serves as a member of the Investment Advisory Committee for the $100 billion New York State Common Retirement Fund, is Chairman of the Investment Committee of the United Negro College Fund, and is Vice Chairman of his alma mater, Fairfield University.

     Michael Markbreiter has been a portfolio manager for private equity investments for Kingdon Capital Management Corp., a manager of investment fund since August 1995. In April 1994, Mr. Markbreiter co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, Mr. Markbreiter served as a portfolio manager for Kingdon Capital Management Corp. From December 1989 to February 1993, Mr. Markbreiter was an analyst at Alliance Capital Management Corp. From July 1993 to September 1989, Mr. Markbreiter was an Executive Editor for Arts of Asia magazine. Mr. Markbreiter has served as a Director of Alyn Corporation, an advanced materials producer, since May 1996. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering.

     Max L. Mendelsohn has been Chairman of Global since August 1998. From 1995 to 1998, Mr. Mendelsohn was President and Chief Executive Officer of Global. From 1970 to 1990, Mr. Mendelsohn was President and Chief Executive Officer of Barre-National, Inc., a manufacturer of liquid pharmaceutical products. From 1991 to 1995, Mr. Mendelsohn served as Vice President of Business Development of Pharmakinetics Laboratories, Inc., a provider of clinical and analytical services to United States and Canadian pharmaceutical companies. Mr. Mendelsohn has been a director of the Generic Pharmaceutical Industry Association since 1987 and has served as Secretary-Treasurer of that organization since March 1997.

     John W. Rowe, M.D. is President and Chief Executive Officer of The Mount Sinai -- NYU Medical Center and Health System in New York City, where he also serves as a Professor of Medicine and of Geriatrics and Adult Development. Before joining Mount Sinai in 1988, Dr. Rowe was Professor of Medicine and the founding Director of the Division on Aging at Harvard Medical School and Chief of Gerontology at Beth Israel Hospital. He has authored over 200 scientific publications, most of them concerning the basic biology and physiology of the aging process, as well as several textbooks on geriatric medicine. Since 1985, Dr. Rowe has been a director of the MacArthur Foundation Research Network on Successful Aging. From 1987 to 1993, Dr. Rowe served on the Board of Governors of the American Board of Internal Medicine. Since 1989, Dr. Rowe has been a member of the Institute of Medicine of the National Academy of Sciences and Chair, Council on Biomedical Research and Development of the New York Academy of Medicine. Dr. Rowe has been a participant and a member of numerous medical committees and advisory panels and is the recipient of many awards and honors within the medical community.

     Cornel C. Spiegler has been Chief Financial Officer and Vice President -- Administration since September 1995. From 1989 to 1995, Mr. Spiegler was Chief Financial Officer and Senior Vice President of

United Research Laboratories, Inc. and Mutual Pharmaceutical Company, Inc., companies engaged in the generic pharmaceutical industry. From 1973 to 1989, Mr. Spiegler held a number of financial and operational management functions, including Vice President and Controller of Fischer and Porter, Inc., a manufacturer of process control equipment. From 1970 to 1973, Mr. Spiegler was employed by the accounting firm of Arthur Andersen and Co. Mr. Spiegler is a certified public accountant.

     Joseph A. Storella has been Vice President -- Operations since May 1996. From 1986 to 1996, Mr. Storella served as General Manager of Chelsea Laboratories, formerly a division of Rugby-Darby Group Companies which in 1993 was purchased by Marion Merrell Dow and subsequently purchased by The Hoechst Company. From 1977 to 1986, Mr. Storella served as Vice President -- Operations of Analytab Products, Inc., a division of Ayerst Laboratories (which itself is a division of American Home Products). From 1966 to 1977, Mr. Storella held a number of operational management positions for Ayerst Laboratories.

     Udi Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. From 1983 to December 1993, he was the president of CR Capital Inc., a private investment company. Mr. Toledano has served on boards of both public and private companies in various fields including healthcare and technology. Mr. Toledano has been a director of Universal Stainless & Alloy Products, Inc., a manufacturer of specialty steel products, since July 1994.

     None of the directors or officers are a party to any material proceedings in which the director or officer has an interest adverse to the interests of Global.


Executive Compensation

     The following table summarizes the compensation earned by or paid to Global's current and former President and Chief Executive Officer and its other four most highly compensated executive officers for 1996, 1997 and 1998. We refer to this table as the "Global Summary Compensation Table."



                                                                                                                  Long Term
                                                           Annual Compensation                                   Compensation
                                                ------------------------------------------                    -----------------
                                                                                                                    Common
                                                                                              Other Annual          Stock
                                                                                              Compensation        Underlying
Name and Principal Position                      Year         Salary            Bonus              ($)           Options (#)
---------------------------------------------   ------   ---------------   ---------------   --------------   -----------------
Barry R. Edwards, President and Chief           1998          93,363(1)         10,000(2)         5,472(3)          62,175
Executive Officer (since January 1999)

Max L. Mendelsohn, former President             1998         160,818             1,650           18,063(4)          40,650
and Chief Executive Officer*                    1997         153,578                --           18,172(4)          65,000(10)
                                                1996         150,001(5)             --

Cornel C. Spiegler, Chief Financial Officer     1998         138,817             1,391               --             10,870
and Vice President -- Administration            1997         135,660                --
                                                1996         131,144            25,000(6)

Joseph A. Storella, Vice President --           1998         135,985             1,365                              10,000
Operations                                      1997         133,100                --                              36,000(10)
                                                1996          78,500(7)             --

Marc M. Feinberg, Vice President --             1998         133,499             1,365
Quality Assurance and Regulatory Affairs        1997         133,100                --                              36,000(10)
                                                1996          26,000(8)             --               --

Seymour Hyden, Ph.D. Vice President --          1998         127,760(9)          1,300
Scientific and Technical Affairs                1997          88,207(9)             --           15,003(4)          36,000(10)

------------
* Mr. Mendelsohn served as President and Chief Executive Officer of Global from September 1995 through January 1999.
(1) Mr. Edwards joined Global in April 1998 as Executive Vice President and became President and Chief Executive Officer of Global in January 1999.
(2)  Represents sign-on bonus.

(3) Represents life insurance and long term disability along with gross-up tax payments with respect to such insurance payments and $3,336 in car allowance.

(4) Represents life insurance and long-term disability insurance along with gross-up tax payments with respect to such insurance payments.

(5) The salary includes $28,558 that was earned by Mr. Mendelsohn in 1995 and paid to him in 1996.

(6)  Bonus earned in 1995 and paid in 1996.

(7) Mr. Storella has served as Vice President -- Operations of Global since May 1996.

(8) Mr. Feinberg has served as Vice President -- Quality Assurance and Regulatory Affairs since October 1996.

(9) Dr. Hyden served as Vice President -- Scientific and Technical Affairs from March 1997 through March 1999.

(10) Represents cancellation of old options and the issuance of identical repriced new options having an exercise price of $3.125 per share.


Option Grants in Last Fiscal Year


     The following table sets forth information on option grants in the fiscal year ended December 31, 1998 to the persons named in the Global Summary Compensation Table included above.



                                 Number of Securities       % of Total Options      Exercise
                                  Underlying Options     Granted to Employees in     Price     Expiration
Name                                    Granted                Fiscal Year           ($/SH)       Date
------------------------------  ----------------------  -------------------------  ---------  -----------
Barry R. Edwards .............          50,000                     23.3               5.00      03/25/08
                                        12,175                      5.7               2.00      11/19/08
Max L. Mendelsohn ............          25,000                     11.7               3.75      01/27/08
                                        15,650                      7.3               2.00      11/19/08
Cornel C. Spiegler ...........          10,870                      5.1               2.00      11/19/08
Joseph A. Storella ...........          10,000                      4.7               2.00      11/19/08
Marc M. Feinberg .............              --                      --                 --             --
Seymour Hyden, Ph.D. .........              --                      --                 --             --

Aggregated option exercises in last fiscal year and fiscal year-end option values


     The following table sets forth information with respect to unexercised stock options held at December 31, 1998 by the persons named in the Global Summary Compensation Table included above. There were no exercises of options to purchase Global common stock by any of these individuals during the fiscal year ended December 31, 1998.



                                                                        Value of Unexercised
                                      Number of Unexercised                 in-the-Money
                                          Options Held               Options at Fiscal Year End
                                     at Fiscal Year End (#)                    ($)(1)
                                 -------------------------------   ------------------------------
Name                              Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------------   -------------   ---------------   -------------   --------------
Barry R. Edwards .............       12,500          37,500             0 (1)              0 (1)
                                          0          12,175             0              4,566 (2)
Max L. Mendelsohn ............       70,000          20,000             0 (3)              0 (3)
                                          0          15,650             0              5,869 (2)
Cornel C. Spiegler ...........       36,000          10,870             0              4,076 (2)
Joseph A. Storella ...........       31,000          15,000             0 (4)          3,750 (4)
Marc M. Feinberg .............       26,000          10,000             0 (4)              0 (4)
Seymour Hyden, Ph.D. .........       21,000          15,000             0 (4)              0 (4)

------------
(1) Computed based on the difference between the closing bid price per share of the common stock of $2.375 on December 31, 1998 and the exercise price of $5.00.

(2) Computed based on the difference between the closing bid price per share of the common stock of $2.375 on December 31, 1998 and the exercise price of $2.00.

(3) Computed based on the difference between the closing bid price per share of the common stock of $2.375 on December 31, 1998 and the exercise prices of $3.125 and $3.75, respectively.

(4) Computed based on the difference between the closing bid price per share of the common stock of $2.375 on December 31, 1998 and the exercise price of $3.125.


Employment Agreements

     Barry R. Edwards has entered into a three-year employment agreement with Global effective March 1998. Mr. Edwards' employment agreement provides for a base annual salary of $145,000, which may be increased annually at the discretion of the Board of Directors, as well as stock options and a customary benefits package. Pursuant to Mr. Edwards' employment agreement, Global paid him a $10,000 sign-on bonus in May 1998 and he is eligible to participate in an incentive bonus program of up to 24% of his base salary in accordance with pre-established individual, corporate and business goals. Other than the sign-on bonus, no other incentive bonus amounts were paid in 1998. In connection with his employment contract, Global granted Mr. Edwards an option to purchase 50,000 shares of common stock at $5.00 per share. One-fourth of the options vested on each of March 25, 1998 and 1999 and the remaining one-half vests in monthly installments over the 24-month period beginning on March 25, 1999, in each case based on Mr. Edwards' continued employment during that time. The employment agreement grants to Mr. Edwards the position of Executive Vice President; in January 1999, Mr. Edwards became Global's President and Chief Executive Officer. In the event the merger is completed, Mr. Edwards' employment agreement will be superseded by a new employment agreement, described more fully under the section "Management of the Combined Company" appearing later in this joint proxy statement/prospectus.

     Max L. Mendelsohn, Pieter J. Groenewoud and Cornel C. Spiegler have entered into three-year employment agreements with Global for the position of President and Chief Executive Officer; Vice President, Product Development; and Chief Financial Officer and Vice President--Administration; respectively, effective September 1995, May 1996, and September 1995. Messrs. Mendelsohn's, Groenewoud's and Spiegler's employment agreements provide for a base annual salary of $150,000, $90,000 and $125,000, respectively, which may be increased annually at the discretion of the Board of Directors, as well as stock options and a customary benefits package. Under Mr. Mendelsohn's employment agreement, he may be eligible for a performance-based bonus equal to $30,000 which amount was not earned in 1998.

     At Global's option, the term of each of Messrs. Edward's, Mendelsohn's, Groenewoud's and Spiegler's employment agreement may be extended for one additional year. The employment agreements of Messrs. Mendelsohn, Groenewoud and Spiegler prohibit them from (1) competing with Global for one year following termination of employment with Global and (2) disclosing confidential information or trade secrets in any unauthorized manner. If one of those employees is discharged without cause (as defined in such employee's agreement), Global will continue to pay such employee at his then current salary for the longer of six months or the remainder of the agreed upon employment period.

     In connection with his employment agreement, Global granted Mr. Mendelsohn an option to purchase 12,500 shares of common stock at $5.75 per share and granted to him in December 1995 an additional option to purchase 52,500 shares of common stock at $8.50 per share. The options vested in equal monthly installments on the last day of each month occurring in the 36-month period beginning September 1, 1995, subject to Mr. Mendelsohn's continued employment. In conjunction with the repricing of all of Global's stock options, Mr. Mendelsohn's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share. On January 27, 1998, Mr. Mendelsohn's employment agreement was extended by two years through September 1, 2000 at an annual salary of $165,000 and an option to purchase 25,000 shares of common stock at $3.75 per share was granted. Of the 25,000 shares granted, 5,000 shares became fully vested on January 27, 1998, 10,000 shares will become vested on September 1, 1999 and the remaining 10,000 shares will become vested on September 1, 2000. In January 1999, Mr. Mendelsohn became the non-executive Chairman of Global and his employment agreement was replaced by a service agreement.

     In December 1995, in connection with his employment agreement, Global granted Mr. Groenewoud an option to purchase 25,000 shares of common stock at $8.50 per share. One-third of the option vested on October 1, 1996 and the remaining two-thirds vested in monthly installments over the 24-month period beginning on October 1, 1996, in each case based on Mr. Groenewoud's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Groenewoud's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share. On January 27, 1998, Mr. Groenewoud was granted an option to purchase 11,000 shares of common stock at $3.75 per share to be vested in monthly installments through October 1, 1998.

     In connection with his employment agreement, in December 1995 Global granted Mr. Spiegler an option to purchase 36,000 shares of common stock at $8.50 per share. One-third of the option vested on September 27, 1996 and the remaining two-thirds vested in monthly installments over the 24-month period beginning on September 27, 1996, in each case based on Mr. Spiegler's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Spiegler's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share.

     At various times during 1996 and 1997, Joseph Storella, Marc Feinberg, Mitchell Goldberg and Seymour Hyden entered into three-year employment agreements with Global for the position of Vice President--
Operations; Vice President--Quality Assurance and Regulatory Affairs; Vice President--Sales and Marketing; and Vice President--Scientific and Technical Affairs; respectively. Messrs. Storella's, Feinberg's and Goldberg's and Dr. Hyden's employment agreements provide for a base annual salary of $130,000, $130,000, $110,000 and $130,000, respectively, which may be increased annually at the discretion of the Board of Directors, as well as stock options and a customary benefits package. Under Mr. Goldberg's employment agreement, he received a sign-on bonus of $10,000. In addition, he was eligible for certain performance-based bonuses in 1997 in the amount of $5,000 per quarter in the event that Global reached certain projected sales goals, which amount was to be proportionally increased in the event that such goals are exceeded, and $10,000 per quarter in 1998 in the event that such projections were met. In January, 1998, Mr. Goldberg was paid a sales bonus of $10,000 regarding the 1997 sales performance. In April 1998, Mr. Goldberg was paid a sales bonus of $10,000 regarding the quarter ended March 31, 1998 sales performance.

     The term of each of Messrs. Storella's, Feinberg's and Goldberg's and Dr. Hyden's employment agreement may be extended. The employment agreements of Messrs. Storella, Feinberg and Goldberg and Dr. Hyden prohibit them from (1) competing with Global for one year following termination of employment with Global and (2) disclosing confidential information or trade secrets in any unauthorized manner. If Mr. Goldberg is discharged without cause (as defined in his agreement), Global will continue to pay Mr. Goldberg his then current salary for the lesser of six months or the remainder of the agreed upon employment period. If Messrs. Storella or Feinberg or Dr. Hyden is discharged without cause (as defined in such employee's agreement), Global will continue to pay such employee his then current salary for a period of six months.

     In 1996, in connection with his employment agreement, Global granted Mr. Storella an option to purchase 36,000 shares of common stock at $9.13 per share. One-third of the option vested on May 20, 1997 and the remaining two-thirds vests in monthly installments over the 24-month period beginning on May 20, 1997, in each case based on Mr. Storella's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Storella's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share.

     In 1996, in connection with his employment agreement, Global granted Mr. Feinberg an option to purchase 36,000 shares of common stock at $8.50 per share. One-third of the option vested on October 14, 1997 and the remaining two-thirds vests in monthly installments over the 24-month period beginning on October 14, 1997, in each case based on Mr. Feinberg's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Feinberg's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share.

     In 1997, in connection with his employment agreement, Global granted Mr. Goldberg an option to purchase 36,000 shares of common stock at $8.50 per share. One-third of the option vested on March 17,

1998 and the remaining two-thirds vests in monthly installments over the 24-month period beginning on March 17, 1998, in each case based on Mr. Goldberg's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Goldberg's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share.

     In 1997, in connection with his employment agreement, Global granted Dr. Hyden an option to purchase 36,000 shares of common stock at $8.50 per share. One-third of the option vested on March 31, 1998 and the remaining two-thirds vests in monthly installments over the 24-month period beginning on March 31, 1998, in each case based on Dr. Hyden's continued employment during that time. In conjunction with the repricing of all of Global's stock options, Mr. Hyden's options were cancelled effective December 19, 1997 and replaced with identical repriced new options having an exercise price of $3.125 per share. Dr. Hyden terminated his employment with Global in March 1999.


Certain Relationships and Related Transactions

Scientific Advisory Board

     In March 1997, the Board of Directors authorized the formation of a Scientific Board to be chaired by Dr. Rowe. The Scientific Advisory Board has not held a meeting to date, but once it commences its activities, the Board of Directors has authorized the following compensation plan: as Chairman, Dr. Rowe would receive an initial stipend of $30,000 along with options to purchase 15,000 shares of common stock having an exercise price equal to the fair market value on the date of the grant. Dr. Rowe would also receive an annual grant of an option to purchase 5,000 shares of common stock as well as an option to purchase 1,000 shares of common stock for each meeting attended, with a maximum of four meetings per year. Each other member of the Scientific Advisory Board would receive an option to purchase 2,000 shares of common stock on the date of joining the Scientific Advisory Board, a stipend of $1,000 per meeting and a grant of an option to purchase 750 shares of Common Stock for each meeting attended, with a maximum of four meetings per year.


               WHERE YOU CAN FIND MORE INFORMATION ABOUT GLOBAL

     Global files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document Global files at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Global's SEC filings are also available to the public from the SEC's web site on the Internet at www.sec.gov.

     For further information on Global and the combined company stock being offered, please review the registration statement, including the exhibits that are filed with it. Statements made in this joint proxy statement/prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that Global has filed with its registration statement to obtain a more complete understanding of those documents.


                          IMPAX PHARMACEUTICALS, INC.


Selected Historical Financial Information Of Impax


     The following selected financial data for Impax as of and for each of the five years ended December 31, 1998 are derived from the audited financial statements of Impax. The selected financial data as of and for the six months ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Impax. The unaudited financial statements of Impax include all adjustments, consisting solely of normal recurring accruals, which management considered necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for future periods. The data should be read in conjunction with the Impax audited financial statements and related notes thereto and "Impax Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus.

STATEMENT OF OPERATIONS DATA:
(in thousands, except per share data)




                                  For the six months ended                           For the year ended
                                          June 30,                                      December 31,
                                  -------------------------   ----------------------------------------------------------------
                                      1999          1998          1998          1997          1996          1995        1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
Operating revenue(a) ..........    $     --      $     --      $     --      $     --      $     --       $    --      $  --
Total operating expenses ......       3,843         2,000         5,832         3,771         2,201           667         17
Operating loss ................      (3,843)       (2,000)       (5,267)       (3,696)       (1,991)         (569)       (17)
Net loss ......................      (3,628)       (1,959)       (5,222)       (3,608)       (1,893)         (541)       (17)
Net loss per share
 (basic and diluted) ..........    $  (1.69)     $  (0.91)     $  (2.43)     $  (1.69)     $  (0.89)      $ (0.49)     $ n/a
(a) Impax is considered a development stage company.

BALANCE SHEET DATA:
(in thousands)
                                           June 30,                                      December 31,
                                  -------------------------   -------------------------------------------------------------------
                                       1999          1998          1998          1997          1996          1995       1994
                                  ---------      --------     ---------      --------      --------       -------      ------
Total assets ..................    $ 11,888      $  3,030      $  3,408      $  5,196      $  4,792       $ 2,452      $ 192
Redeemable preferred stock.....      24,999        10,251        12,206        10,052         6,497         2,677        208
Stockholders' equity ..........    $ 10,937      $  2,694      $  1,682      $  4,467      $  4,509       $ 2,363      $ 192

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

Impax Management's Discussion and Analysis of Financial Condition and Results of Operations


General


     Impax was founded in late-1994 by Dr. Charles Hsiao and Dr. Larry Hsu with a corporate mission to develop, formulate and commercialize both generic and brand name controlled-release oral pharmaceuticals. Impax's strategy is to utilize its proprietary drug delivery technology along with its know-how to build a portfolio of controlled-release dosage forms and to commercialize such new products either in partnership with pharmaceutical companies or on its own.



     Impax was originally organized on September 27, 1994, as a California corporation (Impax Pharmaceuticals, Inc.). On September 1, 1995, Impax was reorganized as a California limited liability company (Impax Pharmaceuticals, LLC) and operated in this form through September 30, 1996. On October 1, 1996, Impax reorganized once again assuming its current legal form as Impax Pharmaceuticals, Inc., a California corporation.


     To date, Impax has filed three ANDAs with the FDA covering generic versions of three different branded, prescription pharmaceuticals. FDA approval for one of these products, pentoxifylline, was received in August, 1999.


     Impax currently has thirteen additional generic controlled release products and two new controlled-release products under development. Of these product candidates, seven are in various phases of bioequivalence studies and eight are in formulation development.


Results of Operations


     Impax has generated no revenues to date and, from inception until June 30, 1999, accumulated a deficit of $14,909,000.


     Since inception, Impax has devoted substantially all of its efforts in research and development, improving its facility, and establishing policies and procedures to obtain the government approvals necessary to begin operations. Impax is not currently operating; however, it received its first ANDA approval in August 1999 and expects distribution of the product to begin in the fourth quarter of 1999, although there can be no assurance that such distribution will take place. Accordingly, Impax is considered a development-stage company as defined in Statement of Financial Accounting Standards No. 7.


Year Ended December 31, 1998 Compared to Year Ended December 31, 1997


     Impax's net loss for the year ended December 31, 1998 was $5,222,000, as compared to $3,608,000 for the same period in 1997. The increase in net loss was primarily due to increased research and development activities in terms of personnel, bio-studies materials and other expenses. Research and development expenses for the year ended December 31, 1998 were $5,127,000, as compared to $3,255,000 for the same period in 1997.


     During the year ended December 31, 1998, Impax earned other net income in the amount of $565,000, as compared to $75,000 for the same period in 1997. The increase in other income in 1998 was due to milestone payments under certain collaborative research and development activities.


Liquidity and Capital Resources


     Impax financed its research and development activities to date through private placements of preferred equity. The aggregate proceeds raised by Impax and its predecessors through private placement equity financings approximate $25 million, as follows: Impax's predecessors raised an aggregate of $3.2 million through private placements of preferred equity during 1995 and the first quarter of 1996. An additional $5.0 million was raised through private placements of Series C convertible preferred stock during 1996 and 1997 and the exercise of warrants to purchase Series A convertible preferred stock during 1998.

     In March, 1999, Impax completed a private placement of 3,400,000 shares of its Series D convertible preferred stock in exchange for aggregate proceeds of $17,000,000. The proceeds from the private placements are expected to be used for research and development activities, capital expenditures, working capital and other corporate purposes.

     As of June 30, 1999, Impax had approximately $8,651,000 in cash, cash equivalents and short-term investments.

     Impax has expended, and will continue to incur substantial additional expenditures related to its research and development activities, its capital expenditures and working capital requirements. The Company estimates that its current cash resources are sufficient to fund its planned operations for a period of approximately nine months.

     Additional funds are expected to be raised through subsequent equity or debt financings, collaborative arrangements with corporate partners, or through other sources. Impax's failure to obtain sufficient financing to obtain necessary FDA and government approvals would adversely affect its cash flows and operating and development plans.

Impax's Business


Overview

     Impax is engaged in the formulation and commercialization of specialty and controlled-release oral pharmaceuticals utilizing Impax's proprietary and non-proprietary drug delivery technologies. Pharmaceutical companies are increasingly utilizing controlled-release drug delivery technologies to improve drug therapy. Controlled-release pharmaceuticals are designed to reduce the frequency of drug administration, improve the effectiveness of the drug treatment, ensure greater patient compliance with the treatment regimen and reduce side effects by releasing drug dosages at specific times and in specific locations in the body.

     Impax is applying its patented and non-patented drug delivery technologies initially to the development of generic versions of selected high sales volume, controlled-release brand name pharmaceuticals. Impax has submitted ANDAs to the FDA covering generic versions of three different branded, prescription pharmaceuticals. The ANDA for Pentoxyfylline ER tablets was approved in August 1999. This was Impax's first ANDA approval. Impax currently has 15 additional controlled-release products under development.

     To expedite the growth of the business and reduce Impax's overall costs, Impax has entered into collaborative development arrangements with major pharmaceutical companies. Impax has entered into an agreement with a major generic drug company for the development of a generic specialty product. Under this agreement Impax will develop a bioequivalent formulation and in return will receive a share of any profits realized by the partner relating to the sale of the generic specialty product.

     Impax believes that the drug delivery technologies it uses for the development of generic controlled-release pharmaceuticals also has application to the development of brand name controlled-release pharmaceuticals. To commercialize this opportunity, Impax plans to work with brand name pharmaceutical companies in two basic ways:

     o by developing controlled-release formulations of existing immediate-release drugs and

     o by applying its drug delivery technologies to the formulation of new drugs under development by these pharmaceutical companies.

     In addition to the potential for improving a drug's effectiveness, Impax believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their new drug product candidates.

     Additionally, Impax intends to use its technology for developing branded, controlled-release pharmaceuticals which Impax plans to market and distribute under its own name using its own salesforce.


Need For Controlled-Release Drug Delivery Technology

     To date, most orally administered prescription pharmaceutical products have been available only in immediate-release formulations. These formulations, although efficacious, may at times result in unwanted side effects due to high initial drug concentrations in the blood and may be inconvenient to patients requiring multiple drug administrations each day. Over the last decade, new controlled-release drug delivery technologies have been developed to eliminate or reduce certain disadvantages of immediate-release drugs. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms, and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of more "patient-friendly" dosage forms that reduce the frequency of drug administration, thereby offering the potential for improved patient compliance. Controlled-release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require multiple medications with differing dosing regimens.


Increased Patient Compliance

     With the growth of managed care organizations, patient compliance has become a particularly important issue. Especially in chronic treatment areas (osteoporosis, hypertension, cholesterol management) major pharmaceutical companies are starting to undertake large scale studies to demonstrate that their treatment options save money for the healthcare system by reducing surgical interventions, hospital stays and doctor visits, among others. Controlled-release dosage forms are intended to allow patients to take medications at reduced frequency and/or at a more convenient time.


     The market for advanced drug delivery systems is large and is growing rapidly. Impax intends to take advantage of the business opportunity presented by an apparent market need for drugs with a superior compliance profile by both developing new controlled-release forms of branded drugs and by formulating controlled-release generics.


Generic Pharmaceutical Market


     Generic pharmaceuticals are therapeutic equivalents of brand name drugs for which patents or marketing exclusivity rights have expired. The market for generic drugs has grown in recent years due to a number of factors, including the expiration of patents on a number of brand name drugs with significant revenues, the availability of an abbreviated testing and approval process, the ability of the pharmacist to substitute generic drugs for brand name drugs and increased acceptance of the quality of these drugs. In addition, reimbursement trends affecting the pharmaceutical industry, including large volume purchasers, preferred provider organizations and health maintenance organizations, are increasing the demand for lower cost pharmaceuticals.


Impax's Proprietary Drug Delivery Technologies


     Impax is developing and applying multiple drug delivery technologies to control the release characteristics of a variety of orally-administered drugs. To date, Impax has developed four distinct drug delivery technologies that are patented or for which patent applications have been filed. Impax believes that its technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products.


     Impax's drug delivery technologies utilize a variety of polymers and other materials to encapsulate or entrap the active drug compound and to release the drug at varying rates and/or at predetermined locations in the gastrointestinal tract. In developing an appropriate drug delivery technology for a particular drug candidate, Impax considers such factors as:


     o  the desired release rates of the drug;


     o  the physico-chemical properties of the drug;


     o the physiology of the gastrointestinal tract and the manner in which the drug will be absorbed during passage through the gastrointestinal tract; and


     o  the effect of food on the absorption rate and transit time of the drug.


     Impax plans to utilize all applicable non-patent infringing technology in the development of generic products in order to get products on the market as soon as possible. In an effort to avoid any potential infringement of the patents on brand-name drugs, Impax works very closely with outside patent counsel throughout the entire formulation development process for each product.



     Impax has developed several proprietary controlled-release delivery technologies covering the formulation of dosage forms with extended-release and multiple modes of release rates. Impax has obtained one U.S. patent and has filed two additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. Impax is applying several other proprietary controlled-release drug delivery technologies in its product development programs and continues to develop new technologies for which it may seek patent protection. The proprietary technologies are described below:


Timed Multiple-Action Delivery System (TMDS) -- Patent application filed.


     Among a large variety of controlled release technologies available today, most are designed for release of one active ingredient in one release profile (typically a zero- order or single mode release). Such a release pattern may not be adequate for drugs in certain therapeutic categories. Impax's proprietary delivery system allows more than one active component in a single tablet formulation to be released in multiple profiles over time. This innovation permits the drug to reach its therapeutic level in the bloodstream at the most beneficial intervals and in pre-determined release modes.


Dividable Multiple-Action Delivery System (DMDS) -- Patent application filed.


     DMDS is a further improvement on Impax's Multiple Action delivery system. The invention allows the patient/physician to adjust the dosing regimen according to clinical needs and without compromising efficacy. With the Dividable Multiple-Action system the patient can break the tablet in half, and each respective portion of the tablet will achieve exactly the same release profile as the whole tablet. In contrast, the traditional controlled-release tablet loses its "controlled" mechanism of delivery once it is broken up.


Concentric Multiple-Particulate Delivery System (CMDS) -- Patent granted.


     One of the technical challenges in the development of multiple-particulate dosage forms with a variety of active ingredients is to achieve an acceptable uniformity and reproducibility of a product, ensuring that each of the components is released at pre-determined time intervals and in a desirable release profile. By applying its unique coating and formulation technology, Impax has reduced to practice its proprietary Concentric Multiple-Particulate delivery system.


Sustained-Release Liquid Delivery System (SLDS) -- Patent application in preparation.


     The technical barriers to formulating a liquid ingredient into a sustained-release oral dosage form have precluded the development of controlled-release dosage forms for most liquid drugs. The technology described in this patent application utilizes a combination of special inactive ingredients and processes to convert a liquid active ingredient into a solid dosage form with sustained-release properties.


Product Development


Generic Specialty And Controlled-Release Pharmaceuticals


     Impax is applying its proprietary drug delivery technologies and formulation skills initially to the development of generic versions of selected high sales volume, brand name pharmaceuticals, for which marketing exclusivity or patent rights have expired or are near expiration. Impax has submitted ANDAs to the FDA covering generic versions of three different branded, prescription pharmaceuticals. One of the pending ANDAs, Pentoxyfylline ER tablets, was approved in August 1999. This was Impax's first ANDA approval. Impax has 15 additional generic niche and controlled-release products under development. Of these product candidates, seven are in various phases of bioequivalence studies and eight are in formulation development.


Generic Pharmaceutical Development Process


     When developing generic pharmaceuticals, Impax is required to prove that the generic product candidate will exhibit IN VIVO release characteristics equivalent to those of the brand name pharmaceutical. For a controlled-release pharmaceutical, the drug delivery technology utilized to replicate the release rates of the brand name pharmaceutical must do so without infringing any valid, unexpired patents. The process by which generic products are developed for manufacture and sale in the U.S. may be categorized into three basic stages:


     o formulation development;


     o bioequivalence studies;


     o ANDA filing with the FDA.

     During formulation development, Impax attempts to develop its own version of the brand name drug. In creating a formulation, Impax utilizes or adapts its drug delivery technologies to the product candidate or develops a new drug delivery technology for that product candidate. Impax's formulation is then evaluated in laboratory dissolution studies to determine whether human bioequivalence studies should be conducted.

     Once a suitable formulation has been developed, human bioequivalence studies are conducted which compare Impax's formulation to the brand name drug. Because bioequivalence studies can be relatively expensive to perform, Impax often conducts a pilot bioequivalence study in which it manufactures a small batch of its product for testing in a limited number of human subjects (typically six to twelve). If the formulation yields a blood level profile comparable to the brand name drug, full-scale bioequivalence studies may be performed, which require the manufacture of at least 100,000 dosage units and usually involves 24 or more human subjects. These studies that are typically conducted to determine the plasma concentrations of the drug in human subjects are under fasted and fed conditions as well as under multiple dose administration. If successful, the studies will demonstrate that the rate and extent of absorption of the generic version is equivalent to that of the brand name drug. If the studies demonstrate that the blood level profiles of Impax's product are not comparable to the brand name drug, Impax will either modify its formulation or alter the drug delivery technology employed.

     After Impax's formulation has been shown to be bioequivalent to the brand name drug, an ANDA is prepared for submission to the FDA. This ANDA includes the results of the bioequivalence studies and other data such as laboratory specifications for Impax's formulation, stability data, analytical data, methods validation and manufacturing procedures and controls. See "--Government Regulation."


Brand Name Controlled-Release Pharmaceuticals

     Impax believes that the drug delivery technologies it uses for the development of generic controlled-release pharmaceuticals will also have application to the development of brand name controlled-release pharmaceuticals. To develop and commercialize this opportunity, Impax is exploring possible applications for its technologies and plans to utilize clinical research organizations and work with brand name pharmaceutical companies in two basic ways:

     o Developing controlled-release formulations of existing immediate-release drugs;

     o Applying its drug delivery technologies to the formulation of new drugs under development by these pharmaceutical companies.

     The first category provides a way for drug manufacturers to either increase or preserve the value of their existing immediate-release drugs. By developing a controlled-release drug formulation, the pharmaceutical manufacturer has the potential to improve drug efficacy and reduce the cost of therapy by simplifying drug administration regimens. Additionally, by developing a controlled-release formulation of an immediate-release drug, the pharmaceutical manufacturer may be able to receive several additional years of marketing exclusivity before generic equivalents may be approved. The second category is of significant importance to pharmaceutical manufacturers because drug candidates often require easy administration (e.g., one or two doses per day instead of four to six) to become commercially acceptable or to develop brand loyalty by patients and physicians. Furthermore, many new drug candidates, such as proteins and peptides, that are developed by pharmaceutical and biotechnology companies, are expected to require advanced drug delivery technologies in order for these drugs to be administered in oral form instead of by injection.


Development And Licensing Agreements

     Impax has entered into development and licensing agreements covering generic pharmaceuticals with one U.S. and two foreign pharmaceutical companies. Pursuant to such agreements, the licensees typically will fund the cost of product development and will pay Impax royalties in exchange for a license to manufacture and market the products for a specified period in a specified territory. Management believes that such arrangements offer a variety of benefits, including providing an additional source of funding for product development and affording Impax the ability to have certain of its generic controlled-release products sold through the distribution networks of these major pharmaceutical companies. Impax may terminate a development and licensing agreement if the licensee fails to market the licensed product, in which case all rights revert to Impax. In October, 1997, Impax entered into an agreement with a large multi-national pharmaceutical company to apply one of the Impax technologies to that company's marketed brand product in an attempt to develop a once-a-day version of that product. Under terms of the agreement, Impax, using its proprietary Timed Multiple-Action Delivery System, agreed to attempt to develop a new controlled-release form of a patented product owned by this corporate partner. The formulation of this product is completed.


Manufacturing

     Impax currently has an approximately 36,000 square foot facility, which includes a laboratory and pilot manufacturing facility encompassing approximately 12,000 square feet. Impax is in the preliminary stages of converting a portion of its existing facility into a production area, which will be used for manufacturing commercial quantities of the generic versions of products for which ANDAs have already been filed. Impax currently has only a limited number of personnel experienced in the commercial manufacture of pharmaceuticals. Accordingly, before Impax commences manufacturing its product candidates in commercial quantities, significant expenditures and additional personnel will be required.


Competition

     The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing, and other factors. Many of Impax's competitors have longer operating histories and greater financial, marketing and other resources than Impax.

     Impax expects that it will be subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry. These include companies that are engaged in the development of controlled-release technologies and products, as well as other pharmaceutical manufacturers that may decide to undertake in-house development of these products. Impax is initially concentrating its efforts on generic controlled-release pharmaceuticals. Typically, selling prices of immediate-release generic drugs have declined and profit margins have narrowed after generic equivalents of brand name products are first introduced and the number of competitive products has increased. Similarly, the maintenance of particular levels of profitability for Impax's generic controlled-release products will depend, in large part, on Impax's ability to introduce new products before its competitors and on the intensity of competition with respect to existing products.


Patents And Proprietary Rights

     Impax believes that patent and trade secret protection, particularly of its drug delivery and formulation technologies, is important to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others.

     Impax has been issued one U.S. patent and has additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. Impax expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. There is no assurance that Impax's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of Impax's patents. Furthermore, there is no assurance that:

     o any of Impax's future processes or products will be patentable;

     o any pending or additional patents will be issued in any or all appropriate jurisdictions;

     o Impax's processes or products will not infringe upon the patents of third parties;

     o Impax will have the resources to defend against charges of infringement by or protect its own patent rights against third parties.

     Impax also relies on trade secrets and proprietary knowledge, which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. There can be no assurance, however, that these agreements will not be breached, that Impax will have adequate remedies for any breach, or that Impax's trade secrets will not otherwise become known by competitors.

     On January 8, 1998, Impax filed an application to register its trademark "IMPAX" with the U.S. Patent and Trademark Office. (Serial No. 75/415057.) In September 1999, Agfa-Gevaert, a Belgium corporation, filed a notice of opposition with the U.S. Patent and Trademark Office alleging that Impax's "IMPAX" mark is likely to cause confusion to the consumer. Impax has not yet filed an answer to this opposition on November 1, 1999. No discovery has been conducted in this matter.

     Impax does not believe that its use of the mark "IMPAX" will result in confusion to the consumer. Impax's products are pharmaceuticals. The Agfa-Gevaert's mark is used in connection with computer hardware and software, which is used in the field of medical radiography. Impax believes that the differences in pricing, product marketing and channels of distribution for the different products will avoid any likelihood of confusion to the consumer. However, the PTO may not agree with Impax, and may not allow registration of Impax's "IMPAX" mark. If Impax is unable to register the trademark "IMPAX", then it may no longer desire, or even be able, to use the name "Impax Laboratories, Inc." for the combined company.

     There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. Most of the brand name controlled-release products of which Impax is developing generic versions are covered by one or more patents. Under the Waxman-Hatch amendments, when a drug developer files an ANDA for a generic drug, and the developer believes that an unexpired patent which has been listed with the FDA as covering that brand name product will not be infringed by the developer's product or is invalid or unenforceable, the developer must so certify to the FDA. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement within 45 days of the patent holder's receipt of such certification. If the patent holder files suit, the FDA can review and approve the ANDA, but is prevented from granting final marketing approval of the product until a final judgment in the action has been rendered or 30 months from the date the certification was received, whichever is sooner. Should a patent holder commence a lawsuit with respect to alleged patent infringement by Impax, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. To date, no such actions have been commenced against Impax, although it is anticipated that actions may be filed as Impax files additional ANDAs. The delay in obtaining FDA approval to market Impax's product candidates as a result of litigation, as well as the expense of such litigation, whether or not Impax is successful could have a material adverse effect on Impax's results of operations and financial position.


Government Regulation

     All pharmaceutical manufacturers are subject to extensive regulation by the federal government, principally the FDA, and, to a lesser extent, by state and local governments. The Federal Food, Drug and Cosmetic Act (the "FDCA") and other federal statutes and regulations govern or influence the development, testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of prescription pharmaceutical products. Pharmaceutical manufacturers are also subject to certain recordkeeping and reporting requirements, establishment registration and product listing and FDA inspections.

     The Waxman-Hatch amendments to the FDCA established abbreviated application procedures for obtaining FDA approval for generic versions of brand name prescription drugs (the "Listed Drugs") that are off-patent or whose marketing exclusivity has expired. Approval to manufacture and market generic drugs is obtained by filing ANDAs. As a substitute for clinical studies, the FDA requires data demonstrating that the ANDA drug formulation is bioequivalent to a previously approved Listed Drugs, among other requirements.

     The advantage of the ANDA approval mechanism is that an ANDA applicant is not required to conduct pre-clinical and clinical studies to demonstrate that the product is safe and effective for its intended use. Impax has filed three ANDAs with the FDA for generic versions of brand prescription pharmaceuticals, and intends to file additional ANDAs to obtain approval to market its other generic controlled-release products. No assurances exist that ANDAs will be suitable or available for Impax's products, or that Impax's proposed products will receive FDA approval on a timely basis, if at all.

     Patent certification requirements for generic controlled-release drugs could also result in significant delays in obtaining FDA approvals. First, where patents covering the Listed Drugs are alleged to be invalid, unenforceable or not infringed, patent infringement litigation may be instituted by the holder or holders of the brand name drug patents against Impax. Second, the first company to file an ANDA for a given drug which is successful in certifying that an unexpired patent covering the reference brand name drug is invalid, unenforceable, or will not be infringed by its product, can be awarded 180 days of market exclusivity during which the FDA may not approve any other ANDAs for that drug. A successful certification results if the patent owner (who must be notified of the certification) does not commence an infringement action within 45 days of having been so notified, or, having brought a timely infringement action, receives an adverse final court decision.



     While the Waxman-Hatch amendments codify the ANDA mechanism for generic drugs, it also fosters pharmaceutical innovation through incentives that include market exclusivity and patent term extension. First, the Waxman-Hatch amendments provide two distinct market exclusivity provisions that either preclude the submission or delay the approval of an abbreviated drug application. A five-year marketing exclusivity period is provided for new chemical compounds, and a three-year marketing exclusivity period is provided for applications containing new clinical investigations essential to an approval, such as new indications or new delivery technologies. The three-year marketing exclusivity period would be applicable to the development of a novel drug delivery system. The marketing exclusivity provisions apply equally to patented and non-patented drug products.


     Second, the Waxman-Hatch amendments provide for patent term extensions to compensate for patent protection lost due to time taken in conducting FDA required clinical studies or during FDA review of data submissions. Patent term extension may not exceed five additional years nor may the total period of patent protection following FDA marketing approval be extended beyond 14 years. In addition, by virtue of the Uruguay Round Agreements Act of 1994 that ratified the General Agreement on Tariffs and Trade ("GATT"), certain brand name drug patent terms have been extended to 20 years from the date of filing of the pertinent patent application (which can be longer than the former 17-year patent term). This can further delay ANDA effective dates. Patent term extensions may delay the ability of Impax to use its proprietary technology, in the future, to market new extended release products, file section 505(b)(2) NDAs referencing approved products (see below), and file ANDAs based on listed drugs when those approved products or listed drugs have acquired patent term extensions.


     With respect to any drug with active ingredients not previously approved by the FDA, a prospective manufacturer must submit a full NDA, including complete reports of pre-clinical, clinical and other studies to prove that product's safety and efficacy for its intended use. An NDA may also need to be submitted for a drug with a previously approved active ingredient if, among other things, the drug will be used to treat an indication for which the drug was not previously approved, if the method of delivery is changed or if the abbreviated procedure discussed above is otherwise not available. A manufacturer intending to conduct clinical trials for a new drug compound as part of an NDA is required first to submit an investigational new drug application ( "IND") to the FDA containing information relating to pre-clinical and planned clinical studies. The full NDA process is expensive and time consuming. Controlled or extended-release versions of approved immediate-release drugs will require the filing of an NDA. The FDA will not accept ANDAs when the delivery system or duration of drug availability differs significantly from the listed drug. However, the FDCA provides for NDA submissions that may rely in whole or in part on publicly available clinical data on safety and efficacy under section 505(b)(2) of the FDCA. Impax may be able to rely on existing publicly available safety and efficacy data in filing NDAs for extended-release products when such data exists for an approved immediate-release version of the same chemical entity. However, there is no guarantee that the FDA will accept such applications under section 505(b)(2), or that such existing data will be publicly available or useful. Further, utilizing the section 505(b)(2)-application process is uncertain, because neither Impax nor the FDA has had significant experience with it. Additionally, under the Prescription Drug User Fee Act of 1992, all NDAs require the payment of a substantial fee upon filing, and other fees must be paid annually after approval. No assurances exist that, if approval of an NDA is required, such approval can be obtained in a timely manner, if at all.


     Manufacturers of marketed drugs must conform to the FDA's cGMP standards or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the refusal to approve additional marketing applications. The FDA conducts periodic inspections to implement these rules. Impax's manufacturing facility has been inspected by the FDA with regard to the ANDA submissions made and the FDA has advised Impax that it was found to be in compliance with applicable cGMP standards. An additional inspection will be performed by the FDA to assure successful process validation after ANDA approval and before initiation of commercial distribution of these products. There can be no assurance that Impax's facility will be found to be in compliance with cGMP or other regulatory requirements. Failure to comply could result in significant delays in the development and testing of Impax's planned products, as well as increased costs.


     Noncompliance with applicable requirements can also result in total or partial injunctions against production and/or distribution, refusal of the government to enter into supply contracts or to approve NDAs or ANDAs, criminal prosecution and product recalls. The FDA also has the authority to revoke for cause drug approvals previously granted.


     Under the Generic Drug Enforcement Act, ANDA applicants (including officers, directors and employees) who are convicted of a crime involving dishonest or fraudulent activity (even outside the FDA regulatory context) are subject to debarment. Debarment is disqualification from submitting or participating in the submission of future ANDAs for a period of years or permanently. The Generic Drug Enforcement Act also authorizes the FDA to refuse to accept ANDAs from any company which employs or uses the services of a debarred individual.


     Products marketed outside the United States which are manufactured in the United States are subject to certain FDA regulations, as well as regulations by the country in which the products are to be sold.


     The Prescription Drug Marketing Act ("PDMA"), which amends various sections of the FDCA, requires, among other things, state licensing of wholesale distributors of prescription drugs under federal guidelines that include minimum standards for storage, handling and recordkeeping. It also requires certain wholesale distributors, including Impax, to provide to each wholesale distributor a statement identifying each sale of the drug before the sale to such wholesale distributor, among other requirements. It also sets forth civil and criminal penalties for violations of these and other provisions. Various sections of the PDMA are still being implemented by the FDA and the states. Nevertheless, failure to comply with the wholesale distribution provisions and other requirements of the PDMA could have a materially adverse effect on Impax.


     Impax is governed by federal, state and local laws of general applicability, such as laws regulating working conditions and environmental protection. Impax is also licensed by, registered with, and subject to periodic inspection and regulation by, the DEA and California state agencies, pursuant to federal and state legislation relating to drugs and narcotics. Certain drugs that Impax may develop in the future may be subject to regulations under the Controlled Substances Act and related statutes.


Product Liability Insurance


     The design, development and manufacture of Impax's products involve an inherent risk of product liability claims. Impax has obtained product liability insurance that covers substantially all products marketed by Impax in its generic drug distribution operations, as well as bioequivalence studies for controlled-release products candidates. Impax believes that its product liability insurance is adequate for its current operations, and will seek to increase its coverage prior to the commercial introduction of its product candidates. There can be no assurance that the coverage limits of Impax's insurance will be sufficient to offset potential claims. Product liability insurance is expensive and difficult to procure and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. A successful claim against Impax in excess of its insurance coverage could have a material adverse effect upon Impax's results of operations and financial condition.


Facilities


     The executive offices, research and development, warehouse and a pilot plan of Impax occupy an aggregate of approximately 36,000 square feet at 30831 Huntwood Avenue, Hayward, California. Impax leases its facility pursuant to a five year lease expiring on June 30, 2002 and renewable for another three years. Of the total 36,000 square feet, approximately 12,000 square feet are used for research and development, 4,000 square feet are used for administrative functions, 5,000 square feet for warehousing and the remaining 15,000 square feet will be available for a commercial-scale manufacturing area.


Employees

     As of October 1, 1999, Impax had approximately 40 full-time employees. Of these employees, 32 are employed in research and development as formulation scientists, analytical chemists and technical support staff and eight are in administration. Impax may also employ part-time personnel from time to time to meet specific demands of its business as they arise. None of Impax's employees are subject to collective bargaining agreements with labor unions. Impax believes that its relations with its employees, in general, is satisfactory.

Impax Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth information regarding the beneficial ownership of Impax's common stock as of October 1, 1999, by (1) each stockholder who is known by Impax to own beneficially more than five percent (5%) of any class of capital stock of Impax, (2) each of Impax's directors, (3) each of the named executive officers named in the Impax summary compensation table included under the heading "Impax Executive Compensation" later in this joint proxy statement/prospectus, and (4) all directors and officers of Impax as a group. Except as otherwise indicated, Impax believes that the beneficial owners of the capital stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.



                                                                                Series A
                                                      Common Stock          Preferred Stock
                                                 ----------------------  ----------------------
                                                    No. of                  No. of
Name and Address                                    Shares     Percent      Shares     Percent
-----------------------------------------------  -----------  ---------  -----------  ---------
Charles Hsiao (1) .............................   1,526,818   44.3%       1,000,000   63.3
Larry Hsu (2) .................................     881,818   33.3          200,000   12.7
John Hsiao (3) ................................     537,272   22.1          200,000   12.7
Chiin Hsiao Children Irrevocable Trust (4) ....     780,000   36.3                0
May Chu (5) ...................................      24,000    1.1                0
Hsu Children Irrevocable Trust (4) ............     400,000   18.6                0
Brian Keng ....................................           0                       0
Chemical Company of Malaysia (6) ..............   1,661,111   43.6                0
Wisma Sime Darby, 9th Floor
14 Jalan Raja Laut, P.O. Box 10284
Kuala Lumpur 50708
Malaysia
Mr. Oh Kim Sun (7) ............................   1,666,111   43.7                0
c/o Chemical Company of Malaysia
Wisma Sime Darby, 9th Floor
14 Jalan Raja Laut, P.O. Box 10284
Kuala Lumpur 50708
Malaysia
President (BVI) International Investment
 Holdings Ltd. (8) ............................   1,100,000   33.9                0
c/o President Enterprises Corp.
301 Chung Cheng Road
Yeong Kang Shih
Tainan Hsien, Taiwan, ROC
Mr. Jason Lin (9) .............................   1,100,000   33.9                0
c/o President Enterprises Corp.
301 Chung Cheng Road
Yeong Kang Shih
Tainan Hsien, Taiwan, ROC
China Development Industrial Bank (10) ........   1,100,000   33.9                0
11th Floor, CDC Tower
125 Nanking East Rd., Sec. 5
Taipei, 10572
Taiwan, ROC
Tan Soo Bin(11) ...............................      20,600      *                0
21, Lorong Agang Openg 5
TTDI 60000
Kuala Lumpur, Malaysia
Ching-Kuo Chow (12) ...........................           0                       0
Ching Yi-Chow (12) ............................           0                       0
Yuh-Ming Chow (12) ............................           0                       0
Yung-Shung Chen (13) ..........................           0                       0
c/o Gree Pharm Co. Ltd.
6F-1, 133, Sec. 1, Roosevelt Road
Taipei, Taiwan ROC 100
All directors and executive officers as a
 group (7 persons) ............................   6,090,347   77.5%       1,200,000   75.9%





                                                       Series B               Series C                Series D
                                                    Preferred Stock        Preferred Stock        Preferred Stock
                                                 ---------------------  ---------------------  ----------------------
                                                   No. of                 No. of                  No. of
Name and Address                                   Shares     Percent     Shares     Percent      Shares      Percent
-----------------------------------------------  ----------  ---------  ----------  ---------  ------------  --------
Charles Hsiao (1) .............................         0                      0                        0
Larry Hsu (2) .................................         0                      0                        0
John Hsiao (3) ................................         0                      0                        0
Chiin Hsiao Children Irrevocable Trust (4) ....         0                      0                        0
May Chu (5) ...................................         0                      0                        0
Hsu Children Irrevocable Trust (4) ............         0                      0                        0
Brian Keng ....................................         0                      0                        0
Chemical Company of Malaysia (6) ..............         0                      0                  800,000    23.5
Wisma Sime Darby, 9th Floor
14 Jalan Raja Laut, P.O. Box 10284
Kuala Lumpur 50708
Malaysia
Mr. Oh Kim Sun (7) ............................         0                491,115    94.5          800,000    23.5
c/o Chemical Company of Malaysia
Wisma Sime Darby, 9th Floor
14 Jalan Raja Laut, P.O. Box 10284
Kuala Lumpur 50708
Malaysia
President (BVI) International Investment
 Holdings Ltd. (8) ............................         0                491,115    94.5        1,100,000    32.3
c/o President Enterprises Corp.
301 Chung Cheng Road
Yeong Kang Shih
Tainan Hsien, Taiwan, ROC
Mr. Jason Lin (9) .............................         0                      0                1,100,000    32.3
c/o President Enterprises Corp.
301 Chung Cheng Road
Yeong Kang Shih
Tainan Hsien, Taiwan, ROC
China Development Industrial Bank (10) ........         0                      0                1,100,000    32.3
11th Floor, CDC Tower
125 Nanking East Rd., Sec. 5
Taipei, 10572
Taiwan, ROC
Tan Soo Bin(11) ...............................    18,600     4.3              0                        0
21, Lorong Agang Openg 5
TTDI 60000
Kuala Lumpur, Malaysia
Ching-Kuo Chow (12) ...........................   100,000    23.3              0                        0
Ching Yi-Chow (12) ............................   100,000    23.3              0                        0
Yuh-Ming Chow (12) ............................   100,000    23.3              0                        0
Yung-Shung Chen (13) ..........................         0                 28,516     5.5                0
c/o Gree Pharm Co. Ltd.
6F-1, 133, Sec. 1, Roosevelt Road
Taipei, Taiwan ROC 100
All directors and executive officers as a
 group (7 persons) ............................    18,600     4.3%       491,115    94.5%       3,000,000    88.2%

------------
 (1) c/o Impax Pharmaceuticals, Inc., 30831 Huntwood Avenue, Hayward, CA 94544. Includes 150,000 shares of common stock held in trust for the benefit of John Hsiao's children, 75,000 shares of common stock held in trust for the benefit of Richard Hsiao's children, shares of Series A preferred stock immediately convertible into 1,000,000 shares of common stock, options to purchase 100,000 shares of common stock which are immediately exercisable, and warrants immediately convertible into 200,000 shares of common stock.

 (2) c/o Impax Pharmaceuticals, Inc., 30831 Huntwood Avenue, Hayward, CA 94544. Includes shares of Series A preferred stock immediately convertible into 200,000 shares of common stock, options to purchase 100,000 shares of common stock which are immediately exercisable, and warrants immediately convertible into 200,000 shares of common stock.

 (3) c/o Impax Pharmaceuticals, Inc., 30831 Huntwood Avenue, Hayward, CA 94544. Includes shares of Series A preferred stock immediately convertible into 200,000 shares of common stock and warrants immediately convertible into 80,000 shares of common stock.

 (4) c/o Impax Pharmaceuticals, Inc., 30831 Huntwood Avenue, Hayward, CA 94544.


 (5) c/o Impax Pharmaceuticals, Inc., 30831 Huntwood Avenue, Hayward, CA 94544. Includes options immediately exercisable for 24,000 shares of common stock.

 (6) Consists of 491,115 shares of Series C preferred stock immediately convertible into 861,111 shares of common stock, and shares of Series D preferred stock immediately convertible into 800,000 shares of common stock.

 (7) Includes shares of Series C preferred stock and Series D preferred stock held by the Chemical Company of Malaysia, of which Mr. Oh is a substantial stockholder, which shares are immediately convertible into 861,111 and 800,000 shares of common stock, respectively, and options to purchase 5,000 shares of common stock.

 (8) Consists of shares of Series D preferred stock immediately convertible into 1,100,000 shares of common stock.

 (9) Consists of shares of Series D preferred stock held by President Enterprises Corporation, of which Mr. Lin is a substantial shareholder, which shares are immediately convertible into 1,100,000 shares of common stock.

(10) Consists of shares of Series D preferred stock immediately convertible into 1,100,000 shares of common stock.

(11) Includes 18,600 shares of Series B preferred stock immediately convertible into 18,600 shares of common stock, and options immediately exercisable for 2,000 shares of common stock.

(12) 2012 Westbrook Lane, Livermore, California 94550.

(13) Includes 28,516 shares of Series C preferred stock immediately convertible into 50,000 shares of common stock.

Management of Impax


Management


     The current Impax directors and executive officers, age and the year in which each became a director and thei principal occupations of employment during the past five years are as folows:




Name                               Age    Position Held
-------------------------------   -----   --------------------------------------
Charles Hsiao, Ph.D. ..........    55     Chairman and Chief Executive Officer
Larry Hsu, Ph.D. ..............    50     President and Chief Operating Officer
May Chu, M.S. .................    48     Vice President, Analytical and QA
Oh Kim Sun ....................    51     Director
Jason Lin .....................    56     Director
Brian Keng ....................    45     Director
Tan Soo Bin, Ph.D. ............    52     Director

     Charles Hsiao, Ph.D.: Dr. Hsiao co-founded Impax in 1994, and has served as Chairman, Chief Executive Officer and a Director since its inception. Dr. Hsiao co-founded IVAX Corporation in 1986 with two partners. By October 1994, when he left the Vice-Chairman position at IVAX, IVAX had become the world's largest generic pharmaceutical company with approximately 7000 employees and $1 billion in worldwide sales. Dr. Hsiao's technical expertise is in the area of formulation and development of oral controlled-release dosage form. Dr. Hsiao obtained his Ph.D. in pharmaceutics from University of Illinois


     Larry Hsu, Ph.D.: Dr. Hsu co-founded Impax in 1994. He has served as a President, Chief Operating Officer and a member of the Board of Directors since its inception. From 1980 to 1995, Dr. Hsu worked at Abbott Laboratories for 15 years. During the last four years at Abbott, Dr. Hsu was the Director of Product Development in charge of formulation development, process engineering, clinical lot manufacturing and production technical support of all dosage forms, managing a staff of approximately 250 people. Dr. Hsu's technical expertise is in the area of formulation and development of injectable products, particularly products that require lyophilization technology, such as anti-cancer drugs and biotechnology products. Dr. Hsu obtained his Ph.D. in pharmaceutics from University of Michigan.


     Oh Kim Sun: Mr. Oh has served as a member on the Board of Directors of Impax since September 30, 1996. He has been employed with Chemical Company of Malaysia Berhad ("CCM") since 1990, and currently serves as Group Executive Director of CCM. He also holds the Chairman position with CCM Pharma, UPHA Corporation, and Primary Health Sdn. Bhd Mr. Oh also serves as a director of
(i) Chemical Company of Malaysia Berhad, a Malaysian corporation whose stock is listed on the Kuala Lumpur Stock Exchange, and (ii) Nortran Pharmaceuticals Inc., a Canadian corporation, whose stock is listed on the Vancouver Stock Exchange. Mr. Oh is a fellow member of The Institute of Chartered Accountants of England and Wales and the Malaysian Association of Certified Public Accountants.


     Jason Lin: Mr. Lin has served as a member on the Board of Directors of Impax since May 5, 1999. Mr. Lin has served as Chairman of President Baseball Team Corp., a Taiwan national baseball league, for approximately ten years. He has also served as Chairman of President Coffee Corp. in Taiwan for approximately two years, and as Chairman of Presicarre Co. for approximately three years.


     Brian Keng: Mr. Keng has served as a member on the Board of Directors of Impax since May 5, 1999. He has served as General Manager and First Vice President of the Overseas Business Department of China Development Corporation since 1995 and served in the same positions in the Corporation Planning Department of China Development Corporation. Mr. Keng has also worked in the Business Planning Department for China Securities Investment Trust Corporation and worked in the Trust and Funding Departments of the International Commercial Bank of China.

     Tan Soo Bin, Ph.D.: Dr. Tan has served as a member on the Board of Directors of Impax since May 6, 1998. From mid-1996 to date, Dr. Tan has served as executive director of CCM Pharma Sdn Bhd, a subsidiary of CCM. From 1991 until his joining CCM Pharma Sdn Bhd, Dr. Tan was the Head of Formulation R&D with Norton Healthcare, UK, a subsidiary of IVAX Corporation.

     May Chu, M.S.: Ms. Chu joined IMPAX Pharmaceuticals in 1996, as a Vice President, Analytical and QA. From 1985 to 1996, Ms. Chu was employed at Watson Laboratories in the areas of Analytical and QA. Prior to joining Watson, she worked at Rachelle Laboratories for 5 years as a research chemist. Ms. Chu received her B.S. in chemistry from National Tsing-Hwa University in Taiwan and M.S. degree in analytical and inorganic chemistry from University of Iowa.


Executive Compensation

     The following table summarizes the compensation earned by or paid to Impax's President and Chief Executive Officer and its other most highly compensated executive officers who earned more than $100,000 in 1998, for 1996, 1997 and 1998. We refer to this table as the "Impax Summary Compensation Table."


                          Summary Compensation Table



                                        Annual Compensation             Long-Term Compensation
                                -----------------------------------   --------------------------
Name and Principal Position      Year         Salary         Bonus     Restr. Stock     Warrants
-----------------------------   ------   ----------------   -------   --------------   ---------
Charles Hsiao, Ph.D.            1998       $ 116,479.32     -0-       -0-               200,000
 Chairman,                      1997       $ 136,871.53     -0-       -0-                   -0-
 Chief Executive Officer        1996                -0-     -0-       -0-                   -0-

Larry Hsu, Ph.D.                1998       $ 118,203.60     -0-       -0-               200,000
 President,                     1997       $  98,353.28     -0-       -0-                   -0-
 Chief Operating Officer        1996                -0-     -0-       -0-                   -0-

Employment Agreements

     Dr. Charles Hsiao and Dr. Larry Hsu have each entered into five year employment agreements with Impax, which commenced effective September 30, 1996. These employment agreements provide that each will be paid an annual salary of $120,000 per year, subject to discretionary increases by the Board of Directors and customary benefits. The current salaries for Dr. Hsiao and Hsu are each $120,000 per year. Each of the employment agreements further provide that if the executive is terminated without cause, or if executive resigns due to a reduction in his responsibilities or a change in his reporting relationship so that he no longer reports to the Board of Directors, then Impax will continue to pay executive and provide his benefits package for three years following termination. However, if the merger is approved, this employment agreement will be superseded by the employment agreements contemplated in the merger. On April 2, 1999, each of Dr. Hsiao and Dr. Hsu were granted options to purchase 100,000 shares of Impax. Dr. Hsiao's exercise price was $2.75 per share and Dr. Hsu's exercise price was $2.50 per share.


Employee Stock Options

The 1996 Option Plan

     During September 1996, the board of directors adopted the Impax Pharmaceuticals, Inc. 1996 Stock Option Plan (the "1996 Plan") which was approved by Impax's stockholders on September 30, 1996. The 1996 Plan authorizes the issuance of options to purchase up to 500,000 shares of Impax's common stock. On May 5, 1998, the outstanding options were amended to reduce the per share price of outstanding options to $2.50 per share and to adopt an ascending vesting schedule.

     The 1996 Plan allows the board of directors to grant stock options from time to time to employees, consultants, officers and directors of Impax. The board has the power to determine at the time the option is granted whether the option will be an incentive stock option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an incentive stock option. Vesting provisions are determined by the board at the time the options are granted. The option price for any option will be no less than the fair market value of the common stock on the date the option is granted.

     From the period of September 1996 through October 1998, Impax's Board of Directors granted a total of 417,000 options to a total of 25 employees and consultants. Except as disclosed below, all options have an exercise price of $2.50 per share. In connection with the reorganization of Impax Pharmaceuticals, LLC, Impax assumed options granted under the Impax Pharmaceuticals, LLC option plan for an aggregate of 18,000 shares which have an exercise price of $1.00 per share. Additionally, Dr. Hsiao received an option on April 12, 1999 to purchase 100,000 shares of common stock at any exercise price of $2.75 per share.

The 1999 Equity Incentive Plan


     During April 1999, the board of directors adopted the Impax Pharmaceuticals, Inc. 1999 Equity Incentive Plan (the "1999 Pre-Merger Plan") which was approved by Impax's stockholders during a special meeting of the stockholders on March 22, 1999. The 1999 Pre-Merger Plan reserves for issuance 1,000,000 shares of Impax's common stock for issuance pursuant to stock option grants, stock grants and restricted stock purchase agreements.

     The 1999 Pre-Merger Plan allows the board of directors to grant stock options or bonuses from time to time to employees, consultants, officers and directors of Impax. The board has the power to determine at the time the option is granted whether the option will be an incentive stock option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an incentive stock option. Vesting provisions are determined by the board at the time each particular stock award is granted. The price for any stock award will be no less than the fair market value of the common stock on the date the stock award is granted.

     From the period of April 1999 through July 1999, Impax's Board of Directors granted a total of 251,100 options to a total of 30 employees and consultants. To date, all options granted have an exercise price of $2.50 per share, except with respect to the option granted to Dr. Hsiao and described below.

     On April 2, 1999, Charles Hsiao, Ph.D. was granted an option to purchase 100,000 shares of common stock at an exercise price of $2.75 per share. The shares covered by the option vest and become exercisable in accordance with the following schedule: (i) first year -- 10%; (ii) second year -- 20%; (iii) third year -- 30%; and (iv) fourth year -- 40%.

     On April 2, 1999, Larry Hsu, Ph.D. was granted an option to purchase 100,000 shares of common stock at an exercise price of $2.50 per share. The shares covered by the option vest and become exercisable in accordance with the following schedule: (i) first year -- 10%; (ii) second year -- 20%; (iii) third year -- 30%; and (iv) fourth year -- 40%.

     On April 2, 1999, Oh Kim Sun was granted an option to purchase 5,000 shares of common stock at an exercise price of $2.50 per share. The shares covered by the option vest and become exercisable in accordance with the following schedule: (i) first year -- 10%; (ii) second year -- 20%; (iii) third year -- 30%; and (iv) fourth year -- 40%.

     On April 2, 1999, Tan Soo Bin, Ph.D. was granted an option to purchase 2,000 shares of common stock at an exercise price of $2.50 per share. The shares covered by the option vest and become exercisable in accordance with the following schedule: (i) first year -- 10%; (ii) second year -- 20%; (iii) third year -- 30%; and (iv) fourth year -- 40%.


Employee Warrants


     In November, 1998, the board of Impax authorized the grant of warrants to each of Charles Hsiao, Ph.D. and Larry Hsu, Ph.D. Each warrant entitles the holder to purchase 200,000 shares of common stock of Impax at $2.50 per share. These warrants are immediately exercisable and are not subject to repurchase by Impax. The warrants expire on December 31, 2003. In April 1999, the board of directors of Impax authorized the grant of a warrant to Tan Soo Bin, Ph.D. This warrant entitles Dr. Tan to purchase 40,000 shares of common stock of Impax at $2.50 per share. This warrant is exercisable beginning October 1, 2000, and is not subject to repurchase by Impax. This warrant expires on October 1, 2006.


Certain Transactions of Impax

Impax Acquisitions

     Impax is the successor corporation to two previous California entities. The reorganization history of Impax and its predecessors is described below. The original entity was incorporated in California under the same name, Impax Pharmaceuticals, Inc. on September 27, 1994. On June 6, 1995, Impax Pharmaceuticals, LLC, a California limited liability company, acquired all of the assets, and assumed all of the liabilities, of the former Impax Pharmaceuticals, Inc. in a tax-free reorganization. As part of the reorganization, the shareholders of the former Impax Pharmaceuticals, Inc. were issued units in Impax Pharmaceuticals, LLC in the same ownership percentage (and with comparable rights and privileges) as they held in the predecessor corporation.

     On or about September 30, 1996, Impax Pharmaceuticals, Inc., the currently existing California corporation, acquired all of the assets, and assumed all of the liabilities, of Impax Pharmaceuticals, LLC in a tax-free reorganization. As part of the reorganization, the shareholders of Impax Pharmaceuticals, LLC were issued stock in the currently existing Impax in the same ownership percentages (and with comparable rights and privileges) as they held in the predecessor corporations.

Anti-Dilution Protection to Series C Preferred Stock.

     In the first quarter of 1999, Chemical Company of Malaysia purchased 800,000 shares of Series D preferred stock of Impax. In order to induce Chemical Company of Malaysia to make such an investment, Impax agreed to amend its Articles of Incorporation to adjust the ratio at which Series C preferred stock converts into common stock of Impax from the existing 1:1 ratio to a ratio of 1.7534:1.

Cross Licensing Agreement.


     On September 30, 1996, Impax and Chemical Company of Malaysia entered into a cross licensing agreement. This agreement grants Chemical Company of Malaysia a right of first refusal to exclusively manufacture and sell each of Impax's products in certain Southeast Asian countries. For each product that Chemical Company of Malaysia accepts such a right of first refusal, it will pay a royalty to Impax ranging from 3% to 5% of net revenues from such product, depending on the aggregate revenues generated from such product in any year. The cross licensing agreement also grants Impax a right of first refusal to exclusively manufacture and market each of Chemical Company of Malaysia's pharmaceutical products in Mexico, Canada and U.S., in exchange for royalty payments ranging from 3% to 5%, depending upon the aggregate revenues generated from such product in any year. To date, no activity has generated any royalty payment rights or obligations for either party.

Convertible Promissory Notes and Warrants.

     In fourth quarter 1994, Impax issued promissory notes convertible into Impax Series A preferred stock at a conversion price of $1.00 per share and warrants to the following persons in the amounts described below:




                                       Loan Amount        Warrants for Series A
    Name                              Not to Exceed     Preferred Stock @ $1/share
    ----                             ---------------   ---------------------------
    Charles Hsiao, Ph.D. .........       $500,000            500,000 shares
    Larry Hsu, Ph.D. .............       $100,000            100,000 shares
    John Hsiao(1) ................       $100,000            100,000 shares
    Richard Hsiao(1) .............       $ 15,000             15,000 shares


------------
(1) John Hsiao and Richard Hsiao are brothers of Dr. Charles Hsiao

     Each of the above referenced notes and warrants were assumed by Impax Pharmaceuticals, LLC, a California limited liability company in connection with the tax-free reorganization in mid-1995. On October 1, 1995, the promissory notes for John Hsiao and Richard Hsiao were paid in full by conversion of the outstanding amounts of $100,000 and $15,000, respectively into 100,000 and 15,000 shares of Series A Preferred Stock. Those promissory notes were thereafter canceled.

     The two remaining notes and the four warrants were subsequently assumed in September 1996, by Impax in connection with the acquisition by Impax of all of the assets of Impax Pharmaceuticals, LLC. On September 30, 1996, the then-outstanding principal due under the promissory notes for Drs. Hsiao and Hsu were converted into 399,818 and 61,819 shares of Series A preferred stock, respectively. On June 30, 1998, the remaining outstanding balance due under the promissory notes for Drs. Hsiao and Hsu were paid in full by conversion into 100,182 and 38,181 shares of Series A preferred stock, respectively. The two promissory notes were then canceled.

     On October 1, 1998, each of Dr. Hsiao, Dr. Hsu, John Hsiao and Richard Hsiao fully exercised their warrants in the amounts indicated above.


                     TRANSACTIONS BETWEEN GLOBAL AND IMPAX

     On August 11, 1999, Global and Impax entered into a Packaging Agreement and an Exclusive Marketing Agreement relating to Impax's ANDA for Pentoxyfylline Extended Release tablets. The Packaging Agreement provides that Global will package all of the tablets produced by Impax, subject to compliance with the FDA's cGMP and all other federal, state and local laws and regulations. Global will be paid $7,600 for each batch of 8,000 units of 100 tablets and $1,600 for each batch of 800 units of 1,000 tablets. The agreement may be terminated at any time by either party upon 180 days' written notice. The agreement may also be terminated if the FDA revokes its approval of the product or if the other party breaches a material term of the agreement.

     Pursuant to the Exclusive Marketing Agreement, Impax has given Global the exclusive rights to market, sell and distribute Pentoxyfylline Extended Release tablets throughout the United States and Canada for an initial period of three years from the date of the agreement. The agreement is renewable for additional one-year terms and may be terminated upon the same terms as the Packaging Agreement. Global will pay Impax 70% of the net profits which Global realizes from the sale of the tablets. Net profits are determined by a formula set forth in the Exclusive Marketing Agreement.

                      MANAGEMENT OF THE COMBINED COMPANY


The directors and executive officers of the combined company

     The executive officers and directors of the combined company are expected to be as follows:



Name                      Age                         Position
----------------------   -----   --------------------------------------------------
Charles Hsiao            55      Chairman, Co-Chief Executive Officer and Director
Barry R. Edwards         43      Co-Chief Executive Officer and Director
Larry Hsu                50      President, Chief Operating Officer and Director
David J. Edwards         34      Director
Brian Keng               45      Director
Jason Lin                56      Director
Michael Markbreiter      36      Director
Oh Kim Sun               51      Director
Nigel Fleming            45      Director
Cornel C. Spiegler       55      Chief Financial Officer
May Chu                  48      Vice President, Quality Affairs
Mitchell Goldberg        48      Vice President, Sales
Pieter J. Groenewoud     45      Vice President, Product Development (PA Site)
Joseph A. Storella       57      Vice President, Operations

------------
     Charles Hsiao, Ph.D. co-founded Impax in 1994, and has served as Chairman, Chief Executive Officer and a Director since its inception. Dr. Hsiao co-founded IVAX Corporation in 1986 with two partners. By October 1994, when he left the Vice-Chairman position at IVAX, IVAX had become the world's largest generic pharmaceutical company with approximately 7000 employees and $1billion in worldwide sales. Dr. Hsiao's technical expertise is in the area of formulation and development of oral controlled-release dosage form. Dr. Hsiao obtained his Ph.D. in pharmaceutics from University of Illinois

     Barry R. Edwards has been President of Global since August 1998 and Chief Executive Officer and a director of Global since January 1999. From 1996 to 1998, Mr. Edwards was Vice President, Marketing and Business Development for Teva Pharmaceuticals USA, a manufacturer of generic drugs. From 1991 to 1996, Mr. Edwards served as Executive Director of Gate Pharmaceuticals, a division of Teva Pharmaceuticals USA. Prior to 1991, Mr. Edwards held a number of management functions in strategic planning, corporate development, business development and marketing at Teva Pharmaceuticals USA.

     Larry Hsu, Ph.D. co-founded Impax in 1994. He has served as a President, Chief Operating Officer and a member of the Board of Directors since its inception. From 1980 to 1995, Dr. Hsu worked at Abbott Laboratories for 15 years. During the last four years at Abbott, Dr. Hsu was the Director of Product Development in charge of formulation development, process engineering, clinical lot manufacturing and production technical support of all dosage forms, managing a staff of approximately 250 people. Dr. Hsu's technical expertise is in the area of formulation and development of injectable products, particularly products that require lyophilization technology, such as anti-cancer drugs and biotechnology products. Dr. Hsu obtained his Ph.D. in pharmaceutics from University of Michigan.

     David J. Edwards has been a Vice President at Fleming Asset Management since 1994. Prior to that time, Mr. Edwards was an Associate with Booz Allen & Hamilton, a strategic management consulting company based in New York. From 1987 to 1990, Mr. Edwards was a Process Engineer with Exxon Chemical Corporation. Mr. Edwards received an MBA from Harvard Business School and a Masters in Engineering from Cambridge University.

     Jason Lin has served as a member on the Board of Directors of Impax since May 2, 1999. Mr. Lin has served as Chairman of President Baseball Team Corp., a Taiwan national baseball league, for approximately ten years. He has also served as Chairman of President Coffee Corp. in Taiwan for approximately two years, and as Chairman of Presicarre Co. for approximately three years.

     Brian Keng has served as a member on the Board of Directors of Impax since May 5, 1999. He has served as General Manager and First Vice President of the Overseas Business Department of China Development Corporation since 1995 and served in the same positions in the Corporation Planning Department of China Development Corporation. Mr. Keng has also worked in the Business Planning Department for China Securities Investment Trust Corporation and worked in the Trust and Funding Departments of the International Commercial Bank of China.

     Michael Markbreiter has been a portfolio manager for private equity investments for Kingdon Capital Management Corp., a manager of investment fund since August 1995. In April 1994, Mr. Markbreiter co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, Mr. Markbreiter served as a portfolio manager for Kingdon Capital Management Corp. From December 1989 to February 1993, Mr. Markbreiter was an analyst at Alliance Capital Management Corp. From July 1993 to September 1989, Mr. Markbreiter was an Executive Editor for Arts of Asia magazine. Mr. Markbreiter has served as a Director of Alyn Corporation, an advanced materials producer, since May 1996. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering.

     Oh Kim Sun has served as a member on the Board of Directors of Impax since September 30, 1996. He has been employed with Chemical Company of Malaysia Berhad, or CCM since 1990, and currently serves as Group Executive Director of CCM. He also holds the Chairman position with CCM Pharma, UPHA Corporation, and Primary Health Sdn. Bhd.. Mr. Oh also serves as a director of Chemical Company of Malaysia Berhad, a Malaysian corporation whose stock is listed on the Kuala Lumpur Stock Exchange, and Nortran Pharmaceuticals Inc., a Canadian corporation, whose stock is listed on the Vancouver Stock Exchange. Mr. Oh is a fellow member of The Institute of Chartered Accountants of England and Wales and the Malaysian Association of Certified Public Accountants.

   Nigel Fleming, Ph.D. has been Chief Financial Officer and a director of Bay Area Psychological Testing (BAPTA) since January, 1999. Dr. Fleming co-founded Biovision, Inc. in 1996 and served as Managing Director and a director of Biovision from 1996 to 1999. Dr. Fleming also served as Chairman, President and Chief Executive Officer of Agricola Technologies, Inc. from July, 1996 to the present. In November, 1986, Dr. Fleming founded Genica Pharmaceuticals Corporation, where he served at various times as Chairman, Chief Executive Officer, Board Member and Vice-President -- Business Development from 1986 through 1995, when the company was sold to Athena Neurociences (now Elan Pharmaceuticals), where Dr. Fleming was Director of Business Development for approximately two years. Dr. Fleming obtained his Ph.D. in Clinical Biochemistry from the University of Cambridge in England.

     Cornel C. Spiegler has been Chief Financial Officer and Vice President -- Administration of Global since September 1995. From 1989 to 1995, Mr. Spiegler was Chief Financial Officer and Senior Vice President of United Research Laboratories, Inc. and Mutual Pharmaceutical Company, Inc., companies engaged in the generic pharmaceutical industry. Mr. Spiegler is a certified public accountant.

     May Chu, M.S. joined Impax in 1996, as a Vice President, Analytical and Quality Assurance. From 1985 to 1996, Ms. Chu was employed at Watson Laboratories in the areas of Analytical and QA. Prior to joining Watson, she worked at Rachelle Laboratories for 5 years as a research chemist.

     Pieter J. Groenewoud has been with Global since October 1995, most recently as Vice President -- Product Development. From 1992 to 1995, Mr. Groenewoud was General Manager of Vintage Pharmaceutical Inc., a manufacturer of generic drug pharmaceutical products.

     Mitchell Goldberg has been Vice President -- Sales and Marketing of Global since March 1997. From October 1996 until March 1997, Mr. Goldberg served as Vice President -- Sales and Marketing from Ethex Corporation, a generic manufacturing company. From 1985 to 1996, Mr. Goldberg held a number of sales and marketing management positions with Schein Pharmaceutical, Inc., a generic pharmaceutical company.

     Joseph A. Storella has been Vice President -- Operations of Global since May 1996. From 1986 to 1996, Mr. Storella served as General Manager of Chelsea Laboratories, formerly a division of Rugby-Darby Group Companies which in 1993 was purchased by Marion Merrell Dow and subsequently purchased by The Hoechst Company.

Board Observers

     Pursuant to the merger agreement, each of Global and Impax has the right to designate one person as a board observer of the combined company. Global has selected Philip R. Chapman as its board observer and Impax has selected Tan Soo Bin as its board observer.


Committees of the Board

     The board of directors of the combined company will have an executive committee, an audit committee, a compensation committee and a stock option committee. The members of the various committees will be appointed by the board after the effective date of the merger.

     The executive committee will have all the powers of the board of directors except that it will not be authorized to amend the certificate of incorporation of the combined company, declare any dividends or issue shares of capital stock.

     The audit committee will review with the combined company's independent accountants the scope and timing of their audit services, any other services they are asked to perform, the report of independent accountants on the combined company's financial statements following completion of their audit and the combined company's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make an annual recommendation to the board of directors concerning the appointment of independent accountants for the ensuing year.

     The compensation committee will review and make recommendations to the board of directors regarding the compensation and benefits of all officers of the combined company and will review general policy matters relating to compensation and benefits of employees of the combined company.

     The stock option committee will review the stock option benefits of all officers of the combined company and other participants in the stock option plans of the combined company, including the 1999 Equity Incentive Plan. The stock option committee will also review general policy matters relating to stock options, grant stock options to officers of the combined company and other participants in the stock option plans of the combined company and administer the 1999 Equity Incentive Plan.


Director Compensation

     Members of the board of directors of the combined company will not receive any annual compensation for acting in their capacity as members of the board of directors. We anticipate that we will pay our non-employee directors $500 for each attended meeting of the board of directors. We also intend to grant each non-employee director pursuant to the 1999 Equity Incentive Plan, options to purchase 2,000 shares of stock annually. We also anticipate granting Nigel Fleming and the second mutually agreed upon board member (when first selected) additional options pursuant to the 1999 Equity Incentive Plan to purchase 10,000 shares upon the closing of the merger. All of these options will vest ratably over three years commencing on the first anniversary of the grant date, and will be exercisable at the fair market value on the date of grant. The combined company will reimburse its directors and board observers for their respective out-of-pocket expenses incurred in attending board and committee meetings.


Executive Compensation

     At the effective time of the merger, it is expected that the employment agreements of Barry Edwards with Global and of Charles Hsiao and Larry Hsu with Impax will terminate and each of them will enter into a new employment agreement with the combined company.


Employment Agreements of the Combined Company

     It is a condition to the closing of the merger that each of Mr. Edwards, and Drs. Hsiao and Hsu enter into a new employment agreement with the combined company. Each of these employment agreements is expected to be on substantially the same terms. Mr. Edward's and Dr. Hsiao's agreements will provide that they will serve as Co-Chief Executive Officers of the combined company and, in the case of Dr. Hsiao, Chairman of the Board. Dr. Hsu's agreement will provide that he will serve as President and Chief Operating Officer of the combined company. The other material terms of these employment agreements are described below.

     Each employment agreement will be for an initial term of three years, and will be renewed automatically for successive one-year terms unless terminated by either party at least six months prior to the expiration of the initial term or any renewal term. Each of the executives will receive an annual salary of $175,000, and will be entitled to a bonus based on criteria established by the board of the combined company. Any bonus paid to one of these three executives must be similarly paid at the same time to the other two executives.

     Any of the executives may be terminated by the combined company, either with or without cause. The executive may terminate his own employment for any reason, or for good reason. These terms are defined more fully in the employment agreements. In general, cause means:

     o a material breach of the provisions of the employment agreement relating to proprietary information, trade secrets, confidentiality and non-competition;

     o a material breach of any other provision of the employment agreement that is not remedied within 30 days of such breach;

     o any act of fraud or embezzlement against the combined company; or

     o any indictment of the executive for a felony or other crime that would cause injury to the reputation of the combined company.

In general, good reason means:

     o assignment of duties or a reduction in duties which is inconsistent with the executive's position;

     o a material reduction in executive's salary or benefits not agreed to by the executive;

     o a relocation that would require executive to have a commute of more than 50 miles; or

     o a change in control of the combined company.

In general, a change in control is defined as:

     o the acquisition by any person or entity of ownership or control of more than 50% of the voting power of the combined company;

     o a sale or disposition of assets totaling more than 50% of the value of the combined company;

     o a merger or reorganization in which the combined company's stockholders immediately prior to the merger do not own at least 51% of the voting power of the company after the merger;

     o any transaction where the combined company's stockholders immediately prior to the transaction do not own at least 51% of the voting power of the company after the transaction; or

     o any other transaction that the board determines would materially alter the structure, ownership or control of the combined company.

     If the executive is terminated without cause or terminates his employment for good reason, he will be entitled to receive a payment of all accrued and unpaid salary and benefits plus salary and benefits for the next six months or, if less, the remainder of the term of the employment agreement.

     The executives have also agreed to keep all proprietary information of the combined company confidential and to assign all proprietary information or intellectual property developed by the executive during the course of his employment to the combined company. Each executive has also agreed that during the term of the employment agreement and for a period of two years following the termination of his employment, he will not engage in a business competitive with that of the combined company or entice any of the combined company's employees to leave the employ of the combined company or entice any of the combined company's customers, suppliers or business partners to end their relationship with the combined company.

     In addition to the terms previously described, Mr. Edwards' employment agreement provides that he will receive an option to purchase 270,000 shares of common stock at the prevailing market price at the time the option is granted. It is expected that the option will be granted immediately after the merger is completed. Global's Board of Directors, Mr. Edwards and certain persons who are a majority of the individuals designated to become directors of the combined company have agreed that Mr. Edwards will not receive any additional stock options for the next three years. The shares covered by this option vest and become exercisable on the following schedule: (i) first year -- 0%; (ii) second year -- 10%; (iii) third year -- 40%; (iv) fourth year -- 50%.


Impax Laboratories, Inc. 1999 Equity Incentive Plan


     The board of directors of Global unanimously adopted, subject to approval of the merger proposal by Global's stockholders, the Impax Laboratories, Inc. 1999 Equity Incentive Plan, referred to in this joint proxy statement/prospectus as the "1999 Equity Incentive Plan." The board of directors believes that approval of the 1999 Equity Incentive Plan will serve the best interests of the combined company and its stockholders by permitting the combined company to establish a flexible vehicle through which the combined company can offer equity-based compensation incentives to eligible personnel with a view toward promoting the long-term financial success of the combined company and enhancing stockholder value. The primary features of the plan are summarized below. The full text of the plan is set forth in Annex G to this joint proxy statement/prospectus and the following discussion is qualified in its entirety by reference thereto.

     The 1999 Equity Incentive Plan authorizes the grant of stock options, stock appreciation rights, (commonly known as SARs), and stock bonus awards to any member of the combined company's board of directors, any officer or other employee of the combined company or its affiliates or any consultant who performs or will perform services for the combined company or its affiliates. In addition, each non-employee director of the combined company will receive an automatic grant of a stock option to purchase 2,000 shares of common stock under the plan upon his or her commencement of service as a non-employee director of the combined company and each non-employee director will also receive an automatic annual grant of a stock option to purchase 2,000 shares of common stock on the day following each annual meeting of stockholders of the combined company that occurs at least one year after his or her commencement of service as a non-employee director. These annual grants vest ratably over a three year period.


     Subject to adjustment to reflect stock dividends and other capital changes, the maximum number of shares of common stock which may be issued under the 1999 Equity Incentive Plan is 2,400,000 shares. Shares subject to awards under the 1999 Equity Incentive Plan that are canceled, expired, terminated, forfeited, settled in cash or withheld to satisfy the applicable purchase price or tax withholding obligations shall again be available for issuance under the 1999 Equity Incentive Plan.

     Shares of common stock available for issuance under the 1999 Equity Incentive Plan may be either authorized and unissued or held by the combined company in its treasury. If the merger proposal is approved by the Global stockholders at the special meeting, the 1999 Equity Incentive Plan will be effective as of the closing of the merger and will, unless terminated earlier by the board of directors, terminate on the tenth anniversary of that date.


     Subject to adjustment to reflect stock dividends and other capital changes, the maximum number of shares of common stock with respect to which stock options or SARs may be granted under the 1999 Equity Incentive Plan to any employee for any calendar year will be 300,000 shares.

     The 1999 Equity Incentive Plan will, except with respect to awards to non-employee directors, be administered by the compensation committee of the board, consisting of at least two directors appointed by and serving at the pleasure of the board of directors or by the board of directors itself. Subject to the provisions of the 1999 Equity Incentive Plan, and except with respect to awards to non-employee directors, the compensation committee will have the authority to grant awards under the 1999 Equity Incentive Plan, to interpret the provisions of the plan, to fix and interpret the provisions of agreements governing awards made under the plan, to supervise the administration of the plan, and to take such other actions as may be necessary or desirable in order to carry out the provisions of the plan. The plan will be administered by the board of directors with respect to awards to non-employee directors.

     Pursuant to his employment agreement, Barry R. Edwards will receive an option to purchase 270,000 shares of common stock at the prevailing market price at the time the option is granted. It is expected that the option will be granted immediately after consummation of the merger. We also anticipate granting Nigel Fleming and the second mutually agreed upon board member options pursuant to the 1999 Equity Incentive Plan to purchase 12,000 shares upon the closing of the merger or when first elected, as applicable. All of these options will vest ratably over three years commencing on the first anniversary of the grant date, and will be exercisable at the fair market value on the date of grant. Other than with respect to these options expected to be granted to Mr. Edwards and these outside directors, as well as the automatic annual option grants made to non-employee directors (as described below), it is not possible at this time to determine who may be selected to receive future awards under the 1999 Equity Incentive Plan or the number of shares subject to such awards in the future.

STOCK OPTIONS GRANTED OR TO BE GRANTED TO THE CEO AND THE FOUR OTHER MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND THE NON-EMPLOYEE DIRECTORS IF THE MERGER PROPOSAL INCLUDING THE 1999 IMPAX LABORATORIES, INC. EQUITY INCENTIVE PLAN, IS APPROVED


            Name and Principal Position               Exercise Price Per Stock Option(1)     Number of Options
--------------------------------------------------   ------------------------------------   ------------------
Barry R. Edwards                                                                                 270,000
 Co-Chief Executive Officer
David J. Edwards                                                                                   2,000
Brian Keng                                                                                         2,000
Jason Lin                                                                                          2,000
Michael Markbreiter                                                                                2,000
Oh Kim Sun                                                                                         2,000
Nigel Fleming                                                                                     12,000
Mutually agreed upon board member, to be elected                                                  12,000
 at a later date
Non-Executive Officer Director Group                                                              34,000
Non-Executive Officer Employee Group                                                                  --

------------
(1) The exercise price per stock option is expected to be, in all instances, the closing price of the Global common stock on the date of grant. The non-employee directors options vest and become exercisable in equal increments on the first three anniversaries of the date of grant.


Discretionary Stock Option and SAR Awards

     Under the 1999 Equity Incentive Plan, the compensation committee may grant stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (commonly known as ISOs) and stock options which do not qualify as incentive stock options (commonly known as NQSOs). ISOs may only be granted to employees of the combined company or its affiliates that qualify as "subsidiaries" within the meaning of Section 424 of the Code.

     The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of the common stock on the date of grant (or, in the case of a grant to an employee who is a "10% stockholder" of the combined company or certain subsidiaries, 110% of the fair market value). The exercise price for shares covered by a NQSO may not be less than the par value of the common stock on the date of grant.

     All options will, unless sooner terminated, expire ten years (or, in the case of an incentive stock option granted to a 10% stockholder, five years) from the date of grant. The compensation committee has the discretion to determine the vesting and other restrictions on the exercise of an option and/or upon the disposition of stock acquired upon the exercise of an option. Payment for shares acquired upon the exercise of an option may be made (as determined by the compensation committee) in cash and/or such other form of payment as may be permitted under the option agreement. The compensation committee may grant replacement options to certain individuals who used previously-owned shares to pay the exercise price of their options.

     The committee may award SARs, which entitle the holder, upon exercise, to receive an amount, in cash or shares of common stock or a combination thereof (as determined by the compensation committee) determined with reference to the appreciation, if any, in the fair market value of common stock during the period beginning on the date the SAR is granted and ending on the date the SAR is exercised. SARs may be awarded in conjunction with or independent of any stock option award. SARs granted in conjunction with a stock option award are exercisable only at the same time and to the same extent as the related option is exercisable and may only be exercised when the fair market value of the common stock to which it relates exceeds the option exercise price.

     The 1999 Equity Incentive Plan generally provides that, unless otherwise determined by the compensation committee, following a participant's termination of employment or service:

   o for any reason other than the death or disability, the participant will have 30 days to exercise all then exercisable options or SARs; and

   o as the result of death or disability, the participant (or his or her beneficiary) will have one year to exercise all then exercisable options or SARs;

provided that, in each instance, no options or SARs may be exercised beyond the expiration of its stated term.


Stock Bonus Awards

     The 1999 Equity Incentive Plan allows the compensation committee to grant stock bonus awards in consideration for past services actually rendered to the combined company or its affiliates on such terms and conditions it deems appropriate. Shares subject to a stock bonus awards may, but need not, be subject to a vesting schedule. Generally, unless otherwise determined by the compensation committee, any unvested shares of common stock received pursuant to a stock bonus award shall be forfeited upon a participant's termination of employment or service with the combined company or its affiliates.


Non-Employee Director Automatic Stock Option Awards

     Under the 1999 Equity Incentive Plan, each non-employee director of the combined company will be automatically granted a NQSO to purchase 2,000 shares of common stock upon his or her commencement of service as a non-employee director of the combined company. In addition, each non-employee director of the combined company will automatically be granted a NQSO to purchase 2,000 shares of common stock under the plan on the day following each annual meeting of stockholders of the combined company that occurs at least one year after his or her commencement of service as a non-employee director of the combined company. The options will have a ten-year term and an exercise price equal to the fair market value of the common stock on the date of grant. The options granted upon a non-employee director's commencement of service will vest as to one-third on each anniversary of the date of grant, provided that the director remains in service during the vesting period. The options granted to non-employee directors on an annual basis will generally become one-third vested on each of the first three anniversaries of the grant date.


Federal Income Tax Consequences relating to Options

     An optionee will not recognize taxable income upon the grant of an option. The holder of a NQSO will generally recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the common stock over the exercise price (i.e., the option spread), and the combined company will receive a corresponding deduction, subject to the deduction limitation under Section 162(m) of the Internal Revenue Code. Upon a later sale of the common stock, the optionee will recognize capital gain or loss equal to the difference between the sale price and the sum of the exercise price plus the amount of ordinary income recognized on exercise.

     The holder of an ISO will not recognize taxable income upon the grant or exercise of the option (although, upon exercise, the option spread is includable as income for purposes of the alternative minimum tax). If the common stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had been a NQSO, and the combined company will receive a corresponding deduction, subject to the deduction limitation of
Section 162(m) of the Internal Revenue Code. Any remaining gain is treated as capital gain. If the common stock is held for at least two years from the grant date and one year from the exercise date and the optionee is employed by the combined company or certain subsidiaries at all times beginning on the grant date and ending on the date three months (or, in the case of disability, one year) prior to the exercise date, then all gain or loss recognized upon the sale will be capital gain or loss and the combined company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

                  SECURITY OWNERSHIP OF THE COMBINED COMPANY

     The following table sets forth the anticipated beneficial ownership of the combined company after giving effect to the merger, as to each person (1) expected to be a director or executive officer of the combined company, (2) expected to be the beneficial owner of 5% of more of the shares of the combined company's outstanding common stock or Series 1 preferred stock after the merger and (3) all persons expected to be executive officers and directors of the combined company, as a group.




                                                            Common Stock            Series 1 Preferred Stock
                                                     ---------------------------   --------------------------
Name and address of beneficial owner                  No. of Shares     Percent     No. of Shares     Percent
--------------------------------------------------   ---------------   ---------   ---------------   --------
Barry R. Edwards(1) ..............................          53,472           *               0
Charles Hsiao(2) .................................       5,093,159        19.9               0
Larry Hsu(3) .....................................       2,941,568        11.5               0
Brian Keng .......................................               0                           0
Jason Lin(4) .....................................       3,669,357        12.9          55,000         25.0
Oh Kim Sun(5) ....................................       5,557,833        20.4          40,000         18.2
David Edwards(6) .................................               0                           0
Michael Markbreiter(7) ...........................           3,333           *               0
Nigel Fleming ....................................               0                           0
Cornel C. Speigler(8) ............................          50,282           *               0
May Chu(9) .......................................          80,059           *               0
Joseph A. Storella(10) ...........................          43,667           *               0
Pieter J. Groenewoud(11) .........................          39,908           *               0
Mitchell Goldberg(12) ............................          25,000           *               0
Chemical Company of Malaysia(13) .................       5,541,154        20.3          40,000         18.2
Chiin Hsiao Children Irrevocable Trust ...........       2,601,924        10.6               0
Hsu Children Irrevocable Trust ...................       1,334,320         5.4               0
China Development Industrial Bank(14) ............       3,669,357        12.9          55,000         25.0
Kingdon Capital Management(15) ...................       1,882,353         7.6               0
 Kingdon Offshore, N.V. ..........................       1,129,412         4.6               0
 Kingdon Associates, L.P. ........................         376,471         1.5               0
 Kingdon Partners, L.P. ..........................         376,470         1.5               0
President (BVI) International Investment
 Holdings Ltd.(16) ...............................       3,669,357        12.9          55,000         25.0
Robert Fleming, Inc.(17) .........................       3,125,000        11.5          50,000         22.7
 Fleming US Discovery Fund III, L.P. .............       2,693,312        10.0          43,093         19.6
 Fleming US Discovery Offshore Fund III, L.P......         431,688         1.5           6,907          3.1
Laurie A. Miller(18) .............................       4,059,668        16.0               0
All directors and executive officers as a group
 (13 persons)(1)-(12) ............................      17,557,638        52.9%         95,000         43.2%

------------
 (1) Consists of options to purchase 53,472 shares of common stock which may be exercised within 60 days.

 (2) Includes 500,370 shares of common stock held in trust for the benefit of John Hsiao's children, 250,185 shares of common stock held in trust for the benefit of Richard Hsiao's children, options to purchase 333,580 which are immediately exercisable and warrants immediately convertible into 667,160 shares of common stock. Does not include 2,601,924 shares of common stock held in the Chiin Hsiao Children Irrevocable Trust, as to which shares Dr. Hsiao does not have voting or dispositive power.

 (3) Includes options to purchase 333,580 shares of common stock which are immediately exercisable and warrants immediately convertible into 667,160 shares of common stock. Does not include 1,334,320 shares of common stock held in the Hsu Children Irrevocable Trust, as to which shares Dr. Hsu does not have voting or dispositive power.

 (4) Consists of shares of Series 1-B preferred stock held by President Enterprises Corporation, of which Mr. Lin is a substantial shareholder, which shares are immediately convertible into 3,669,357 shares of common stock.

 (5) Includes shares of Series 1-B preferred stock held by the Chemical Company of Malaysia, of which Mr. Oh is a substantial stockholder, which shares are immediately convertible into 2,668,623 shares of common stock and an option to purchase 16,679 shares of common stock which is immediately exercisable.

 (6) Mr. Edwards is an employee of Fleming Asset Management, a division of Robert Fleming, Inc. See also Note 17.

 (7) Consists of options immediately exercisable for 3,333 shares of common stock. Does not include shares beneficially owned by Kingdon Capital Management Corporation ("KCMC"), the general partner of M. Kingdon Offshore, N.V., Kingdon Associates, L.P. and Kingdon Partners, L.P. (collectively, "Kingdon"), with which Mr. Markbreiter is associated. See
     Note 15.

 (8) Includes options to purchase 38,445 shares and a warrant to purchase 3,500 shares of common stock which may be exercised within 60 days.

 (9) Consists of options immediately exercisable for 80,059 shares of common stock.

(10) Includes options to purchase 38,667 shares of common stock which may be exercised within 60 days.

(11) Includes options to purchase 36,444 shares of common stock which may be exercised within 60 days.

(12) Consists of options to purchase 25,000 shares of common stock which may be exercised within 60 days.

(13) Includes shares of Series 1-B preferred stock immediately convertible into 2,668,623 shares of common stock.

(14) Consists of shares of Series 1-B preferred stock immediately convertible into 3,669,357 shares of common stock.

(15) KCMC, the general partner of Kingdon, is deemed to be the beneficial owner of the 1,882,353 shares of common stock held by Kingdon.

(16) Consists of shares of Series 1-B preferred stock immediately convertible into 3,669,357 shares of common stock.

(17) Consists of 2,500,000 shares of common stock which are issuable upon the conversion of 50,000 shares of Series 1-A Preferred and warrants to purchase an aggregate of 625,000 shares of common stock which may be exercised within 60 days.

(18) Includes options immediately exercisable for 73,387 shares of common stock and 3,936,244 shares of common stock owned by the Chiin Hsiao Children Irrevocable Trust and the Hsu Children Irrevocable Trust, for which Laurie
     A. Miller, who is general counsel to Impax, serves as trustee, and therefore may be deemed to beneficially own the shares held by the trust. Ms. Miller disclaims beneficial ownership of these shares.

                            STOCK EXCHANGE LISTING

     It is a condition to the merger that the shares of combined company common stock to be issued in the merger be approved for listing on the Nasdaq Small Cap Market. The combined company intends to apply for, to the extent appropriate, its common stock to be traded on the Nasdaq National Market after the merger is completed.


                     FEDERAL SECURITIES LAWS CONSEQUENCES:
                     STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of shares of the combined company common stock received by Impax stockholders, and no person is authorized to use this joint proxy statement/prospectus in connection with any such resale.

     All shares of the combined company common stock received by Impax shareholders in the merger will be freely transferable, except that, shares of the combined company common stock received by people who are considered to be "affiliates" (as that term is defined under the Securities Act of 1933) of Impax prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Generally, people who may be deemed to be affiliates of Impax include individuals or entities that control, are controlled by, or are under common control with, Impax and may include officers, directors and principal shareholders of Impax. The merger agreement requires Impax to use reasonable efforts to cause its affiliates to execute a written agreement to the effect that such people will not offer or sell or otherwise dispose of any of the shares of the combined company common stock issued to such people in the merger in violation of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

     In addition, we have agreed to use all reasonable efforts to cause our respective affiliates to execute written agreements prohibiting their transferring Impax common stock or Global common stock (and combined company common stock subsequent to the merger) during the period commencing 30 days prior to the date the merger becomes effective and ending when financial results covering at least 30 days of the combined company's operations have been published.


                                    EXPERTS

     The financial statements of Global as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the financial statements of Impax as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this joint proxy statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     The validity of the combined company common stock to be issued in connection with the merger will be passed upon by Fulbright & Jaworski L.L.P.

     Laurie A. Miller, who has provided legal advice to Impax and serves as its secretary, beneficially owns, as of October 1, 1999, 15,000 shares of Series A preferred stock of Impax, and options to purchase 22,000 shares of Impax common stock, exercisable at $2.50 per share. As a result of and at the closing of the merger, these securities will be converted into 50,037 shares of Global common stock and options to purchase 73,387 shares of common stock at a price of $0.75 per share. In addition, Ms. Miller may be deemed to beneficially own 3,936,244 shares of common stock in her capacity as trustee of the Chiin Hsiao Children Irrevocable Trust and the Hsu Children Irrevocable Trust. Ms. Miller disclaims beneficial ownership of these shares.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                              Page(s)
                                                                                             --------
Global Pharmaceutical Corporation
Interim Financial Statements (unaudited)
Balance Sheet at June 30, 1999 and December 31, 1998 .....................................        F-2
Statement of Operations for the six months ended June 30, 1999 and 1998 ..................        F-3
Statement of Changes in Stockholders' Equity for the six months ended June 30, 1999 and
 the year ended December 31, 1998 ........................................................        F-4
Statement of Cash Flows for the six months ended June 30, 1999 and 1998 ..................        F-5
Notes to Interim Financial Statements ....................................................        F-6
Financial Statements
Report of Independent Accountants ........................................................        F-7
Balance Sheet at December 31, 1998 and December 31, 1997 .................................        F-8
Statement of Operations for each of the three years ended December 31, 1998 ..............        F-9
Statement of Changes in Stockholders' Equity (Deficit) for each of the three years ended
 December 31, 1998 .......................................................................       F-10
Statement of Cash Flows for each of the three years ended December 31, 1998 ..............       F-11
Notes to Financial Statements ............................................................       F-12
Impax Pharmaceuticals, Inc.
Financial Statements
Report of Independent Accountants ........................................................       F-22
Balance Sheet at December 31, 1998 and June 30, 1999 (unaudited) .........................       F-23
Statements of Operations for the period from September 27, 1994 (Date of Inception) to
 June 30, 1999, the years ended December 31, 1998 and 1997 and six months ended June 30,
 1999 and 1998 (unaudited) ...............................................................       F-24
Statement of Cash Flows for the period from September 27, 1994 (Date of Inception) to
 June 30, 1999, the years ended December 31, 1998 and 1997 and six months ended
 June 30, 1999 and 1998 (unaudited) ......................................................       F-25
Statement of Changes in Shareholders' Equity from September 27, 1994 to December 31, 1998
 and for the six months ended June 30, 1999 (unaudited) ..................................       F-26
Notes to Financial Statements ............................................................       F-28

All financial statement schedules are omitted because they are not required.

                       GLOBAL PHARMACEUTICAL CORPORATION
                                 BALANCE SHEET
                                  (Unaudited)
                (in thousands, except share and per share data)




                                                                                             June 30,      December 31,
                                                                                               1999            1998
                                                                                           ------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents .............................................................    $   2,602       $   1,304
 Short term investments ................................................................          507               0
 Accounts receivable ...................................................................        2,583           1,088
 Inventories ...........................................................................        1,321             763
 Prepaid expenses and other assets .....................................................          118              51
                                                                                            ---------       ---------
    Total current assets ...............................................................        7,131           3,206
Property, plant and equipment, net .....................................................        3,890           4,054
Intangible assets, net of accumulated amortization of $ 412 and $ 294 ..................          765             883
Deferred financing costs, net ..........................................................           24              26
Investments ............................................................................          684             684
                                                                                            ---------       ---------
    Total assets .......................................................................    $  12,494       $   8,853
                                                                                            =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt .....................................................    $     168       $     161
 Notes payable .........................................................................          764             804
 Accounts payable ......................................................................        1,149             927
 Accrued expenses ......................................................................        1,595           1,019
                                                                                            ---------       ---------
    Total current liabilities ..........................................................        3,676           2,911
Long-term debt .........................................................................        1,876           1,967
                                                                                            ---------       ---------
                                                                                                5,552           4,878
                                                                                            ---------       ---------
Mandatorily redeemable preferred stock:
 Series A mandatorily redeemable convertible Preferred Stock, 0 shares and 11,280 shares outstanding at June 30, 1999 and December 31, 1998, respectively; $.01 par
 value, redeemable at $100 per share ...................................................            0           1,128
 Series B mandatorily redeemable convertible Preferred Stock, 0 and 43,255 shares out-
 standing at June 30, 1999 and December 31, 1998, respectively; $.01 par value,
 redeemable at $100 per share ..........................................................            0           4,326
 Series C mandatorily redeemable convertible Preferred Stock, 9,000 shares outstanding at June 30, 1999 and December 31, 1998, respectively; $.01 par value, redeemable at
 $100 per share ........................................................................          900             900
 Series D mandatorily redeemable convertible Preferred Stock, 50,000 and 0 shares out-
 standing at June 30, 1999, and December 31, 1998, respectively; $.01 par value,
 redeemable at $100 per share ..........................................................        5,000               0
                                                                                            ---------       ---------
                                                                                                5,900           6,354
                                                                                            ---------       ---------
Stockholders' equity (deficit):
 Common stock, $.01 par value, 17,000,000 authorized and 7,254,053 shares issued and outstanding at June 30, 1999, and 4,656,097 shares issued and outstanding at December
 31, 1998 ..............................................................................           73              47
Additional paid-in capital .............................................................       25,106          20,165
Accumulated deficit ....................................................................      (24,137)        (22,591)
                                                                                            ---------       ---------
    Total stockholders' equity (deficit) ...............................................        1,042          (2,379)
                                                                                            =========       =========
    Total liabilities and stockholders' equity (deficit) ...............................    $  12,494       $   8,853
                                                                                            =========       =========


  The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION
                            STATEMENT OF OPERATIONS
                                  (unaudited)
            (dollars in thousands, except share and per share data)




                                                             Six Months Ended
                                                                 June 30,
                                                       -----------------------------
                                                            1999            1998
                                                       -------------   -------------
Net sales ..........................................    $    4,217      $    1,918
Cost of sales ......................................         3,220           2,255
                                                        ----------      ----------
Gross margin (loss) ................................           997            (337)
Research and development ...........................           997           1,247
Selling, general and administrative ................         1,524           1,174
Other operating income, net ........................            --            (352)
                                                        ----------      ----------
Loss from operations ...............................        (1,524)         (2,406)
                                                        ----------      ----------
Interest expense ...................................            94              39
Interest income ....................................           (72)            (98)
                                                        ----------      ----------
Net loss ...........................................    $   (1,546)     $   (2,347)
Less: Imputed dividend on preferred stock ..........    $   (1,474)     $       --
                                                        ----------      ----------
Net loss applicable to common stock ................    $   (3,020)     $   (2,347)
                                                        ==========      ==========
Net loss per share (basic) .........................    $    (0.43)     $    (0.54)
                                                        ==========      ==========
Net loss per share (diluted) .......................    $    (0.43)     $    (0.54)
                                                        ==========      ==========
Weighted average common shares outstanding .........     6,995,831       4,370,472
                                                        ==========      ==========

------------
* The net loss per share for the six months ended June 30, 1999, includes an aggregate preferred stock dividend of $1,005,000 to reflect the Series D Preferred Stock at its liquidation value and of $469,000 representing the difference between the conversion price of $2.00 per share and the market value of the Common Stock on the date of the issuance of the Preferred Stock.






















   The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (unaudited)
                       (dollars and shares in thousands)





                                                       Common Stock                                           Total
                                                   ---------------------    Additional                     Stockholders'
                                                    Number of      Par        paid-in      Accumulated        equity
                                                      shares      value       capital        deficit         (deficit)
                                                   -----------   -------   ------------   -------------   --------------
Balances at December 31, 1997 ..................      4,287         43         19,311         (17,976)          1,378
Expenses relating to issuance of Series B
 Preferred Stock ...............................         --         --            (23)             --             (23)
Conversion of Series A and Series B Preferred
 Stock .........................................        369          4            877              --             881
Issuance of Preferred Stock (Series C) .........         --         --            140              --             140
Accretion of Preferred Stock dividend
 (Series C) ....................................         --         --           (140)             --            (140)
Net loss .......................................         --         --             --          (4,615)         (4,615)
                                                      -----         --         ------         -------          ------
Balances at December 31, 1998 ..................      4,656         47         20,165         (22,591)         (2,379)
Conversion of Series A and Series B Preferred
 Stock .........................................      2,598         26          5,428              --           5,454
Expenses relating to issuance of Series C and
 Series D Preferred Stock ......................         --         --           (255)             --            (255)
Issuance of Preferred Stock (Series D) .........         --         --            603              --             603
Accretion of Preferred Stock dividends
 (Series D) ....................................         --         --           (603)             --            (603)
Net loss .......................................         --         --             --            (821)           (821)
                                                      -----         --         ------         -------          ------
Balances at March 31, 1999 .....................      7,254       $ 73       $ 25,338       $ (23,412)       $  1,999
                                                      -----       ----       --------       ---------        --------
Expenses relating to issuance of Series D
 Preferred Stock ...............................         --         --           (247)             --            (247)
Compensation expense on stock options to
 directors .....................................         --         --             15              --              15
Issuance of Preferred Stock (Series D) .........         --         --            870              --             870
Accretion of Preferred Stock dividends
 (Series D) ....................................         --         --           (870)             --            (870)
Net loss .......................................         --         --             --            (725)           (725)
                                                      -----       ----       --------       ---------        --------
Balances at June 30, 1999 ......................      7,254       $ 73       $ 25,106       $ (24,137)       $  1,042
                                                      =====       ====       ========       =========        ========

   The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                            STATEMENT OF CASH FLOWS
                                  (unaudited)
                            (dollars in thousands)




                                                                            Six Months Ended
                                                                                June 30,
                                                                           1999           1998
                                                                       ------------   ------------
Cash flows from operating activities:
 Net loss ..........................................................     $ (1,546)      $ (2,347)
 Adjustments to reconcile net loss to net cash used by operating activities:
   Depreciation and amortization ...................................          371            358
   Expenses paid through issuance of warrants ......................            0             10
   Compensation expense on stock options to directors ..............           15              0
   Change in assets and liabilities:
    (Increase) in accounts receivable ..............................       (1,495)          (921)
    (Increase) in inventory ........................................         (558)          (183)
    (Increase) in prepaid expenses and other assets ................          (65)           (55)
    Increase (decrease) in accounts payable and accrued expenses .            798           (104)
                                                                         --------       --------
      Net cash used for operating activities .......................       (2,480)        (3,242)
                                                                         --------       --------
Cash flows from investing activities:
 Purchases of marketable securities ................................         (507)             0
 Purchases of property, plant and equipment ........................          (89)          (386)
                                                                         --------       --------
      Net cash used for investing activities .......................         (596)          (386)
                                                                         --------       --------
Cash flows from financing activities:
 Repayments of long-term debt ......................................          (84)           (80)
 Repayments of notes ...............................................          (40)             0
 Issuance of stock and warrants:
   Issuance of Preferred Stock, net of expense .....................        4,498            (32)
                                                                         --------       --------
      Net cash provided by (used for) financing activities .........        4,374           (112)
                                                                         --------       --------
Net increase (decrease) in cash and cash equivalents ...............        1,298         (3,740)
                                                                         --------       --------
Cash and cash equivalents, beginning of period .....................     $  1,304       $  4,719
                                                                         --------       --------
Cash and cash equivalents, end of period ...........................     $  2,602       $    979
                                                                         ========       ========
Supplemental disclosure of cash flow information:
 Cash paid for interest ............................................     $     94       $     39
                                                                         ========       ========


  The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               Six Months Ended
                        June 30, 1999 and June 30, 1998

     Note 1: The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-KSB. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results of operations expected for the year ending December 31, 1999.

     In the opinion of management, the information contained in this report reflects all adjustments necessary, which are of a normal recurring nature, to present fairly the results for the interim periods presented.

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". The Company's comprehensive income (loss) for the six months ended June 30, 1998 and 1999 is equal to its net loss for each period as presented in the statement of operations.

     Note 2: In March 1999, the Company issued 30,000 shares of Series D Convertible Preferred Stock for aggregate proceeds of $3,000,000. After the Company's stockholders authorized additional shares of common stock in May 1999, the Company issued 20,000 additional shares of Series D Convertible Preferred Stock for aggregate proceeds of $2,000,000. In connection with these transactions, the Company issued 775,000 five-year warrants at an initial exercise price of $4.00. The fair value of the warrants, using the Black-Scholes option pricing model, of $712,000 plus other issuance costs of $293,000 were deducted from the gross proceeds. The difference between the net proceeds and the Series D Preferred Stock at its liquidation value was recognized as an imputed Preferred Stock dividend of $1,005,000 in the period ended June 30, 1999, as from the date of issuance, the holders of Series D Preferred Stock, at their option, are entitled to redeem any or all shares of the preferred stock upon the occurrence of certain events, including: 1) a sale of all or substantially all of the Company's operating assets; 2) the Company becomes insolvent; 3) the Company goes private; or 4) a business combination involving the Company in which the shareholders of the Company cease to own 50% of the voting power of all classes of stock or 50% of the total equity securities in the new entity.


     At the option of the holder, each share of Series D Preferred Stock is convertible into that number of shares of the Company's common stock as is determined by dividing the liquidation value of $100 per share by the conversion price. The conversion price is the lower of $2.00 per share or the average closing sale price of the common stock for the five trading days immediately preceding conversion. The difference between the $2.00 per share conversion price and the market value of the common stock on the dates of the issuance of Series D Preferred Stock was recognized as a Preferred Stock dividend of $469,000 in the six months ended June 30, 1999.

     Note 3: On July 26, 1999, the Company entered into a definitive merger agreement with Impax Pharmaceuticals, Inc. ("Impax"), a privately held drug delivery company located in Hayward, California. Under the terms of the agreement, Global will acquire all of Impax's outstanding stock in exchange for an aggregate of 31,571,274 shares of Global's common stock and preferred stock. This transaction will be accounted for as reverse acquisition under the purchase method of accounting with Impax deemed the acquirer. The merger is expected to be completed in the fourth quarter of 1999, subject to approval by stockholders and regulatory agencies, and customary closing conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of Global Pharmaceutical Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Global Pharmaceutical Corporation (the Company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP



Philadelphia, Pennsylvania
March 2, 1999

                       GLOBAL PHARMACEUTICAL CORPORATION

                                 BALANCE SHEET
                (in thousands, except share and per share data)



                                                                                       December 31,
                                                                                ---------------------------
                                                                                    1998           1997
                                                                                ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ..................................................    $   1,304      $   4,719
 Accounts receivable ........................................................        1,088            215
 Inventories ................................................................          763            386
 Prepaid expenses and other .................................................           51             46
                                                                                 ---------      ---------
   Total current assets .....................................................        3,206          5,366
Property, plant and equipment, net ..........................................        4,054          4,077
Intangible assets, net of accumulated amortization of $294 and $59 ..........          883          1,118
Deferred financing costs, net ...............................................           26             32
Investments .................................................................          684            729
                                                                                 ---------      ---------
   Total assets .............................................................    $   8,853      $  11,322
                                                                                 =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt ..........................................    $     161      $     158
 Notes payable ..............................................................          804             --
 Accounts payable ...........................................................          927            673
 Accrued expenses ...........................................................        1,019            649
                                                                                 ---------      ---------
   Total current liabilities ................................................        2,911          1,480
Long-term debt ..............................................................        1,967          2,129
                                                                                 ---------      ---------
                                                                                     4,878          3,609
                                                                                 ---------      ---------
Commitments and contingencies (Note 13)
Mandatorily redeemable convertible Preferred Stock (Notes 10, 11 and 14):
 Series A mandatorily redeemable convertible Preferred Stock,
   11,280 and 13,350 shares outstanding at December 31, 1998
   and 1997, respectively; $.01 par value, redeemable at
   $100 per share ...........................................................        1,128          1,335
 Series B mandatorily redeemable convertible Preferred Stock,
   43,255 and 50,000 shares outstanding at December 31, 1998
   and 1997, respectively; $.01 par value, redeemable
   at $100 per share ........................................................        4,326          5,000
 Series C mandatorily redeemable convertible Preferred Stock,
   9,000 shares outstanding; $.01 par value, redeemable
   at $100 per share ........................................................          900             --
                                                                                 ---------      ---------
                                                                                     6,354          6,335
                                                                                 ---------      ---------
Stockholders' equity (deficit):
 Common Stock, $.01 par value, 10,000,000 authorized and
   4,656,097 and 4,286,871 shares issued and outstanding
   at December 31, 1998 and 1997, respectively ..............................           47             43
 Additional paid-in capital .................................................       20,165         19,311
 Accumulated deficit ........................................................      (22,591)       (17,976)
                                                                                 ---------      ---------
   Total stockholders' equity (deficit) .....................................       (2,379)         1,378
                                                                                 ---------      ---------
   Total liabilities and stockholders' equity (deficit) .....................    $   8,853      $  11,322
                                                                                 =========      =========


The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                            STATEMENT OF OPERATIONS
            (dollars in thousands, except share and per share data)





                                                                   Year Ended December 31,
                                                        ---------------------------------------------
                                                             1998            1997            1996
                                                        -------------   -------------   -------------
Net sales ...........................................    $    4,401      $      427      $       --
Cost of sales .......................................         4,681             321              --
                                                         ----------      ----------      ----------
Gross margin (loss) .................................          (280)            106              --
Research and development expense ....................         2,229              --              --
Selling, general and administrative expense .........         2,537           6,164           5,121
Other operating income, net .........................          (407)           (122)           (178)
                                                         ----------      ----------      ----------
Loss from operations ................................        (4,639)         (5,936)         (4,943)
                                                         ----------      ----------      ----------
Interest expense ....................................           113              65              40
Interest income .....................................          (137)           (124)           (375)
                                                         ----------      ----------      ----------
Net loss ............................................        (4,615)         (5,877)         (4,608)
Less: Imputed dividends on
 Preferred Stock* ...................................          (140)         (2,547)             --
                                                         ----------      ----------      ----------
Net loss applicable to Common Stock .................    $   (4,755)     $   (8,424)     $   (4,608)
                                                         ==========      ==========      ==========
Net loss per common share (basic
 and diluted)* ......................................    $    (1.07)     $    (1.97)     $    (1.08)
                                                         ==========      ==========      ==========
Weighted average common
 shares outstanding .................................     4,432,016       4,286,871       4,269,967
                                                         ==========      ==========      ==========

* The net loss per share applicable to Common Stock for the year ended December 31, 1997 includes Preferred Stock dividends of $2,547,000, or $0.59 per share, representing the difference between the per share conversion price and the market value of the Common Stock on the dates of issuance of the Series A and Series B Convertible Preferred Stock. The net loss per share for the year ended December 31, 1998 includes a Preferred Stock dividend of $140,000, or $0.03 per share, representing the difference between the fair market value and liquidation value of the Series C Preferred Stock at issuance date (See Note 10).




















   The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (dollars and shares in thousands)



                                                                      Common stock
                                                                  --------------------
                                                                   Number of     Par
                                                                     shares     value
                                                                  -----------  -------
Balances at December 31, 1995 ..................................     4,039      $ 40
Issuance of common stock in January 1996 (Note 11) .............       248         3
Net loss .......................................................        --        --
                                                                     -----      ----
Balances at December 31, 1996 ..................................     4,287        43
Issuance of Preferred Stock (Series A and B) ...................        --        --
Accretion of Preferred Stock dividends (Series A and B) ........        --        --
Expenses relating to issuance of Series A and Series B
 Preferred Stock ...............................................        --        --
Net loss .......................................................        --        --
                                                                     -----      ----
Balances at December 31, 1997 ..................................     4,287        43
Expenses relating to issuance of Series B Preferred
 Stock .........................................................        --        --
Conversion of Series A and Series B Preferred Stock ............       369         4
Issuance of Preferred Stock (Series C) .........................        --        --
Accretion of Preferred Stock dividend (Series C) ...............        --        --
Net loss .......................................................        --        --
                                                                     -----      ----
Balances at December 31, 1998 ..................................     4,656      $ 47
                                                                     =====      ====



                                                                                                    Total
                                                                   Additional                   stockholders'
                                                                     paid-in     Accumulated       equity
                                                                     capital       deficit        (deficit)
                                                                  ------------  -------------  --------------
Balances at December 31, 1995 ..................................    $ 17,575      $  (7,491)      $ 10,124
Issuance of common stock in January 1996 (Note 11) .............       1,832             --          1,835
Net loss .......................................................          --         (4,608)        (4,608)
                                                                    --------      ---------       --------
Balances at December 31, 1996 ..................................      19,407        (12,099)         7,351
Issuance of Preferred Stock (Series A and B) ...................       2,547             --          2,547
Accretion of Preferred Stock dividends (Series A and B) ........      (2,547)            --         (2,547)
Expenses relating to issuance of Series A and Series B
 Preferred Stock ...............................................         (96)            --            (96)
Net loss .......................................................          --         (5,877)        (5,877)
                                                                    --------      ---------       --------
Balances at December 31, 1997 ..................................      19,311        (17,976)         1,378
Expenses relating to issuance of Series B Preferred
 Stock .........................................................         (23)            --            (23)
Conversion of Series A and Series B Preferred Stock ............         877             --            881
Issuance of Preferred Stock (Series C) .........................         140             --            140
Accretion of Preferred Stock dividend (Series C) ...............        (140)            --           (140)
Net loss .......................................................          --         (4,615)        (4,615)
                                                                    --------      ---------       --------
Balances at December 31, 1998 ..................................    $ 20,165      $ (22,591)      $ (2,379)
                                                                    ========      =========       ========

   The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                            STATEMENT OF CASH FLOWS
                            (dollars in thousands)




                                                                          Year Ended December 31,
                                                                 ------------------------------------------
                                                                     1998           1997           1996
                                                                 ------------   ------------   ------------
Cash flows from operating activities:
 Net loss ....................................................     $ (4,615)      $ (5,877)      $ (4,608)
 Adjustments to reconcile net loss to net cash used by
   operating activities:
   Depreciation and amortization .............................          708            455            281
   Expenses recognized through issuance of warrants ..........           10            101             --
   Change in assets and liabilities:
    (Increase) in accounts receivable. .......................         (873)          (215)            --
    (Increase) in inventory. .................................         (377)          (386)            --
    (Increase) decrease in prepaid expenses and other
      assets .................................................            1              3            (19)
    Increase (decrease) in accounts payable and accrued
      expenses . .............................................          624            520           (467)
                                                                   --------       --------       --------
      Net cash used for operating activities .................       (4,522)        (5,399)        (4,813)
                                                                   --------       --------       --------
Cash flows from investing activities:
 (Purchases) of property, plant and equipment. ...............         (450)          (335)        (2,311)
 Redemption (purchases) of marketable securities .............           45           (729)            --
                                                                   --------       --------       --------
      Net cash used for investing activities .................         (405)        (1,064)        (2,311)
                                                                   --------       --------       --------
Cash flows from financing activities:
 Long-term debt:
   Borrowings ................................................           --          1,108             --
   Payments ..................................................         (159)          (108)          (185)
 Notes payable
   Borrowings ................................................          804             --             --
 Issuance of stock and warrants:
   Over-allotment exercise ...................................           --             --          1,835
   Issuance of Preferred Stock, net of expense ...............          867          6,138             --
                                                                   --------       --------       --------
      Net cash provided by financing activities. .............        1,512          7,138          1,650
                                                                   --------       --------       --------
Net increase (decrease) in cash and cash equivalents .........       (3,415)           675         (5,474)
Cash and cash equivalents, beginning of period ...............        4,719          4,044          9,518
                                                                   --------       --------       --------
Cash and cash equivalents, end of period .....................     $  1,304       $  4,719       $  4,044
                                                                   ========       ========       ========
Supplemental disclosure of cash flow information: Cash
 paid for interest. ..........................................     $    113       $     51       $     40
                                                                   ========       ========       ========

For other supplemental disclosure of non-cash investing and financing activities, see Notes 2, 3, and 10.










   The accompanying notes are an integral part of these financial statements.

                       GLOBAL PHARMACEUTICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


1. Formation and Operation of the Company

  Purpose

     Global Pharmaceutical Corporation (the "Company") was formed in April 1993 to acquire the manufacturing plant, equipment and certain related assets and liabilities (the "Facility") and the Abbreviated New Drug Applications ("ANDAs"), New Drug Applications ("NDAs") and New Animal Drug Applications ("NADAs") of Richlyn Laboratories, Inc. ("Richlyn"). Richlyn operated a generic pharmaceutical business from 1947 to 1992; operations of the Facility had been idled since September 1992 for failure to comply with Food and Drug Administration ("FDA") regulations concerning current Good Manufacturing Practices ("cGMP").

     From its inception through 1997, the Company devoted substantially all of its efforts to improving and renovating the Facility, establishing policies and procedures to bring the Facility into compliance with cGMP, and obtaining all government approvals necessary to begin operating the Facility. On July 11, 1997 the Company was notified that, following an inspection, FDA had determined that Global's Tetracycline Hydrochloride 250 mg capsules had been validated. The FDA subsequently determined that sufficient data was available to assign an expiration date to the product's label and the Company commenced operations and began shipping the product in September 1997. Since Global commenced operations, the FDA has routinely inspected and approved the work necessary for each of Global's product introductions. On January 29, 1998, the FDA informed the Company that product-by-product inspections and authorizations would no longer be required for the Company's current ANDA product portfolio. As of March 2, 1999, the Company is shipping twenty products.

     The Company was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7 until the fourth quarter of 1997 when the Company determined it had begun operations.


  Funding of Activities

     To date, the Company has funded its efforts to engage in the manufacture, repackaging and sale of solid oral prescription and over-the-counter generic drugs and dietary supplements through equity and debt financings.

     In 1995, the Company completed its Initial Public Offer of Common Stock ("IPO") in which 1,650,000 shares of common stock were sold for net proceeds to the Company of $11,488,000. In connection with the IPO, the underwriter received an option to purchase up to 247,500 shares of common stock at $8.50 per share (the "over-allotment"). The underwriter exercised this option in January 1996, at which time the Company sold 247,500 shares of common stock for net proceeds of $1,835,000.

     In 1997, the Company received a $758,000 loan from the Pennsylvania Industrial Development Authority ("PIDA") at 3.75% annually fixed for 15 years and a $350,000 loan from the Delaware River Port Authority ("DRPA") via the Pennsylvania Industrial Development Corporation ("PIDC") at 5.00% annually fixed for 10 years. These loans were partially used to fund capital projects, and are secured by land, building and building improvements. From these proceeds, at December 31, 1998, $684,000 is invested in interest bearing certificates of deposit owned by the Company and pledged as additional collateral for these loans.

     The Company completed closings of $6,335,000 of its Series A and B mandatorily redeemable convertible Preferred Stock in 1997 and $900,000 of its Series C mandatorily redeemable convertible Preferred Stock in November 1998.

     Also in 1998, the Company entered into a three year revolving credit facility with GE Capital, providing funding to the Company of up to $5 million based on levels of accounts receivable and inventory. At December 31, 1998, the Company had outstanding borrowings of $804,000 on this facility, with $373,000 of availability.

                       GLOBAL PHARMACEUTICAL CORPORATION

1. Formation and Operation of the Company  -- (Continued)

     On March 2, 1999, the Company completed an initial closing of $3,000,000 of its Series D Mandatorily Redeemable Convertible Preferred Stock to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (collectively "Flemings") (Note 14). An additional $2,000,000 of its Series D Mandatorily Redeemable Convertible Preferred Stock to Flemings is expected to close no later than June 30, 1999, subject to the Company's stockholders authorization of additional shares of common stock. The Company has adequate financing for its 1999 operational plan, even if the Company does not receive Stockholders' approval for additional shares of common stock.


2. Summary of Significant Accounting Policies


  Cash and cash equivalents


     Cash and cash equivalents are stated at cost which approximates market value. Cash equivalents include only securities having a maturity of three months or less at the time of purchase.


  Concentration of credit risk


     Financial instruments which potentially subject the Company to concentrations of credit risk are cash, cash equivalents, investments, and accounts receivable. The Company limits its credit risk associated with cash, cash equivalents and investments by placing its investments with highly rated money market funds, U.S. Government securities, treasury bills and short-term commercial paper. The Company limits its credit risk with respect to accounts receivable by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees, or collateral.


     The Company has two customers which account for 38% of total sales for the year ended December 31, 1998. At December 31, 1998, accounts receivable from three customers represent 41% of total trade receivables. Approximately 47% of the Company's net sales were attributable to one product family which is supplied by a vendor under an exclusive licensing agreement.


  Inventories


     Inventories are stated at the lower of cost (determined on the basis of first-in, first-out) or market. The Company considers product costs as inventory once the Company receives FDA approval to market the related products.


  Property, plant and equipment


     Property, plant and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred and costs of improvements and renewals are capitalized. Costs incurred in connection with the construction or major renovation of facilities, including interest directly related to such projects, are capitalized as construction in progress. Depreciation is recognized using the straight-line method based on the estimated useful lives of the related assets.


  Intangible assets


     Intangible assets are comprised of ANDAs, NDAs and NADAs acquired from Richlyn and are recorded at fair value. Amortization is recognized on a straight-line basis over a five year period starting on October 1, 1997, when operations commenced.


     The Company complies with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Accordingly, the carrying value of long-lived assets and certain identifiable intangible assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such review

                       GLOBAL PHARMACEUTICAL CORPORATION

2. Summary of Significant Accounting Policies  -- (Continued)

for recoverability, the Company compares expected future cash flows to the carrying value of long-lived assets and identifiable intangibles. If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

  Deferred financing costs

     Deferred financing costs are amortized on a straight-line basis over the terms of the respective debt instrument.

  Investments

     The Company's investments in other than cash equivalents are classified as "held-to-maturity" based upon the nature of the investments, their ultimate maturity date, the restrictions imposed by the PIDA and PIDC loan agreements dated July 29, 1997 (See Note 8) and management's intention with respect to holding these securities. Realized gains and losses are determined on the basis of specific identification of the securities sold. At December 31, 1998, the cost of the Company's investments approximate fair value.

  Revenue recognition

     Revenues, net of applicable allowances, from product sales are recognized upon shipment of product. Royalties are recognized when the related contract provisions are met.

  Income taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are provided on deferred tax assets for which it is more likely than not that some portion or all of the deferred tax asset will not be realized.

  Earnings per share

     The Company reports both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Because the Company had net losses in each of the years presented, only the weighted average of common shares outstanding have been used to calculate both basic earnings per share and diluted earnings per share as the inclusion of the potential common shares would be anti-dilutive. Stock options to purchase 635,997 shares in 1998 and 436,800 shares in 1997 and mandatorily redeemable convertible preferred stock of 63,535 shares in 1998 and 63,350 shares in 1997 were outstanding but were not included in the calculation of diluted earnings per share as their effect would be anti-dilutive.

  Accounting for stock-based compensation

     The Company has elected to disclose the fair value of stock options and other stock-based compensation issued to employees as a pro forma effect on net income in the footnotes to the Company's financial statements rather than as compensation expense in the Statement of Operations.

  Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements and the reported expenses during the reporting period. Differences from those estimates are recorded in the period they become known.

  Business segments

     The Company operates in one business segment, and has one group of products, generic pharmaceuticals.

     The Company's revenues are derived from, and its assets are located in, the United States.

                       GLOBAL PHARMACEUTICAL CORPORATION

3. Related Party Transactions

     On November 8, 1995, the Company entered into an agreement ( the "Genpharm Agreement") with Genpharm, Inc., a Canadian corporation ("Genpharm"), an indirect subsidiary of Merck KGaA under which Merck KGaA purchased 150,000 shares of the Company's common stock. The Company also issued to Merck KGaA a warrant to purchase 100,000 shares of common stock at an exercise price of $2.00 per share, (the "A Warrant") and additional warrants to purchase up to 700,000 shares, at an exercise price of $8.50 per share (the IPO price per share), whose exercise is contingent upon the gross profit (as defined in the agreement), if any, earned by the Company under the Genpharm Agreement. In January 1997, the Company revised its agreement with Genpharm, pursuant to which the Company shall supply packaging, or has supplied capacity available, with respect to Genpharm's United States Ranitidine production requirements based on a five-year cost-plus and percentage of profits compensation arrangement following the receipt of the requisite FDA Ranitidine approvals. In addition to the packaging of Ranitidine, the Genpharm Agreement provides the Company with the opportunity to develop products with the assistance of Merck KGaA that are marketed outside the U.S. During 1998, the Company filed ANDA's for two products previously selected.

     The Company received and recognized as revenue approximately $445,000 in royalties from Genpharm for the year ended December 31, 1998 which is included in Other Operating Income in the accompanying Statement of Operations.

4. Inventories

     Inventories consist of the following:


                             December 31,
                           ----------------
                            1998      1997
                           ------   -------
                             (dollars in
                              thousands)
Raw materials ..........    $139     $ 44
Finished goods .........     624      342
                            ----     ----
                            $763     $386
                            ====     ====

5. Property, Plant and Equipment

     Property, plant and equipment consist of the following:


                                             Estimated           December 31,
                                            useful life    -------------------------
                                              (years)          1998          1997
                                           -------------   -----------   -----------
                                                            (dollars in thousands)
Land ...................................         --         $     53      $     53
Building ...............................         25              212           212
Building improvements ..................         15            3,047         2,983
Production equipment ...................         10            1,309         1,097
Laboratory equipment ...................          7              746           610
Office furniture and equipment .........          5              184           157
Construction in progress ...............         --               18             7
                                                            --------      --------
                                                               5,569         5,119
Less: Accumulated depreciation .........                      (1,515)       (1,042)
                                                            --------      --------
                                                            $  4,054      $  4,077
                                                            ========      ========

Depreciation expense was $473,000, $396,000 and $281,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

                       GLOBAL PHARMACEUTICAL CORPORATION

6. Accrued Expenses


     Accrued expenses consist of the following:




                                                                               December 31,
                                                                            ------------------
                                                                              1998       1997
                                                                            --------   -------
                                                                              (in thousands)
Accrued rebates and chargebacks .........................................    $  283     $ 10
Accrued professional fees ...............................................       327      353
Accrued salaries and payroll related expenses ...........................       124      109
Accrued development cost and royalty expense (Eurand - Note 13) .........       141       --
Other ...................................................................       144      177
                                                                             ------     ----
                                                                             $1,019     $649
                                                                             ======     ====

Rebates and chargebacks include reserves for price rebate programs for certain products, chargebacks from wholesalers, and certain sales related items. Accrued rebates and chargebacks at December 31, 1998 and 1997 represent management's estimate of the Company's future obligation.


7. Income Taxes


     Due to the Company's losses since inception, no provision for income taxes is recorded for any period. The difference between the federal statutory tax rate and the Company's effective income tax rate is attributable to losses and future tax deductions for which valuation allowances have been established.


The net deferred tax balance is comprised of the tax effects of cumulative temporary differences, as follows:




                                                          December 31,
                                                     -----------------------
                                                        1998         1997
                                                     ----------   ----------
                                                         (in thousands)
Net operating losses .............................    $  3,898     $  1,142
Deferred start-up and organization costs .........       4,914        6,140
Eurand development costs (Note 13) ...............         274           92
Depreciation and amortization ....................         495          304
Other ............................................          67           --
                                                      --------     --------
Gross deferred tax assets ........................       9,648        7,678
Deferred tax asset valuation allowance ...........      (9,648)      (7,678)
                                                      --------     --------
                                                      $     --     $     --
                                                      ========     ========

     Due to historical losses incurred by the Company and limitations on the future use of net operating losses due to changes in the Company's ownership, a full valuation allowance for net deferred tax assets has been provided. If the Company achieves profitability, certain of these net deferred tax assets would be available to offset future income taxes.


     The tax effects of net operating loss carryforwards expire as follows:



  2010 .........   $   68
  2012 .........      796
  2018 .........    3,034
                   ------
                   $3,898
                   ======

                       GLOBAL PHARMACEUTICAL CORPORATION

7.  Income Taxes  -- (Continued)

     Deferred start-up and organization expenditures are amortized over a 60-month period ending 2003. Net operating losses created will expire over a 20-year period.

     Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

8. Notes Payable

     In July 1998, the Company entered into a three year revolving credit facility with G.E. Capital, providing funding to the Company up to $5 million based on the levels of accounts receivable and inventory. Amounts borrowed under this credit facility bear interest, payable monthly, at the Index Rate plus 4% per annum. The Index Rate is the latest rate for 30-day dealer placed commercial paper published in the "Money Rates" section of The Wall Street Journal. The Company also pays a fee of .125% per annum on the unused available portion of the credit line. At December 31, 1998, the Company had borrowings of $804,000 under this facility with $373,000 of availability.

9. Long-Term Debt

                                                                                December 31,
                                                                           -----------------------
                                                                              1998         1997
                                                                           ----------   ----------
                                                                               (in thousands)
2% loan payable to PIDA (No. 1) in 180 monthly installments of $6,602
 commencing June 1, 1994 through May 1, 2009 ...........................     $  745       $  808
3.75% loan payable to PIDC in 84 monthly installments of $3,672 com-
 mencing January 1, 1994, with a balance of $304,000 due on December
 1, 2000 ...............................................................        363          393
3.75% loan payable to PIDA (No. 2) in 180 monthly installments of $5,513
 commencing September 1, 1997, through August 1, 2012 ..................        707          745
5% loan payable to DRPA in 120 monthly installments of $3,712 com-
 mencing September 1, 1997, through August 1, 2007 .....................        313          341
                                                                             ------       ------
                                                                              2,128        2,287
Less: Current portion of long-term debt. ...............................       (161)        (158)
                                                                             ------       ------
                                                                             $1,967       $2,129
                                                                             ======       ======

     The PIDC loan is secured by the Company's equipment. The PIDA (No. 1) loan is secured by land, building and building improvements. The PIDC (No. 2) loan and the DRPA loan are secured by land, building and building improvements, and additional collateral of $684,000, invested in interest bearing certificates of deposit owned by the Company.

     The PIDA, PIDC/DRPA loans contain financial and non-financial covenants, including certain covenants regarding levels of employment which were not effective until the Company commenced operations. The Company received a waiver with respect to a non-financial covenant at December 31, 1998, and is in compliance with all other loan covenants.

     Scheduled maturities of long-term debt as of December 31, 1998 are as follows, in thousands:


  1999 .......................    $  161
  2000 .......................       472
  2001 .......................       144
  2002 .......................       148
  2003 .......................       153
  Thereafter .................     1,050
                                  ------
     Total ...................    $2,128
                                  ======

                       GLOBAL PHARMACEUTICAL CORPORATION

10.  Mandatorily Redeemable Convertible Preferred Stock


     The Company has authorized 2,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). The Company issued 72,350 shares of Preferred Stock of which 63,535 and 63,350 were outstanding at December 31, 1998 and 1997, respectively, and are classified as Mandatorily Redeemable Preferred Stock. The remaining authorized but unissued shares could be issued with or without mandatorily redeemable features.


     The Company's Board of Directors authorized and designated 60,000, 50,000, 9,000 and 50,000 shares of Preferred Stock as Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, with all shares priced at $100 per share. In 1997, the Company issued 13,350 shares of Series A and 50,000 shares of Series B Preferred Stock to accredited investors for 1,335,000 and $5,000,000, respectively.


     At the option of the holder, each share of Series A Preferred and Series B Preferred Stock is convertible into that number of shares of the Company's common stock as is determined by dividing the liquidation value of $100 per share by the conversion price. At December 31, 1998, the conversion price was the lower of $2.75 per share or the average closing sale price of the common stock for the five trading days immediately preceding conversion but in no event less than $2.00 per share. The difference between the $2.75 per share conversion price and the market value of the common stock on the dates of the issuance of Preferred Stock was recognized as a Preferred Stock dividend of $2,547,000 in 1997.


     In November 1998, the Company issued 9,000 shares of Series C Preferred Stock and a five year warrant to purchase 225,000 shares of common stock at an initial exercise price equal to $4.00 per share for proceeds of $900,000. The Company allocated these proceeds by determining the fair value of the warrants as being $140,000 using the Black-Scholes option-pricing model, with $760,000, being allocated to Preferred Stock. The Company then recognized a $140,000 Preferred Stock Dividend to reflect the Series C Preferred Stock at its liquidation value.


     At the option of the holder, each share of Series C Preferred Stock is convertible into that number of shares of the Company's common stock as is determined by dividing the liquidation value by the conversion price. The conversion price is the lower of $2.00 per share or the average closing sale price of the common stock for the five trading days immediately preceding conversion but in no event less than $0.75 per share. In the event the Company, within eighteen months from the Series C Preferred Stock initial closing, issues and sells not less than an aggregate of $1 million of additional shares of common stock (or securities convertible into common stock) for a consideration per share of common stock of less than $2.00 the conversion price will be reduced to a price equal to the consideration per share for which the additional shares are sold.


     Except as required by law, holders of the shares of Series A , Series B, Series C and Series D Preferred Stock vote on an as-converted basis, as a single class with all other stockholders of the Company. Holders of Series D Preferred also have certain voting rights with respect to major corporate transactions or reorganization.


     Each share of Preferred Stock is entitled to a liquidation preference equal to $100 per share before any distributions to holders of common stock, and Series A, B, C and D Preferred Stock are not entitled to dividends unless declared on common stock. The holders of Series C and Series D Preferred Stock are entitled to a liquidation preference over the holders of Series A Preferred and Series B Preferred Stock. From the date of issuance, the holders of Series A, Series B, Series C and Series D Preferred Stock, at their option, are entitled to redeem any or all shares of the preferred stock upon the occurrence of certain events, including: 1) a sale of all or substantially all of the Company's operating assets; 2) the Company becomes insolvent; 3) the Company goes private; or 4) a business combination involving the Company in which the shareholders of the Company cease to own 50% of the voting power of all classes of stock or 50% of the total equity securities in the new entity.


     The Company has the option to redeem outstanding shares of the Preferred Stock by paying the liquidation value for each share, provided that the closing sale price of the common stock is seven dollars or more per share in the case of Series C Preferred Stock and at least five times the conversion price, in the case of Series D Preferred Stock, for a consecutive twenty day trading period. Each holder of Preferred Stock shall

                       GLOBAL PHARMACEUTICAL CORPORATION

10.  Mandatorily Redeemable Convertible Preferred Stock  -- (Continued)

be entitled to redeem any or all shares in the event that the Company breaches or fails to comply with its obligations under the respective Certificates of Designations or the Stock Purchase Agreements, to the extent that the breach or failure is material to or had a material adverse effect on the Company, and is not cured within thirty days.

11.  Stockholders' Equity (Deficit)

  Common Stock

     In 1995, the Company completed its IPO in which 1,650,000 shares of common stock were sold for net proceeds to the Company of $11,488,000. In connection with the IPO, the underwriter received an option to purchase up to 247,500 shares of common stock at $8.50 per share. The underwriter exercised this option in January 1996, at which time the Company sold 247,500 shares of common stock for net proceeds of $1,835,000.

     During 1998, 2,070 shares of Series A Preferred Stock and 6,745 shares of Series B Preferred Stock were converted into 90,544 shares and 278,682 shares of common stock, respectively. The conversion price ranged from $2.00 to $2.75 per share. Through March 2, 1999, the remaining 11,280 and 43,255 shares of Series A and Series B Preferred Stock were converted to common stock (Note 14).


12. Stock Options

     The Company's 1995 Stock Incentive Plan was adopted by the Company's Board of Directors for the purpose of securing for the Company and its stockholders the benefits arising from the ownership of Company stock options by non-employee directors and key employees who are expected to contribute to the Company's future growth and success.

     In December 1997, the Company's Board of Directors approved the repricing of 426,800 outstanding options to $3.125 per share, the market value of common stock on that date. As a result, all outstanding options were effectively rescinded and reissued at an exercise price of $3.125 per share. No compensation expense was recognized as a result of the repricing as the exercise price was equal to the market price on the date of reissue. Options vest over a three to four year period and have a maximum term of ten years. The weighted average fair value of options granted during 1998, 1997 and 1996 was $2.15, $2.03 and $3.37, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) no expected dividend yield in 1998, 1997 and 1996, (ii) expected stock price volatility of 72.36%, 50% and 30% in 1998, 1997 and 1996 respectively, (iii) weighted average risk free interest rate of 5.33%, 5.89% and 6% in 1998, 1997 and 1996, respectively, and (iv) expected life of options of five years in 1998, 1997 and 1996.

Stock option transactions were:



                                                   1998                        1997                        1996
                                         -------------------------   -------------------------   ------------------------
                                                         Weighted                    Weighted                    Weighted
                                                          Average                     Average                    Average
                                                         Exercise                    Exercise                    Exercise
                                            Shares         Price        Shares         Price        Shares        Price
                                         ------------   ----------   ------------   ----------   ------------   ---------
Options outstanding at January 1 .....      436,800       $ 3.13        297,700       $ 8.53        236,000      $ 8.07
Granted ..............................      225,563       $ 3.50        159,700       $ 7.42        111,700      $ 8.87
Canceled .............................      (26,366)      $ 3.27        (20,600)      $ 8.64        (50,000)     $ 7.13
Rescinded ............................           --       $   --       (426,800)      $ 8.23             --      $   --
Reissued .............................           --       $   --        426,800       $ 3.13             --      $   --
Options outstanding at December
 31 ..................................      635,997       $ 3.26        436,800       $ 3.13        297,700      $ 8.53
Options exercisable at December
 31 ..................................      351,617                     188,016                      75,306
Options available for grant at
 December 31 .........................      114,003                     113,200                     252,300

                       GLOBAL PHARMACEUTICAL CORPORATION

12. Stock Options  -- (Continued)

     Had compensation cost for the Company's 1998, 1997 and 1996 grants for stock-based compensation plans been recognized under the provisions of SFAS 123, the Company's net loss, and net loss per common share for 1998, 1997 and 1996 would approximate the pro forma amounts below (in thousands, except for per share data):



                                For the Year Ended          For the Year Ended          For the Year Ended
                                December 31, 1998           December 31, 1997            December 31, 1996
                            --------------------------  --------------------------  ---------------------------
                             As Reported    Pro Forma    As Reported    Pro Forma    As Reported     Pro Forma
                            -------------  -----------  -------------  -----------  -------------  ------------
Net loss .................    ($ 4,755)     ($ 5,474)     ($ 8,424)     ($ 8,871)     ($ 4,608)      ($ 4,817)
Net loss per common share     ($  1.07)     ($  1.22)     ($  1.97)     ($  2.07)     ($  1.08)      ($  1.13)

     The pro forma results may not be representative of the effect on reported operations for future years.

     At December 31, 1998, 635,997 options are outstanding with an exercise price of $3.26, and a weighted average remaining contractual life of 7.58 years.

13. Commitments and Contingencies


  Richlyn Order


     The Company is in compliance with a May 25, 1993 order, which was entered by the United States District Court for the Eastern District of Pennsylvania (the "Richlyn Order"). The Richlyn Order, among other things, permanently enjoined Richlyn from introducing into commerce any drug manufactured, processed, packed or labeled at its manufacturing facility unless it met certain stipulated conditions. The Company, as a purchaser of the Richlyn facility, remains obligated by the terms of the Richlyn Order. After the merger, the combined company will continue to be subject to the court order. The order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with FDA regulations concerning cGMP before the products can be marketed. Global was informed in January 1998 that product by product inspection was no longer required for Global to manufacture and sell products.

     The order against Richlyn also requires that Global hire and retain a person, subject to FDA approval, who is qualified to inspect its drug manufacturing facilities to determine that its methods, facilities and controls are operated and administered in compliance with cGMP. This person must examine all drug products manufactured, processed, packed and held at Global's facility and certify in writing to the FDA Global's compliance with related cGMP.

  Product liability and insurance

     The Company assumed the liabilities of Richlyn in connection with Diethyl Stilbestrol ("DES"), which was manufactured by Richlyn during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects. There have been numerous claims brought against drug manufacturers in connection with DES. Since 1987, Richlyn's insurers have paid approximately $136,000 on Richlyn's and the Company's behalf to settle approximately 143 DES-related suits. While Richlyn's insurers have in the past defended those DES claims against Richlyn and paid all settlements in connection therewith to date, the insurers have reserved their right to discontinue the defense of the claims and the payment of settlements at any time. Claims settlements to date have been based upon market share, and Richlyn's share of the market during the periods in question was less than 1%. While there can be no assurance as to the ultimate resolution of these matters, in the opinion of Management, based on the advice of legal counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially adversely affect the financial position, operating results or cash flow of the Company.


  Eurand America Agreement

     The Company is committed to payments of $100,000 for the development and supply of product batches necessary for clinical studies under the license and supply agreement entered into with Eurand America in

                       GLOBAL PHARMACEUTICAL CORPORATION

13. Commitments and Contingencies  -- (Continued)

1997 to develop a gastro-protected pancrelipase product, subject to Eurand's performance in accordance with terms and conditions of the agreement. Annual minimum royalty payments will also become payable upon shipment of the product. The Company has $100,000 and $41,000 accrued for milestone payments and royalty payments, respectively, at December 31, 1998.

14. Subsequent Events

     From January 1, 1999 through March 2, 1999, 11,280 and 43,255 shares of Series A and Series B Preferred Stock with liquidation values of $1,128,000 and $4,326,000, respectively, were converted into 2,598,000 shares of Common Stock at conversion prices ranging from $2.00 to $2.24 per share.

     On March 2, 1999, the Company issued 30,000 shares of Mandatorily Redeemable Convertible Series D Preferred Stock and a five year warrant to purchase 375,000 shares of common stock at an initial exercise price equal to $4.00 per share for aggregate proceeds of $3,000,000. The Company has determined the fair value of the warrants as being $322,500, using the Black-Scholes option pricing model, and the fair value of the Preferred Stock as being $2,677,500. In the first quarter of fiscal 1999, the Company will recognize a $322,500 Preferred Stock dividend to reflect the Series D Preferred Stock at its liquidation value. An additional $2,000,000 of its Series D Preferred Stock is expected to be issued to the same investors prior to June 30, 1999 subject to the Company's stockholders authorization of additional shares of common stock.

     At the option of the holder, each share of Series D Preferred Stock is convertible into that number of shares of the Company's common stock as is determined by dividing the liquidation value by the conversion price. The conversion price is the lower of $2.00 per share or $1.20 per share if the second closing of Series D Preferred Stock does not occur by June 30, 1999. The difference between the conversion price and the market value of the common stock on the date of the issuance of Preferred Stock will be recognized as a Preferred Stock dividend of $281,000 in the first quarter of fiscal 1999. In the event the Company, within eighteen months from the Series D initial closing, issues and sells not less than an aggregate of $1 million of additional shares of common stock (or securities convertible into common stock) for a consideration per share of less than $2.00, the conversion price will be reduced to a price equal to the consideration per share for which additional shares are sold.

     At the option of the investors, the Company will pay liquidation value to the investors if the following occur: 1) a sale of all or substantially all of the Company's operating assets, 2) the Company becomes insolvent, 3) the Company goes private, or 4) a business combination involving the Company in which the shareholders of the Company cease to own 50% of the voting power of all classes of stock or 50% of the total equity securities in the new entity. Subject to certain specified exceptions, the holders of Series D Preferred Stock have the preemptive right to maintain current ownership of the Company in future equity offerings.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of Impax Pharmaceuticals, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Impax Pharmaceuticals, Inc. (the Company) (a company in the development stage) at December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.







PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 6, 1999

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                                (in thousands)



                                                                              June 30,      December 31,
                                                                                1999            1998
                                                                           -------------   -------------
                                                                            (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents .............................................     $     589       $     370
 Short-term investments ................................................         8,062              --
 Prepaid expenses and other ............................................           278              41
                                                                             ---------       ---------
   Total current assets ................................................         8,929             411
Property and equipment, net ............................................         2,850           2,970
Other assets ...........................................................           109              27
                                                                             ---------       ---------
    Total assets .......................................................     $  11,888       $   3,408
                                                                             =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Advances from shareholders ............................................     $      --       $      80
 Accounts payable ......................................................           378             909
 Accounts payable -- related party .....................................            --              93
 Accrued expenses ......................................................            53             124
                                                                             ---------       ---------
    Total current liabilities ..........................................           431           1,206
Accrued compensation ...................................................           520             520
                                                                             ---------       ---------
                                                                                   951           1,726
                                                                             ---------       ---------
Commitments and contingencies (Note 8)
Shareholders' equity:
 Redeemable Convertible Preferred Stock:
   Series A, no par value, 1,600 shares authorized, 1,580
    shares issued and outstanding at June 30, 1999 and December
    31, 1998 (Liquidation value: $1,580) ...............................         1,580           1,580
   Series B, no par value, 500 shares authorized, 429 shares issued and outstanding (Liquidation value: $2,143) at June 30, 1999;
    410 shares issued and outstanding (Liquidation value: $2,050)
    at December 31, 1998 ...............................................         2,143           2,050
   Series C, no par value, 600 shares authorized, 520 shares
    issued and outstanding (Liquidation value: $4,559) at June 30,
    1999 and December 31, 1998 .........................................         4,276           4,276
   Series D Subscriptions ..............................................            --           4,300
   Series D, no par value, 3,400 shares authorized, 3,400
    shares issued and outstanding (Liquidation value: $17,000) .........        17,000              --
   Common Stock, no par value, 15,000 shares authorized,
    2,147 shares issued and outstanding at June 30, 1999 and
    December 31, 1998 ..................................................           335             335
 Additional paid-in capital ............................................         2,227             422
 Unearned compensation .................................................        (1,715)             --
 Accumulated deficit during development stage ..........................       (14,909)        (11,281)
                                                                             ---------       ---------
    Total shareholders' equity .........................................        10,937           1,682
                                                                             ---------       ---------
    Total liabilities and shareholders' equity .........................     $  11,888       $   3,408
                                                                             =========       =========

   The accompanying notes are an integral part of these financial statements.

                  IMPAX PHARMACEUTICALS, INC. AND PREDECESSOR
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                           STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)




                                          Period from
                                         September 27,
                                         1994 (Date of       For the Six Months
                                         inception) to         Ended June 30,          Year Ended December 31,
                                            June 30,      -------------------------   -------------------------
                                              1999            1999          1998          1998          1997
                                        ---------------   -----------   -----------   -----------   -----------
                                          (unaudited)            (unaudited)
Operating expenses:
 Research and development ...........      $  14,193       $  3,303      $  1,730      $  5,127      $  3,255
 Sales and marketing ................            202            110            --            92            --
 General and administrative .........          1,936            430           270           613           516
 Other operating income
   (expense), net ...................            948             --            --           565            75
                                           ---------       --------      --------      --------      --------
Net loss from operations:                    (15,383)        (3,843)       (2,000)       (5,267)       (3,696)
Interest income .....................            474            215            41            45            88
                                           ---------       --------      --------      --------      --------
Net loss ............................      $ (14,909)      $ (3,628)     $ (1,959)     $ (5,222)     $ (3,608)
                                           =========       ========      ========      ========      ========
Net loss per share:
 Basic and diluted ..................      $   (8.26)      $  (1.69)     $  (0.91)     $  (2.43)     $  (1.69)
                                           =========       ========      ========      ========      ========
 Weighted average shares
   outstanding ......................          1,805          2,147         2,142         2,145         2,139
                                           =========       ========      ========      ========      ========


   The accompanying notes are an integral part of these financial statements.

                          IMPAX PHARMACEUTICALS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
                                (in thousands)




                                                              Period from
                                                             September 27,        For the Six Months
                                                             1994 (Date of          Ended June 30,
                                                             Inception) to   ----------------------------
                                                             June 30, 1999       1999           1998
                                                            ---------------  ------------  --------------
                                                              (unaudited)            (unaudited)
Cash flows from operating activities:
 Net loss ................................................     $ (14,909)      $ (3,628)      $(1,959)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation ..........................................         1,562            328           255
   Loss on disposal of assets ............................            24             --            24
   Accretion on short-term investments ...................           (63)           (63)           --
   Grant of stock options to non-employees ...............            73             --            --
   Non-cash compensation charge (warrants and
     options) ............................................           350             90            --
   Amortization of discount on credit notes ..............            89             --            --
   Changes in operating assets and liabilities:
     Receivables, deposits and prepaid expenses...........          (387)          (319)             (1)
     Accounts payable, other liabilities and
      accrued expenses ...................................         1,045           (602)         (125)
                                                               ---------       --------       ---------
       Net cash used in operating activities .............       (12,216)        (4,194)       (1,806)
                                                               ---------       --------       ---------
Cash flows from investing activities:
 Purchases of short term investments .....................       (14,210)        (9,010)           --
 Sales and maturities of short term investments ..........         6,211          1,011            --
 Purchase of property and equipment ......................        (4,436)          (208)       (1,250)
                                                               ---------       --------       ---------
       Net cash provided by (used in) investing
        activities .......................................       (12,435         (8,207)       (1,250)
                                                               ---------       --------       ---------
Cash flows from financing activities:
 Proceeds from revolving credit notes from share-
  holders ................................................           715             --           138
 Proceeds from issuance of equity in predecessor .........         2,511             --            --
 Proceeds from issuance of Series A Preferred Stock
  upon exercise of warrants ..............................           715             --            60
 Proceeds from issuance of Series C Preferred Stock.......         4,276             --            --
 Proceeds from issuance of Series D Preferred Stock
  Subscriptions ..........................................         4,300             --            --
 Proceeds from issuance of Series D Preferred Stock.              12,700         12,700            --
 Proceeds from issuance of Common Stock ..................            23             --            --
 Proceeds from advances from shareholders ................           965             --            --
 Repayments of advances from shareholders ................          (965)           (80)           --
                                                               ---------       --------       ---------
       Net cash provided by financing activities                  25,240         12,620           198
                                                               ---------       --------       ---------
Net increase (decrease) in cash and cash equivalents .....           589            219        (2,858)
Cash and cash equivalents, beginning of period ...........            --            370         3,248
                                                               ---------       --------       ---------
Cash and cash equivalents, end of period .................     $     589       $    589       $   390
                                                               ---------       --------       ---------





                                                             Year Ended December 31,
                                                            --------------------------
                                                                1998          1997
                                                            ------------  ------------
Cash flows from operating activities:
 Net loss ................................................    $ (5,222)     $ (3,608)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation ..........................................         509           298
   Loss on disposal of assets ............................          24            --
   Accretion on short-term investments ...................          --            --
   Grant of stock options to non-employees ...............          11            --
   Non-cash compensation charge (warrants and
     options) ............................................         260            --
   Amortization of discount on credit notes ..............          12            25
   Changes in operating assets and liabilities:
     Receivables, deposits and prepaid expenses...........         (32)          (27)
     Accounts payable, other liabilities and
      accrued expenses ...................................         905           421
                                                              --------      --------
       Net cash used in operating activities .............      (3,533)       (2,891)
                                                              --------      --------
Cash flows from investing activities:
 Purchases of short term investments .....................          --            --
 Sales and maturities of short term investments ..........          --         3,300
 Purchase of property and equipment ......................      (1,591)       (1,150)
                                                              --------      --------
       Net cash provided by (used in) investing
        activities .......................................      (1,591)        2,150
                                                              --------      --------
Cash flows from financing activities:
 Proceeds from revolving credit notes from share-
  holders ................................................         138            --
 Proceeds from issuance of equity in predecessor .........          --            --
 Proceeds from issuance of Series A Preferred Stock
  upon exercise of warrants ..............................         715            --
 Proceeds from issuance of Series C Preferred Stock.......          --           556
 Proceeds from issuance of Series D Preferred Stock
  Subscriptions ..........................................       1,300         3,000
 Proceeds from issuance of Series D Preferred Stock.                --            --
 Proceeds from issuance of Common Stock ..................          13            10
 Proceeds from advances from shareholders ................         373           282
 Repayments of advances from shareholders ................        (293)         (282)
                                                              --------      --------
       Net cash provided by financing activities                 2,246         3,566
                                                              --------      --------
Net increase (decrease) in cash and cash equivalents .....      (2,878)        2,825
Cash and cash equivalents, beginning of period ...........       3,248           423
                                                              --------      --------
Cash and cash equivalents, end of period .................    $    370      $  3,248
                                                              --------      --------

   The accompanying notes are an integral part of these financial statements.

                  IMPAX PHARMACEUTICALS, INC. AND PREDECESSOR
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
          FOR THE PERIOD FROM SEPTEMBER 27, 1994 (DATE OF INCEPTION)
                             THROUGH JUNE 30, 1999
                                (in thousands)



                                               Pedecessor
                                                 Amount
                                              ------------
Inception (September 27, 1994) to
 September 30, 1996:
  Issuance of equity in predeccessor
   entities from inception
   (September 27, 1994) through
   December 31, 1995 .......................   $   3,010
  Losses in predecessor entities
   from inception though
   December 31, 1995 .......................        (557)
  Issuance of equity in predecessor
   equity from January 1, 1996
   through September 30, 1996 ..............         230
  Losses in predecessor entity
   from January 1, 1996 through
   September 30, 1996 ......................      (1,238)
                                               ---------
Balance of net equity before
 reorganization at September 30, 1996 ......       1,445
Equity transfer to Impax
 Pharmaceuticals, Inc. in a
  reorganization on September 30, 1996......      (1,445)
                                               ---------
Balance at September 30, 1996 ..............          --
October 1, 1996 to December 31, 1996
 Issuance of Series C Preferred
  Stock for cash at $8.76 per
  share, net of issuance costs of $274 .....          --
 Net loss from October 1, 1996
  to December 31, 1996 .....................          --
                                               ---------
Balance at December 31, 1996 ...............          --



                                                                   Convertible Redeemable Preferred Stock
                                              --------------------------------------------------------------------------------
                                                   Series A            Series B             Series C             Series D
                                               Shares    Amount    Shares     Amount    Shares     Amount    Shares    Amount
                                              --------  --------  --------  ---------  --------  ---------  --------  --------
Inception (September 27, 1994) to
 September 30, 1996:
  Issuance of equity in predeccessor
   entities from inception
   (September 27, 1994) through
   December 31, 1995 .......................      --      $ --        --     $    --       --     $    --     --         $--
  Losses in predecessor entities
   from inception though
   December 31, 1995 .......................      --        --        --          --       --          --     --          --
  Issuance of equity in predecessor
   equity from January 1, 1996
   through September 30, 1996 ..............      --        --        --          --       --          --     --          --
  Losses in predecessor entity
   from January 1, 1996 through
   September 30, 1996 ......................      --        --        --          --       --          --     --          --
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance of net equity before
 reorganization at September 30, 1996 ......      --        --        --          --       --          --     --          --
Equity transfer to Impax
 Pharmaceuticals, Inc. in a
  reorganization on September 30, 1996......     727       727       410       2,050       --          --     --          --
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance at September 30, 1996 ..............     727       727       410       2,050       --          --     --          --
October 1, 1996 to December 31, 1996
 Issuance of Series C Preferred
  Stock for cash at $8.76 per
  share, net of issuance costs of $274 .....      --        --        --          --      456       3,720     --          --
 Net loss from October 1, 1996
  to December 31, 1996 .....................      --        --        --          --       --          --     --          --
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance at December 31, 1996 ...............     727       727       410       2,050      456       3,720     --          --

                                                 Convertible
                                                  Redeemable
                                               Preferred Stock
                                              -----------------                                       Deficit
                                                   Series D                                         Accumulated
                                               Preferred Stock                        Additional    During the
                                                 Subscription       Common Stock        Paid-in     Development
                                                    Amount        Shares    Amount      Capital        Stage        Total
                                              -----------------  --------  --------  ------------  ------------  -----------
Inception (September 27, 1994) to
 September 30, 1996:
  Issuance of equity in predeccessor
   entities from inception
   (September 27, 1994) through
   December 31, 1995 .......................         $--             --      $ --        $ --       $      --     $   3,010
  Losses in predecessor entities
   from inception though
   December 31, 1995 .......................          --             --        --          --              --          (557)
  Issuance of equity in predecessor
   equity from January 1, 1996
   through September 30, 1996 ..............          --             --        --          --              --           230
  Losses in predecessor entity
   from January 1, 1996 through
   September 30, 1996 ......................          --             --        --          --              --        (1,238)
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance of net equity before
 reorganization at September 30, 1996 ......          --             --        --          --              --         1,445
Equity transfer to Impax
 Pharmaceuticals, Inc. in a
  reorganization on September 30, 1996......          --          2,136       312         151          (1,795)           --
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance at September 30, 1996 ..............          --          2,136       312         151          (1,795)        1,445
October 1, 1996 to December 31, 1996
 Issuance of Series C Preferred
  Stock for cash at $8.76 per
  share, net of issuance costs of $274 .....          --             --        --          --              --         3,720
 Net loss from October 1, 1996
  to December 31, 1996 .....................          --             --        --          --            (656)         (656)
                                               -----    ------     -----     -------    -----     -------  -----      ------
Balance at December 31, 1996 ...............          --          2,136       312         151          (2,451)        4,509

                     The accompanying notes are an integral part of these financial statements.

                  IMPAX PHARMACEUTICALS, INC. AND PREDECESSOR
                     (A COMPANY IN THE DEVELOPMENT STAGE)
           STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (CONTINUED)
FOR THE PERIOD FROM SEPTEMBER 27, 1994 (DATE OF INCEPTION) THROUGH JUNE 30,
                                     1999
                                (in thousands)



                                            Predecessor
                                               Amount
                                           -------------
Balance at December 31, 1996 ............        -- $
January 1, 1997 to December 31, 1997:
 Issuance of Series C Preferred Stock
  for cash at $8.76 per share net of
  issuance costs of $4...................        --
 Proceeds from Series D Stock
  Subscriptions .........................        --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $1.67 per share.....................        --
 Net loss ...............................        --
                                              -----
Balance at December 31, 1997 ............        --
January 1, 1998 to December 31, 1998:
 Issuance of Series A Preferred Stock
  upon exercise of warrants for cash
  at $1.00 per share.....................        --
 Issuance of Series A Preferred Stock
  upon conversion of revolving
  credit notes ..........................        --
 Proceeds from Series D Stock
  Subscriptions .........................        --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $2.50 per share.....................        --
 Grant of stock options to
  non-employees .........................        --
 Intrinsic value of warrants issued .....        --
 Net loss ...............................        --
                                              -----
Balance at December 31, 1998 ............        --
January 1, 1999 to June 30, 1999
 (unaudited):
 Issuance of Series B Preferred Stock
  in exchange for amounts payable
  to Board member .......................        --
 Issuance of Series D Preferred Stock
  for cash at $5.00 per share............        --
 Intrinsic value of options issued ......        --
 Net loss ...............................        --
                                              -----
Balance at June 30, 1999 ................        -- $
                                              =====



                                                                Convertible Redeemable Preferred Stock
                                           --------------------------------------------------------------------------------
                                                Series A            Series B            Series C             Series D
                                            Shares    Amount    Shares    Amount    Shares    Amount    Shares     Amount
                                           --------  --------  --------  --------  --------  --------  --------  ----------
Balance at December 31, 1996 ............     727     $  727      410     $2,050      456     $3,720       --     $    --
January 1, 1997 to December 31, 1997:
 Issuance of Series C Preferred Stock
  for cash at $8.76 per share net of
  issuance costs of $4...................      --         --       --         --       64        556       --          --
 Proceeds from Series D Stock
  Subscriptions .........................      --         --       --         --       --         --       --          --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $1.67 per share.....................      --         --       --         --       --         --       --          --
 Net loss ...............................      --         --       --         --       --         --       --          --
                                            -----     ------    -----     ------   ------     ------    -----     -------
Balance at December 31, 1997 ............     727        727      410      2,050      520      4,276       --          --
January 1, 1998 to December 31, 1998:
 Issuance of Series A Preferred Stock
 upon exercise of warrants for cash
 at $1.00 per share......................     715        715       --         --       --         --       --          --
 Issuance of Series A Preferred Stock
  upon conversion of revolving
  credit notes ..........................     138        138       --         --       --         --       --          --
 Proceeds from Series D Stock
  Subscriptions .........................      --         --       --         --       --         --       --          --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $2.50 per share.....................      --         --       --         --       --         --       --          --
 Grant of stock options to
  non-employees .........................      --         --       --         --       --         --       --          --
 Intrinsic value of warrants issued .....      --         --       --         --       --         --       --          --
 Net loss ...............................      --         --       --         --       --         --       --          --
                                            -----     ------    -----     ------   ------     ------    -----     -------
Balance at December 31, 1998 ............   1,580      1,580      410      2,050      520      4,276       --          --
January 1, 1999 to June 30, 1999
 (unaudited):
 Issuance of Series B Preferred Stock
 in exchange for amounts payable
 to Board member ........................      --         --       19         93       --         --       --          --
 Issuance of Series D Preferred Stock
 for cash at $5.00 per share.............      --         --       --         --       --         --    3,400      17,000
 Intrinsic value of options issued ......      --         --       --         --       --         --       --          --
 Net loss ...............................      --         --       --         --       --         --       --          --
                                            -----     ------    -----     ------   ------     ------    -----     -------
Balance at June 30, 1999 ................   1,580     $1,580      429     $2,143      520     $4,276    3,400     $17,000
                                            =====     ======    =====     ======   ======     ======    =====     =======



                                              Convertible
                                               Redeemable
                                            Preferred Stock
                                           -----------------                                                       Deficit
                                                Series D                                                         Accumulated
                                            Preferred Stock                        Additional                    During the
                                              Subscription       Common Stock        Paid-In       Unearned      Development
                                                 Amount        Shares    Amount      Capital     Compensation       Stage
                                           -----------------  --------  --------  ------------  --------------  ------------
Balance at December 31, 1996 ............      $      --       2,136      $312       $  151              --      $  (2,451)
January 1, 1997 to December 31, 1997:
 Issuance of Series C Preferred Stock
  for cash at $8.76 per share net of
  issuance costs of $4...................             --          --        --           --              --             --
 Proceeds from Series D Stock
  Subscriptions .........................          3,000          --        --           --              --             --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $1.67 per share.....................             --           6        10           --              --             --
 Net loss ...............................             --          --        --           --              --         (3,608)
                                               ---------       -----      ----       ------              --      ---------
Balance at December 31, 1997 ............          3,000       2,142       322          151              --         (6,059)
January 1, 1998 to December 31, 1998:
 Issuance of Series A Preferred Stock
  upon exercise of warrants for cash
  at $1.00 per share.....................             --          --        --           --              --             --
 Issuance of Series A Preferred Stock
  upon conversion of revolving
  credit notes ..........................             --          --        --           --              --             --
 Proceeds from Series D Stock
  Subscriptions .........................          1,300          --        --           --              --             --
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $2.50 per share.....................             --           5        13           --              --             --
 Grant of stock options to
  non-employees .........................             --          --        --           11              --             --
 Intrinsic value of warrants issued .....             --          --        --          260              --             --
 Net loss ...............................             --          --        --           --              --         (5,222)
                                               ---------       -----      ----       ------        --------      ---------
Balance at December 31, 1998 ............          4,300       2,147       335          422              --        (11,281)
January 1, 1999 to June 30, 1999
 (unaudited):
 Issuance of Series B Preferred Stock
  in exchange for amounts payable
  to Board member .......................             --          --        --           --              --             --
 Issuance of Series D Preferred Stock
  for cash at $5.00 per share............         (4,300)         --        --           --              --             --
 Intrinsic value of options issued ......             --          --        --        1,805          (1,715)            --
 Net loss ...............................             --          --        --           --              --         (3,628)
                                               ---------       -----      ----       ------        --------      ---------
Balance at June 30, 1999 ................      $      --       2,147      $335       $2,227        $ (1,715)       (14,909)
                                               =========       =====      ====       ======        ========      =========





                                              Total
                                           -----------
Balance at December 31, 1996 ............   $  4,509
January 1, 1997 to December 31, 1997:
 Issuance of Series C Preferred Stock
  for cash at $8.76 per share net of
  issuance costs of $4...................        556
 Proceeds from Series D Stock
  Subscriptions .........................      3,000
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $1.67 per share.....................         10
 Net loss ...............................     (3,608)
                                            --------
Balance at December 31, 1997 ............      4,467
January 1, 1998 to December 31, 1998:
 Issuance of Series A Preferred Stock
  upon exercise of warrants for cash
  at $1.00 per share.....................        715
 Issuance of Series A Preferred Stock
  upon conversion of revolving
  credit notes ..........................        138
 Proceeds from Series D Stock
  Subscriptions .........................      1,300
 Issuance of Common Stock upon
  exercise of stock options for cash
  at $2.50 per share.....................         13
 Grant of stock options to
  non-employees .........................         11
 Intrinsic value of warrants issued .....        260
 Net loss ...............................     (5,222)
                                            --------
Balance at December 31, 1998 ............      1,682
January 1, 1999 to June 30, 1999
 (unaudited):
 Issuance of Series B Preferred Stock
 in exchange for amounts payable
 to Board member ........................         93
 Issuance of Series D Preferred Stock
 for cash at $5.00 per share.............     12,700
 Intrinsic value of options issued ......         90
 Net loss ...............................     (3,628)
                                            --------
Balance at June 30, 1999 ................   $ 10,937
                                            ========

                     The accompanying notes are an integral part of these financial statements.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1 -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of operations

     Impax Pharmaceuticals, Inc. is engaged in the development of generic and branded pharmaceutical products. The Company is currently in a research and development phase with its first product expected to receive Food and Drug Administration ("FDA") approval in 1999. The Company's revenue to date has come from certain licensing and joint development agreements but remains insignificant in relation to the Company's total operations. Accordingly, the Company is considered a development stage company as defined in Statement of Financial Accounting Standards (SFAS) No. 7.

Organization and history

     The Company was originally organized on September 27, 1994 as a California corporation (Impax Pharmaceuticals, Inc.). Actual operations commenced in the first quarter of 1995. On September 1, 1995, the Company was reorganized as a California limited liability company (Impax Pharmaceuticals, LLC) and operated in this form through September 30, 1996. On October 1, 1996, the Company reorganized once again assuming its current legal form as Impax Pharmaceuticals, Inc., a California corporation.

Funding of activities

     To date, the Company has funded its research and development efforts entirely through equity financing. This includes $12,539,743 raised through December 31, 1998 and an additional $12,700,000 raised in the first quarter of 1999.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

     Certain statements including the cumulative statement of operations, the cumulative statement of cash flows and the statement of shareholders' equity, include activity of the Company's predecessor entities, Impax Pharmaceuticals, Inc., and/or Impax Pharmaceuticals, LLC (See Note 1). The activity of these predecessor entities is included in these financial statements in order to present the history of a development stage company from its inception as required by SFAS No. 7.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

     For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Short-term investments

     The Company classifies all short-term investments as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company places its short-term investments primarily in treasury bills. At December 31, 1998, there were no short-term investments.

Concentration of credit risk and other risks and uncertainties

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and short-term investments. Products developed by the Company may require approvals

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

or clearances from the Food and Drug Administration ("FDA") or other international regulatory agencies prior to commercialized sales. There can be no assurance that the Company's products will receive any of the required approvals or clearances. If the Company was denied approval or clearance or such approval was delayed, it may have a material adverse impact on the Company.

Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to seven years, or the lease term of the respective assets.

Long-lived assets

     The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Other income

     The Company has contracts in which it performs research and development on behalf of third parties. Under the terms of the contracts, the Company receives milestone payments from those third parties and recognizes these payments as other income upon completion of the specified milestone.

Income taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Valuation allowances are provided on deferred tax assets for which it is more likely than not that some portion or all will not be realized.

Stock-based compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".

Comprehensive income

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owner and distributions to owners. Since inception, the Company has not had significant transactions that are required to be reported in other comprehensive income. Comprehensive income (loss) for each period presented is equal to the net loss for each period as presented in the Statements of Operations.

Business segments

     The Company operates in one business segment, the pharmaceutical industry.


Computation of basic and diluted net loss per share

     The Company adopted SFAS No. 128, "Earnings Per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB No. 98") effective December 31, 1997. Accordingly, all prior periods have been restated. Basic and diluted net loss per share are computed using the weighted average number of shares of common stock outstanding. No additional shares are considered to be outstanding for either computation under the provisions of SAB No. 98.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

     Stock options to purchase 286,500 shares of common stock at prices ranging from $1.00 to $8.77 per share were outstanding at December 31, 1998, but were not included in the computation of diluted net loss per share because they anti-dilutive. The Company had 2,510,000 shares of convertible Preferred Stock outstanding at December 31, 1998, which were excluded in the computation of diluted net loss per share as they were anti-dilutive. Warrants to purchase 520,000 shares of common stock at $2.50 per share were outstanding at 1998 but were not included in the computation of diluted net loss per share because they were anti-dilutive. The aforementioned stock options, preferred stock and warrants could potentially dilute earnings per share in future.

Recent accounting pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities". This statement establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 will be effective for the year beginning January 1, 2001. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial position or cash flows.

NOTE 3 -- SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS):




                                                           Period from
                                                          September 27,     For the Six
                                                          1994 (date of       Months        Year Ended
                                                          inception) to   Ended June 30,   December 31,
                                                             June 30,     --------------  ---------------
                                                               1999        1999    1998    1998     1997
                                                         ---------------  ------  ------  ------  -------
                                                           (unaudited)     (unaudited)
Supplemental cash flow information:
 Cash paid for income taxes ...........................        $ 24        $ --    $ --    $  8    $  8
                                                               ----        ----    ----    ----    ----
Supplemental noncash financing activities:
 Conversion of revolving credit notes for
   Series A preferred stock ...........................        $715        $ --    $ --    $138    $ --
                                                               ----        ----    ----    ----    ----
 Conversion of accounts payable to Board
   Member to Series B preferred stock .................        $ 93        $ 93    $ --    $ --    $ --
                                                               ----        ----    ----    ----    ----
 Issuance of warrants and options at below market.             $350        $ 90    $ --    $260    $ --
                                                               ----        ----    ----    ----    ----


NOTE 4 -- BALANCE SHEET COMPONENTS (IN THOUSANDS):



                                                                       December 31,
                                                                           1998
                                                                      -------------
       Property and equipment, net
          Equipment ...............................................     $  3,071
          Furniture and fixtures ..................................          212
          Leasehold improvements ..................................          857
                                                                        --------
                                                                           4,140
          Less: Accumulated depreciation and amortization .........       (1,170)
                                                                        --------
                                                                        $  2,970
                                                                        ========

Depreciation expense in 1997 and 1998 was $298,000 and $509,000, respectively.



                                                    December 31,
                                                        1998
                                                   -------------
       Accrued liabilities:
          Payroll and related expenses .........        $  8
          Other ................................         116
                                                        ----
                                                        $124
                                                        ====

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 5 -- RELATED PARTY TRANSACTIONS:

     The Company was advanced $373,000 in fiscal 1998 from certain shareholders. A total amount of $293,000 was repaid prior to year end and the remaining balance was paid in January 1999.

     As of December 31, 1998, the Company had accrued $520,000 of compensation payable to four key employees in recognition of past services rendered. The amount is due at the Company's discretion on or before November 1, 2001.

     As of December 31, 1998, the Company had $93,000 payable to a related party, one of the Company's Board Members, for commissions due from assisting the Company obtaining equity financing.

     In April 1997, the Company paid $150,000 for a 15% interest in, and loaned an additional $100,000 to, a California pharmaceutical research and development company. As part of its investment, the Company is entitled to certain exclusive licensing rights. The investment has been accounted for as purchased research and development and has been expensed. The loan is unlikely to be repaid and has been written off to general and administrative expenses.

NOTE 6 -- INCOME TAXES:

     No provision for income taxes is recorded for any period due to the Company's losses during the development stage. The difference between the federal statutory tax rate and the Company's effective income tax rate is attributable to losses and future tax deductions for which no tax benefits have been recognized.

     Deferred tax assets consist of the following (in thousands):




                                                           December 31,
                                                               1998
                                                          -------------
       Net operating losses ...........................     $  2,708
       Depreciation and amortization ..................         (100)
       Research and development credit ................          716
                                                            --------
         Total deferred tax assets ....................        3,324

       Deferred tax asset valuation allowance .........       (3,324)
                                                            --------
                                                            $     --
                                                            ========


     Due to historical losses incurred by the Company, a full valuation allowance for net deferred tax assets has been provided. If the Company achieves profitability, certain of these net deferred tax assets would be available to offset future income taxes.

     Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 6 -- INCOME TAXES:  -- (Continued)

     The Company has loss carryforwards totaling approximately $7,840,000 to offset against future Federal taxable income and approximately $8,065,000 to offset against future California taxable income. The carryforwards will expire as follows (in thousands):




Year Ending December 31,      Federal     California
--------------------------   ---------   -----------
2004 .....................    $   --        $8,065
2011 .....................       590            --
2012 .....................     3,160            --
2018 .....................     4,090            --
                              ------        ------
                              $7,840        $8,065
                              ======        ======


     The Company also has research expenditures tax credits totaling approximately $530,000 to offset against future Federal tax and approximately $290,000 to offset future California tax. The credits have no expiration date.

NOTE 7 -- BORROWINGS:

Revolving credit note

     The Company had revolving credit notes with four of the Company's shareholders. These facilities originally allowed for total borrowings of $715,000 and bear interest at 7% per annum. During 1997 and the first six months of 1998 there was $138,000 available under these facilities. At June 30, 1998 the $138,000 was borrowed and shortly thereafter the facilities were cancelled. All of the borrowings were converted into Series A preferred stock. In addition, the Company issued 715,000 warrants to purchase preferred stock in connection with these facilities (see Note 9)

NOTE 8 -- COMMITMENTS:

Leases

     The Company leases office space under a noncancelable operating lease that expires in 2002. Rent expense for the year ended December 31, 1997 and 1998 was $132,000 and $165,000, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

     Future minimum lease payments under the noncancelable operating lease are as follows (in thousands):




Year Ended                                            Operating
December 31,                                           Leases
------------                                         ----------
  1999 ...........................................      $155
  2000 ...........................................       165
  2001 ...........................................       165
  2002 ...........................................        83
                                                        ----
  Total minimum lease payments ...................      $568
                                                        ====


NOTE 9 -- SHAREHOLDERS' EQUITY:

Redeemable Convertible Preferred Stock

     Payments for Series D Preferred Stock received prior to issuance is reflected in the financial statements as Series D Preferred Stock
Subscriptions. The balances at December 31, 1997 and 1998 were $3,000,000 and $4,300,000, respectively. See Note 12 for final closing of Series D in 1999.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 9 -- SHAREHOLDERS' EQUITY:  -- (Continued)

     On September 30, 1996, the Company acquired the net assets of Impax Pharmaceuticals, LLC in exchange for the issuance of 2,136,362 shares of Common Stock, 726,637 shares of Series A Preferred Stock and 410,000 shares of Series B Preferred Stock.


     The holders of Preferred Stock have various rights and preferences as follows:

Voting


     Each share of Series A, B, C and D has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.


     As long as at least 400,000 shares of Redeemable Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Redeemable Convertible Preferred Stock in order to alter the Articles of Incorporation as related to Redeemable Convertible Preferred Stock, change the authorized number of shares of Redeemable Convertible Preferred Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Redeemable Convertible Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.


Dividends


     Holders of Series A, B, C and D Redeemable Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.01, $0.05, $0.0877 and $0.50 per share, respectively, when and if declared by the Board of Directors. No dividends on Convertible Redeemable Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1998.


Liquidation


     In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Redeemable Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A, B C and D Redeemable Convertible Preferred Stock are entitled to receive an amount of $1.00, $5.00, $8.76 and $5.00 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed and shared pro rata among all holders of capital stock of the Company on a basis which assumes conversion of all outstanding Preferred Stock into Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably in proportion to the respective amounts which would be payable on the shares held by them if the respective preference amounts were paid in full.


Conversion


     Each share of Series A, B, C and D Redeemable Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, B and D Redeemable Convertible Preferred Stock automatically converts on a 1 to 1 basis into the number of shares of Common, Series C converts on a 1 to 1.7534 basis. Automatic conversion should occur upon the closing of a public offering of Common Stock at a per share price of at least $5.00 per share with gross proceeds of at least $5,000,000.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 9 -- SHAREHOLDERS' EQUITY:  -- (Continued)

Redemption

     On or at any time after September 30, 2005, for Series A, B, C and D, the Company may, at any time, at the option of the Board of Directors, redeem in whole or in part any shares of Series A, B, C and D by paying in cash, $1.00, $5.00, $8.767 and $5.00 per share, respectively, plus all declared but unpaid dividends if any.


Warrants for Redeemable Convertible Preferred Stock

     In connection with issuing revolving credit notes in July 1995 (see Note
7) to the Company's founders, the Company issued warrants to purchase 715,000 shares of Series A Redeemable Convertible Preferred Stock for $1.00 per share. There were no warrants outstanding at December 31, 1998. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $369,000 at the date of grant. A total of $89,000 was amortized and the remaining amount of $280,000 was treated as issuance costs based on the conversions of the debt to Series A reedemable convertible preferred stock.


Common Stock

     The Company's Articles of Incorporation, as amended, authorize the Company to issue 15,000,000 shares of no par value Common Stock.


Warrants for Common Stock

     In connection with a deferred compensation agreement in 1998 with the Company's founders, the Company issued warrants to purchase 520,000 shares of Common Stock for $2.50 per share. Such warrants are outstanding at December 31, 1998 and expire in 2003. The Company determined that the intrinsic value of the warrants at the date of grant was $260,000 and has charged this amount to expense in 1998 in accordance with APB No. 25.

NOTE 10 -- STOCK OPTION PLANS:

     In September 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 500,000 shares of Common Stock for issuance under the Plan. To date, options granted generally vest from three to five years.

     On September 30, 1996, as part of its acquisition of the assets of Impax Pharmaceuticals, LLC, the Company agreed to exchange option agreements entitled holders to acquire Common or Preferred Units of the LLC for options entitled these same holders to acquire equivalent amounts of common and Preferred Stock in the Company. Accordingly, on September 30, 1996, the Company reflected options granted to prior members of the LLC covering 113,000 shares.

     Effective June 1, 1998, the Company's Board of Directors approved the re-pricing of all outstanding options to $2.50 per share, the fair market value of common stock on that date. As a result, all outstanding options at June 1, 1998 were effectively rescinded and re-issued at an exercise price of $2.50 per share.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 10 -- STOCK OPTION PLANS:  -- (Continued)

     A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996 and changes during the year ending on those dates is presented below:




                                                         1998                        1997                       1996
                                               -------------------------   -------------------------   ----------------------
                                                               Weighted                    Weighted                  Weighted
                                                                Average                     Average                  Average
                                                               Exercise                    Exercise                  Exercise
                                                  Shares         Price        Shares         Price       Shares       Price
                                               ------------   ----------   ------------   ----------   ----------   ---------
Options outstanding at
 September 30, 1996 ........................           --       $   --             --       $   --      113,000      $4,009
Options outstanding at
 January 1 .................................      143,500        6,496        156,000        5,320           --          --
   Granted .................................      174,500        5,686         22,500        8,767       43,000       8,767
   Exercised ...............................       (5,000)       2,500         (6,000)       1,667
   Cancelled ...............................      (26,500)       2,500        (29,000)       2,931
   Rescinded ...............................     (195,500)       8,339             --           --           --          --
   Reissued ................................      195,500        2,500             --           --           --          --
                                                 --------                     -------                   -------
Options outstanding at December 31 .........      286,500        2,458        143,500        6,496      156,000       5,320
                                                 --------                     -------                   -------
Options exercisable at December 31 .........       54,700           --         32,000           --        4,000          --
                                                 --------                     -------                   -------
Options available for grant at December 31.       202,500           --        350,500           --      344,000          --
                                                 --------                     -------                   -------


     At December 31, 1998, options outstanding had a weighted average remaining contractual life of 8.72 years.


Fair value disclosures

     Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):




                           Year Ended December 31,
                         ---------------------------
                             1998           1997
                         ------------   ------------
Net loss:
 As reported .........     $ (5,222)      $ (3,608)
                           --------       --------
 Pro forma ...........     $ (5,668)      $ (3,657)
                           --------       --------



                              Year Ended December 31,
                             -------------------------
                                 1998          1997
                             -----------   -----------
Net loss per common share:
 As reported .............     $(2.43)       $(1.69)
                               ------        ------
 Pro forma ...............     $(2.64)       $(1.71)
                               ------        ------



     The pro forma results may not representative of the effect on reported operations for future years.

     Of the $446,000 pro forma increase in net loss for 1998, $388,000 is attributable to a re-pricing of outstanding stock options and $58,000 is due to normal amortization.

                          IMPAX PHARMACEUTICALS, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 10 -- STOCK OPTION PLANS:  -- (Continued)

     The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; risk free interest rate of 6.50% to 6.93% and 5.01% to 5.95% for the year ended December 31, 1997 and 1998, respectively. The weighted average fair value of options granted during 1997 and 1998 was $4.33 and $1.51, respectively.

NOTE 11 -- EMPLOYEE BENEFIT PLANS:

     The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. There were no contributions under this plan for the year ended December 31, 1997 and 1998, respectively.

NOTE 12 -- SUBSEQUENT EVENTS:

     In March 1999 the Company issued 3,400,000 shares of its Redeemable Convertible Preferred Stock at $5.00 per share for a total of $17,000,000. The rights and preferences for Series D are stated in Note 9.

     In July 1999, the Company announced the signing of a merger agreement with Global Pharmaceutical Corporation. Global will acquire all of the Company's outstanding shares in exchange for shares of Global's common and preferred shares.

     In April 1999, the Company granted 250,700 options to employees to purchase common stock for $2.50 per share. As a result of the grant the Company recorded $1,805,000 of unearned compensation in accordance with APB No. 25. $90,000 of the unearned compensation was amortized to expense during the period ended June 30, 1999. The Company amortizes unearned compensation over the vesting period of the underlying option.

                                                                         ANNEX A














                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 July 26, 1999


                                by and between

                       GLOBAL PHARMACEUTICAL CORPORATION

                                      and


                          IMPAX PHARMACEUTICALS, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  THE MERGER



                                                                                              Page
                                                                                             -----
SECTION 1.01    Effective Time ............................................................   A-1
SECTION 1.02    Closing ...................................................................   A-1
SECTION 1.03    Effects of the Merger .....................................................   A-1
SECTION 1.04    Directors .................................................................   A-1
SECTION 1.05    Officers ..................................................................   A-2
                                              ARTICLE II
                                       CONVERSION OF SECURITIES
SECTION 2.01    Conversion of Seller Capital Stock ........................................   A-2
SECTION 2.02    Conversion of Buyer Capital Stock .........................................   A-3
SECTION 2.03    Dissenting Shares .........................................................   A-4
SECTION 2.04    Exchange of Certificates ..................................................   A-4
SECTION 2.05    Conversion of Options .....................................................   A-6
SECTION 2.06    Conversion of Warrants ....................................................   A-7
                                             ARTICLE III
                               REPRESENTATIONS AND WARRANTIES OF SELLER
SECTION 3.01    Organization of Seller ....................................................   A-7
SECTION 3.02    Seller Capital Structure; Irrevocable Proxy and Voting Agreement ..........   A-8
SECTION 3.03    Authority; No Conflict; Required Filings and Consents .....................   A-8
SECTION 3.04    Financial Statements ......................................................   A-9
SECTION 3.05    No Undisclosed Liabilities ................................................   A-10
SECTION 3.06    Absence of Certain Changes or Events ......................................   A-10
SECTION 3.07    Taxes .....................................................................   A-10
SECTION 3.08    Ownership of Properties; Condition of Property ............................   A-12
SECTION 3.09    Agreements, Contracts and Commitments .....................................   A-12
SECTION 3.10    Litigation ................................................................   A-12
SECTION 3.11    Employee Benefit Plans ....................................................   A-13
SECTION 3.12    Salaries ..................................................................   A-14
SECTION 3.13    Personnel Agreements, Plans and Arrangements ..............................   A-14
SECTION 3.14    Customers .................................................................   A-15
SECTION 3.15    Interest of the Companies in Customers, etc. ..............................   A-15
SECTION 3.16    Books and Records .........................................................   A-15
SECTION 3.17    Insurance Policies ........................................................   A-15
SECTION 3.18    Bank Accounts .............................................................   A-15
SECTION 3.19    Compliance With Laws ......................................................   A-15
SECTION 3.20    Accounting and Tax Matters ................................................   A-16
SECTION 3.21    Registration Statement; Proxy Statement/Prospectus ........................   A-16
SECTION 3.22    Labor Matters .............................................................   A-16
SECTION 3.23    Year 2000 Compliance ......................................................   A-16
SECTION 3.24    Legal Compliance ..........................................................   A-17
SECTION 3.25    Environmental and Safety Matters ..........................................   A-18
SECTION 3.26    Conduct of the Businesses .................................................   A-20
SECTION 3.27    Intellectual Property .....................................................   A-20
SECTION 3.28    Products Liability ........................................................   A-21
SECTION 3.29    No Existing Discussions ...................................................   A-21

                                                                                   Page
                                                                                  -----
SECTION 3.30    Anti-Takeover Laws .............................................  A-21
SECTION 3.31    No Misrepresentation ...........................................  A-21
                                        ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF BUYER
SECTION 4.01    Organization of Buyer ..........................................  A-22
SECTION 4.02    Buyer Capital Structure ........................................  A-22
SECTION 4.03    Authority; No Conflict; Required Filings and Consents ..........  A-23
SECTION 4.04    SEC Filings; Financial Statements ..............................  A-24
SECTION 4.05    No Undisclosed Liabilities .....................................  A-24
SECTION 4.06    Absence of Certain Changes or Events ...........................  A-24
SECTION 4.07    Taxes ..........................................................  A-24
SECTION 4.08    Agreements, Contracts and Commitments ..........................  A-26
SECTION 4.09    Litigation .....................................................  A-26
SECTION 4.10    Compliance With Laws ...........................................  A-26
SECTION 4.11    Accounting and Tax Matters .....................................  A-27
SECTION 4.12    Registration Statement; Proxy Statement/Prospectus .............  A-27
SECTION 4.13    Year 2000 Compliance ...........................................  A-27
SECTION 4.14    [Reserved ......................................................  A-27
SECTION 4.15    Legal Compliance ...............................................  A-27
SECTION 4.16    Environmental and Safety Matters ...............................  A-29
SECTION 4.17    Intellectual Property ..........................................  A-30
SECTION 4.18    Products Liability .............................................  A-30
SECTION 4.19    Ownership of Properties; Condition of Property .................  A-31
SECTION 4.20    Employee Benefit Plans .........................................  A-31
SECTION 4.21    Salaries .......................................................  A-32
SECTION 4.22    Personnel Agreements, Plans and Arrangements ...................  A-32
SECTION 4.23    Customers ......................................................  A-33
SECTION 4.24    Interest of the Companies in Customers, etc. ...................  A-33
SECTION 4.25    Books and Records ..............................................  A-33
SECTION 4.26    Insurance Policies .............................................  A-33
SECTION 4.27    Bank Accounts ..................................................  A-33
SECTION 4.28    Labor Matters ..................................................  A-33
SECTION 4.29    Conduct of the Businesses ......................................  A-34
SECTION 4.30    Anti-Takeover Laws .............................................  A-34
SECTION 4.31    Opinion of Financial Advisor ...................................  A-34
SECTION 4.32    No Existing Discussions ........................................  A-34
SECTION 4.33    No Misrepresentation ...........................................  A-34
                                         ARTICLE V
                                    CONDUCT OF BUSINESS
SECTION 5.01    Covenants of Seller ............................................  A-35
SECTION 5.02    Covenants of Buyer .............................................  A-36
SECTION 5.03    Cooperation ....................................................  A-38
SECTION 5.04    Confidentiality ................................................  A-38
SECTION 5.05    Notices of Certain Events ......................................  A-38
                                        ARTICLE VI
                                   ADDITIONAL AGREEMENTS
SECTION 6.01    No Solicitation by Seller ......................................  A-38
SECTION 6.02    No Solicitation by Buyer .......................................  A-39

                                                                                         Page
                                                                                        -----
SECTION 6.03     Proxy Statement/Prospectus; Registration Statement ..................  A-39
SECTION 6.04     Access to Information ...............................................  A-39
SECTION 6.05     Stockholder Meetings ................................................  A-40
SECTION 6.06     Legal Conditions to Merger ..........................................  A-40
SECTION 6.07     Public Disclosure ...................................................  A-41
SECTION 6.08     Reorganization ......................................................  A-41
SECTION 6.09     Board of Directors and Officers .....................................  A-41
SECTION 6.10     Affiliate Agreements ................................................  A-41
SECTION 6.11     Nasdaq SmallCap Market Listing ......................................  A-42
SECTION 6.12     Stock Plans .........................................................  A-42
SECTION 6.13     Certain Employee Benefit Plan Obligations ...........................  A-42
SECTION 6.14     Indemnification, Exculpation and Insurance ..........................  A-42
SECTION 6.15     Brokers or Finders ..................................................  A-43
SECTION 6.16     Comfort Letters from Seller's Accountants ...........................  A-43
SECTION 6.17     Comfort Letter from Buyer's Accountants .............................  A-43
SECTION 6.18     Control of Operations ...............................................  A-43
SECTION 6.19     Seller Tax Returns After Closing ....................................  A-43
SECTION 6.20     Seller's Voting Proxies .............................................  A-43
SECTION 6.21     Conversion Letters ..................................................  A-43
                                           ARTICLE VII
                                      CONDITIONS TO MERGER
SECTION 7.01     Conditions to Each Party's Obligation To Effect the Merger ..........  A-44
SECTION 7.02     Additional Conditions to Obligations of Buyer .......................  A-44
SECTION 7.03     Additional Conditions to Obligations of Seller ......................  A-46
                                          ARTICLE VIII
                                    TERMINATION AND AMENDMENT
SECTION 8.01     Termination .........................................................  A-47
SECTION 8.02     Effect of Termination ...............................................  A-48
SECTION 8.03     Fees and Expenses ...................................................  A-48
SECTION 8.04     Amendment ...........................................................  A-49
SECTION 8.05     Extension; Waiver ...................................................  A-49
                                           ARTICLE IX
                                         INDEMNIFICATION
SECTION 9.01     General .............................................................  A-49
SECTION 9.02     Certain Definitions .................................................  A-50
SECTION 9.03     The Seller Stockholder's Indemnification Obligations ................  A-50
SECTION 9.04     Limitation on Indemnification Obligations ...........................  A-51
SECTION 9.05     Cooperation .........................................................  A-51
SECTION 9.06     Subrogation .........................................................  A-52
SECTION 9.07     Indemnification Claims Procedures ...................................  A-52
SECTION 9.08     Seller Stockholder Agent ............................................  A-53
                                            ARTICLE X
                                          MISCELLANEOUS
SECTION 10.01    Survival of Representations, Warranties and Agreements ..............  A-53
SECTION 10.02    Notices .............................................................  A-53
SECTION 10.03    Interpretation ......................................................  A-54
SECTION 10.04    Counterparts ........................................................  A-54

                                                                             Page
                                                                            -----
SECTION 10.05    Entire Agreement; No Third Party Beneficiaries ..........  A-54
SECTION 10.06    Governing Law ...........................................  A-54
SECTION 10.07    Assignment ..............................................  A-54
SECTION 10.08    Severability ............................................  A-54
SECTION 10.09    Enforcement .............................................  A-55
SECTION 10.10    No Rule of Construction .................................  A-55
SECTION 10.11    Attorney's Fees .........................................  A-55

                                   EXHIBITS


Exhibit A -- Agreement of Merger

Exhibit B -- Amended and Restated Certificate of Incorporation

Exhibit C -- List of Seller Stockholders

Exhibit D -- Escrow Agreement

Exhibit E -- Irrevocable Proxy and Voting Agreement

Exhibit F -- Affiliate Agreement

Exhibit G -- Stockholders' Agreement

Exhibit H -- Hsiao Employment Agreement

Exhibit I -- Hsu Employment Agreement

Exhibit J -- Edwards Employment Agreement

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 26, 1999, by and among GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation ("Buyer"), and IMPAX PHARMACEUTICALS, INC., a California corporation ("Seller").

     WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

     WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "GCL") and the California Corporations Code ("California Code") through a merger of Seller into Buyer, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger"); and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                   ARTICLE I

                                  THE MERGER


     SECTION 1.01 Effective Time. Subject to the provisions of this Agreement, Seller and Buyer shall duly execute originals of (i) the Agreement of Merger in the form attached hereto as Exhibit A, (the "Agreement of Merger"); and (ii) such Certificates of merger or related documents, in such form as is required by the applicable provisions of the GCL and the California Code ("Certificates of Merger"). The Merger shall be consummated when a duly executed and certified copy of the Agreement of Merger, if required, along with the Certificates of Merger, have been filed with the Department of State of the State of Delaware and the Secretary of State of the State of California in accordance with the GCL and the California Code. When used in this Agreement, the "Effective Time" shall mean such time as is the latest of such filings to occur.

     SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII hereof (other than the conditions with respect to the documents to be delivered at the Closing), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103, unless another date, place or time is agreed to in writing by the parties.

     SECTION 1.03 Effects of the Merger. At the Effective Time (i) the separate corporate existence of Seller shall cease and Seller shall be merged with and into Buyer (Seller is sometimes referred to below as the "Constituent Corporation" and Buyer following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Buyer in effect immediately prior to the Effective Time shall be amended and restated in full, substantially as set forth in Exhibit B to this Agreement, and shall be the Certificate of Incorporation of the Surviving Corporation, unless and until further amended as provided by law and such Certificate of Incorporation; (iii) the Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and (iv) the corporate headquarters for the Surviving Corporation shall be moved to 30831 Huntwood Avenue, Hayward, California 94544. The Merger shall have the effects set forth in the GCL and the California Code.

     SECTION 1.04 Directors. The respective directors of the Seller and Buyer shall resign immediately prior to the Effective Time and the initial directors of the Surviving Corporation shall be elected in accordance with Section 6.09 hereof and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, from the Effective Time until their respective successors are duly elected or appointed and qualified.

     SECTION 1.05 Officers. The respective officers of the Seller and Buyer shall resign immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be appointed by the initial directors of the Surviving Corporation (elected in accordance with Sections 1.04 and 6.09 hereof) and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, from the Effective Time until their respective successors are duly elected or appointed and qualified.


                                  ARTICLE II

                           CONVERSION OF SECURITIES

     SECTION 2.01 Conversion of Seller Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the common stock of Seller ("Seller Common Stock"), or of any shares of Series A Preferred Stock of Seller ("Seller Series A"), Series B Preferred Stock of Seller ("Seller Series B"), Series C Preferred Stock ("Seller Series C") and Series D Preferred Stock of Seller ("Seller Series D") (collectively referred to as "Seller Preferred Stock," and, together with the Seller Common Stock, the"Seller Stock"):

   (a) Exchange Multiplier for Seller Common Stock, Seller Series A and Seller Series B. Subject to Section 2.04, each issued and outstanding share of Seller Common Stock, Seller Series A and Seller Series B (other than any shares of Seller Common Stock, Seller Series A and Seller Series B which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California Code) shall be converted into the right to receive 3.3358 (the "Seller Common Exchange Multiplier") fully paid and non-assessable shares of Buyer's Common Stock, $.01 par value per share ("Buyer Common Stock").

       All such shares of Seller Common Stock, Seller Series A and Seller Series B when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

   (b) Exchange Multiplier for Seller Series C. Subject to Section 2.04, each issued and outstanding share of Seller Series C (other than any shares of Seller Series C which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California
       Code) shall be converted into the right to receive 5.8490 (the "Seller C Exchange Multiplier") fully paid and non-assessable shares of Buyer Common Stock.

       All such shares of Seller Series C when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

   (c) Exchange Multiplier for Seller Series D. Subject to Section 2.04, each issued and outstanding share of Seller Series D (other than any shares of Seller Series D which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California
       Code) shall be converted into the right to receive 0.05 (the "Seller Preferred Exchange Multiplier") fully paid and non-assessable shares of Buyer's Series 1 Convertible Preferred Stock, $.01 par value per share ("Buyer Series 1 Preferred Stock"), having the designations, rights and preferences set forth in the Amended and Restated Certificate of Incorporation referred to in Section 1.03(ii) hereof and set forth as Exhibit B hereto.

       All such shares of Seller Series D when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Series 1 Preferred Stock and any cash in lieu of fractional shares of Buyer Series 1 Preferred Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

   (d) Adjustments to Conversion. The Seller Common Exchange Multiplier,
       Seller C Exchange Multiplier and Seller Preferred Exchange Multiplier (collectively, the "Seller Exchange Multipliers") shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, Buyer Preferred Stock (as hereinafter defined) or Seller Common Stock or Seller Preferred Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock, Seller Common Stock, Seller Preferred Stock or Buyer Preferred Stock occurring after the date hereof and prior to the Effective Time.

     Buyer Common Stock and Buyer Series 1 Preferred Stock shall collectively be referred to herein as "Buyer Stock."

     SECTION 2.02 Conversion of Buyer Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Series C Convertible Preferred Stock, $.01 par value per share, of Buyer (the "Buyer Series C Preferred") or the Series D Convertible Preferred Stock, $.01 par value per share, of Buyer (the "Buyer Series D Preferred" and, together with the Buyer Series C Preferred, the "Buyer Preferred Stock"):

   (a) Cancellation of Treasury Stock. All shares of Buyer Stock that are owned directly or indirectly by Buyer as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

   (b) Exchange Multiplier for Buyer Series C Preferred. Subject to Section 2.04, each issued and outstanding share of Buyer Series C Preferred (other than shares to be cancelled in accordance with Section 2.02(a) and any shares of Buyer Series C Preferred which are held by shareholders who are dissenting shareholders pursuant to Section 262 of the Delaware GCL) shall be converted into the right to receive fifty
       (50) (the "Buyer Series C Exchange Multiplier") fully paid and non-assessable shares of Buyer Common Stock (subject to anti-dilution protection as set forth in the Certificate of Designations, Rights and Preferences of the Buyer Series C Preferred).

       All such shares of Buyer Series C Preferred when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

   (c) Exchange Multiplier for Buyer Series D Preferred. Subject to Section 2.04, each issued and outstanding share of Buyer Series D Preferred (other than shares to be cancelled in accordance with Section 2.02(a) and any shares of Buyer Preferred Stock which are held by shareholders who are dissenting shareholders pursuant to Section 262 of the Delaware
       GCL) shall be converted into the right to receive one (the "Buyer Series D Exchange Multiplier") fully paid and non-assessable shares of Buyer Series 1 Preferred Stock.

       All such shares of Buyer Series D Preferred when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Series 1 Preferred Stock and any cash in lieu of fractional shares of Buyer Series 1 Preferred Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

   (d) Adjustments to Conversion. The Buyer Series C Exchange Multiplier and Buyer Series D Exchange Multiplier shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, Buyer Preferred Stock, Seller Common Stock or Seller Preferred Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock, Seller Common Stock, Seller Preferred Stock or Buyer Preferred Stock occurring after the date hereof and prior to the Effective Time.

All shares of Buyer Common Stock that are outstanding as of the Effective Time shall remain outstanding.

     SECTION 2.03 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to the holders of Buyer Stock, Buyer Preferred Stock or Seller Stock pursuant to applicable law, any shares of Buyer Stock, Buyer Preferred Stock or Seller Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Buyer Stock, Buyer Preferred Stock or Seller Stock, as the case may be (the "Dissenting Shares"), shall not be converted into the right to receive shares of Buyer Stock pursuant to Sections 2.01 and 2.02 of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to applicable law; provided, however, that the Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of Buyer Stock, Buyer Preferred Stock or Seller Stock, as the case may be, into shares of Buyer Stock pursuant to Sections 2.01 and 2.02 of this Agreement.


     SECTION 2.04 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock, Seller Preferred Stock and Buyer Preferred Stock for Buyer Common Stock and Buyer Series 1 Preferred Stock pursuant to the Merger are as follows:


   (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Stock and Buyer Preferred Stock for exchange in accordance with this Section 2.04, through the Exchange Agent, (i) certificates representing the shares of Buyer Stock (such shares of Buyer Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 2.01 and 2.02, less shares of Buyer Stock deposited in the Escrow, as set forth below, in exchange for outstanding shares of Seller Stock and Buyer Preferred Stock and (ii) cash, as required, in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to Section 2.04(e).


   (b) Subject to the provisions of Section 2.03, as of the Effective Time, all holders of Seller Stock (the "Seller Stockholders," who are listed on Exhibit C attached hereto, which shall be updated at the Closing) shall be required to deposit an aggregate of 1,690,274 shares of Buyer Common Stock and 17,000 shares of Buyer Series 1 Preferred Stock to be received by them in the Merger into an escrow account (the "Escrow"), which shares shall be held and distributed in accordance with the terms of an Escrow Agreement (the "Escrow Agreement") to be entered into by and among Buyer, the Seller Stockholders, the Seller Stockholder Agent (as defined herein) and the Exchange Agent or such other party as the parties may mutually agree upon, as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit D.


   (c) As of the Effective Time, Buyer shall deposit or cause to be deposited with the Escrow Agent certificates (issued in the name of the Escrow Agent or its nominee) representing the Buyer Common Stock deposited in the Escrow and Buyer Series 1 Preferred Stock deposited in the Escrow (together, the "Escrow Shares"), for the purpose of securing the indemnification obligations of the Seller Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be disbursed in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Seller Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Seller Stockholder Agent (as defined herein). Any shares of Buyer Stock or other equity securities issued or distributed by Buyer (including shares issued upon a stock split) ("New Shares") in respect of Buyer Stock in the Escrow which have not been released from the Escrow shall be added to the Escrow and become a part thereof. New Shares issued in respect of Buyer Stock which have been released from the Escrow shall not be added to the Escrow, but shall be distributed to the holders thereof. When and if cash dividends on Buyer Stock in the Escrow shall be declared and paid, they shall not be added to the Escrow, but shall be paid to those on whose behalf such Buyer Stock is held who, at the Effective Time, held Seller Stock. Each Seller Stockholder shall have voting rights with respect to the shares of Buyer Stock contributed to the Escrow on behalf of such Seller Stockholder (and on any voting securities added to the Escrow in respect of such shares of Buyer Stock) so long as such shares of Buyer Stock or other voting securities are held in the Escrow. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Seller Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Seller Stockholders. Buyer shall show the Buyer Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.


   (d) Exchange Procedures. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Stock and Buyer Preferred Stock (the "Certificates") whose shares of Seller Stock and Buyer Preferred Stock were converted pursuant to Sections 2.01 and
       2.02 into the right to receive shares of Buyer Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Buyer and Seller may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Stock (plus cash in lieu of fractional shares, if any, of Buyer Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be mutually appointed by Buyer and Seller, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Seller Stock or Buyer Preferred Stock then held by such holder under all such Certificates so surrendered, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Stock or Buyer Preferred Stock which is not registered in the transfer records of Seller, or Buyer, as the case may be, a certificate representing the proper number of shares of Buyer Stock may be issued to a transferee if the Certificate representing such Seller Stock or Buyer Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Stock and cash in lieu of any fractional shares of Buyer Stock as contemplated by this Section 2.04.


   (e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Stock to which such holder is entitled until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Stock to which such holder is entitled pursuant to subsection (g) below and the amount of dividends or other distributions with a record date after the Effective Time which would otherwise have been previously paid with respect to such whole shares of Buyer Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Stock.


   (f) No Further Ownership Rights in Seller Stock. All shares of Buyer Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (g) of this Section 2.04) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Stock or Buyer Preferred Stock, as the case may be, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Stock or Buyer Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.04.


   (g) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Stock or Buyer Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Stock multiplied by the Average Stock Price.

       "Average Stock Price" means the average of the daily closing prices of Buyer Common Stock on the Nasdaq SmallCap Market for the twenty consecutive trading days ending on the second trading day immediately prior to the Closing Date. With regard to the Buyer Preferred Stock, the "Average Stock Price" shall be determined by multiplying the number of shares of Buyer Common Stock issuable upon conversion of each share of Buyer Preferred Stock by the Average Stock Price for the Buyer Common Stock.


   (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller or Buyer, as the case may be, for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller or Buyer, as the case may be, who have not previously complied with this Section 2.04 shall thereafter look only to Buyer for payment of their claim for such Buyer Stock, any cash in lieu of fractional shares of Buyer Stock and any dividends or distributions with respect to Buyer Stock.


   (i) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Stock, Buyer Preferred Stock or Buyer Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


   (j) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Stock or Buyer Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Stock or Buyer Preferred Stock in respect of which such deduction and withholding was made by Surviving Corporation or Buyer, as the case may be.


   (k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate (unless such requirement to post a bond shall be waived by the Surviving Corporation), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Stock deliverable in respect thereof pursuant to this Agreement.

     SECTION 2.05 Conversion of Options. At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock ("Seller Stock Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase the number of whole shares of Buyer Common Stock (rounded down, if applicable) equal to the number of whole shares of Seller Common Stock subject to such option multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier, and shall otherwise be subject to the terms of the Seller Employee Plans (as defined in Section 3.11) pursuant to which such options were issued and the agreements evidencing grants thereunder or, at the option of the Surviving Corporation, may as otherwise be contained in any Buyer Option Plan. Subject to the foregoing, the adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Subject to the adjustments noted herein, the duration and other terms of the option shall be the same as the original option except that all references to (i) Seller Common Stock shall be deemed to be references to Buyer Common Stock and (ii) the Company shall be deemed to be references to Buyer. Further, any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, phantom stock, bonus, award, right, grant or any other arrangement with any director or employee of Seller shall be based on the terms of the respective Seller Employee Plan and the agreements evidencing grants thereunder or, at the option of the Surviving Corporation, may as otherwise be contained in any Buyer Option Plan. This Section 2.05 is intended to be for the benefit of holders of options to purchase the Common Stock of Seller.


     SECTION 2.06 Conversion of Warrants. At the Effective Time, each warrant granted by Seller to purchase shares of Seller Common Stock ("Seller Warrant)" which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into a warrant to purchase the number of whole shares of Buyer Common Stock (rounded down as applicable) equal to the number of whole shares of Seller Common Stock subject to such warrant multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to
(i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Warrant immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier, and shall otherwise be subject to the terms of the agreements evidencing grants of such Seller Warrants and shall thereupon be assumed by Buyer. Subject to the adjustments noted herein, the duration and other terms of the warrant shall be the same as the original warrant except that all references to (i) Seller Common Stock shall be deemed to be references to Buyer Common Stock and (ii) the Company or Seller shall be deemed to be references to the Surviving Corporation.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedules delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedules"). The Seller Disclosure Schedules shall be arranged in individual schedules corresponding to the numbered paragraphs set forth below and the disclosure in any schedules shall qualify other schedules in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other schedules. Without limiting the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).


     SECTION 3.01 Organization of Seller. Seller, which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Seller taken as a whole (a "Seller Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events, shall not be taken into account in determining whether there has been or would be a "Seller Material Adverse Effect" on or with respect to Seller taken as a whole: (A) changes, events or occurrences in the United States securities markets which are not specific to Seller, (B) changes, events or occurrences in the world economy which are not specific to the Seller, (C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in generally accepted accounting principles ("GAAP") and (E) changes, events or occurrences relating to the pharmaceutical industry in general, and not specifically to Seller. Except as set forth on Schedule 3.01, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. Except as set forth on
Schedule 3.01, the Seller does not own or control (directly or indirectly), or own or hold any right to acquire, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity, corporation, partnership, trust or any other business association.

     SECTION 3.02 Seller Capital Structure; Irrevocable Proxy and Voting Agreement. (a) The authorized capital stock of Seller consists of (i) 15,000,000 shares of Seller Common Stock, and (ii) 15,000,000 shares of Seller Preferred Stock. The Seller Preferred Stock has been designated into the following series: 1,600,000 shares of Seller Series A, 500,000 shares of Seller Series B, 600,000 shares of Seller Series C and 3,400,000 shares of Seller Series D. As of June 30, 1999, (i) 2,147,362 shares of Seller Common Stock, 1,580,000 shares of Seller Series A, 428,600 shares of Seller Series B, 519,631 shares of Seller Series C, and 3,400,000 shares of Seller Series D were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Seller Common Stock or Seller Preferred Stock were held in the treasury of Seller. Schedule 3.02 shows (i) the ownership of the Seller Stock and (ii) the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of the date hereof, and the plans under which such options were granted, if applicable (collectively, the "Seller Stock Plans"). All shares of Seller Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Seller having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Seller may vote. There are no obligations, contingent or otherwise, of Seller to repurchase, redeem or otherwise acquire any shares of Seller Common Stock, Seller Preferred Stock, or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     (b) Except as set forth on Schedule 3.02 or as reserved for future grants of options under Seller Stock Plans, there are no equity securities of any class of Seller, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller is a party or by which Seller is bound (including under letters of intent, whether binding or nonbinding) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Seller or obligating Seller to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement except under Seller Stock Plans. Schedule 3.02 sets forth a complete list of all outstanding warrants of the Seller and Seller has provided to Buyer true and correct copies of each of such warrants. To the knowledge of Seller, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Seller.

     (c) No consent of the holders of any stock options granted pursuant to Seller Stock Plans ("Seller Stock Options") is required in connection with the conversion of the Seller Stock Options into options to acquire Buyer Common Stock in accordance with Section 2.05.

     (d) On or prior to the date hereof, the Seller shall have delivered to the Buyer an irrevocable proxy and voting agreement (the "Irrevocable Proxy and Voting Agreement") substantially in the form of Exhibit E hereto executed by the following stockholders of Seller: Dr. Larry Hsu, Dr. Charles Hsiao, Chemical Company of Malaysia Berhad, President (BVI) International Investment Holdings Ltd., and China Development Industrial Bank Inc.

     SECTION 3.03 Authority; No Conflict; Required Filings and Consents. (a) Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all agreements, documents, certificates or instruments being delivered pursuant to or in connection with the transactions contemplated by this Agreement (the "Transaction

Documents") and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under Section 1101 of the California Code; the vote of Seller's stockholders required to approve this Agreement and the Merger is (i) a majority of the outstanding shares of Seller Common Stock, (ii) a majority of the outstanding shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and (iii) a majority of the outstanding shares of Seller Series D, each on the record date for the Seller Meeting (as defined in Section 3.21), at which a quorum is present. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or person or entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Schedule 3.03 hereto or for (i) the filing of the Certificate of Merger with the Department of State of the State of California, (ii) the filing of the Proxy Statement (as defined in Section 3.21 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially interfere with the operations of any material facility of Seller or otherwise be reasonably likely to have a Seller Material Adverse Effect.

     SECTION 3.04 Financial Statements. Schedule 3.04 contains the following financial statements for the Seller: audited balance sheets and statements of operations, stockholders' equity and cash flows as of, and for the fiscal years ended, December 31, 1996, 1997 and 1998, and compiled balance sheet, statement of operations, stockholder's equity and cash flow statement as of, and for the three month period ended March 31, 1999. The materials included and to be included in Schedule 3.04 hereto are sometimes collectively referred to herein as the "Financial Statements." The compiled balance sheet of Seller as of March 31, 1999 is referred to herein as the "Seller Balance Sheet."

     Each of the Financial Statements is true, complete and correct in all material respects, consistent with the books and records of the Seller and in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presents the Seller's financial condition, assets, liabilities and retained earnings as of their respective dates and the statements of operations, stockholders' equity and cash flows for the periods related thereto, except that the interim compiled Financial Statements lack footnote disclosure, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount. The statements of operations included or to be included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified on Schedule 3.04 as attached hereto on the date hereof.

     SECTION 3.05 No Undisclosed Liabilities. Except as set forth on the Seller Balance Sheet or on Schedule 3.05 and except for normal or recurring liabilities incurred since March 31, 1999, in the ordinary course of business consistent with past practices, Seller does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

     SECTION 3.06 Absence of Certain Changes or Events. Since the date of the Seller Balance Sheet, Seller has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Seller, that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets that has had, or is reasonably likely to have, a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

     SECTION 3.07 Taxes. (a) For purposes of this Agreement, the following terms shall have the following meanings:

      (i) "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

      (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (iii) "IRS" shall mean the Internal Revenue Service.

      (iv) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, gains taxes, and custom duties. Taxes shall include any liability for Taxes as a successor-in-interest or transferee of another entity, or by reason of liability for Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation.

      (v) "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

     (b) Except as set forth on Schedule 3.07:

      (i) All Tax Returns required to be filed by or on behalf of Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

      (ii) All Taxes payable by or on behalf of Seller or in respect of its income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in Seller's books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

      (iii) Seller has not executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

      (iv) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.


      (v) Buyer has received complete copies of (A) all U.S. federal, state and foreign income or franchise Tax Returns of Seller relating to the taxable periods beginning after December 31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to Seller, or its income, assets or operations.


      (vi) No claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.


      (vii) All deficiencies asserted or assessments made as a result of examinations by any taxing authority of the Tax Returns of or covering or including Seller have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor has Seller or any of its shareholders received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.


      (viii) Neither Seller, nor any other person on behalf of Seller has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Seller, (B) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Seller or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Seller, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing to any taxable period ending thereafter, (C) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Seller, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

      (ix) No property owned by Seller is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.


      (x) Seller is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.


      (xi) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Affiliates by reason of Section 280G of the Code.


      (xii) Seller has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of
Section 6662(d) of the Code.


      (xiii) Seller is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.


      (xiv) There are no liens as a result of any unpaid Taxes upon any of the assets of Seller.


      (xv) All material Tax elections of Seller are set forth on Schedule 3.07. Seller has no elections in effect for U.S. federal income tax purposes under Sections 108, 168, 338, 441, 463, 1017, 1033 or 4977 of the Code.

      (xvi) Seller has never been a member of any Affiliated Group for tax purposes. Seller has no liability for Taxes of any person under section 1.1502-6 of the Treasury regulations under the Code (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise. Seller does not own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or would be treated as a pass-through or transparent entity for any tax purpose.

      (xvii) Seller has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (xviii) Seller does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention.

     SECTION 3.08 Ownership of Properties; Condition of Property. (a) Schedule
3.08 contains a true and complete list of all real property leased by Seller pursuant to leases providing for the occupancy of facilities (collectively "Seller Material Lease(s)") and the location of the premises. With respect to each such Seller Material Lease and except as set forth on the Schedule 3.08:
(i) the lease is legal, valid, binding, enforceable against Seller subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Seller nor, to the knowledge of Seller, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect. Seller does not own any real property.

     (b) All machinery, equipment and other tangible assets used by the Seller are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put, except where the failure to be in such condition or so usable and suitable would not have a Seller Material Adverse Effect. None of such items requires any repairs or replacement except for maintenance in the ordinary course of business or such other repairs or replacements which are not material, individually or in the aggregate, in nature or cost. All such assets and property are located at the 30831 Huntwood Avenue premises in Hayward, California or as otherwise identified on Schedule
3.08 hereto.

     (c) The Seller is not contemplating any capital expenditure in excess of $100,000 individually or in the aggregate which has not been disclosed to Buyer in writing.

     SECTION 3.09 Agreements, Contracts and Commitments. The Seller has not entered into and is not bound by any material contract, agreement, relationship or commitment, written or oral, including without limitation any obligations for money borrowed or under leases, other than those identified on Schedule
3.09 hereto (the "Seller Material Contracts"); true, correct and complete copies of all Seller Material Contracts previously have been furnished to Buyer. Except as set forth on Schedule 3.09, the Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Seller or, to the best of Seller's knowledge, any other party under any Seller Material Contract or any other material obligation owed by the Seller and, to the best of Seller's knowledge, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Seller Material Contract or obligation. Except as set forth on Schedule 3.09, the continuation, validity and effectiveness of all Seller Material Contracts will in no way be affected by the transactions contemplated hereby; and there are no negotiations pending to revise the terms of any such Seller Material Contracts. Except as set forth on Schedule 3.09, the Seller is not party to or bound by any contract, agreement, relationship or commitment, whether or not deemed material, which in any way restricts or purports to restrict the ability of Seller to acquire any property or assets or conduct their respective business or provide services to any person or entity anywhere in the world.

     SECTION 3.10 Litigation. Except as set forth on Schedule 3.10, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or to the knowledge of the Seller, threatened against or involving the Seller, or pending or, to the knowledge of the Seller, threatened against any of the respective officers, directors or key employees of the Seller with respect to business activities on behalf of the Seller with respect to or affecting the Seller, its accounts, business, properties, assets or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator, nor, to the knowledge of the Seller, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. The Seller is not directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency. The Seller has not received any written opinion or memorandum of legal advice from legal counsel to the effect that any of them are exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of the Seller. Except as set forth on Schedule 3.10, the Seller is not engaged in any legal action to recover monies due it or for damages sustained by it, and none of the assets of the Seller nor any of its business practices are in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory agency, body or officer.


     SECTION 3.11 Employee Benefit Plans. (a) Schedule 3.11 sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, equity, incentive, deferred compensation, supplemental retirement, change in control, retiree health or welfare, fringe, dependent care, flexible spending or severance plans, programs or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor of Seller or any entity which is, or has been, a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Seller, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA, of which includes the Seller (together, the "Seller Employee Plans").


     (b) With respect to each Seller Employee Plan, Seller has delivered to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Seller Employee Plan and any amendments or summary plan descriptions with respect thereto, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan, (iv) the most recent actuarial report or valuation relating to a Seller Employee Plan subject to Title IV of ERISA, and
(v) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending.


     (c) Except as set forth on Schedule 3.11, neither the Seller, nor any of its ERISA Affiliates (i) has ever maintained or been obligated to contribute to a single employer, multiple employer or multi-employer pension plan (within the meaning of Section 3(2) of ERISA) which is or was covered by Title IV of ERISA or by Section 302 of ERISA or 412 of the Code, and (ii) has incurred or may incur any direct or indirect liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.


     (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case, in accordance with GAAP, on the financial statements of Seller.



     (e) The Seller and its ERISA Affiliates have complied in all respects with the provisions of Section 4980B of the Code with respect to each Seller Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Seller does not maintain or contribute to, nor is it obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services.


     (f) Except as set forth on Schedule 3.11 and except as provided for in this Agreement, Seller is not a party to any oral or written (i) agreement with any current or former officer or other key employee of Seller, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Seller providing any term of employment or compensation guarantee extending for a period longer than eighteen months from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (g) There are no pending or, to Seller's knowledge, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Seller Benefit Plan. Any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect (which has not been revoked) and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

     SECTION 3.12 Salaries. Schedule 3.12 contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation), date of hire, vacation accrual rate of all individuals presently employed by the Seller indicating whether they are employed on a salaried, hourly or piecework basis, and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Seller whose current annual compensation is or is expected to be in excess of $20,000. Except as set forth on Schedule 3.12, there has been no increase in the compensation of any of the foregoing individuals or independent contractors since June 30, 1999. There has not been any promise by the Seller to the employees listed on Schedule 3.12 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with past compensation practices of the Seller. Except as set forth on Schedule 3.12, the Seller has not made any prepayments of salaries, bonuses or any other amounts due to any of its employees or former employees. All obligations to employees, whether for salaries, commissions, bonuses, vacation or otherwise, which are required to be accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied have been accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied.

     SECTION 3.13 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 3.13, the Seller is not a party to or obligated with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salespeople, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor or trade union, employee bargaining agency or other representative of employees or any employee benefits provided for by any such agreement, true, correct and complete copies of which previously have been furnished to Buyer. No strike, picketing, slow-down, work stoppage, lock-out, union organizational activity or other similar occurrence has occurred or is pending or, to the knowledge of the Seller, is threatened against the Seller. Except as disclosed on Schedule 3.13, the Seller has complied in all material respects with all applicable laws relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, vacation pay, equal opportunity, collective bargaining and the payment, deduction and remittance of all amounts required to be deducted and/or remitted in respect of wages and salaries and of other Taxes and such deductions are consistent with past practices and in accordance with generally accepted accounting principles consistently applied and consistent with the Financial Statements and either remitted same to the legally constituted authorities entitled to receive payment thereof or has reserved for same in its accounts and an amount of cash equal to the amount of such reserve has been set aside for payment thereof. Seller is not liable for any arrears of wages or any taxes or penalties with respect to the foregoing. Seller has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee, and Seller does not have any obligation to any employees to provide them with pay for vacation time other than as required by generally applicable provisions of law. Seller has not received notice from any employee of the Seller that any such employee is terminating his or her employment with the Seller, nor to the best knowledge of the Seller does any employee intend to terminate his or her employment with the Seller as a result of the transactions contemplated hereby. There are no administrative charges or court complaints pending or, to the knowledge of the Seller, threatened against the Seller concerning alleged employment discrimination or any other matters relating to the employment of labor. No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent (i) holds bargaining rights with respect to any of the employees of the Seller by way of certification, interim certification, voluntary recognition, designation or successor right, (ii) has applied to be certified as the bargaining agent of the employees of the Seller, or (iii) has applied to have Seller declared a related employer pursuant to the provision of applicable law. Except as set forth in Schedule 3.13, to the knowledge of the Seller, no claim, injunction, fact, event or condition exists which would give rise to a material claim by any employee or former employee (including dependents and spouses thereof and other individuals covered thereunder) of the Seller under any workers compensation laws, regulations, requirements or programs.


     SECTION 3.14 Customers. Schedule 3.14 is a complete list by dollar volume of billings (within the fiscal year ended December 31, 1998) of the Sellers' customers. Except as set forth on Schedule 3.14, since December 31, 1998, none of the customers who individually represent greater than 5% of the Seller's billings has canceled or otherwise terminated, or, to the knowledge of the Seller, threatened to cancel or otherwise terminate, its relationship with the Seller or materially reduced, or to the knowledge of the Seller, threatened to materially reduce, its business with the Seller. Seller has not received any notice and has no knowledge or reason to believe that any customer who individually represents more than 5% of either Seller's annual billings intends to cancel or otherwise modify its relationship with Seller on account of the transactions contemplated hereby or otherwise.


     SECTION 3.15 Interest of the Companies in Customers, etc. Except as set forth in Schedule 3.15, Seller does not have any direct or indirect interest in any competitor, supplier or customer of the Seller or in any person from whom or to whom the Seller leases any real or personal property or in any other person with whom the Seller has any business relationship. Schedule 3.15 also describes, (i) all management, administrative, computer, telephone or other services provided by any of the Seller's Affiliates, and all such services provided by the Seller to any of such persons and entities, and (ii) all other contracts, agreements, arrangements or transactions (including the purchase and sale of inventory, supplies and other goods) between either Seller, on the one hand, and any of such individuals or entities on the other hand, currently in effect, including, without limitation any agreement or arrangement relating to indebtedness to or from any of such individuals or entities, in each case setting forth the terms thereof if not effected on an arm's-length basis.


     SECTION 3.16 Books and Records. All the books, records and accounts of Seller are in all material respects accurate and complete, accurately reflect in all material respects, all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to the Seller and accurately present and reflect in all material respects all of the transactions described therein. The Seller has accounting controls sufficient to ensure that its transactions are in all material respects executed in accordance with its management's general or specific authorization.


     SECTION 3.17 Insurance Policies. Schedule 3.17 is a correct and complete list and description, including policy numbers, of all insurance policies owned or held by the Seller or otherwise covering the Seller, its employees or assets. Such policies are in full force and effect, and the Seller is not in default under any of them. To the knowledge of the Seller, such insurance is of the kind and in the amount not less than customarily obtained by corporations or other entities of established reputation engaged in the same or similar business and similarly situated. Seller has not received any notices of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of the Seller, is there any basis for any such action. Schedule 3.17 also contains a list of all pending claims with any insurance company (other than health, medical and dental insurance claims of employees) and any instances within the previous three years of a denial of coverage of the Seller by any insurance company.


     SECTION 3.18 Bank Accounts. Schedule 3.18 contains a complete and correct list of each bank and brokerage firm in which the Seller has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.


     SECTION 3.19 Compliance With Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Seller has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits and rights ("Approvals") necessary for it to own lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would in the aggregate have a Seller Material Adverse Effect.


     SECTION 3.20 Accounting and Tax Matters. To its knowledge, after consulting with its tax advisors, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.


     SECTION 3.21 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Seller for inclusion in the proxy statement and registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") (the " Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Seller shall promptly inform Buyer. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.


     SECTION 3.22 Labor Matters. Seller is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Seller the subject of any material proceeding asserting that Seller has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Seller, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller.


     SECTION 3.23 Year 2000 Compliance. The computer systems of Seller (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Seller Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (i) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output,
(ii) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

     Seller does not believe that the lack of ability of its computer systems to properly interface with internal and external applications and systems of third parties with whom the Seller exchanges data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) will have a Seller Material Adverse Effect.

     SECTION 3.24 Legal Compliance. (a) Seller's manufacturing, distribution and marketing practices are in compliance in all material respects with all applicable federal and state laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, including, without limitation, laws and regulations administered by the Food and Drug Administration ("FDA") and the Drug Enforcement Administration ("DEA").

     (b) Seller possesses all material FDA new drug applications, abbreviated new drug applications, and new animal drug applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 3.24, true and correct copies of which have been provided to the Buyer by the Seller.

     (c) Seller has not used the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.
ss. 335(a)(b). Neither the Seller, nor its respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. ss. 335a(a) or authorized by 21 U.S.C. ss. 335a(b).

     (d) Seller is in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to it, all rules and regulations of the FDA and the DEA to the extent such rules and regulations are applicable to it, and each new drug application ("NDA") and abbreviated new drug application ("ANDA") in which Seller has sold any product on or after March 31, 1999, except where the failure to be in such compliance would not have a Seller Material Adverse Effect. All manufacturing operations conducted by or for the benefit of the Seller have been and are being conducted in substantial compliance with the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211.

     (e) As to each drug of the Seller for which a NDA or ANDA has been approved by the FDA, which drugs are described on Schedule 3.24, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. ss.ss. 355 or 357, 21 C.F.R. parts 314 or 430 et. seq., respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not have a Seller Material Adverse Effect.

     (f) The Seller is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. ss. 360 and 21 C.F.R. Part 207. To the extent required, the Seller has obtained registrations from the DEA and are in substantial compliance with all such registrations and all applicable regulations promulgated by the DEA.

     (g) Neither the Seller, nor its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

     (h) The Seller has made available to Buyer copies of any and all notices of inspectional observations (FD 483's), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Seller, or persons covered by product applications or otherwise performing services for the benefit of the Seller.

     (i) Seller has not received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Seller or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Seller or any of the Seller's facilities, commenced or threatened to initiate the withdrawal of approval of any NDA, ANDA or new animal drug application ("NADA") or any establishment or other registration or commenced or threatened to initiate any civil penalty, seizure or criminal action.

     (j) As to each article of drug or consumer product currently manufactured and/or distributed by the Seller, which products are described on Schedule 3.24, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. ss.ss. 301c et. seq.

     (k) As to each drug referred to in (b), the Seller, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. ss. 335a(k) (1) and the list described in 21 U.S.C. ss. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (l) Seller represents and warrants that all testing it has conducted or has had conducted for it by third parties complies in all respects with the requirements of Good Clinical Practice, Informed Consent, and all requirements relating to protection of human subjects found in 21 C.F.R. ss. 50, and that all nonclinical laboratory testing complies with the requirements of 21 C.F.R. ss. 58.

     (m) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Seller, or applicants acting on its behalf as of the date of this Agreement, the Seller has complied in all material respects with the requirements of 21 U.S.C. ss.ss. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

     SECTION 3.25  Environmental and Safety Matters.

     Except as set forth on Schedule 3.25,

     (a) Except as would not have an Environmental Material Adverse Effect, as hereinafter defined, Seller has operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental authority;

     (b) Except as would not have an Environmental Material Adverse Effect, there are not any existing, pending or, to the knowledge of the Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against the Seller that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Seller of any Environmental Law, (3) personal injury or property damage claims relating to a release, discharge or disposal of Hazardous Materials or other Environmental Conditions, or (4) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), or any similar state laws;

     (c) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Seller have been obtained and are in full force and effect and the Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to the best of the Seller's knowledge, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any governmental entity of the transfer of any permit, license, consent, or other approval which is necessary to the operations of Seller's properties and Assets; and (3) except as would not have an Environmental Material Adverse Effect, Seller has conducted its operations in compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

     (d) To the knowledge of the Seller, no portion of any of the properties owned or operated by Seller is listed on the National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list under CERCLA, or any similar ranking or listing under any state law;

     (e) To the knowledge of Seller, all Hazardous Materials generated by the Seller have been transported by carriers, or stored, treated and disposed of by treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws;

     (f) To the knowledge of Seller, no person has disposed or released any Hazardous Materials on, at, or under the properties owned or operated by Seller, except in compliance with laws, or except as would not have an Environmental Material Adverse Effect;

     (g) Seller is not aware of any Environmental Remediation Costs that are required or are planned to be expended relating to the operations of Seller for which Seller reasonably anticipates payment or accrual; and

     (h) Except as would not have an Environmental Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any liability to the Seller with respect to the current or past business and operations of the Seller in connection with (i) any release, transportation or disposal of any Hazardous Materials, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

     The following terms shall have the meanings indicated below:

     "Environmental Condition" or "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of any "Hazardous Materials."

     "Environmental Law" or "Environmental Laws" means all health, safety, and environmental laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., RCRA, 42 U.S.C. ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C.
ss. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., CERCLA, 42 U.S.C.
ss. 9601 et seq., and any state, county, or local regulations similar thereto.

     "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

     "Environmental Material Adverse Effect" shall mean any Environmental Liabilities that are reasonably expected to exceed $50,000 per occurrence, or $100,000 in the aggregate.

     "Environmental Remediation Costs" shall mean all costs and expenses relating to activities or actions to (i) clean up or remove Hazardous Materials from the environment, (ii) prevent or minimize the movement, leaching, or migration of Hazardous Materials into the environment, (iii) mitigate the release or threatened release of Hazardous Materials into the environment, or the injury or damage from such release, or (iv) comply with the requirements of any Environmental Laws or permits. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering, or other related services; for investigation, testing, sampling, and monitoring; for boring, excavation, and construction; for removal, modification or replacement of equipment or facilities; for labor and material; and for proper storage, treatment or disposal of Hazardous Materials.

     "Hazardous Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials;
(iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

     SECTION 3.26 Conduct of the Businesses. Except as set forth on Schedule 3.26, since March 31, 1999, the Seller has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the respective assets, condition (financial or otherwise), results of operations, employee or customer relations, business activities or business prospects of the Seller nor does the Seller know of any such change which is threatened, nor has there been any damage, destruction or loss materially adversely affecting any of the respective assets, or the business condition (financial or otherwise), results of operations, prospects or activities of the Seller, whether or not covered by insurance. Without limitation of the foregoing and except as set forth on Schedule 3.26, since March 31, 1999, the Seller has not:

   (a) voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a lien or otherwise disposed of any assets or property rights except in the ordinary course of business consistent with past custom or practice;

   (b) changed any accounting principles, methods or practices utilized by them or changed any of their depreciation rates or amortization policies or rates;

   (c) made any loan or advance to any party in excess of $5,000 other than in the ordinary course of business;

   (d) issued, redeemed or purchased any stock, bond or corporate security or declared or made any payment or distribution on or with respect to their capital stock;

   (e) incurred debt, liabilities, or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected or otherwise, and whether due or to become due, except debt, liabilities or obligations incurred, and liabilities under contracts entered into, in the ordinary course of business consistent with past custom and practice;

   (f) waived any rights of substantial value; or

   (g) entered into any other material transaction, or committed to any of the foregoing.

     SECTION 3.27 Intellectual Property. Except as set forth on Schedule 3.27:

   (a) the Seller owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Seller Proprietary Rights (as defined below) necessary for the operation of the business as presently conducted and none of such Seller Proprietary Rights have been abandoned by the Seller;

   (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Seller Proprietary Rights has been made, is currently outstanding or is threatened, and to the knowledge of the Seller there is no reasonable basis for any such claim;

   (c) neither the Seller nor any registered agent of the Seller has received any notice of, nor is the Seller aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Seller Proprietary Rights, nor has the Seller, or any registered agent received any claim of infringement or misappropriation of or other conflict with any Seller Proprietary Rights of any third party;

   (d) to the knowledge of the Seller, the Seller has not infringed, misappropriated or otherwise violated any proprietary rights of any third parties, and the Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Seller as presently operated and as contemplated to be operated or as a result of the consummation of the transactions contemplated hereby; and

   (e) all employees who have contributed to or participated in the conception and/or development of all or any part of the Seller Proprietary Rights which are not licensed to the Seller from a third party either (1) have been party to a "work-for-hire" arrangement or agreement with the Seller, in accordance with applicable federal and state law, that has accorded the Seller's full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising.

   (f) the Seller Proprietary Rights are to the knowledge of the Seller valid and subsisting and were procured honestly and in good faith. Specifically, Seller represents that as to all patents and patent applications and all copyright registrations that there has been no inequitable conduct and that Seller has fulfilled its duty of candor and good faith to the Patent and Trademark Office.

     As used herein, the term "Seller Proprietary Rights" means all proprietary information of the Seller, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, all trade secrets, confidential information, ideas, formulae, compositions, know-how, processes and techniques, drawings, specifications, designs, logos, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and related information and all other proprietary, industrial or intellectual property rights relating to the business of the Seller.

     The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Surviving Corporation to continue to use the Seller Proprietary Rights. To the extent that registration of any Proprietary Right is useful or required by law, such Seller Proprietary Right has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Seller Proprietary Rights or registrations thereof have been paid. Schedule 3.27 sets forth a list and description of the copyrights, trademarks, service marks, trade dress and trade names used or held by the Seller and, where appropriate, the date, serial or registration number, and place of any registration thereof.

     SECTION 3.28 Products Liability. Seller has not received any written notice relating to, nor does the Seller have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Seller resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Seller prior to the date of this Agreement.

     SECTION 3.29 No Existing Discussions. As of the date hereof, Seller has terminated all discussions or negotiations with any third party with respect to a Seller Acquisition Proposal (as defined in Section 6.01(a)).

     SECTION 3.30 Anti-Takeover Laws. Seller has taken or at or prior to the Closing will have taken, all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.

     SECTION 3.31 No Misrepresentation. None of the representations and warranties of the Seller set forth in this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Seller, there is no material fact or information which has not been disclosed to Buyer in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, condition (financial or otherwise), property or assets of the Seller or the ability of the Seller to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct, except as set forth herein in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedules"). The Buyer Disclosure Schedules shall be arranged in individual schedules corresponding to the numbered paragraphs contained in this Article IV and the disclosure in any schedules shall qualify other schedules in this
Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other schedules. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).


     SECTION 4.01 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Buyer (a "Buyer Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect" on or with respect to Buyer: (A) changes, events or occurrences in the United States securities markets which are not specific to Buyer, (B) changes, events or occurrences in the world economy which are not specific to the Buyer, (C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in GAAP, and
(E) changes, events or occurrences relating to the pharmaceutical industries in general, and not specifically to Buyer. The Buyer does not own or control (directly or indirectly), or own or hold any right to acquire, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity, corporation, partnership, trust or any other business association. Except as set forth in the Buyer SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof and with respect to acquisitions of third parties of which Buyer advises Seller after the closing thereof, Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association, or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company.


     SECTION 4.02 Buyer Capital Structure. (a) The authorized capital stock of Buyer consists of (i) 17,000,000 shares of Common Stock, par value $.01 per share ("Buyer Common Stock"), (ii) 60,000 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Buyer Series A Preferred"), (iii) 50,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Buyer Series B Preferred"), (iv) 9,000 shares of Series C Convertible Preferred Stock, par value $.01 per share ("Buyer Series C Preferred"), (v) 50,000 shares of Series D Convertible Preferred Stock, par value $.01 per share ("Buyer Series D Preferred"). It is intended that prior to the Effective Time, Buyer will file the amendment and restatement to its Certificate of Incorporation referred to in Section 1.03 (ii) hereof, creating authorized capital of 320,000 shares of Series 1 Convertible Preferred Stock, par value $.01 per share ("Buyer Series 1 Preferred Stock"). As of June 30, 1999, there were 7,254,053 shares of Buyer Common Stock, 9,000 shares of Buyer Series C Preferred and 50,000 shares of Buyer Series D Preferred issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and nonassessable, and (ii) no shares of currently issued Common Stock of Buyer, Buyer Series A Preferred, Buyer Series B Preferred, Buyer Series C Preferred and Buyer Series D Preferred were held in the treasury of Buyer. Buyer Series A Preferred, Buyer Series B Preferred, Buyer Series C Preferred, Buyer Series D Preferred and Buyer Series 1 Preferred Stock are sometimes hereinafter collectively referred to as "Buyer Preferred Stock Series". Schedule 4.02 shows the ownership of the Buyer Common Stock and Buyer Preferred Stock Series by officers, directors and all shareholders who own more than five percent (5%) of the outstanding stock of the Seller. 832,837 shares of Buyer Common Stock are reserved for future issuance pursuant to stock options granted and outstanding as of June 30, 1999 under Buyer's 1995 Stock Incentive Plan (the "Buyer Stock Plan"), 1,375,000 shares of Buyer Common Stock are reserved for future issuance under warrants granted and outstanding as of June 30, 1999 ("Buyer Warrants") and 2,950,000 shares of Buyer Common Stock are reserved for future issuance upon conversion of outstanding shares of Buyer Series C Preferred and Buyer Series D Preferred. No material change in such capitalization has occurred between June 30, 1999 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Buyer may vote. The shares of Buyer Common Stock and Buyer Series 1 Preferred Stock to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable. Except with respect to the Buyer Series 1 Preferred Stock, 9,000 shares of Buyer Series C Preferred and 50,000 shares of Buyer Series D Preferred, there are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or Buyer Preferred Stock Series, or to provide funds or to make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Buyer Stock Plan, there are no equity securities of any class of Buyer, or any security exchangeable into or exercisable or convertible for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or other equity interest of Buyer or obligating Buyer to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement except under the Buyer Stock Plan or Buyer Warrants, or in connection with acquisitions. To the knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer or other equity interests of Buyer.

     SECTION 4.03 Authority; No Conflict; Required Filings and Consents. (a) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer subject only to the approval of the Merger by Buyer's stockholders under the GCL; the vote of Buyer's stockholders required to approve this Agreement and the Merger is a majority of the outstanding shares of Buyer Common Stock and Buyer Preferred Stock Series voting as a single class and a majority of the outstanding shares of Buyer Series D Preferred voting as a single class on the record date for the Buyer Meeting (as defined below) at which a quorum is present. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or person or entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.03 or for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Department of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iv) the approval by the Nasdaq SmallCap Market of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not interfere with the operation of any facility of Buyer or otherwise be reasonably likely to have a Buyer Material Adverse Effect.

     SECTION 4.04 SEC Filings; Financial Statements. (a) Since the date of its initial public offering, Buyer has filed all forms, reports and documents, including the exhibits thereto, required to be filed by Buyer with the SEC under the Securities Act or the Exchange Act (these forms, reports and documents are referred to collectively as "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports is true, complete and correct in all material respects, and complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buyer as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buyer as of March 31, 1999 is referred to herein as the "Buyer Balance Sheet."

     SECTION 4.05 No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports or in press releases that have been made public by Buyer and are available at Nasdaq's website at http://www.nasdaq.com ("Buyer Releases") filed prior to the date hereof, and except for normal or recurring liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practices, Buyer does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

     SECTION 4.06 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof or Buyer Releases, since the date of the Buyer Balance Sheet, Buyer has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Buyer that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer that has had, or is reasonably likely to have, a Buyer Material Adverse Effect;
(iii) any material change by Buyer in its accounting methods, principles or practices to which Seller has not previously consented in writing; (iv) any revaluation by Buyer of any of its assets that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Seller pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

     SECTION 4.07 Taxes. Except as set forth on Schedule 4.07:

     (a) All Tax Returns required to be filed by or on behalf of Buyer have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

     (b) All Taxes payable by or on behalf of Buyer or in respect of its income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in Buyer's books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

     (c) Buyer has not executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

     (d) Buyer has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.


     (e) Seller has received complete copies of (A) all U.S. federal, state and foreign income or franchise Tax Returns of Buyer relating to the taxable periods beginning after December 31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to Buyer, or its income, assets or operations.


     (f) No claim has been made by a taxing authority in a jurisdiction where Buyer does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.


     (g) All deficiencies asserted or assessments made as a result of examinations by any taxing authority of the Tax Returns of or covering or including Buyer have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor has Buyer received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.


     (h) Neither Buyer, nor any other person on behalf of Buyer has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Buyer, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Buyer or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Buyer, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing to any taxable period ending thereafter, (C) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Buyer, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.



     (i) No property owned by Buyer is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.


     (j) Buyer is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.


     (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Affiliates by reason of Section 280G of the Code.


     (l) Buyer has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.


     (m) Buyer is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.


     (n) There are no liens as a result of any unpaid Taxes upon any of the assets of Buyer.


     (o) All material Tax elections of Buyer are set forth on Schedule 4.07. Buyer has no elections in effect for U.S. federal income tax purposes under Sections 108, 168, 338, 441, 463, 1017, 1033 or 4977 of the Code.

     (p) Buyer has never been a member of any Affiliated Group for tax purposes. Buyer has no any liability for Taxes of any person under section 1.1502-6 of the Treasury regulations under the Code (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise. Buyer does not own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or would be treated as a pass-through or transparent entity for any tax purpose.

     (q) Buyer has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (r) Buyer does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention.

     SECTION 4.08 Agreements, Contracts and Commitments. Except as delivered to Seller or as set forth on Schedule 4.08, there are no contracts, agreements or commitments that are required to be filed as an exhibit under subheading (10) - Material Contracts of Item 601 of Regulation S-B of the federal securities laws and the rules and regulations thereunder. The Buyer has not entered into and is not bound by any material contract, agreement, relationship or commitment, written or oral, including without limitation, any obligations for money borrowed or under leases other than those identified on Schedule 4.08 ("Buyer Material Contracts"). Buyer is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Buyer or, to the best of Buyer's knowledge, any other party under any Buyer Material Contract or any other material obligation owed by Buyer and, to the best of Buyer's knowledge, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Buyer Material Contract or obligation. Each Buyer Material Contract that has not expired, by its terms is in full force and effect, and no party to any of the Buyer Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. Except for employment agreements, none of the Buyer Material Contracts is currently being renegotiated in any material respect, and Buyer has no knowledge that any Buyer Material Contract will be subject to a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement. Buyer is not party to or bound by any contract, agreement, relationship or commitment, whether or not deemed material, which in any way restricts or purports to restrict the ability of Buyer to acquire any property or assets or conduct its business or provide services to any person or entity anywhere in the world.

     SECTION 4.09 Litigation. Except as set forth on Schedule 4.09, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or to the knowledge of the Buyer, threatened against or involving the Buyer, or pending or, to the knowledge of the Buyer, threatened against any of its officers, directors or key employees of the Buyer with respect to business activities on behalf of the Buyer with respect to or affecting the Buyer, its accounts, business, properties, assets or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator, nor, to the knowledge of the Buyer, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. The Buyer is not directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency. The Buyer has not received any written opinion or memorandum of legal advice from legal counsel to the effect that any of them are exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of the Buyer. Except as set forth on Schedule 4.09, the Buyer is not engaged in any legal action to recover monies due it or for damages sustained by it, and none of the assets of the Buyer nor any of their respective business practices are in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory agency, body or officer.

     SECTION 4.10 Compliance With Laws. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect. Buyer has all Approvals necessary for it to own, lease or operate its properties and to carry on its business as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would in the aggregate have a Buyer Material Adverse Effect.

     SECTION 4.11 Accounting and Tax Matters. To its knowledge, after consulting with its tax advisors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 4.12 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation) shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting, or to the stockholders of Buyer in connection with the meeting of Buyer's stockholders to consider this Agreement and Plan of Merger (the "Buyer Meeting") and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting or Buyer Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller specifically for inclusion or incorporation by reference in the Registration Statement.

     SECTION 4.13 Year 2000 Compliance. The computer systems of Buyer (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Buyer Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (i) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output,
(ii) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

     The computer systems of Buyer have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Buyer exchanges data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance.

     SECTION 4.14  [Reserved].

     SECTION 4.15 Legal Compliance. (a) Buyer's manufacturing, distribution and marketing practices are in compliance in all material respects with all applicable federal and state laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, including, without limitation, laws and regulations administered by the FDA and the DEA.

     (b) Buyer possesses all material FDA new drug applications, abbreviated new drug applications, and new animal drug applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 4.15(b), true and correct copies of which have been provided to the Seller by the Buyer.

     (c) Other than the May 25, 1993 "Richlyn Order," there are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Buyer.

     (d) Buyer has not used the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.
ss. 335(a)(b). Neither the Buyer, nor its officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. ss. 335a(a) or authorized by 21 U.S.C.
ss. 335a(b).

     (e) Buyer is in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to it, all rules and regulations of the FDA and the DEA to the extent such rules and regulations are applicable to it, and each NDA and ANDA in which Buyer has sold any product on or after March 31, 1999, except where the failure to be in such compliance would not have a Buyer Material Adverse Effect. All manufacturing operations conducted by or for the benefit of the Buyer have been and are being conducted in substantial compliance with the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211

     (f) As to each drug of the Buyer for which a NDA or ANDA has been approved by the FDA, which drugs are described on Schedule 4.15(f), the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. ss.ss. 355 or 357, 21 C.F.R. parts 314 or 430 et. seq., respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not have a Buyer Material Adverse Effect.

     (g) The Buyer is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. ss. 360 and 21 C.F.R. Part 207. To the extent required, the Buyer has obtained registrations from the DEA and is in substantial compliance with all such registrations and all applicable regulations promulgated by the DEA.

     (h) Neither the Buyer nor its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

     (i) The Buyer has made available to Seller copies of any and all notices of inspectional observations (FD 483's), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Buyer or persons covered by product applications or otherwise performing services for the benefit of the Buyer.

     (j) The Buyer has not received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Buyer or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Buyer or any of the Buyer's facilities, commenced or threatened to initiate the withdrawal of approval of any NDA, ANDA or NADA or any establishment or other registration or commenced or threatened to initiate any civil penalty, seizure or criminal action.

     (k) As to each article of drug or consumer product currently manufactured and/or distributed by the Buyer, which products are described on Schedule 4.15(k), such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. ss.ss. 301c et. seq.

     (l) As to each drug referred to in (b), the Buyer, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. T335a(k) (1) and the list described in 21 U.S.C. ss. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (m) Buyer represents and warrants that all testing it has conducted or has had conducted for it by third parties complies in all respects with the requirements of Good Clinical Practice, Informed Consent, and all requirements relating to protection of human subjects found in 21 C.F.R. ss. 50, and that all nonclinical laboratory testing complies with the requirements of 21 C.F.R. ss. 58.

     (n) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Buyer, or applicants acting on its behalf as of the date of this Agreement, the Buyer has complied in all material respects with the requirements of 21 U.S.C. ss.ss. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

     SECTION 4.16  Environmental and Safety Matters.

     Except as set forth on Schedule 4.16,

     (a) Except as would not have an Environmental Material Adverse Effect, Buyer has operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental authority;


     (b) Except as would not have an Environmental Material Adverse Effect, there are not any existing, pending or, to the knowledge of the Buyer, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against the Buyer that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Buyer of any Environmental Law, (3) personal injury or property damage claims relating to a release, discharge or disposal of Hazardous Materials or other Environmental Conditions, or (4) response, removal, or remedial costs under CERCLA, RCRA, or any similar state laws;


     (c) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Buyer have been obtained and are in full force and effect and the Buyer is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to the best of the Buyer's knowledge, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any governmental entity of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Buyer's properties and Assets; and (3) except as would not have an Environmental Material Adverse Effect, Buyer has conducted its operations in compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

     (d) To the knowledge of the Buyer, no portion of any of the properties owned or operated by Buyer is listed on the NPL or the CERCLIS list under CERCLA, or any similar ranking or listing under any state law;

     (e) To the knowledge of Buyer, all Hazardous Materials generated by the Buyer have been transported by carriers, or stored, treated and disposed of by treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws;


     (f) To the knowledge of Buyer, no person has disposed or released any Hazardous Materials on, at, or under the properties owned or operated by Buyer, except in compliance with laws, or except as would not have an Environmental Material Adverse Effect;


     (g) Buyer is not aware of any Environmental Remediation Costs that are required or are planned to be expended relating to the operations of Buyer for which Buyer reasonably anticipates payment or accrual; and


     (h) Except as would not have an Environmental Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any liability to the Buyer with respect to the current or past business and operations of the Buyer in connection with (i) any release, transportation or disposal of any Hazardous Materials, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

   SECTION 4.17  Intellectual Property. Except as set forth on Schedule 4.17:

   (a) the Buyer owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Buyer Proprietary Rights (as defined below) necessary for the operation of the business as presently conducted and none of such Buyer Proprietary Rights have been abandoned by the Buyer;

   (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Buyer Proprietary Rights has been made, is currently outstanding or is threatened, and to the knowledge of the Buyer there is no reasonable basis for any such claim;

   (c) neither the Buyer nor any registered agent of the Buyer has received any notice of, nor is the Buyer aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Buyer Proprietary Rights, nor has the Buyer, or any registered agent received any claim of infringement or misappropriation of or other conflict with any Buyer Proprietary Rights of any third party;

   (d) to the knowledge of the Buyer, the Buyer has not infringed, misappropriated or otherwise violated any Buyer Proprietary Rights of any third parties, and the Buyer is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Buyer as presently operated and as contemplated to be operated or as a result of the consummation of the transactions contemplated hereby; and

   (e) all employees who have contributed to or participated in the conception and/or development of all or any part of the Buyer Proprietary Rights which are not licensed to the Buyer from a third party either (1) have been party to a "work-for-hire" arrangement or agreement with the Buyer, in accordance with applicable federal and state law, that has accorded the Buyer's full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Buyer as assignee that have conveyed to the Buyer full, effective and exclusive ownership of all tangible and intangible property thereby arising.

   (f) The Buyer Proprietary Rights are to the knowledge of the Buyer valid and subsisting and were procured honestly and in good faith. Specifically, Buyer represents that as to all patents and patent applications and all copyright registrations that there has been no inequitable conduct and that Buyer has fulfilled its duty of candor and good faith to the Patent and Trademark Office.

     As used herein, the term "Buyer Proprietary Rights" means all proprietary information of the Buyer, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, all trade secrets, confidential information, ideas, formulae, compositions, know-how, processes and techniques, drawings, specifications, designs, logos, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and related information and all other proprietary, industrial or intellectual property rights relating to the business of the Buyer.

     The consummation of the transactions contemplated by this Agreement will not adversely affect the right of Buyer or the Surviving Company to continue to use the Buyer Proprietary Rights. To the extent that registration of any Proprietary Right is useful or required by law, such Proprietary Right has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Buyer Proprietary Rights or registrations thereof have been paid. Schedule 4.17 sets forth a list and description of the copyrights, trademarks, service marks, trade dress and trade names used or held by the Buyer and, where appropriate, the date, serial or registration number, and place of any registration thereof.

     SECTION 4.18 Products Liability. The Buyer has not received any written notice relating to, nor does the Buyer have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Buyer resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Buyer prior to the date of this Agreement.

     SECTION 4.19 Ownership of Properties; Condition of Property. (a) Schedule
4.19 contains a true and complete list of all real property owned or leased by Buyer pursuant to leases providing for the occupancy of facilities (collectively "Buyer Material Lease(s)") and the location of the premises. With respect to each such Buyer Material Lease: (i) the lease is legal, valid, binding, enforceable against Buyer subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Buyer nor, to the knowledge of Buyer, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and
(iv) Buyer has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Buyer Material Adverse Effect.

     (b) All machinery, equipment and other tangible assets used by the Buyer are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put, except where the failure to be in such condition or so usable and suitable would not have a Buyer Material Adverse Effect.

     (c) The Buyer is not contemplating any capital expenditure in excess of $100,000 individually or in the aggregate which has not been disclosed to Seller in writing.

     SECTION 4.20 Employee Benefit Plans. (a) Schedule 4.20 sets forth all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, equity, incentive, deferred compensation, supplemental retirement, change in control, retiree health or welfare, fringe, dependent care, flexible spending or severance plans, programs or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor of Buyer or any entity which is, or has been, a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Buyer, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code or Section 4001(a) (14) of ERISA, of which includes the Buyer (together, the "Buyer Employee Plans").

     (b) With respect to each Buyer Employee Plan, Buyer has delivered to Seller, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS (and the related financial statement), (ii) such Buyer Employee Plan and any amendments or summary plan descriptions with respect thereto, (iii) each trust agreement and group annuity contract, if any, relating to such Buyer Employee Plan, (iv) the most recent actuarial report or valuation relating to a Buyer Employee Plan subject to Title IV of ERISA, and
(v) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending.

     (c) Except as set forth on Schedule 4.20, neither the Buyer, nor any of its ERISA Affiliates (i) has ever maintained or been obligated to contribute to a single employer, multiple employer or multi-employer pension plan (within the meaning of Section 3(2) of ERISA) which is or was covered by Title IV of ERISA or by Section 302 of ERISA or 412 of the Code, and (ii) has incurred or may incur any direct or indirect liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case, in accordance with GAAP, on the financial statements of Buyer.

     (e) The Buyer and its ERISA Affiliates have complied in all respects with the provisions of Section 4980B of the Code with respect to each Buyer Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Buyer does not maintain or contribute to, nor is it obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services.

     (f) Except as set forth on Schedule 4.20 and except as provided for in this Agreement, Buyer is not a party to any oral or written (i) agreement with any current or former officer or other key employee of Buyer, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Buyer of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Buyer providing any term of employment or compensation guarantee extending for a period longer than eighteen months from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (g) There are no pending or, to Buyer's knowledge, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Buyer Benefit Plan. Any Buyer Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect (which has not been revoked) and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

     SECTION 4.21 Salaries. Schedule 4.21 contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation) and date of hire of all individuals presently employed by the Buyer indicating whether they are employed on a salaried, hourly or piecework basis, and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Buyer whose current annual compensation is or is expected to be in excess of $20,000. Except as set forth on Schedule 4.21, there has been no increase in the compensation of any of the foregoing individuals or independent contractors since June 30, 1999. Since June 30, 1999, there has not been any promise by the Buyer to the employees listed on Schedule 4.21 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with past compensation practices of the Buyer or in accordance with contracts and bonus programs in effect on the date hereof. Except as set forth on Schedule 4.21, the Buyer has not made any prepayments of salaries, bonuses or any other amounts due to any of its employees or former employees. All obligations to employees, whether for salaries, commissions, bonuses, vacation or otherwise, which are required to be accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied have been accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied.

     SECTION 4.22 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 4.22, the Buyer is not a party to or obligated with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salespeople, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor or trade union, employee bargaining agency or other representative of employees or any employee benefits provided for by any such agreement, true, correct and complete copies of which previously have been furnished to Buyer. No strike, picketing, slow-down, work stoppage, lock-out, union organizational activity or other similar occurrence has occurred or is pending or, to the knowledge of the Buyer, is threatened against the Buyer. Except as disclosed on Schedule 4.22, the Buyer has complied in all material respects with all applicable laws relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, vacation pay, equal opportunity, collective bargaining and the payment, deduction and remittance of all amounts required to be deducted and/or remitted in respect of wages and salaries and of other Taxes and such deductions are consistent with past practices and in accordance with generally accepted accounting principles consistently applied and consistent with the Financial Statements and either remitted same to the legally constituted authorities entitled to receive payment thereof or has reserved for same in its accounts and an amount of cash equal to the amount of such reserve has been set aside for payment thereof. Buyer is not liable for any arrears of wages or any taxes or penalties with respect to the foregoing. Buyer has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee, and Buyer does not have any obligation to any employees to provide them with pay for vacation time other than as required by generally applicable provisions of law. Buyer has not received notice from any employee of the Buyer that any such employee is terminating his or her employment with the Buyer, nor to the best knowledge of the Buyer does any employee intend to terminate his or her employment with the Buyer as a result of the transactions contemplated hereby. There are no administrative charges or court complaints pending or, to the knowledge of the Buyer threatened against the Buyer concerning alleged employment discrimination or any other matters relating to the employment of labor. No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent (i) holds bargaining rights with respect to any of the employees of the Buyer by way of certification, interim certification, voluntary recognition, designation or successor right, (ii) has applied to be certified as the bargaining agent of the employees of the Buyer, or (iii) has applied to have Buyer declared a related employer pursuant to the provision of applicable law. Except as set forth in Schedule 4.22, to the knowledge of the Buyer, no claim, injunction, fact, event or condition exists which would give rise to a material claim by any employee or former employee (including dependents and spouses thereof and other individuals covered thereunder) of the Buyer under any workers compensation laws, regulations, requirements or programs.


     SECTION 4.23 Customers. Schedule 4.23 is a complete list of the Buyers' customers. Except as set forth on Schedule 4.23, since December 31, 1998, none of the customers who individually represent greater than 5% of the Buyer's billings has canceled or otherwise terminated, or, to the knowledge of the Buyer, threatened to cancel or otherwise terminate, its relationship with the Buyer or materially reduced, or to the knowledge of the Buyer, threatened to materially reduce, its business with the Buyer. Buyer has not received any notice and has no knowledge or reason to believe that any customer who individually represents more than 5% of either Buyer's annual billings intends to cancel or otherwise modify its relationship with Buyer on account of the transactions contemplated hereby or otherwise.


     SECTION 4.24 Interest of the Companies in Customers, etc. Except as set forth in Schedule 4.24, Buyer does not have any direct or indirect interest in any competitor, supplier or customer of the Buyer or in any person from whom or to whom the Buyer leases any real or personal property or in any other person with whom the Buyer has any business relationship. Schedule 4.24 also describes, (i) all management, administrative, computer, telephone or other services provided by any of the Buyer's Affiliates, and all such services provided by the Buyer to any of such persons and entities, and (ii) all other contracts, agreements, arrangements or transactions (including the purchase and sale of inventory, supplies and other goods) between either Buyer, on the one hand, and any of such individuals or entities on the other hand, currently in effect, including, without limitation any agreement or arrangement relating to indebtedness to or from any of such individuals or entities, in each case setting forth the terms thereof if not effected on an arm's-length basis.


     SECTION 4.25 Books and Records. All the books, records and accounts of Buyer are in all material respects accurate and complete, accurately reflect in all material respects, all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to the Buyer and accurately present and reflect in all material respects all of the transactions described therein. The Buyer has accounting controls sufficient to ensure that its transactions are in all material respects executed in accordance with its management's general or specific authorization.


     SECTION 4.26 Insurance Policies. Schedule 4.26 is a correct and complete list and description, including policy numbers, of all insurance policies owned or held by the Buyer or otherwise covering the Buyer, its respective employees or assets. Such policies are in full force and effect, and the Buyer is not in default under any of them. To the knowledge of the Buyer, such insurance is of the kind and in the amount not less than customarily obtained by corporations or other entities of established reputation engaged in the same or similar business and similarly situated. Buyer has not received any notices of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of the Buyer, is there any basis for any such action. Schedule 4.26 also contains a list of all pending claims with any insurance company (other than health, medical and dental insurance claims of employees) and any instances within the previous three years of a denial of coverage of the Buyer by any insurance company.


     SECTION 4.27 Bank Accounts. Schedule 4.27 contains a complete and correct list of each bank and brokerage firm in which the Buyer has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.


     SECTION 4.28 Labor Matters. Buyer is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Buyer the subject of any material proceeding asserting that Buyer has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Buyer, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Buyer.


     SECTION 4.29 Conduct of the Businesses. Except as set forth on Schedule 4.29, since March 31, 1999, the Buyer has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the respective assets, condition (financial or otherwise), results of operations, employee or customer relations, business activities or business prospects of the Buyer nor does the Buyer know of any such change which is threatened, nor has there been any damage, destruction or loss materially adversely affecting any of the respective assets, or the business condition (financial or otherwise), results of operations, prospects or activities of the Buyer, whether or not covered by insurance. Without limitation of the foregoing and except as set forth on Schedule 4.29, since March 31, 1999, the Buyer has not:


     (a) voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a lien or otherwise disposed of any assets or property rights except in the ordinary course of business consistent with past custom or practice;


     (b) changed any accounting principles, methods or practices utilized by them or changed any of their depreciation rates or amortization policies or rates;


     (c) made any loan or advance to any party in excess of $5,000 other than in the ordinary course of business;


     (d) issued, redeemed or purchased any stock, bond or corporate security or declared or made any payment or distribution on or with respect to their capital stock;


     (e) incurred debt, liabilities, or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected or otherwise, and whether due or to become due, except debt, liabilities or obligations incurred, and liabilities under contracts entered into, in the ordinary course of business consistent with past custom and practice;


     (f) waived any rights of substantial value; or


     (g) entered into any other material transaction, or committed to any of the foregoing.


     SECTION 4.30 Anti-Takeover Laws. Buyer has taken or at or prior to the Closing will have taken, all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.


     SECTION 4.31 Opinion of Financial Advisor. The financial advisor of Buyer has delivered to the Board of Directors of Buyer an opinion dated the date of approval by such Board of Directors of the terms hereof to the effect that the Seller Exchange Multipliers in the Merger are fair to the holders of Buyer Common Stock from a financial point of view.


     SECTION 4.32 No Existing Discussions. As of the date hereof, Buyer has terminated all discussions or negotiations with any third party with respect to a Buyer Acquisition Proposal (as defined in Section 6.02(a)).


     SECTION 4.33 No Misrepresentation. None of the representations and warranties of the Buyer set forth in this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Buyer, there is no material fact or information which has not been disclosed to Seller in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, condition (financial or otherwise), property or assets of the Buyer or the ability of the Buyer to consummate the transactions contemplated hereby.

                                   ARTICLE V

                              CONDUCT OF BUSINESS


     SECTION 5.01 Covenants of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Seller shall not, without the written consent of Buyer:


   (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;


   (b) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement, purchase any shares of Seller Stock; provided, however, that the outstanding options of any and all directors of Seller which will not be directors of the Surviving Corporation shall be converted as of the Effective Time into five-year warrants to purchase shares of Buyer Common Stock equal to the number of whole shares of Seller Common Stock subject to such option multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier;


   (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees and directors, which options represent in the aggregate the right to acquire no more than 50,000 shares (net of cancellations) of Seller Common Stock, or (ii) the issuance of shares of Seller Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement;


   (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);


   (e) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $10,000 except as required to carry on Seller's business in the usual, regular and ordinary course and as set forth on Schedule 5.01(e);


   (f) Except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except to the extent consistent with past practice, (iii) enter into any collective bargaining agreement, or
       (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses paid pursuant to the Seller's spot bonus plan or FDA submission bonus plan, in each case which are consistent in nature and amount with Seller's past practice or in accordance with contracts in effect on the date hereof and which in no event shall exceed $150,000 in the aggregate;

     (g) Amend or propose to amend its charter or bylaws;

     (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price;

     (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

     (j) Except in the ordinary course of business, modify, amend or terminate any Seller Material Contract or waive, release or assign any material rights or claims;

     (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

     (l) Change its methods of accounting as in effect at December 31, 1998;

     (m) Make or commit to make any capital expenditures that exceed the capital forecast furnished by Seller to Buyer;

     (n) Make any cash disbursement exceeding $100,000 for any single item or related series of items except as expressly set forth in Schedule 5.01(n) or except as consistent with the capital forecast furnished by Seller to Buyer provided, however, that Seller shall be entitled to incur such reasonable expenditures up to $250,000 in the aggregate as shall be required to obtain building permits and architectural drawings and to conduct preliminary work in connection with the construction of a manufacturing facility at its current facility;

     (o) Invest funds in debt securities or other instruments in each case maturing more than one year after the date of investment;

     (p) Adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

     (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

     SECTION 5.02 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself (except to the extent that Seller shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Buyer shall not without the written consent of Seller:

     (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

     (b) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement or, purchase any shares of Buyer Stock; provided, however, that the outstanding options of any and all directors of Buyer which will not be directors of the Surviving Corporation shall be converted into five-year warrants to purchase an equal number of shares of Buyer Common Stock at an equal exercise price;

     (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees and directors, which options represent in the aggregate the right to acquire no more than 50,000 shares (net of cancellations) of Buyer Common Stock, or (ii) the issuance of shares of Buyer Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement;

     (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

     (e) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $10,000 except as required to carry on Buyer's business in the usual, regular and ordinary course;

     (f) Except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except to the extent consistent with past practice, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Buyer and its employees during the Buyer's fiscal year ended December 31, 1999 which are consistent in nature and amount with Buyer's bonus payments for its prior year or in accordance with contracts or specific bonus programs in effect on the date hereof and which in no event shall exceed $150,000 in the aggregate;

     (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

     (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price;

     (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

     (j) Except in the ordinary course of business, modify, amend or terminate any Buyer Material Contract or waive, release or assign any material rights or claims;

     (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

     (l) Change its methods of accounting as in effect at December 31, 1998;

     (m) Make or commit to make any capital expenditures that exceed the capital forecast furnished by Buyer to Seller;

     (n) Make any cash disbursement exceeding $100,000 for any single item or related series of items except as expressly set forth in Schedule 5.02(n) or except as consistent with the capital forecast furnished by Buyer to Seller;

     (o) Invest funds in debt securities or other instruments in each case maturing more than one year after the date of investment;

     (p) Adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

     (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

     SECTION 5.03 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

     SECTION 5.04 Confidentiality. The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement dated as of May 13, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

     SECTION 5.05 Notices of Certain Events. Each of Buyer and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Entity in connection with the Merger; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Buyer or Seller that relate to the consummation of the Merger.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 No Solicitation by Seller. (a) Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any Substantial part of the business or properties of the Seller or any Substantial part of the capital stock of the Seller whether by merger, consolidation, business combination, purchase of Substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Seller Acquisition Proposal"); provided, however, that if the Board of Directors of Seller determines in good faith, based on the advice of outside counsel and of an investment banker, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, Seller, in response to a written Seller Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable, as determined by the Board of Directors in good faith, than the transaction contemplated by this Agreement (a "Seller Superior Proposal"), may
(x) furnish information with respect to Seller to the person who made such Seller Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Seller Acquisition Proposal. The term "Substantial" as used in this Section 6.01 means (i) 10% or more of the capital stock of Seller or (ii) the assets of Seller representing 10% or more of the consolidated assets of Seller as set forth on the Seller Balance Sheet or generating 10% or more of Seller's consolidated revenue, operating profit or net income for the period ended March 31, 1999.

     The Board of Directors of Seller shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Seller Superior Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, a Seller Acquisition Proposal that is not a Seller Superior Proposal or (3) cause Seller to enter into any letter of intent, agreement in principle or other agreement with respect to a Seller Acquisition Proposal unless, in the case of (3), the Board of Directors of Seller (x) shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law,
(y) shall then terminate this Agreement pursuant to the termination provisions of Section 8.01 and (z) shall then pay to Buyer the fees and expenses set forth in Section 8.03.

     (b) Seller shall notify Buyer immediately after receipt by Seller (or its advisors) of any Seller Acquisition Proposal or any request for information in connection with a Seller Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, a Seller Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     SECTION 6.02 No Solicitation by Buyer. (a) Buyer shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any Substantial part of the business or properties of the Buyer or any Substantial part of the capital stock of the Buyer, whether by merger, consolidation, business combination, purchase of Substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Buyer Acquisition Proposal"); provided, however, that if the Board of Directors of Buyer determines in good faith, based on the advice of outside counsel and of an investment banker, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Buyer's stockholders under applicable law, Buyer, in response to a written Buyer Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable, as determined by the Board of Directors in good faith, than the transaction contemplated by this Agreement (a "Buyer Superior Proposal"), may
(x) furnish non-public information with respect to Buyer to the person who made such Buyer Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Buyer Acquisition Proposal. The term "Substantial" as used in this Section 6.02 means (i) 10% or more of the capital stock of Buyer or any Subsidiary or (ii) the assets of Buyer representing 10% or more of the assets of Buyer as set forth on the Buyer Balance Sheet or generating 10% or more of Buyer's revenue, operating profit or net income for the period ended March 31, 1999.


     The Board of Directors of Buyer shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Buyer Superior Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, a Buyer Acquisition Proposal that is not a Buyer Superior Proposal or (3) cause Buyer to enter into any letter of intent, agreement in principle or other agreement with respect to a Buyer Acquisition Proposal unless, in the case of (3), the Board of Directors of Buyer (x) shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Buyer's stockholders under applicable law,
(y) shall then terminate this Agreement pursuant to the termination provisions of Section 8.01 and (z) shall then pay to Seller the fees and expenses set forth in Section 8.03.


     (b) Buyer shall notify Seller immediately after receipt by Buyer (or its advisors) of any Buyer Acquisition Proposal or any request for information in connection with a Buyer Acquisition Proposal or for access to the properties, books or records of Buyer by any person or entity that informs Buyer that it is considering making, or has made, a Buyer Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.


     SECTION 6.03 Proxy Statement/Prospectus; Registration Statement. As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and file with the SEC the Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until the Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Buyer and Seller shall mail the Proxy Statement to their respective shareholders as soon as possible after the Registration Statement is declared effective.


     SECTION 6.04 Access to Information. Upon reasonable notice, Seller and Buyer shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, (i) Buyer shall furnish promptly to the Seller (a) a copy of each report, schedule, registration statement and document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Seller may reasonably request and (ii) Seller shall furnish promptly to Buyer (a) all information relating to commitments, contracts, titles and financial and operating data or otherwise pertaining to the business and affairs of Seller and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 6.05 Stockholder Meetings. (a) The Seller, acting through its Board of Directors, shall, subject to and according to applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Seller may withdraw such recommendation as permitted by Section 6.01.

     (b) The Buyer, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Buyer Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Buyer Voting Proposal"). The Board of Directors of the Buyer shall (i) recommend approval and adoption of the Buyer Voting Proposal by the stockholders of the Buyer and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Buyer may withdraw such recommendation as permitted by Section 6.02. In connection with seeking, and subject to, Buyer Stockholder Approval of the Merger, Buyer shall seek approval of its stockholders to amend and restate its Certificate of Incorporation as set forth in Exhibit B hereto and (ii) approve the new Equity Incentive Plan referred to in Section 7.03(h) hereof.

     SECTION 6.06 Legal Conditions to Merger. (a) Seller and Buyer shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable law. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to discuss and, if appropriate, accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Buyer and Seller agree to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer and Seller shall mutually direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, and shall afford each other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Seller nor Buyer shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

     (c) Each of Seller and Buyer shall give any notices to third parties, and use their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

     SECTION 6.07 Public Disclosure. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Buyer or Seller, may be required by law or the rules and regulations of Nasdaq.

     SECTION 6.08 Reorganization. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.09 Board of Directors and Officers. The Seller and Buyer agree that in connection with the Merger, at the Effective Time the Surviving Corporation's Board of Directors will be expanded to consist of ten members. As set forth in the Stockholder's Agreement, in connection with seeking Stockholder Approval of the Merger, the current members of the board of directors of the Buyer will propose the election of two directors (the "Buyer Designees"), the current members of the board of directors of the Seller will propose the election of three directors (the "Seller Designees") and the current members of the boards of directors of both Buyer and Seller shall propose the election of Barry R. Edwards, Charles Hsiao and Larry Hsu (the "Inside Directors"). The current members of the board of directors of Buyer shall designate one board observer and the current members of the board of directors of Seller shall designate one board observer (together, the "Board Observers") and the current members of the boards of directors of both Buyer and Seller shall propose the election of two persons mutually agreeable to Buyer and Seller which shall be independent directors (the "Independent Directors"). All such Buyer Designees, Seller Designees, Inside Directors and Independent Directors, to the extent elected, shall be elected effective as of the Effective Time. In addition to the foregoing, promptly following the Effective Time, the Board of Directors of the Surviving Corporation will elect the following persons as officers of the Surviving Corporation: (i) Charles Hsiao, Ph.D., as its Chairman of the Board and Co-Chief Executive Officer; (ii) Mr. Barry R. Edwards, as its Co-Chief Executive Officer; and (iii) Larry Hsu, Ph.D., as its President and Chief Operating Officer. Additionally, a Scientific and Medical Advisory Committee will be established to provide advice regarding new product concepts.

     SECTION 6.10 Affiliate Agreements. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate"). Seller shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Seller in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller shall have delivered or caused to be delivered to Buyer, prior to or promptly following the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit F (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

     SECTION 6.11 Nasdaq SmallCap Market Listing. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the Nasdaq SmallCap Market, subject to official notice of issuance, on or prior to the Closing Date.

     SECTION 6.12 Stock Plans and Warrants. (a) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in the Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.05 after giving effect to the Merger).

     (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Seller Stock Plans assumed in accordance with Section 2.05. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the warrants referred to in the provisos of Sections 5.01(b) and 5.02(b) hereof. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-3 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such warrants and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such warrants remain outstanding.

     SECTION 6.13 Certain Employee Benefit Plan Obligations. Buyer and Seller shall continue to provide their respective standard health plans and benefits (including medical insurance, life insurance and disability plans) available to their respective employees until after the Closing Date, and in the ordinary course of business, the Surviving Company shall arrange for standard health plans and benefits to its employees.

     SECTION 6.14 Indemnification, Exculpation and Insurance. (a) Buyer agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officer, employees or agents of Seller as provided in their respective Articles or Certificates of Incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of Seller shall be assumed by Buyer, shall survive the Merger and shall continue in full force and effect, without amendment, for six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall pay any expenses of any indemnified person under this Section 6.14 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under applicable law, but only to the extent any such indemnified person would otherwise have been entitled to such advance payments from Seller in the absence of the transactions contemplated hereby. Buyer shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Seller who become directors or officers of Buyer will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Buyer.

     (b) In the event that either of the Surviving Corporation or Buyer or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 6.14.

     (c) The provisions of this Section 6.14 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to , and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (d) For six years after the Effective Time, Buyer or the Surviving Corporation shall maintain in effect the Buyer's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Buyers' directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to Buyer's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers.

     (e) Buyer and Seller shall cause the Surviving Corporation or any successor thereto to comply with their respective obligations under this
Section 6.14.

     SECTION 6.15 Brokers or Finders. Each of Buyer and Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the parties shall hold each other harmless with respect to any such fee which may be asserted in the future.

     SECTION 6.16 Letters from Seller's Accountants. Seller shall use best efforts to cause to be delivered to Buyer and Seller a letter of PricewaterhouseCoopers LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.17 Letter from Buyer's Accountants. Buyer shall use best efforts to cause to be delivered to Seller and Buyer a letter of PricewaterhouseCoopers LLP, Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.18 Control of Operations. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller prior to the Effective Time. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     SECTION 6.19 Seller Tax Returns After Closing. The Surviving Corporation shall be responsible for the preparation and filing of any Tax Return that is required to be filed after the Closing and that includes the operations, assets or activities of Seller for Tax periods ending on or prior to the Closing. To the extent not adequately accrued or reserved for on the books and records of Seller, the Stockholders shall pay to Buyer the amount of such Taxes of Seller with respect to such periods no later than fifteen (15) days prior to the date payment for such Taxes are due.

     SECTION 6.20 Seller's Voting Proxies. Concurrently with the execution and delivery of this Agreement, Seller shall deliver to Buyer Irrevocable Proxy and Voting Agreements substantially in the form attached hereto as Exhibit E, evidencing approval of this Agreement, and the Merger contemplated herein, signed by at least (i) a majority of the outstanding shares of Seller Common Stock, (ii) a majority of the outstanding shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and (iii) a majority of the outstanding shares of Seller Series D.

     SECTION 6.21 Conversion Letters. Concurrently with the execution and delivery of this Agreement:


     (a) Buyer shall have received a copy of a letter from the holders of at least a majority of the Seller Series A, Seller Series B, Seller Series C and Seller Series D agreeing to convert at the Effective Time each respective class of stock in accordance with the terms of this Agreement; and


     (b) Seller shall have received a copy of a letter from the holders of at least a majority of the Buyer Series C Preferred and Buyer Series D Preferred Stock agreeing to convert at the Effective Time each respective class of stock in accordance with the terms of this Agreement.

                                  ARTICLE VII

                             CONDITIONS TO MERGER


     SECTION 7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approvals. (i) The Seller Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of (1) a majority of the shares of Seller Common Stock, (2) a majority of the shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and (3) a majority of the shares of Seller Series D, all as outstanding on the record date for the Seller Meeting, at which a quorum is present and (ii) the Buyer Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Buyer Common Stock and Buyer Preferred Stock, voting as a single class, and the holders of a majority of the Series D Preferred Stock, voting as a class, all as outstanding on the record date for the Buyer Meeting, at which a quorum is present. Buyer shall have adopted, and shall have received Stockholder Approval of the adoption of, the Equity Incentive Plan referred to in Section 7.03(h) hereof and the amended and restated Certificate of Incorporation attached hereto as Exhibit B.

     (b) Approvals. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods, including those imposed by any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or Seller Material Adverse Effect shall have been filed, been obtained or occurred.

     (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (e) Nasdaq SmallCap Market Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq SmallCap Market, subject only to official notice of issuance.

     SECTION 7.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

     (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Seller Material Adverse Effect"), individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect or a material adverse effect upon the ability of Seller to consummate the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

     (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

     (c) Permits and Licenses. All permits, licenses, product approval applications and other governmental authorizations required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses, applications and authorizations subsequent to the Effective Time shall have been obtained; except where the lack of such permits, licenses, applications and other governmental authorizations or approvals for same shall not have, individually or in the aggregate, a Seller Material Adverse Effect.


     (d) Dissenting Shareholders. The holders of not more than 10% of the outstanding aggregate value of the Seller Common Stock and Seller Preferred Stock (value based on the number of shares of Buyer Common Stock such holders would have received upon the consummation of the Merger) shall have perfected dissenter's rights under applicable law.

     (e) Stockholder's Agreement. The Seller Stockholders set forth on Schedule 7.02(e) hereto and the persons set forth on Schedule 7.02(e) hereto shall have entered into a Stockholders' Agreement, substantially in the form of Exhibit G hereto, pursuant to which such persons will agree to vote their shares of Buyer Stock in favor of the election as directors of the Surviving Corporation of (i) the Buyer Designees, (ii) the Seller Designees, (iii) the Inside Directors, and (iv) the Outside Directors, as well as the appointment of the Board Observers, for a period of three years after the Effective Date.

     (f) Fairness Opinion. Buyer shall have received from Gruntal & Co. L.L.C. ("Gruntal") an opinion, dated within two business days of the date of the Proxy Statement, to the effect that, as of the date thereof, the consideration to be paid in the Merger is fair, from a financial point of view, to Buyer and the stockholders of Buyer, and Gruntal shall not have withdrawn such opinion on or prior to the Closing Date.

     (g) Irrevocable Proxy and Voting Agreements. The Irrevocable Proxy and Voting Agreements shall be in full force and effect.

     (h) General Corporate Opinion. Buyer shall have received the written opinion of Law Offices of Laurie Miller, counsel to Seller, as to the due organization of Seller and the corporate authority of Seller to enter into this Agreement and that the shares of Seller Stock to be acquired in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Seller and such other matters as shall be mutually agreed upon between Buyer and Seller.

     (i) Environmental Assessment. Buyer shall have received a satisfactory Phase I Environmental Report on Seller's Hayward, California premises, dated June 9, 1997.

     (j) Consents. Buyer shall have received all consents required for the consummation of the Merger under any agreement, contract or license described in any exhibit or schedule hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract or license after the Merger, shall have been obtained. With respect to any contract or agreement, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, and if Buyer waives, in its sole discretion, the requirement that such consent be obtained prior to the Closing Date, the Seller shall deliver to Buyer written documentation setting forth arrangements for the transfer of the economic benefits of such contract or agreement to Company as of the Effective Time under terms and conditions acceptable to Buyer.

     (k) Election of Directors. The stockholders of the Surviving Corporation shall have elected the directors in accordance with Section 6.09 hereof and the Stockholder's Agreement.

     (l) Election of Officers. Buyer shall have received the written consent of the Board of Directors of the Surviving Corporation, electing the officers designated in Section 6.09 hereof.

     (m) Hsiao Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Charles Hsiao, substantially in the form attached hereto as Exhibit H, duly executed by each of the Surviving Corporation and Dr. Hsiao.

     (n) Hsu Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Larry Hsu, substantially in the form attached hereto as Exhibit I, duly executed by each of the Surviving Corporation and Dr. Hsu.

     (o) Edwards Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Barry R. Edwards, substantially in the form attached hereto as Exhibit J, duly executed by each of the Surviving Corporation and Mr. Edwards.

     (p) Escrow Agreements. Buyer shall have received executed Escrow Agreements from the Escrow Agent and each of the Seller Stockholders, substantially in the form attached hereto as Exhibit D.

     SECTION 7.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Buyer Material Adverse Effect", individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the ability of Buyer to consummate the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

     (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

     (c) Permits and Licenses. All permits, licenses, product approval applications and governmental authorization required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses, applications and authorizations subsequent to the Effective Time shall have been obtained; except where lack of such permits, licenses, applications and other governmental authorizations or approvals for same shall not have, individually or in the aggregate, a Seller Material Adverse Effect.

     (d) Dissenting Shareholders. The holders of not more than 10% of the outstanding aggregate value of the Buyer Common Stock and Buyer Preferred Stock (value based in the case of Buyer Preferred Stock on the number of shares of Buyer Common Stock such holders would have received upon the consummation of the Merger) shall have perfected dissenter's rights under applicable law.

     (e) General Corporate Opinion. Seller shall have received the written opinion of Fulbright & Jaworski L.L.P., counsel to Buyer, as to the due organization of Buyer and the corporate authority of Buyer to enter into this Agreement and that the shares of Buyer Common Stock to be issued in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Buyer and such other matters as shall be mutually agreed upon between Buyer and Seller.

     (f) Stockholder's Agreement. The stockholders of Buyer set forth on
         Schedule 7.03(f) hereto shall have entered into a Stockholder's Agreement, substantially in the form of Exhibit G hereto, pursuant to which such persons will agree to vote their shares of Buyer Stock in favor of the election as directors of the Surviving Corporation of (i) the Buyer Designees, (ii) the Seller Designees, (iii) the Inside Directors, and (iv) the Outside Directors, as well as the appointment of the Board Observers, for a period of three years after the Effective Date.

     (g) Consents. Seller shall have received all consents required for the consummation of the Merger under any agreement, contract or license described in any exhibit or schedule hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract or license after the Merger, shall have been obtained. With respect to any contract or agreement, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, and if Buyer waives, in its sole discretion, the requirement that such consent be obtained prior to the Closing Date, the Buyer shall deliver to Seller written documentation setting forth arrangements for the transfer of the economic benefits of such contract or agreement to Company as of the Effective Time under terms and conditions acceptable to Buyer.

     (h) Adoption of New Equity Plan. Buyer's Board of Directors, and its shareholders shall have duly adopted an Equity Incentive Plan, mutually agreeable to Buyer and Seller, with 3,000,000 shares of Buyer's Common Stock reserved for issuance thereunder, and Seller shall have received an officer's certificate from Buyer, duly signed by the President and Chief Executive Officer of Buyer to such effect.

     (i) Election of Directors. The stockholders of the Surviving Corporation shall have elected the directors in accordance with Section 6.09 hereof and the Stockholder's Agreement.

     (j) Election of Officers. Seller shall have received the written consent of the Board of Directors of the Surviving Corporation, electing the officers designated in Section 6.09 hereof.

     (k) Hsiao Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Charles Hsiao, substantially in the form attached hereto as Exhibit H, duly executed by each of the Surviving Corporation and Dr. Hsiao.

     (l) Hsu Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Larry Hsu, substantially in the form attached hereto as Exhibit I, duly executed by each of the Surviving Corporation and Dr. Hsu.

     (m) Edwards Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Barry R. Edwards, substantially in the form attached hereto as Exhibit J, duly executed by each of the Surviving Corporation and Mr. Edwards.

     (n) Environmental Assessment. Seller shall have received a Phase I Environmental Report on Buyer's Philadelphia, Pennsylvania premises showing no Environmental Conditions which would be reasonably likely to have a Buyer Material Adverse Effect.


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT


     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or Buyer:

     (a) by mutual written consent of Buyer and Seller; or

     (b) by either Buyer or Seller if the Merger shall not have been consummated by November 30, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or


     (d) by (i) Buyer or Seller if at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained or (ii) by Buyer or Seller if at the Buyer Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

     (e) (i) by Buyer, if (aa) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger; (bb) after the receipt by Seller of a Seller Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within 10 business days after its receipt of Buyer's request; (cc) the Board of Directors of Seller shall have recommended to the stockholders of Seller a Seller Acquisition Proposal; (dd) a tender offer or exchange offer for 10% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; or (ee) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or


         (ii) by Seller, if (aa) the Board of Directors of Buyer shall have withdrawn or modified its recommendation of this Agreement or the Merger; (bb) after the receipt by Buyer of a Buyer Acquisition Proposal, Seller requests in writing that the Board of Directors of Buyer reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Buyer fails to do so within 10 business days after its receipt of Seller's request; (cc) the Board of Directors of Buyer shall have recommended to the stockholders of Buyer a Buyer Acquisition Proposal; (dd) a tender offer or exchange offer for 10% or more of the outstanding shares of Buyer Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Buyer recommends that the stockholders of Buyer tender their shares in such tender or exchange offer; or (ee) for any reason Buyer fails to call and hold the Buyer Meeting by the Outside Date; or

     (f) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 5 days following receipt by the breaching party of written notice of such breach from the other party; or

     (g) by Seller if the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger because it has accepted a Seller Superior Proposal and Seller has paid Buyer's expenses pursuant to Section 8.03(b); or

     (h) by Buyer if the Board of Directors of Buyer shall have withdrawn or modified its recommendation of this Agreement or the Merger because it has accepted a Buyer Superior Proposal and Buyer has paid Seller's expenses pursuant to Section 8.03(c).

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.04 and 8.03; provided that any such termination shall not limit liability for any wilful breach of this Agreement; and provided further that the provisions of Sections 5.04 and 8.03 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 8.03 Fees and Expenses. (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     (b) Seller shall pay Buyer up to $500,000 as reimbursement for expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Buyer pursuant to (i) Section 8.01(e) (i); (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in
Section 7.02(a); (iii) Section 8.01(f), as a result of Seller's breach of any representation, warranty, covenant or agreement; or (iv) Section 8.01(g).

     (c) Buyer shall pay Seller up to $500,000 as reimbursement for expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Seller pursuant to (i) 8.01(e)(ii); (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.03(a);
(iii) Section 8.01(f), as a result of Buyer's breach of any representation, warranty, covenant or agreement; or (iv) Section 8.01(h).

     (d) In addition to the expenses specified above, Seller shall pay Buyer a termination fee of $500,000 upon the earliest to occur of the following events:


       (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e)(i) or by Seller pursuant to

       Section 8.01(g); or

       (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, provided at the time of such breach, Seller shall have received a Seller Acquisition Proposal.

     (e) In addition to the expenses specified above, Buyer shall pay Seller a termination fee of $500,000 upon the earliest to occur of the following events:


       (i) the termination of this Agreement by Seller pursuant to Section 8.01(e)(ii) or by Buyer pursuant to Section 8.01(h);

       (ii) the termination of this Agreement by Seller pursuant to Section 8.01(f) after a willful breach by Buyer of this Agreement, provided at the time of such breach, Buyer shall have received a Buyer Acquisition Proposal; or

       (iii) the termination of the Agreement by Seller pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Buyer Voting Proposal by the stockholders of Buyer at the Buyer Meeting if, at the time of such failure, there shall have been announced a Buyer Acquisition Proposal relating to Buyer which shall not have been absolutely and unconditionally withdrawn and abandoned.

     (f) In addition to the fees and expenses specified above, Buyer shall pay Seller a termination fee of $500,000 in the event of termination of this Agreement by Buyer or Seller pursuant to Section 8.01(d)(ii).

     (g) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), or 8.03(d) shall be paid within ten (10) business days after the first to occur of the events described in Section 8.03(b), 8.03(c), or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

     SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                INDEMNIFICATION

     SECTION 9.01 General. From and after the Closing, the parties shall indemnify each other as provided in this Article IX. For the purposes of this
Article IX, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing; provided, however, that the Seller Disclosure Schedules and the Buyer Disclosure Schedules may be updated at the Closing by Buyer or Seller, as the case may be, and the indemnity provided hereunder shall be applicable with respect to the matters set forth therein, as so updated. No disclosure contained in the updated Seller Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, shall be deemed a waiver of Buyer's or the Seller's representations and warranties made on the date hereof with respect to the conditions to closing set forth in Sections 7.01, 7.02 and 7.03 hereof; provided, however, that any updates contained in the Seller Disclosure Schedules or the Buyer Disclosure Schedules that were permitted pursuant to
Section 9.01 hereof shall not give either party the right to terminate this Agreement pursuant to Article VIII hereof.

     SECTION 9.02 Certain Definitions. As used in this Article IX, the following terms shall have the indicated meanings:

     (a) "Damages" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals, actually sustained or incurred by an Indemnified Party in connection with the defense or investigation of any claim (after giving effect to any insurance proceeds actually received by an Indemnified Party and it being understood that to the extent any such Damages have been reserved for by the Seller or Buyer on the Financial Statements or the Interim Financial Statements in accordance with GAAP, the amount of such reserve shall be deducted from the Damages sustained by a Buyer Indemnitee or Seller Indemnitee, as the case may be).

     (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article IX.

     (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article IX to another party hereto.

     (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     SECTION 9.03 (a) The Seller Stockholder's Indemnification Obligations. Each of the Seller Stockholders shall jointly and severally indemnify, save and keep the Surviving Corporation, each of its subsidiaries (if any) and their respective successors and permitted assigns (each a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") harmless against and from all Damages sustained or incurred by any Buyer Indemnitee, as a result of or arising out of: (i) any inaccuracy in or breach of any representation and warranty made by the Seller to the Buyer herein or in any Transaction Documents; (ii) any breach by the Seller, or the Seller Stockholders' Agent of, or failure of the Seller, or the Seller Stockholders' Agent to comply with, any of the covenants or obligations under this Agreement or the Transaction Documents to be performed by the Seller or the Seller Stockholders' Agent (including without limitation the Seller Stockholders' obligations under this Article IX); (iii) any and all Environmental Liabilities arising out of or in connection with: (aa) any and all Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at, or underlying any properties owned or operated by the Seller, (bb) any acts or omissions of the Sellers relating to the operation of the business on or prior to the Closing Date resulting in a violation or alleged violation of Environmental Laws, or (cc) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by the Seller on or prior to the Closing Date; and (iv) except to the extent of the reserve for Taxes established on the books and records of Seller, any and all Taxes that may be imposed upon or assessed against Buyer or any of its Affiliates with respect to Taxes of Seller for any Pre-Closing Period.

     (b) The Buyer Indemnification Obligations. The Surviving Corporation shall indemnify, save and keep the Seller Stockholders and their respective successors and permitted assigns (each a "Seller Indemnitee" and collectively the "Seller Indemnitees") harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of: (i) any inaccuracy in or breach of any representation and warranty made by the Buyer to the Seller herein or in any Transaction Documents; (ii) any breach by the Buyer of, or failure of the Buyer to comply with, any of the covenants or obligations under this Agreement or the Transaction Documents to be performed by the Buyer (including without limitation the Buyer's obligations under this Article IX);
(iii) any and all Environmental Liabilities arising out of or in connection with: (aa) any and all

Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at, or underlying any properties owned or operated by the Buyer, (bb) any acts or omissions of the Buyers relating to the operation of the business on or prior to the Closing Date resulting in a violation or alleged violation of Environmental Laws, or (cc) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by the Buyer on or prior to the Closing Date; and (iv) except to the extent of the reserve for Taxes established on the books and records of Buyer, any and all Taxes that may be imposed upon or assessed against Seller or any of its Affiliates with respect to Taxes of Buyer for any Pre-Closing Period.

     (c) For purposes of calculating the Tax liabilities pursuant to Section 9.03(a)(iv) and 9.03(b)(iv), (i) the allocation of Taxes for a Straddle Period between the Pre-Closing Period and the Post- Closing Period shall be made on the basis of an interim Closing of the books as of the end of the Closing Date;
(ii) any Tax resulting from any transaction undertaken pursuant to or contemplated by this Agreement is attributable to the Pre-Closing Period; and
(iii) in the case of any franchise Taxes based on capitalization, debt or shares of stock authorized, issued and outstanding and ad valorem Taxes, attributable to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Period shall be the pro rata portion of the amount of such Taxes based on the number of days in the period ending on the Closing Date. For purposes of this Agreement, (x) "Pre-Closing Period" means a taxable period or portion thereof that ends on or prior to the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on (and includes) the Closing Date shall constitute a Pre-Closing Period; (y) "Post-Closing Period" means any taxable period or portion thereof that is not a Pre-Closing Period; and (z) "Straddle Period" means a taxable period beginning on or prior to the Closing Date and ends after the Closing Date.

     SECTION 9.04 Limitation on Indemnification Obligations; Offset; Reservation of Stock. (a) All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen months from the Effective Date (the "Survival Period"). A claim by a Buyer Indemnitee or Seller Indemnitee for indemnification under this Article IX must be asserted within the Survival Period.

     (b) Notwithstanding anything to the contrary contained herein, (i) an Indemnified Party shall only be entitled to indemnification pursuant to Section
9.03 hereof once such Indemnified Party's aggregate claims for indemnification exceed $100,000, but after such claims exceed such amount, such Indemnified Party shall be entitled to seek indemnification for all indemnification claims from the first dollar of Damages; (ii) the indemnification obligations of the Seller Stockholders pursuant to Section 9.03(a) hereof shall be limited to the amount deposited by the Seller Stockholders into the Escrow and the Buyer Indemnities shall not be entitled to pursue any claims for indemnification against the Seller Stockholders directly or personally and the sole recourse of the Buyer Indemnities shall be to make claims against the Escrow in accordance with the terms of the Escrow Agreement; and (iii) the indemnification obligations of the Surviving Corporation pursuant to Section 9.03(b) hereof shall be limited to 1,020,405 shares of Common Stock of the Surviving Corporation, and the Seller Indemnities shall not be entitled to pursue any claims for indemnification against the Surviving Corporation except pursuant to, and the sole recourse of the Seller Indemnities shall be to make claims in accordance with, the terms of this Article IX.

     (c) Any claim by the Buyer Indemnitees against the Seller Stockholders for recovery of indemnifiable damages shall be paid to the Surviving Corporation in accordance with the terms of the Escrow Agreement. Any such payment shall be based on the value of the Escrow Shares, based on the Average Value of such shares on the date of the final determination of the claim. "Average Value" shall mean the average of the daily closing prices of Buyer Common Stock on the Nasdaq Small Cap Market for the ten consecutive trading days ending on the second trading day immediately prior to the date of the final determination of the claim.

     (d) Any claim by the Seller Indemnities against the Buyer for recovery of indemnifiable damages shall be payable only in shares of Buyer Common Stock. The Buyer hereby agrees that it will keep 1,020,405 shares of its Buyer Common Stock (the "Reserved Shares") reserved and available in order to indemnify the Seller Indemnitees to the extent required pursuant to this Article IX. In the event that any Reserved Shares are issued, they shall be issued at a price equal to the Average Value (as defined in subparagraph (c) above) of such shares on the date of the final determination of the indemnification claim.

     SECTION 9.05 Cooperation. Subject to the provisions of Section 9.07, the Indemnified Party shall have the right, at its own expense to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     SECTION 9.06 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

     SECTION 9.07 Indemnification Claims Procedures. (a) Promptly following the receipt of notice by an Indemnified Party of a Third Party Claim which the Indemnified Party believes may result in a demand against the Escrow or the Reserved Shares, as the case may be, the Indemnified Party shall notify the Indemnifying Party (which may be the Seller Stockholder Agent, in the case of notification to the Seller Indemnitees) of such claim in accordance with the provisions of the Escrow Agreement. The party receiving the notice of the Third Party Claim shall notify the other party hereto of such Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is substantially prejudiced as a result of the failure to give such notice. Within fifteen (15) business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim and whether it believes, in good faith, that it has justifiable cause to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein (and if so, the justification therefor). If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing, without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party elects not to defend the Third Party Claim or fails to pursue such Third Party Claim diligently, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. If the Indemnified Party elects to undertake and control the defense in accordance with this Section 9.07, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. In any action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section 9.07(a), the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount of or nature of any such settlement. Notwithstanding the foregoing, the Indemnifying Party shall not forfeit its right to contest its obligation to indemnify hereunder by not defending the party who may be entitled to such indemnification. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

     (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the Indemnified party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article IX. Notwithstanding the foregoing, no settlement of any Third Party Claim without the prior written consent of the Indemnifying Party shall be determinative of the validity of any claim that the Indemnified Party is entitled to indemnification hereunder.

     (c) No Third Party Claim will be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided, however, that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified party refuses to consent to a bona fide offered settlement which the Indemnifying party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article IX, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.

     (d) The Seller Stockholders and Seller hereby acknowledge and agree that the Seller Stockholders will control the Surviving Corporation after the Merger. Such parties further acknowledge and agree that the indemnification rights set forth in Section 9.03(a) shall be for the benefit of all stockholders of the Buyer and the Surviving Corporation and the duties and responsibilities of the foregoing parties with respect to the Surviving Corporation are to act in the best interest of all shareholders of the Surviving Corporation.

     SECTION 9.08 Seller Stockholder Agent. (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Seller Stockholder, a committee (the "Committee") consisting of Dr. Larry Hsu and Dr. Charles Hsiao shall be appointed as agents and attorneys-in-fact (collectively, the "Seller Stockholder Agent") for each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law). The Seller Stockholder Agent, for and on behalf of Seller Stockholders, shall have the power to take any and all actions required to be taken by the Seller Stockholders pursuant to this Agreement or the Escrow Agreement including, without limitation, the power to give and receive notices and communications, to enter into and perform the Escrow Agreement, to make claims for indemnification against Buyer, to authorize delivery to Buyer of Buyer Common Stock or Preferred Stock or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary appropriate or in the judgment of Seller Stockholder Agent for the accomplishment of the foregoing. The Seller Stockholder Agent shall act by unanimous vote or unanimous written action or consent of the members of the Committee. Effective upon the approval of this Agreement by the Seller Stockholders, the Seller Stockholders individually shall have no power or authority to take any actions against Buyer or otherwise pursuant to this Agreement or the Escrow Agreement, and all actions of the Seller Stockholders, whether pursuant to this Agreement or the Escrow Agreement, must be taken solely by the Seller Stockholder Agent.

     (b) Buyer shall have no liability of any kind to any Seller Stockholder as a result of or arising out of any action taken or not taken by the Seller Stockholder Agent at any time under this Agreement or the Escrow Agreement and each Seller Stockholder hereby releases Buyer from any such liability. Buyer may conclusively rely, without any obligation of investigation or inquiry of any kind, on any action taken by the Seller Stockholder Agent as having been fully authorized and approved by all necessary action by each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law).


                                   ARTICLE X

                                 MISCELLANEOUS


     SECTION 10.01 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of Buyer and Seller in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of eighteen months following the Effective Time. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

     SECTION 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by Federal Express to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


     (a) if to Buyer, to

        Global Pharmaceutical Corporation
        Castor & Kensington Avenues
        Philadelphia, PA 19124
        Attn: President
      with a copy to:

        Fulbright & Jaworski L.L.P.
        666 Fifth Avenue
        New York, NY 10103
        Attn: Sheldon G. Nussbaum, Esq.


   (b) if to Seller, to

        Impax Pharmaceuticals, Inc.
        30831 Huntwood Avenue
        Hayward, CA 94544
        Attn: President


      with a copy to:

        Law Offices of Laurie Miller
        1735 E. Bayshore Road, Suite 29A
        Redwood City, CA 94063
        Attn: Laurie A. Miller, Esq.

     SECTION 10.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided in Section 9.01 (with respect to Sections 2.01, 2.02, 2.03, 6.10, 6.11, 6.13, 6.14, 6.21 and
this Article X) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

     SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties provided that Buyer may assign its rights hereunder to a Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.08 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     SECTION 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or of any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than a court of the United States located in the State of California or a California state court.

     SECTION 10.10 No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     SECTION 10.11 Attorney's Fees. In the event that any action or proceeding, including arbitration, is commenced by either party hereto for the purpose of enforcing any provision of this Agreement, the successful or prevailing party shall recover reasonable attorney's fees and other costs incurred in such action or proceeding.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        IMPAX PHARMACEUTICALS, INC.



                                        By:/s/ Charles Hsiao
                                           -----------------------------------
                                           Name:  Charles Hsiao
                                           Title: Chairman and CEO


                                        GLOBAL PHARMACEUTICAL CORPORATION



                                        By:/s/ Barry R. Edwards
                                           -----------------------------------
                                           Name:  Barry R. Edwards
                                           Title: President and CEO

                                AMENDMENT No. 1

                      TO THE AGREEMENT AND PLAN OF MERGER

     Amendment (No. 1), dated as of November 8, 1999, to the AGREEMENT AND PLAN OF MERGER, dated as of July 26, 1999 (the "Merger Agreement"), by and among GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation ("Buyer") and IMPAX PHARMACEUTICALS, INC., a California corporation (the "Seller"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     WHEREAS, pursuant to Section 8.01(b) of the Merger Agreement, the parties agreed that the Merger Agreement could be terminated at the election of either party in the event that the Merger shall not have been consummated by November 30, 1999 (the "Outside Date"); and

     WHEREAS, the parties have agreed that in order to have adequate time to complete the Merger, the Outside Date will be extended to December 31, 1999;

     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto agree as follows:

     1. Section 8.01(b) shall be amended to change the Outside Date to December 31, 1999.

     2. Except as modified by this Amendment, the Merger Agreement shall remain in full force and effect.

     3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date set forth above.


                                        IMPAX PHARMACEUTICALS, INC.



                                        By:/s/ Larry Hsu
                                           --------------------------------
                                           Name:  Larry Hsu
                                           Title: President



                                        GLOBAL PHARMACEUTICAL CORPORATION



                                        By:/s/ Barry R. Edwards
                                           --------------------------------
                                           Name:  Barry R. Edwards
                                           Title: President and CEO

                                                                        ANNEX B

                                                       GRUNTAL & CO., L.L.C.
                                                       One Liberty Plaza
                                                       New York, NY 10006-1487
                                                       212/820-8200
                                                       www.gruntal.com

GRUNTAL & CO.
Investment Advice Since 1880

                                                                  July 26, 1999

The Board of Directors
Global Pharmaceutical Corporation
Castor & Kensington Avenues
Philadelphia, PA 19124

Gentlemen:

     We understand that Global Pharmaceutical Corporation, a Delaware corporation ("Global") and Impax Pharmaceuticals, Inc., a California Corporation ("Impax") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Impax will be merged with and into Global (the "Merger") with Global as the surviving corporation (the "Proposed Transaction"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Agreement. In the Merger, (i) each holder of Common Stock, no par value per share of Impax, and each holder of Series A and Series B Preferred Stock of Impax shall receive, in each case,
3.3358 shares of Common Stock, par value $0.01 per share of Global (the "Global Common Stock") for each such share of Common Stock, Series A Preferred Stock or Series B Preferred Stock, respectively, (ii) each holder of Series C Preferred Stock of Impax will receive 5.8490 Shares of Global Common Stock for each such share of Series C Preferred Stock, and (iii) each holder of Series D Preferred Stock of Impax will receive .0500 shares of Series 1 Preferrred Stock of Global ("Global Series 1 Preferred Stock") for each such share of Series D Preferred Stock. The Global Common Stock and the Global Series 1 Preferred Stock to be received by shareholders of Impax in the Merger shall be referred to herein as the "Consideration."

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Global Common Stock of the Consideration. Our opinion addresses only the fairness, from a financial point of view, of the Consideration, and we do not express any views on any other terms of the Proposed Transaction. Specifically, we have not been requested to opine as to, and our opinion does not in any manner address, Global's underlying business decision to proceed with or affect the Proposed Transaction.

     In arriving at our opinion we have:

     (i) reviewed a draft of the Agreement dated July 20, 1999 and, for purposes hereof, we have assumed that the final form thereof will not differ in any material respect from such draft;

     (ii) held discussions with members of senior management of Global and Impax regarding their respective past and current business operations and their financial conditions and future prospects;

     (iii) reviewed historical financial and business information provided to us by the management of Global and the management of Impax;

     (iv) reviewed internally prepared financial projections of Global and Impax furnished to us by the management of Global and the management of Impax;

     (v) reviewed the historical stock prices and trading volumes of the Global Common Stock;

     (vi) reviewed certain historical financial and operating data of public companies whose business we consider comparable to that of each of Global and Impax;

     (vii) reviewed the financial terms, to the extent publicly available, of certain transactions which we considered comparable to the Proposed Transaction;

     (viii) performed discounted cash flow analyses of Global and Impax based upon certain assumptions of future performance provided to us by management of Global and management of Impax;

     (ix) conducted such other analyses and reviewed such other information as we deemed appropriate.

     Gruntal, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, distributions of listed and unlisted securities, private placements and financial valuations for corporate purposes. In addition, in the ordinary course of our business, Gruntal may actively trade the Global Common Stock for Gruntal's account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such security.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of all the information furnished to us by Global and Impax and have not attempted an independent verification thereof. We have not made nor obtained any independent evaluations or appraisals of the assets or liabilities of Impax or Global, including, but not limited to, liabilities arising from or connected with any pending or future litigation to which Global or Impax is or may become a party. With respect to the financial projections furnished to us or discussed by us with the management of Global and Impax, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of Global's and Impax's management as to the expected future results of operations, synergies and financial condition of Global and Impax to which such analyses and forecasts relate, and we have assumed that such expected future results of operations, synergies and strategic benefits will be realized as described by such management. The inability of Global and Impax to realize such expected future results of operations, synergies and strategic benefits could affect the opinion herein, and we express no view as to whether such future results of operations, synergies and strategic benefits will actually be realized. We have also assumed that the transaction will have the tax consequences described in the Agreement and in discussions with, and other materials furnished to us by, representatives of Global.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments including, without limitation, any changes to the terms or conditions of the Proposed Transaction may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which Global Common Stock or the Global Series 1 Preferred Stock will trade at any future date. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Proposed Transaction, no material restrictions, including any divestiture requirements or amendments or modifications to the Proposed Transaction, will be imposed.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Global Common Stock.

     This opinion is for the use and benefit of the Board of Directors of Global in connection with and for the purpose of its evaluation of the Proposed Transaction. This opinion does not constitute a recommendation to engage in the Proposed Transaction or a recommendation to any shareholder of Global as to how such shareholder should vote on the Proposed Transaction or any matter related thereto.

                                        Very truly yours,


                                        [SIGNATURE OMITTED]


                                        GRUNTAL & CO., L.L.C.

                                                       GRUNTAL & CO., L.L.C.
                                                       One Liberty Plaza
                                                       New York, NY 10006-1487
                                                       212/820-8200
                                                       www.gruntal.com

GRUNTAL & CO.
Investment Advice Since 1880



November 8, 1999


Board of Directors
Global Pharmaceutical Corporation
Castor & Kensington Avenues
Philadelphia, PA 19124

Gentlemen:

On July 26, 1999 Gruntal & Co., L.L.C. expressed its opinion (the "Opinion") that the Consideration is fair, from a financial point of view, to the holders of Global Common Stock. In affirming the Opinion we have reviewed the Opinion and its supporting materials and such other matters as we have deemed relevant. We reviewed the final merger agreement dated July 26, 1999 between Global and Impax. All terms used and not defined herein have the meaning set forth in the Opinion.

Following the above review, as of the date hereof, we affirm the Opinion.




                                                  Very truly yours,

                                                  GRUNTAL & CO., L.L.C.




                                                  /s/ Roger C. Kahn
                                                  -----------------------------
                                                  Roger C. Kahn
                                                  Senior Managing Director

                                                                         ANNEX C

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; and the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or
ss. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:


     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of 1such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.


     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery of other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.


     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                        ANNEX D

                        CHAPTER 13. DISSENTERS' RIGHTS


     1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].-- (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisions in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.


     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Last amended by Ch. 543, L. '93, eff. 1-1-94.)

     1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].--
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholder's meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Last amended by Ch. 1155, L. '80, eff. 1-1-81.)

     1302 [DISSENTING SHARES, STAMPING OR ENDORSING],--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Last amended by Ch. 766, L. '86 eff. 1-1-87.)

     1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates thereof, unless provided otherwise by agreement. (Last amended by Ch. 766, L. '86 eff. 1-1-87.)

     1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.


     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.


     1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION]--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.


     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.


     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.


     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.


     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). (Last amended by Ch. 766 L. '86, eff. 1-1-87.)

     1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE].-- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 [DISSENTING SHARES, LOSS OF STATUS].--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.


     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].--This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Last amended by ch. 919, L. '88, eff. 1-1-89.)

     1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].--(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attach the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Last amended by Ch. 919, L. '88, eff. 1-1-89.)

                                                                         ANNEX E




                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       GLOBAL PHARMACEUTICAL CORPORATION


                                   * * * * *


     GLOBAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (hereinafter called the "Corporation") DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation (the "Board"), at a duly called meeting of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

     RESOLVED, that Paragraph FIRST of the Restated Certificate of Incorporation of the Corporation be amended by striking paragraph FIRST in its entirety and replacing therefor:

       "FIRST: The name of the corporation is IMPAX LABORATORIES, INC. (hereinafter called the "Corporation").

     RESOLVED, that subparagraph (a) of paragraph FOURTH of the Restated Certificate of Incorporation of the Corporation be amended by striking Subparagraph (a) in its entirety and replacing therefor:

   "(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty-two Million (52,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) Two Million (2,000,000) shares of designated preferred stock, $.01 par value per share (the "Preferred Stock")."

     SECOND: The Certificate of Amendment of Restated Certificate of Incorporation herein certified was duly adopted by vote of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.


Dated:-----------------------------



                                     By:-------------------------------------
                                          Barry R. Edwards, President and
                                             Chief Executive Officer

                                                                         ANNEX F

                       GLOBAL PHARMACEUTICAL CORPORATION

                          CERTIFICATE OF DESIGNATIONS
                                      OF
                    SERIES 1-A CONVERTIBLE PREFERRED STOCK
                                      AND
                    SERIES 1-B CONVERTIBLE PREFERRED STOCK
                               --------------------


      Pursuant to Section 151(g) of the Delaware General Corporation Law

     The undersigned officer hereby certifies that:

     A. He is the duly elected and acting officer of Global Pharmaceutical Corporation, a Delaware corporation (the "Corporation").

     B. On July 26, 1999, the Board of Directors of the Corporation duly adopted resolutions in order to terminate all existing Series of Preferred Stock with the Corporation (i.e., Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock) and to designate the Series 1-A Convertible Preferred Stock and Series 1-B Convertible Preferred Stock (as set forth in the resolution below), all upon the occurrence and simultaneously with the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of July 26, 1999, by and between the Corporation and Impax Pharmaceuticals, Inc.).

     C. The resolution contained herein has not been modified, altered or amended and is presently in full force and effect.

     RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article 4 of the Certificate of Incorporation of the Corporation, the Board of Directors hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the foregoing series of the preferred stock, par value $.01 per share, which shall be designated as Series 1-A Convertible Preferred Stock (the "Series 1-A Preferred Stock") and Series 1-B Convertible Preferred Stock (the "Series 1-B Preferred Stock"). Except as otherwise provided herein, the Series 1-A Preferred Stock and the Series 1-B Preferred Stock shall have identical voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights. The designation of the Series 1-A Preferred Stock and Series 1-B Preferred Stock shall be effective upon the occurrence of and simultaneously with the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of July 26, 1999, by and between the Corporation and Impax Pharmaceuticals, Inc.), at which time the previously designated Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Corporation shall cease to exist and to be so designated (i.e., simultaneously with the Effective Time, the only designated Preferred Stock of the Corporation shall be the Series 1-A Preferred Stock and the Series 1-B Preferred Stock).

     1. Designation. 50,000 of shares of preferred stock, par value $.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series 1-A Convertible Preferred Stock." 170,000 shares of preferred stock, par value $.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series 1-B Convertible Preferred Stock." The Series 1-A Preferred Stock and Series 1-B Preferred Stock are collectively referred to herein as the "Series 1 Preferred Stock."

     2. Dividends.

     (a) Dividends on Series 1 Preferred Stock. In the event that the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (whether in cash, securities, rights to purchase securities or other property) on its Common Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series 1 Preferred Stock held, a dividend or distribution that is the same dividend or distribution that would be received by a holder of the number of shares of Common Stock into which such share of Series 1 Preferred Stock is convertible pursuant to the provisions of
Section 5 hereof on the record date for such dividend or distribution (except in the case of the payment of a stock dividend in shares of its Common Stock if a holder of shares of Series 1 Preferred Stock shall have given notice to the Corporation (within five (5) business days after such holder's receipt of the Corporation's notice regarding the stock dividend) of its election to have the Conversion Price of its shares adjusted in accordance with Section 5(d)(i) hereof). Any such dividend or distribution shall be declared, ordered, paid or made on the Series 1 Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock. Dividends, if declared, on shares of the Series 1 Preferred Stock shall accrue and be cumulative from the payment date of such dividend on such shares.

     (b) Limitation on Dividends, Repurchases and Redemptions. So long as any shares of Series 1 Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on any Junior Securities, whether in cash, securities, rights to purchase securities or other property (other than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Corporation purchase, redeem or otherwise acquire for any consideration or make payment on account of the purchase, redemption or other retirement of any Parity Securities or Junior Securities, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Parity Securities or Junior Securities, unless with respect to all of the foregoing all dividends or other distributions to which the holders of Series 1 Preferred Stock shall have been entitled, pursuant to Section 2(a) hereof, shall have been paid or declared and a sum of money has been set apart for the full payment thereof.

     (c) Pro Rata Payments. In the event that full dividends are not paid or made available to the holders of all outstanding shares of Series 1 Preferred Stock and of any Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series 1 Preferred Stock and of any Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

     3. Preference on Liquidation.

     (a) Liquidation Preference for Series 1 Preferred Stock. In the event that the Corporation shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, no distribution shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series 1 Preferred Stock shall have received an amount per share equal to the greater of (i) the sum of (x) the Liquidation Value, plus (y) all declared but unpaid dividends thereon through the date of distribution, (ii) ratable distributions determined with respect to the holders of Series 1 Preferred Stock and Common Stock on the basis of the number of shares of Common Stock into which such Series 1 Preferred Stock could be converted pursuant to the provisions of Section 5 hereof immediately prior to such distribution and (iii) the Payment Amount, on a per share basis (the greater of (i), (ii) and (iii) above is herein referred to as the "Series 1 Liquidation Preference"). The "Liquidation Value" means $100 per share with respect to the Series 1 Preferred Stock.

     (b) Pro Rata Payments. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series 1 Liquidation Preference for each share of Series 1 Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series 1 Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

     (c) Sale Not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

     (d) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series 1 Preferred Stock at their respective addresses as shall appear on the records of the Corporation.


     4. Voting.


     (a) General. In addition to any voting rights provided in the Corporation's Certificate of Incorporation or by law, the Series 1-A Preferred Stock and the Series 1-B Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series 1 Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each share of Series 1 Preferred Stock is then convertible. The holders of Series 1 Preferred Stock shall be entitled to notice of any stockholder's meeting in accordance with the By-Laws of the Corporation.


     (b) Board of Directors. The Corporation shall not, without the written consent or affirmative vote of the holders representing at least 80% of the shares of Series 1 Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, increase the maximum number of directors constituting the Board of Directors to a number in excess of ten (10).


     (c) Election of Directors. So long as either (i) a Director Holder owns at least 40%, on an aggregate basis, of the shares of Series 1 Preferred Stock owned or acquired, as the case may be, by such holder at the Effective Time (the "Minimum Election Holdings") or (ii) any Transferee owns shares of Series 1 Preferred Stock at least equal to the Minimum Election Holdings of such transferor holder, and the Corporation consented to such Transferee (which consent shall not be unreasonably withheld), each such Director Holder or Transferee, as the case may be, shall be entitled, but not required, to elect one (1) director of the Corporation; provided, however, in no event shall any Director Holder and such Director Holder's Transferee or Transferees be entitled to elect, in the aggregate, more than one (1) director of the Corporation pursuant to the provisions of this Section 4(c). A director or the directors elected are referred to as a "Preferred Director" or the "Preferred Directors."


     Any Preferred Director may be removed with or without cause by, and shall not be removed except by, the Director Holder or Transferee who elected such director. A vacancy in the directorship to be held by a Preferred Director shall be filled only by the Director Holder or Transferee who elected such director, so long as such Director Holder or Transferee, as the case may be, continues to then hold shares of Series 1 Preferred Stock at lest equal to the Minimum Election Holdings.


     5. Conversion. The holders of shares of Series 1 Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:


     (a) Right to Convert. Subject to and upon compliance with the provisions of this Section 5, a holder of shares of Series 1 Preferred Stock shall have the right, at the option of such holder, at any time, to convert any or all of such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion rounded down to the nearest 1/100th of a share) obtained by dividing the aggregate Liquidation Value of the shares to be converted, plus all declared but unpaid dividends thereon through the date of conversion (unless the holder of shares of Series 1 Preferred Stock being so converted shall have elected to receive any such dividends in respect of the shares being converted subsequent to conversion), by the Conversion Price and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 5. The Common Stock issuable upon conversion of the shares of Series 1 Preferred Stock, when such Common Stock shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.


     (b) Mechanics of Conversion. Each holder of Series 1 Preferred Stock that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series 1 Preferred Stock or Common Stock, accompanied by written notice to the Corporation that such holder elects to convert the same and stating therein the number of shares of Series 1 Preferred Stock being converted and whether all declared and unpaid dividends in respect of such shares shall be included in the calculation set forth in Section 5(a) hereof, and setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. Thereupon, the Corporation shall issue and deliver at such office on not later than the fifth Business Day thereafter (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such holder or on such holder's written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series 1 Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock and if the holder of the shares being so converted shall have elected to receive dividends subsequent to such conversion, all accrued and unpaid dividends in accordance herewith, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

     (c) Conditional Conversion. Notwithstanding any other provision hereof, if conversion of any shares of Series 1 Preferred Stock is to be made in connection with a public offering of Common Stock or any transaction described in Section 5(d)(vii) hereof, the conversion of any shares of Series 1 Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of the public offering or such transaction, in which case such conversion shall not be deemed to be effective until the consummation of such public offering or transaction.

     (d) Adjustment of the Conversion Price. The Conversion Price shall be adjusted from time to time as follows (except that from the date hereof the Corporation may issue securities for a consideration per share above or below the Conversion Price, in the form of Convertible Securities, Common Stock, warrants or rights to purchase Common Stock or Convertible Securities, with an aggregate Market Value up to $10 million before any adjustments to the Conversion Price shall be made pursuant to this Section 5(d); provided that such $10 million threshold may be achieved through one such issuance or a cumulation of several such issuances); and provided further for purposes of computing such $10 million threshold, the value of any securities referred to in subsections (a) or (b) of the definition of Additional Shares of Stock in
Section 10 hereof, shall be excluded.

       (i) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Issue Date, pays a stock dividend in shares of its Common Stock, issues any convertible debt securities, effects a subdivision of the outstanding Common Stock, combines the outstanding shares of Common Stock, issues by reclassification of shares of its Common Stock any shares of capital stock of the Corporation, makes a distribution of any of its assets (other than cash dividends payable out of earnings or retained earnings in the ordinary course of business) then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each holder of shares of Series 1 Preferred Stock shall have the right to convert its shares of Series 1 Preferred Stock into the number of shares of Common Stock which it would have owned after the event had such shares of Series 1 Preferred Stock been converted immediately before the happening of such event. Any adjustment under this
   Section 5(d)(i) shall become effective retroactively immediately after the record date in the case of a dividend and distribution and shall become effective immediately after the effective date in the case of a issuance, subdivision, combination or reclassification. If the Corporation pays a stock dividend in shares of its Common Stock and the holders of the Series 1 Preferred Stock received such stock dividend pursuant to Section 2(a) hereof, the Conversion Price shall not be adjusted for such stock dividend under this Section 5(d)(i).

       (ii) Issuance of Additional Shares of Stock. If the Corporation shall (except as hereinbefore or hereinafter provided) issue or sell Additional Shares of Stock in exchange for consideration in an amount per

   Additional Share of Stock less than the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, then the Conversion Price as to the Common Stock into which the Series 1 Preferred Stock is convertible immediately prior to such adjustment shall be adjusted to equal the price determined by multiplying the applicable Conversion Price for such Series 1-A Preferred Stock or Series 1-B Preferred Stock, as the case may be, by a fraction, of which:

          (x) the numerator shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale of Additional Shares of Stock plus (2) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Corporation for the total number of such Additional Shares of Stock so issued or sold would purchase at the greater of (I) the Market Price per share of the Common Stock in effect immediately prior to such issuance or sale of Additional Shares of Stock or (II) the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, and

          (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such issuance or sale of Additional Shares of Stock; provided, however, that such adjustment shall be made only if the Conversion Price determined from such adjustment shall be less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Stock.

   The provisions of this Section 5(d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under
   Section 5(d)(i) or which are dividends or distributions received by the holders of the Series 1 Preferred Stock pursuant to Section 2(a) hereof.

       (iii) (A) Issuance of Warrants or Other Rights. If at any time (i) the Corporation shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell any warrants or other rights to subscribe for or purchase any Additional Shares of Stock or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration (computed in accordance with Section 5(d)(vi)(A) hereof) received for such warrants or other rights or such Convertible Securities shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 5(d)(ii). No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issue of such Common Stock upon such conversion or exchange of such Convertible Securities.

       (B) Issuance of Convertible Securities. If at any time the Corporation shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Convertible Securities, whether or not the rights to convert thereunder are immediately exercisable, and the consideration (computed in accordance with Section 5(d)(vi)(A) hereof) received for such Convertible Securities shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 5(d)(ii). No adjustment of the Conversion Price shall be made under this Section 5(d)(iii)(B) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 5(d)(iii)(A). No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d), no further adjustments of the Conversion Price shall be made by reason of such issue or sale.

       (iv) Superseding Adjustments. If, at any time after any adjustment of the Conversion Price at which the Series 1 Preferred Stock is convertible shall have been made pursuant to Section 5(d)(iii) as a result of any issuance of warrants, rights or Convertible Securities,

          (A) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or

          (B) the consideration per share for which shares of Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment shall be rescinded and annulled and the Additional Shares of Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the basis of

          (C) treating the number of Additional Shares of Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

          (D) treating any such warrants or rights or any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Stock or other property are issuable under such warrants or rights or other Convertible Securities;

   whereupon a new adjustment of the Conversion Price at which the Series 1 Preferred Stock is convertible shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

       (v) Antidilution Adjustments Under Other Securities. Without limiting any other rights available hereunder to the holders of the Series 1 Preferred Stock, if there is an antidilution adjustment (i) under any Convertible Securities other than the Series 1 Preferred Stock, whether issued prior to or after the Issue Date, or (ii) under any rights, options or warrants to purchase Additional Shares of Stock, whether issued prior to or after the Issue Date which, in either case, results in a reduction in the exercise or purchase price with respect to such security or rights or results in an increase in the number of Additional Shares of Stock obtainable under such Convertible Security, right, option or warrant, then an adjustment shall be made to the Conversion Price hereunder. Any such adjustment pursuant to this Section 5(d)(v) shall be whichever of the following results in a lower Conversion Price: (A) a reduction in the Conversion Price equal to the percentage reduction in such exercise or purchase price with respect to such Convertible Security, right, option or warrant or (B) a reduction in the Conversion Price which will result in the same percentage increase in the number of shares of Common Stock available hereunder as the percentage increase in the number of Additional Shares of Stock available under such Convertible Security, right, option or warrant. Any such adjustment under this Section 5(d)(v) shall only be made if it would result in a lower Conversion Price than that which would be determined pursuant to any other antidilution adjustment otherwise required hereunder as a result of the event or circumstance which triggered the adjustment to such Convertible Security, right, option or warrant, and if an adjustment is made pursuant to this Section 5(d)(v), such other antidilution adjustment otherwise required hereunder shall not be made as a result of such event or circumstance.

       (vi) Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to making adjustments to the shares of Common Stock into which the Series 1 Preferred Stock is convertible and the Conversion Price at which the Series 1 Preferred Stock is convertible provided for in this Section 5(d):

          (A) Computation of Consideration. To the extent that any Additional Shares of Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Stock or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (subtracting (i) in any case, any amounts paid or receivable for accrued interest or accrued dividends, (ii) in the case of any public offering, any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof, and (iii) in the case of any transaction other than a public offering, any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof; provided that, in the case of clause (iii), such amount is in excess of eight percent (8%) of the aggregate costs of such transactions, and then only to the extent of such excess). To the extent that such issuance shall be for a consideration other than cash, then except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. In case any Additional Shares of Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such Additional Shares of Stock or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation as such Board in good faith shall determine to be attributable to such Additional Shares of Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any Additional Shares of Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any Additional Shares of Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such Additional Shares of Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.


          (B) When Adjustments to Be Made. The adjustments required by this
       Section 5(d) shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(d)(i)) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price of less than $.05. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5(d) and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.


          (C) Fractional Interests. In computing adjustments under this Section 5(d), fractional interests in the Common Stock shall be taken into account to the nearest 1/100th of a share.


          (D) Challenge to Good Faith Determination. Whenever the Board of Directors of the Corporation shall be required to make a determination in good faith of the fair value of any item under this Section 5(d), such determination may be challenged in good faith by a holder of Series 1 Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing jointly selected by the Corporation and such holder. The fees of such investment banker shall be borne by such holder if the Corporation's calculation is determined to be between 95% and 105% of the calculation of such banker.


       (vii) Reorganization, Reclassification, Merger or Consolidation. If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), the holders of Series 1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series 1 Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its Series 1 Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger (subject to subsequent adjustments under Section 5(d) hereof). The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation which may be required to deliver any stock, securities or other assets upon the conversion of the Series 1 Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series 1 Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

       (viii) Exceptions to Adjustment of Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Price in the case of the issuance of shares of Common Stock to holders of the Series 1 Preferred Stock upon conversion of all or any portion of their shares of Series 1 Preferred Stock.

       (ix) Chief Financial Officer's Opinion. Upon each adjustment of the Conversion Price, and in the event of any change in the rights of a holder of Series 1 Preferred Stock by reason of other events herein set forth, then and in each such case, the Corporation will promptly obtain a certificate of the chief financial officer of the Corporation, stating the adjusted Conversion Price, or specifying the other shares of the Common Stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation will promptly mail a copy of such certificate to the holders of Series 1 Preferred Stock. If a holder disagrees with such calculation, the Corporation agrees to obtain within thirty (30) business days an opinion of a firm of independent certified public accountants selected by the Corporation's Board of Directors and acceptable to such holder to review such calculation and the opinion of such firm of independent certified public accountants shall be final and binding on the parties and shall be conclusive evidence of the correctness of the computation with respect to any such adjustment of the Conversion Price.

       (x) Corporation to Prevent Dilution. In case at any time or from time to time conditions arise by reason of action taken by the Corporation, which in the good faith opinion of its Board of Directors or a majority of the holders of the Series 1 Preferred Stock are not adequately covered by the provisions of this Section 5(d), and which might materially and adversely affect the exercise rights of the holders of the Series 1 Preferred Stock, the Board of Directors of the Corporation shall appoint such firm of independent certified public accountants acceptable to a majority of the holders of the Series 1 Preferred Stock, which shall give their opinion upon the adjustment, if any, on a basis consistent with the standards established in the other provisions of this Section 5(d), necessary with respect to the Conversion Price, so as to preserve, without dilution (other than as specifically contemplated by the Certificate of Incorporation), the exercise rights of the holders of the Series 1 Preferred Stock. Upon receipt of such opinion, the Board of Directors of the Corporation shall forthwith make the adjustments described therein.

   (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 5 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series 1 Preferred Stock against impairment.

   (f) No Fractional Shares Adjustments. No fractional shares shall be issued upon conversion of the Series 1 Preferred Stock. If more than one share of the Series 1 Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series 1 Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the day of conversion which such fractional share of Series 1 Preferred Stock would be convertible into on such date.

     (g) Shares to be Reserved. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series 1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series 1 Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series 1 Preferred Stock.

     (h) Taxes and Charges. The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series 1 Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Series 1 Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.


     (i) Accrued Dividends. Upon conversion of any shares of Series 1 Preferred Stock, the holder thereof shall be entitled to receive any accrued but unpaid dividends in respect of the shares of Series 1 Preferred Stock so converted to the date of such conversion.


     (j) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series 1 Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series 1 Preferred Stock in any manner which interferes with the timely conversion of such shares of Series 1 Preferred Stock.


     6. Redemption


     (a) Redemption Price. Any redemption of the Series 1 Preferred Stock pursuant to Section 6(b) shall be at a price per share equal to the Liquidation Value plus all declared but unpaid dividends thereon through the redemption date (the "Mandatory Redemption Price"). Any redemption of the Series 1 Preferred Stock pursuant to Section 6(d) shall be at a price per share equal to the Series 1 Liquidation Preference, except that, for purposes of calculation of the redemption price under this Section 6(a), clause (ii) of the definition of Series 1 Liquidation Preference in Section 3(a) hereof shall provide for the amount per share such holders would have received if such holders had converted their shares of Series 1 Preferred Stock into shares of Common Stock immediately prior to the Fundamental Change (the "Optional Redemption Price"). The Mandatory Redemption Price shall be paid, at the election of the Corporation, in cash or shares of Common Stock which have been registered under a registration statement under the Securities Act of 1933, as amended, which registration statement is effective, provided, that, for purposes of calculating the number of shares of Common Stock to be received by each holder of Series 1 Preferred Stock, each such share of Common Stock shall be valued at 10% less than the Market Price.


     (b) Mandatory Redemption. Subject to Section 6(a) hereof, the Corporation shall redeem all of the then outstanding shares of Series 1 Preferred Stock at the Mandatory Redemption Price on March 31, 2004.


     (c) Procedures for Redemption. In the event the Corporation shall redeem shares of Series 1 Preferred Stock pursuant to Section 6(b), the Corporation shall give written notice of such redemption by first class mail, postage prepaid, mailed not less than thirty (30) nor more than ninety (90) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series 1 Preferred Stock to be redeemed; (iii) the Mandatory Redemption Price or Optional Redemption Price, as the case may be; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Mandatory Redemption Price or Optional Redemption Price, as the case may be; (v) that payment will be made upon presentation and surrender of such Series 1 Preferred Stock; (vi) the then current Conversion Price and the date on which the right to convert such shares of Series 1 Preferred Stock will expire; (vii) that dividends on the shares to be redeemed shall cease to accrue following such redemption date; (viii) that such redemption is mandatory, if pursuant to Section 6(b) and (ix) that dividends, if any, accrued to and including the date fixed for redemption will be paid as specified in such notice. Notice having been mailed as aforesaid, from and after the redemption date, unless the Corporation shall be in default in the payment of the Mandatory Redemption Price or Optional Redemption Price, as the case may be (including any accrued and unpaid dividends to (and including) the date fixed for redemption), (A) dividends on the shares of the Series 1 Preferred Stock so called for redemption shall cease to accrue, (B) such shares shall be deemed no longer outstanding and (C) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation (i) any moneys payable upon redemption without interest thereon and (ii) any shares of Series 1 Preferred Stock and Common Stock pursuant to Section 6(a) hereof) shall cease.

     Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Mandatory Redemption Price.

     Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 6 and any holder of shares of Series 1 Preferred Stock shall, prior to the close of business on the third (3rd) Business Day preceding the redemption date, give written notice to the Corporation pursuant to Section 5(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the conversion of such shares to be redeemed shall become effective as provided in Section 5 hereof.


     (d) Redemption at Option of Holder Upon a Fundamental Change. Subject to
Section 6(a) hereof, if a Fundamental Change occurs, each holder of Series 1 Preferred Stock shall have the right, at the holder's option, to require the Corporation to repurchase all of such holder's Series 1 Preferred Stock, or any portion thereof, on the date (the "Repurchase Date") selected by the Corporation that is not less than ten (10) nor more than twenty (20) days after the Final Surrender Date, at a price per share equal to the Optional Redemption Price. The Corporation agrees that it will not complete any Fundamental Change unless proper provision has been made to satisfy its obligations under this
Section 6(d).


     (e) Notice of Fundamental Change. Within thirty (30) days after the occurrence of a Fundamental Change, the Corporation shall mail to all holders of record of the Series 1 Preferred Stock a notice in the manner and containing the information set out in Section 6(c), except that, for purposes of this
Section 6(e), such notice shall also describe the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. To exercise the repurchase right, a holder of Series 1 Preferred Stock must surrender, on or before the date which is, subject to any contrary requirements of applicable law, thirty (30) days after the date of mailing of the notice from the Corporation (the "Final Surrender Date"), the certificates representing the Series 1 Preferred Stock with respect to which the right is being exercised, duly endorsed for transfer to the Corporation, together with a written notice of election.


     (f) Election Irrevocable. An election by a holder of Series 1 Preferred Stock to have the Corporation repurchase shares of Series 1 Preferred Stock pursuant to Section 6(d) shall become irrevocable at the close of business on the relevant Repurchase Date.


     7. Shares to be Retired. Any share of Series 1 Preferred Stock converted, redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series 1 Preferred Stock.


     8. Preemptive Rights.


     (a) Except (i) for issuances of pro rata dividends to all holders of Common Stock, (ii) stock issued to employees, officers or directors in connection with management options or incentive plans approved by the

Board of Directors, (iii) stock issued in connection with any merger, acquisition or business combination, (iv) stock issued for consideration amounting to less than $500,000 in any single transaction where the purchase price is not less than the then applicable Conversion Price, provided that the aggregate amount of all such transactions shall not exceed $1,000,000 or (v) stock issued in connection with any joint venture, partnership or limited liability company, or other entities with which the Corporation has a business relationship, the holders of the Series 1 Preferred Stock, in order to enable such holders to maintain their fully diluted percentage ownership of the Corporation, shall have preemptive rights, as hereinafter set forth, to purchase any capital stock, including any warrants or securities convertible into capital stock, of the Corporation hereafter issued by the Corporation so that a holder of the Series 1 Preferred Stock shall hereafter be entitled to acquire a percentage of capital stock which is hereafter issued equal to the same percentage of the issued and outstanding Common Stock of the Corporation as is held (directly or obtainable upon conversion of the Series 1 Preferred Stock) by such holder of Series 1 Preferred Stock immediately prior to the date on which the capital stock is to be issued on a fully diluted basis. As used herein, "issue" (and variations thereof) includes sales and transfers by the Corporation of treasury shares. From the date hereof until the fifth anniversary hereof, the total number of shares issuable under clause (v) of this Section 8(a) shall not exceed 300,000.

     (b) The Corporation shall, before issuing any additional capital stock (other than the exceptions referred to in Section 8(a) hereof), give written notice thereof to the holders of the Series 1 Preferred Stock. Such notice shall specify what type of instrument the Corporation intends to issue and the consideration which the Corporation intends to receive therefor. For a period of twenty (20) days following receipt by the holders of the Series 1 Preferred Stock of such notice, the Corporation shall be deemed to have irrevocably offered to sell to the holders of the Series 1 Preferred Stock a sufficient number of shares of such capital stock so that the holders of the Series 1 Preferred Stock, if such holders elects to acquire such shares as hereinafter set forth, shall be capable of acquiring the same percentage of such shares as the percentage of Common Stock beneficially owned (directly or obtainable upon conversion of the Series 1 Preferred Stock) by such holders immediately prior to the proposed issuance on a fully diluted basis. In the event any such offer is accepted, in whole or in part, by the holders of the Series 1 Preferred Stock, the Corporation shall sell such shares to holders of the Series 1 Preferred Stock for the consideration and on the precise terms set forth in the Corporation's notice (given under the first two sentences of this paragraph). In the event that one or more holders of the Series 1 Preferred Stock elects not to, or fails to, exercise its rights under this Section within the twenty
(20) day period, then the Corporation may issue the remaining shares of capital stock to third persons but only for the same consideration set forth in the Corporation's notice (given under the first two sentences of this paragraph) and no later than ninety (90) days after the expiration of such twenty day period. The closing for such transaction shall take place as proposed by the Corporation with respect to the shares of capital stock proposed to be issued, at which closing the Corporation shall deliver certificates for the shares of capital stock in the respective names of the holders of the Series 1 Preferred Stock against receipt of the consideration therefor.

     (c) Notwithstanding any other provision hereof, the preemptive rights granted to holders of Series 1 Preferred Stock by this Section 8 shall terminate with respect to a share of Series 1 Preferred Stock upon the conversion or redemption of such share of Series 1 Preferred Stock in accordance with the provisions hereof.

     9. Call

     (a) Call at the Corporation's Option. Subject to the other provisions of this Section 9, on any date beginning two (2) years after the Issue Date, the Corporation shall have the right to purchase all (but not less than all) outstanding shares of Series 1 Preferred Stock (the "Call"), provided, however, that (i) the Market Price of a share of Common Stock is equal to, or greater than, the greater of (x) an amount equal to 300% of the then applicable Conversion Price or (y) $6.00 and (ii) the Common Stock has traded, on the principal market for the Common Stock, with an average daily volume in excess of 50,000 shares for a period of 30 consecutive days ending on the day immediately prior to the Call Date (as hereinafter defined). Any purchase of the Series 1 Preferred Stock pursuant to this Section 9(a) shall be at a price per share of Series 1 Preferred Stock equal to the Mandatory Redemption Price.

     (b) Procedures for Call at the Corporation's Option. The Corporation's right to Call the Series 1 Preferred Stock pursuant to Section 9(a) shall be conditioned upon the Corporation giving notice (the "Call Notice"), by first class mail, postage prepaid, of the exercise of the Call to the holders of the Series 1 Preferred Stock not less than twenty five (25) days prior to the date of the exercise of the Call (the "Call Date"). Each Call Notice shall state: (i) the Call Date; (ii) the Mandatory Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Mandatory Redemption Price; (iv) that payment will be made upon presentation and surrender of such Series 1 Preferred Stock; (v) the then current Conversion Price and the date on which the right to convert such shares of Series 1 Preferred Stock will expire;
(vi) that dividends on the shares to be purchased shall cease to accrue following such Call Date; (vii) that such Call is mandatory; and (viii) that dividends, if any, accrued to and including the Call Date will be paid as specified in such notice. Notice having been mailed as aforesaid, from and after the Call Date, unless the Corporation shall be in default in the payment of the Mandatory Redemption Price (including any accrued and unpaid dividends to (and including) the Call Date), (A) dividends on the shares of the Series 1 Preferred Stock shall cease to accrue, (B) such shares shall be deemed no longer outstanding and (C) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation (i) any moneys payable upon exercise of the Call without interest thereon and (ii) any shares of Common Stock pursuant to Section 5 hereof) shall cease.

     Upon surrender in accordance with the Call Notice of the certificates for any such shares so purchased (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Call Notice shall so state), such shares shall be purchased by the Corporation at the applicable Mandatory Redemption Price.

     Notwithstanding the foregoing, if the Call Notice has been given pursuant to this Section 9 and any holder of shares of Series 1 Preferred Stock shall, prior to the close of business on the twentieth (20th) day after receipt of such Call Notice, give written notice to the Corporation pursuant to Section 5(b) hereof of the conversion of any or all of the shares to be purchased held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then (i) the conversion of such shares to be purchased shall become effective as provided in Section 5 hereof and (ii) the Corporation's right to Call such shares to be purchased shall terminate.

     10. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

       "Additional Shares of Stock" means all shares of Common Stock issued by the Corporation after the Issue Date, other than (a) (i) Common Stock to be issued upon conversion of the Series 1-A Preferred Stock and the Series 1-B Preferred Stock, (ii) up to an aggregate of 750,000 shares of Common Stock to be issued pursuant to the 1995 Stock Incentive Plan or other similar equity plan to be adopted by the Corporation, (iii) Common Stock to be issued upon the exercise of any option granted to Barry Edwards upon consummation of the merger of Impax Pharmaceuticals, Inc. and the Corporation and (iv) Common Stock to be issued upon the exercise of any option or warrant, or the conversion of any preferred stock, provided that such option, warrant or preferred stock is outstanding immediately after the effective date of the merger of Impax Pharmaceuticals, Inc. and the Corporation, and (b) from the date hereof until the fifth anniversary hereof, up to 750,000 shares in addition to the shares described in clause (a) hereof, provided that any change in the number of shares of Common Stock issuable upon exercise of the existing options, rights (including conversion rights) and warrants due to any amendment or modification of the terms thereof (but not as a result of the application of the current antidilution provisions thereof), or the exchange of any such option, right or warrant for any other option, right, warrant or security exercisable for or convertible into Common Stock, shall be included in the calculation of the 750,000 shares described in this clause
   (b).

       "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof (other than a director elected pursuant to Section 4 hereof) and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act of 1934, as amended) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

       "Business Day" means any day that is not a Saturday, a Sunday or any day on which banks in the State of New York are authorized or obligated to close.

       "Call" shall have the meaning set forth in Section 9(a).

       "Call Date" shall have the meaning set forth in Section 9(b).

       "Call Notice" shall have the meaning set forth in Section 9(b).

       "Common Stock" means the Corporation's Common Stock, par value $.01 per share, and shall also include any common stock of the Corporation hereafter authorized and any capital stock of the Corporation of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Corporation or which has ordinary voting power for the election of directors of the Corporation.

       "Conversion Price" means the Conversion Price per share of Common Stock into which the Series 1-A Preferred Stock or the Series 1-B Preferred Stock, as the case may be, is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price for the Series 1-A Preferred Stock will be $2.00. The initial Conversion Price for the Series 1-B Preferred Stock will be $1.4989.

       "Convertible Securities" means evidences of indebtedness, shares of preferred stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Stock, either immediately or upon the occurrence of a specified date or a specified event, other than the Series 1 Preferred Stock.

       "Designated Entity" means (i) as long as any shares of Series 1 Preferred Stock are held by any Fleming Holder, Fleming Capital Management, 320 Park Avenue, NY, NY 10022, Attention: Robert L. Burr and David J. Edwards and (ii) if no shares of Series 1 Preferred Stock are held by a Fleming Holder, the entity designated by the Transferee who holds the largest number of such shares (in which case such Transferee shall provide notice to the Corporation of such entity in accordance with Section 5(d) hereof).

       "Director Holder" means the (i) Fleming Holders, (ii) Chemical Company of Malaysia Berhad, (iii) President (BVI) International Investment Holdings Ltd., and (iv) China Development Industrial Bank Inc.

       "Effective Time" shall mean the Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of July 26, 1999, by and between the Corporation and Impax Pharmaceuticals, Inc.

       "Final Surrender Date" shall have the meaning set forth in Section 6(e).


       "Fleming Funds" means Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P.


       "Fleming Holders" means (i) the Fleming Funds and (ii) any Affiliate, officer or employee of an Affiliate or investment fund managed by an Affiliate of the Fleming Funds to which the Fleming Funds may transfer record and/or beneficial ownership of any shares of Series 1 Preferred Stock (the "Shares") or any shares of Common Stock obtained or obtainable upon conversion of the Shares (the "Conversion Shares"). The transferor and the transferee shall notify the Company in writing as to the transferee's status as a Fleming Holder in accordance with this definition, and shall notify the Company if such transferee ceases to be a Fleming Holder. The Conversion Shares shall include any capital stock or other securities into which Conversion Shares are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, any Conversion Shares.


       "Fundamental Change" means any of the following events:


          (i) the sale (or functional equivalent of a sale) of all or substan tially all of the assets of the Corporation;


          (ii) any event (A) which results in the registration of the Corporation's Common Stock under the Securities Exchange Act of 1934, as amended, to be no longer required; (B) requiring the Corporation to make a filing under Section 13(e) of the Securities Exchange Act of 1934, as amended; (C) reducing substantially or eliminating the public market for shares of Common Stock of the Corporation; or (D) causing a delisting of the Corporation's Common Stock from the Nasdaq Stock Market;

          (iii) any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation or any other business combination involving the Corporation which results in the holders of the Corporation's stock immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing (x) fifty percent (50%) or less of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors or (y) fifty percent (50%) or less of the total value of all capital stock of such surviving corporation; or

          (iv) the commencement by the Corporation of a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law; the consent by the Corporation to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property; any assignment by the Corporation for the benefit of its creditors; any admission by the Corporation in writing of its inability to pay its debts generally as they become due; the entry of a decree or order for relief in respect of the Corporation by a court having jurisdiction in the premises in an involuntary case under Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up; or the liquidation, dissolution or winding up of the Corporation under any other circumstances.

       "Issue Date" means, as to any share of Series 1 Preferred Stock, the date of original issuance thereof by the Corporation.

       "Junior Securities" mean the Common Stock and any other class of capital stock or series of preferred stock existing on the date hereof, or hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series 1 Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

       "Liquidation Value" shall have the meaning set forth in Section 3(a).

       "Mandatory Redemption Price" shall have the meaning set forth in Section 6(a).

       "Market Price" means, as to any security on the date of determination thereof, the average of the closing prices of such security's sales on all principal United States securities exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on any day, the last trading price of such security on such day, or if such there is no such price, the average of the bid and asked prices at the end of such day, on the Nasdaq Stock Market, in each such case averaged for a period of twenty (20) consecutive Business Days prior to the day when the Market Price is being determined (except that, for purposes of the calculation of the Market Price under clause (i) of the first proviso in Section 9(a), such prices will be averaged for a period of thirty (30) consecutive days prior to the day when the Market Price is being determined under Section 9(a)); provided that if such security is listed on any United States securities exchange the term "Business Days" as used in this sentence means business days on which such exchange is open for trading. Notwithstanding the foregoing, with respect to the issuance of any security by the Corporation in an underwritten public offering, the Market Price shall be the per share purchase price paid by the underwriters. If at any time such security is not listed on any exchange or the Nasdaq Stock Market, the Market Price shall be deemed to be the fair value thereof determined by an investment banking firm of nationally recognized standing selected by the Board of Directors of the Corporation and acceptable to holders of a majority of the Series 1 Preferred Stock, as of the most recent practicable date when the determination is to be made, taking into account the value of the Corporation as a going concern, and without taking into account any lack of liquidity of such security or any discount for a minority interest.

       "Market Value" means the amount obtained by multiplying the Market Price by the number of securities issued.

       "Optional Redemption Price" shall have the meaning set forth in Section 6(a).

       "Parity Securities" mean any class of capital stock or series of preferred stock existing on the date hereof or hereafter created by the Corporation with the prior written consent of the holders representing at least 80% of the shares of Series 1 Preferred Stock, which expressly provides that it ranks pari passu with the Series 1 Preferred Stock as to dividends, other distributions, liquidation preference or otherwise; provided that the Corporation may, without such prior written consent, issue at one or more times, preferred stock that ranks pari passu with the Series 1 Preferred Stock for an aggregate consideration not exceeding $10 million.

       "Payment Amount" means such amount as is necessary to cause the net present value to equal zero as of any date of all Cash Inflows and all Cash Outflows (each as defined below) with respect to the Series 1 Preferred Stock being repur chased pursuant to Section 6 or held on the date of the distribution pursuant to Section 3, as the case may be, when calculated with an annual interest rate (compounded annually) equal to twelve percent (12%). "Cash Inflows" as used herein means all cash payments, including the Payment Amount, received by the holders of the Series 1 Preferred Stock as a dividend or distribution with respect to, or as consideration for the sale of, such Series 1 Preferred Stock (whether such payments are received from the Corporation or any other Person). "Cash Outflows" as used herein means the sum of all cash payments made by the holders of the Series 1 Preferred Stock to the Corporation (including any predecessor corporation or any other corporation which was merged with and into the Corporation or any of its predecessor corporations) in connection with the acquisition of such Series 1 Preferred Stock. (For the avoidance of doubt, Cash Inflows and Cash Outflows with respect to any Series 1 Preferred Stock not included in the Series 1 Preferred Stock being repurchased pursuant to Section 6 hereof as part of the transaction for which the Payment Amount is then being calculated shall not be included in the Cash Inflows and Cash Outflows used to make such calculation (for purposes of Section 6 only), and only the Cash Inflows and Cash Outflows with respect to the Series 1 Preferred Stock which are then being repurchased pursuant to Section 6 hereof in the transaction for which the Payment Amount is then being calculated shall be used in the Cash Inflows and Cash Outflows used to make such calculation (for purposes of Section 6 only).)

       "Person or "person" shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

       "Preferred Director" shall have the meaning set forth in Section 4(c).

       "Preferred Directors" shall have the meaning set forth in Section 4(c).

       "Repurchase Date" shall have the meaning set forth in Section 6(d). "Series 1 Liquidation Preference" shall have the meaning set forth in
   Section 3(a).

       "Series 1 Liquidation Preference" shall have the meaning set forth in
   Section 3(a).

       "Series 1 Preferred Stock" shall have the meaning set forth in the resolution paragraph in the preamble.

       "Series 1-A Preferred Stock" shall have the meaning set forth in the resolution paragraph in the preamble.

       "Series 1-B Preferred Stock" shall have the meaning set forth in the resolution paragraph in the preamble.

       "Transferees" shall mean any transferee (except for a Fleming Holder) of Shares or Conversion Shares (as such terms are defined within the definition of "Fleming Holders") from a Fleming Holder. Transferees shall not include a transferee of Shares or Conversion Shares sold in either a public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 under the Securities Act.

     11. Notices. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given (i) upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof or in the case of a notice of redemption at the holder's option given to the Corporation as contemplated in Section 6(d) hereof, or (ii) in all other cases, upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 30831 Huntwood Avenue, Hayward, California 94544, Attention: President, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to any holder of the Series 1 Preferred Stock, to such holder at the address of such holder of the Series 1 Preferred Stock as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

     IN WITNESS WHEREOF, Global Pharmaceutical Corporation has caused this Certificate of Designations to be signed by its Chief Executive Officer and attested to by its Secretary, all as of the 8th day of November, 1999.

                                        GLOBAL PHARMACEUTICAL CORPORATION


                                      By:/s/ Barry R. Edwards
                                         -------------------------------------
                                         Name:  Barry R. Edwards
                                         Title: Chief Executive Officer

                                      Attest:


                                      By:/s/ Cornel C. Spiegler
                                         -------------------------------------
                                         Name:  Cornel C. Spiegler
                                         Title: Secretary

                                                                        ANNEX G



                           IMPAX LABORATORIES, INC.
                          1999 EQUITY INCENTIVE PLAN

     1. Purpose. The purpose of the Plan is to attract, retain and motivate key personnel by providing a means whereby the Company may grant (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights and/or (iv) Stock Bonuses to officers, employees, directors and consultants of the Company and its Affiliates. In addition, Non-Employee Directors shall receive automatic grants of Nonstatutory Stock Options under the Plan.

     2. Administration.

     2.1 Administration by Board. The Board shall administer the Plan unless and to the extent that the Board delegates its power and authority to a Committee as provided in Section 2.3.

     2.2 Power of Board. Subject to the provisions of the Plan, the Board, acting in its sole discretion, shall have the following power and authority:


       2.2.1 to determine to which of the eligible individuals, and the time or times at which, Awards shall be granted;


       2.2.2 to determine the number of shares of Common Stock subject to Awards granted under the Plan and, where applicable, the price to be paid for the shares of Common Stock subject to each Award;


       2.2.3 to determinate the terms and conditions of each Award (which need not be identical);


       2.2.4 to interpret the terms of the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration (and, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deemed necessary or desirable);


       2.2.5 to accelerate the exercisability or vesting of any Award;


       2.2.6 to amend the terms of the Plan or any Award;


       2.2.7 to adopt forms of Award Agreements for use under the Plan;


       2.2.8 to allow Participants to satisfy the minimum withholding tax obligations by electing to have the Company withhold from the shares covered by an Award that number of shares having a Fair Market Value equal to the amount required to be withheld; and


       2.2.9 to make all determinations deemed necessary or advisable for the administration of the Plan.


     2.3 Delegation. Except with regard to Awards to Non-Employee Directors, the Board may delegate any or all of its powers and authority relating to the administration of the Plan (but not the power to amend or terminate the Plan) to a Committee of two (2) or more members of the Board. If and to the extent that administrative responsibility is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers and authority theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and, as appropriate, references in the Plan to the Board shall be deemed to be the Committee or subcommittee). If a Committee is appointed, then, unless the Board determines otherwise, its members shall consist solely of individuals who qualify as "non-employee directors" under Rule 16b-3 promulgated under Section 16 of the Exchange Act and as "outside directors" under Section 162(m) of the Code. If for any reason the Committee does not satisfy the "non-employee director" requirements of Rule 16b-3 or the "outside director" requirements of Section 162(m) of the Code, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. The Board may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

     2.4 Indemnification. The Company shall indemnify and hold harmless to the fullest extent permitted by law each member of the Board and the Committee and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     2.5 Decisions. All decisions, determinations and interpretations of the Board shall be final, binding and conclusive on all persons.

     3. Share Reserve. Subject to adjustment pursuant to Section 11, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan is 2,400,000 shares. If any Option or Stock Appreciation Right expires or is terminated without being exercised in whole or in part, the unexercised or released shares from such Option or Stock Appreciation Right shall be available for future issuance under the Plan. Shares that are subject to an Award that is forfeited or cancelled or that are withheld in order to pay the purchase price for shares of Common Stock covered by any Award or to satisfy the tax withholding obligations associated with any Award under the Plan shall be available for future issuance under the Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan. Subject to adjustment pursuant to Section 11, the maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted during any calendar year to any employee may not exceed 300,000 shares.

     4. Eligibility. Awards may be granted under the Plan to officers, employees, directors and consultants of the Company or its Affiliates. Incentive Stock Options may be granted only to employees of the Company or its Affiliates. Non-Employee Directors shall receive automatic grants of Nonstatutory Stock Options pursuant to Section 8 of the Plan. The Company may also, from time to time, assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under the Plan in replacement of the award assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan.

     5. Options.

     5.1 Option Grant. Subject to the provisions hereof, the Board may grant Incentive Stock Options and Nonstatutory Stock Options to eligible personnel on such terms and conditions as the Board deems appropriate.

     5.2 Exercise Price. The exercise price of an Option shall not be less than the par value of the Common Stock, provided that (i) the exercise price of an Incentive Stock Option shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted, and (ii) the exercise price of an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted.

     5.3 Option Term. No Option granted under the Plan may be exercisable (if at all) more than ten (10) years after the date the Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years).

     5.4 Vesting and Exercise of Options. The Board may establish such vesting and other conditions and restrictions on the exercise of an Option and/or upon the issuance of Common Stock in connection with the exercise of an Option as it deems appropriate. Subject to satisfaction of applicable withholding requirements, once vested and exercisable, an Option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The exercise price of an Option may be paid in cash and/or such other form of payment as the Company may permit.

     5.5 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an Option until full payment of the exercise price and the applicable tax withholding obligation with respect to such exercise has been made or provided for. The holder of an Option shall have no rights as a stockholder with respect to any shares covered by an Option until the date such shares are issued. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such shares are issued.

     5.6 Buy Out and Settlement. The Board, on behalf of the Company, may at any time offer to buy out any Option on such terms and conditions as the Board shall establish.

     5.7 Options Non-Transferable. Options granted under the Plan shall not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant. Notwithstanding the foregoing, the Board may determine at the time of grant or thereafter that a Nonstatutory Stock Option is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Board may prescribe.

     5.8 Assumed Options. In the event the Company assumes an option granted by another company, the exercise price and the number and nature of shares issuable upon exercise of such assumed option shall be adjusted appropriately as determined by the Board. In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option need not be granted at Fair Market Value on the date of grant and may instead be granted with a similarly adjusted exercise price.

     5.9 Replacement Options. Without in any way limiting the authority of the Board to make or not to make grants of Options, the Board shall have the authority (but not an obligation) to include as part of any Award Agreement a provision entitling the Participant to a replacement Option in the event the Participant exercises the Option evidenced by the Award Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with the Plan and the terms and conditions of the Award Agreement.

     6. Stock Appreciation Rights.

     6.1 Stock Appreciation Right Grant. Subject to the provisions hereof, the Board may award Stock Appreciation Rights to eligible personnel upon such terms and conditions as it deems appropriate. A Stock Appreciation Right is an Award entitling the Participant, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Board in its sole discretion, determined with reference to the appreciation, if any, in the fair market value of Common Stock during the period beginning on the date the Stock Appreciation Right is granted and ending on the date the Stock Appreciation Right is exercised.

     6.2 Types of Stock Appreciation Rights. Stock Appreciation Rights may be awarded under the Plan in conjunction with an Option ("tandem SARs") or independent of any Option ("stand-alone SARs"). Tandem SARs awarded in conjunction with a Nonstatutory Stock Option may be awarded either at or after the time the Nonstatutory Stock Option is granted. Tandem SARs awarded in conjunction with an Incentive Stock Option may only be awarded at the time the Incentive Stock Option is granted.

     6.3 Exercisability. Except as otherwise provided herein, a tandem SAR shall be exercisable only at the same time and to the same extent and subject to the same conditions as the related Option is exercisable. The exercise of a tandem SAR shall cancel the related Option to the extent of the shares of Common Stock with respect to which the Stock Appreciation Right is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the Option exercise price. The Board may impose such additional service or vesting conditions upon the exercise of a Stock Appreciation Right (tandem or stand-alone) as it deems appropriate.

     6.4 Exercise. A Stock Appreciation Right may be exercised by giving written notice to the Company identifying the Stock Appreciation Right that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Board may require. The Board may establish such rules and procedures as it deems appropriate for the exercise of Stock Appreciation Rights under the Plan. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Board) equal to the product of (i) the number of shares with respect to which the Stock Appreciation Right is being exercised and (ii) the difference between the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

     6.5 SARs Non-Transferable. Stock Appreciation Right shall not be transferable by a Participant other than upon the Participant's death to a beneficiary designated by the Participant in a manner acceptable to the

Board, or, if no designated beneficiary shall survive the Participant, pursuant to the Participant's will or by the laws of descent and distribution. All Stock Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant. A Tandem SAR shall be transferable, to the extent permitted above, only with the underlying Option.

     7. Stock Bonus Awards. Subject to the provisions hereof, the Board may grant Stock Bonus Awards to eligible personnel upon such terms and conditions as the Board deems appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of each Award Agreement need not be identical.

     7.1 Consideration. A Stock Bonus shall be awarded in consideration for past or future services rendered to the Company or its Affiliates.

     7.2 Vesting. Shares of Common Stock awarded pursuant to a Stock Bonus may, but need not, be subject to a vesting schedule determined by the Board.

     7.3 Transferability. Shares of Common Stock received pursuant to a Stock Bonus Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Board shall determine in its discretion, so long as such shares remain subject to the terms of the Award Agreement.

     8. Non-Employee Director Stock Option Awards. Subject to the provisions hereof and without further action by the Board, during the term of the Plan:
(i) each Non-Employee Director then in service shall be granted a Nonstatutory Stock Option to purchase 2,000 shares of Common Stock on the trading day following the Effective Date, and (ii) each Non-Employee Director then in service shall be granted a Nonstatutory Stock Option to purchase 2,000 shares of Common Stock on the trading day following each annual meeting of the Company's stockholders that occurs at least one year after his or her commencement of service as a Non-Employee Director. Unless otherwise determined by the Board, each Option granted pursuant to this Section 8 shall be subject to the following terms and conditions:

     8.1 Exercise Price. The purchase price per share shall be equal to the Fair Market Value of the Common Stock on the date the Option is granted.

     8.2 Vesting Conditions. Each Option shall vest and become exercisable in annual one-third increments on the first, second and third anniversaries of the date the Option is granted, provided that the Participant remains in the continuous service on the Board through each applicable anniversary date.

     8.3 Effect of Termination of Service. If a Non-Employee Director's service terminates for any reason (other than death or Disability) or no reason, then any Option held by the Non- Employee Director, to the extent not then exercisable, shall thereupon terminate. Any Option held by the Non-Employee Director which is exercisable at the time of such termination of service shall remain exercisable during the ninety (90) day period following such termination or, if sooner, until the expiration of the stated term of the Option and, to the extent not exercised within such period, shall thereupon terminate. The provisions of Section 9.1.1 shall apply in the event a Non-Employee Director's service terminates due to his or her death or Disability.

     8.4 Capital Transactions; Change in Control. The provisions of Section 11 shall apply.

     8.5 Expiration. Except as otherwise provided herein, if not previously exercised, each Option shall expire on the tenth anniversary of the date the Option is granted.

     9. Termination of Employment or Service. Except as specifically provided in Section 8, and unless otherwise determined by the Board at grant or, if no rights of the Participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to Awards held by a Participant (other than Awards covered by Section 8) at the time of his or her termination of employment or other service with the Company and its Affiliates:

     9.1 Stock Options and Stock Appreciation Rights.

       9.1.1 If a Participant's employment or service terminates due to his or her death or Disability, then (i) any Option or Stock Appreciation Right held by the Participant which is not then exercisable shall terminate, and (ii) any such Option or Stock Appreciation Right may be exercised, to the extent otherwise exercisable on the date his or her employment or service terminates, by the Participant (or, in the event of death, his or her legal representative) at any time within one year from the date his or her employment or service terminates, but in no event after expiration of the stated term, and, to the extent not exercised within such time period, shall thereupon terminate.

       9.1.2 If a Participant's employment or service is terminated by the Company or its Affiliates for Cause or if, at the time of a Participant's termination, grounds for termination for Cause exist, then, notwithstanding anything to the contrary contained herein, any Option or Stock Appreciation Right held by the Participant (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. "Cause" means (i) in the case where there is no employment or consulting agreement between the Participant and the Company or its Affiliates or where such an agreement exists but does not define "Cause" (or words of like import), a termination classified by the Company as a termination due to the participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties, or
   (ii) in the case where there is an employment or consulting agreement between the Participant and the Company or its Affiliates, a termination that is or would be deemed for "cause" (or words of like import) under such agreement.

       9.1.3 If a Participant's employment or service terminates for any reason (other than death, Disability or Cause or at a time when Cause exists) or no reason, then any Option or Stock Appreciation Right held by the Participant, to the extent not then exercisable, shall thereupon terminate. Any Option or Stock Appreciation Right held by the Participant which is exercisable at the time of such termination of employment or service shall remain exercisable during the thirty (30) day period following such termination of employment or service or, if sooner, until the expiration of the stated term of the Option or Stock Appreciation Right and, to the extent not exercised within such period, shall thereupon terminate.

     9.2 Stock Bonuses. If a Participant's employment or service terminates, then any shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Award Agreement shall be forfeited.

     10. Miscellaneous.

     10.1 No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant or other holder of Awards any right to continue to be employed by or serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate such employment or service.

     10.2 Investment Assurances. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to reflect conditions imposed under an Award or to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     10.3 Withholding Obligations. As a condition to the exercise of any Award or the delivery of any shares of Common Stock pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award, (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan or (ii) the Company shall be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable Award Agreement provides otherwise, at the discretion of the Board, the Participant may satisfy the withholding obligation described under this Section 10.3 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

     11. Adjustments upon Changes in Common Stock.

     11.1 Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the maximum number of securities that may be awarded to any employee, and the outstanding Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.

     11.2 Change in Control -- Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then Awards outstanding under the Plan shall terminate if not exercised (if applicable) immediately prior to, or simultaneous with, such event.

     11.3 Change in Control -- Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 11.3 for those Awards outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those Awards outstanding under the Plan, then the vesting of all outstanding Awards (and, if applicable, the time during which such Awards may be exercised) shall be accelerated in full, and the Awards shall terminate if not exercised (if applicable) at or prior to such event.

     12. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may adversely affect the rights of a Participant under any outstanding Award without the consent of the Participant. Except as otherwise provided in Section 11, any amendment which would increase the number of shares of Common Stock for which Awards may be granted under the Plan (in the aggregate or on an individual basis) or modify the class of employees eligible to receive Awards under the Plan shall be subject to the approval of the stockholders of the Company. The Board may amend the terms of any Award Agreement at any time and from time to time, provided, however, that any amendment which would adversely affect the rights of the Participant may not be made without the consent of the Participant.

     13. Effective Date of Plan. The Plan shall become effective at the Effective Time.


     14. Definitions.


     14.1 "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.


     14.2 "Award" means any Option, Stock Appreciation Right or Stock Bonus granted under the Plan.


     14.3 "Award Agreement" means a written agreement or other instrument between the Company and a holder of an Award evidencing the terms and conditions of an individual Award.


     14.4 "Board" means the Board of Directors of the Company.


     14.5 "Code" means the Internal Revenue Code of 1986, as amended.


     14.6 "Committee" means a committee appointed by the Board in accordance with Section 2.3.


     14.7 "Common Stock" means the common stock, par value $.01, of the Company.

     14.8 "Company" means Impax Laboratories, Inc., a Delaware corporation.

     14.9 "Disability" means the dates and permanent disability of a person within the meaning of Section 22(e)(3) of the Code.

     14.10 "Effective Time" means the "Effective Time" as defined in the Agreement and Plan of Merger by and between Global Pharmaceuticals Corporation and Impax Pharmaceuticals, Inc. dated July 26, 1999.

     14.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     14.12 "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on the NASDAQ National Market System or the NASDAQ SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; and (ii) in the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     14.13 "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     14.14 "Non-Employee Director" means a member of the Board who is not also an employee of, or consultant to, the Company or its Affiliates.

     14.15 "Nonstatutory Stock Option" means an Option that does not qualify as an Incentive Stock Option.

     14.16 "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

     14.17 "Participant" means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an Award.

     14.18 "Plan" means this Impax Laboratories, Inc. 1999 Equity Incentive
Plan.

     14.19 "Securities Act" means the Securities Act of 1933, as amended.

     14.20 "Stock Appreciation Right" means a stock appreciation right granted pursuant to Section 6 of the Plan.

     14.21 "Stock Bonus" means a stock bonus granted pursuant to Section 7 of the Plan.

     14.22 "Ten Percent Stockholder" means a person who owns (or is deemed to own pursuant to Section 424 (d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers


Global's Indemnification


     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.



     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.


     In accordance with Section 145 of the DGCL, Section TWELFTH of Global's certificate of incorporation ("Global's Certificate") provides that Global shall indemnify each person who is or was a director, officer, employee or agent of Global (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of Global as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by Global's Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Global in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Global. Section ELEVENTH of Global's Certificate provides that a director of Global shall not be personally liable to Global or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Global or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The bylaws of Global provide that, to the fullest extent permitted by applicable law, Global shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of Global or was serving at the request of Global.

Impax's Indemnification


     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.
Section 204 of the California Corporations Code provides that this limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders,
(vi) under Section 310 of the California Corporations Code (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California Corporations Code (concerning directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer.

     Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Impax's stockholders for any violation of a director's fiduciary duty to Impax or its shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to Impax for grossly negligent conduct, including conduct in situations involving attempted takeovers of Impax.

     In accordance with Section 317, the Restated Articles of Incorporation, as amended, of Impax ("Impax's Articles") limit the liability of a director to Impax or its stockholders for monetary damages to the fullest extent permissible under California law. Impax's Articles further authorize Impax to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. Impax's Articles and Impax's bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California Corporations Code.

     The foregoing summaries are necessarily subject to the complete text of the statute, Impax's Articles, Impax's bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.


Item 21. Exhibits


     The following exhibits are filed with this joint proxy statement/prospectus or incorporated herein by this reference.




Exhibit
Number                                          Description of Document
----------   --------------------------------------------------------------------------------------------
 2           Agreement and Plan of Merger, dated as of July 26, 1999, between Global Pharmaceutical
             Corporation and Impax Pharmaceuticals, Inc., as amended (included as Annex A to the joint proxy statement/prospectus).

 3.1         Restated Certificate of Incorporation of Global Pharmaceutical Corporation. (1)

 3.2         Form of Certificate of Amendment of Restated Certificate of Incorporation of Global
             Pharmaceutical Corporation (included as Annex E to the joint proxy statement/prospectus).

 3.3         Bylaws. (1)

 3.4         Certificate of Designations of Series 1-A Convertible Preferred Stock and Series 1-B
             Convertible Stock (included as Annex F to the joint proxy statement/prospectus).

 4           Specimen Certificate of the combined company's common stock, par value $.01 per share. (1)

 5*          Opinion of Fulbright & Jaworski L.L.P. regarding the legality of securities being registered.

 8*          Opinion of Fulbright & Jaworski L.L.P. regarding federal income tax matters.

 9.1*        Form of Stockholders' Agreement, dated as of ____________, 1999, between Global
             Pharmaceutical Corporation and certain stockholders.

 9.2*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and China Development Industrial Bank.

 9.3*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chiin-Hsiung Hsiao.

 9.4*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chung-Chiang Hsu.

 9.5*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and President (BVI) International Investment Holdings.

 9.6*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chemical Company of Malaysia Berhad.

10.1         Employment Agreement of Pieter Groenewoud, dated as of October 1, 1995. (1)

10.2         Employment Agreement of Cornel C. Spiegler, dated as of September 27, 1995. (1)

10.3         Global Pharmaceutical Corporation's 1995 Stock Incentive Plan. (1)

10.4         1999 Impax Laboratories, Inc. Equity Incentive Plan (included as Annex G to the joint proxy statement/prospectus).

10.5         Form of Amended Agreement between Global Pharmaceutical Corporation and Merck
             Kommanditgesellschaft auf Aktien regarding the issuance of common stock Purchase Warrants, dated as of November, 1995. (1)

10.6         Form of Amended Manufacturing Agreement between Global Pharmaceutical Corporation and
             Genpharm, Inc., dated as of November, 1995. (1)

10.7         Acquisition Agreement between PIDC-Financing Corporation and GPC Florida, dated September
             17, 1993. (1)

10.8         Security Agreement by and between Global Pharmaceutical Corporation and PIDC Local
             Development Corporation, dated October 15, 1993, with related Note and Commitment, and
             Waiver and Consent dated November 13, 1995. (1)

10.9         Loan Agreement by and between PIDC Financing Corporation and the Pennsylvania Industrial
             Development Authority ("PIDA") for a loan in a principal amount not to exceed $1,026,000, dated April 18, 1994, with Waiver and Consent dated November 13, 1995. (1)

10.10        Open-End Mortgage between PIDC Financing Corporation and PIDA dated April 18, 1994. (1)

10.11        Assignment of Installment Sale Agreement by and among PIDC Financing Corporation and
             GPC Florida dated April 18, 1994. (1)

10.12        Installment Sale Agreement by and between PIDC Financing Corporation and GPC Florida, dated April 18, 1994. (1)

10.13        PIDC Financing Corporation Note to the PIDA, dated April 18, 1994. (1)

10.14        Secured $500,000 Note from Global Pharmaceutical Corporation to PIDC Local Development
             Corporation. (1)

10.15        Consent, Subordination and Assumption Agreement by and among GPC Florida, PIDC
             Financing Corporation and PIDA, dated April 18, 1994. (1)

10.16        Employment agreement by and between Global Pharmaceutical Corporation and Marc M.
             Feinberg dated September 30, 1996. (2)

10.17        Technical Collaboration Agreement by and between Global Pharmaceutical Corporation and
             Genpharm Inc. dated January 8, 1997. (3)

10.18        Employment agreement by and between Global Pharmaceutical Corporation and Mitchell
             Goldberg dated March 13, 1997. (3)

10.19        Development, License and Supply Agreement between Global Pharmaceutical Corporation and
             Eurand America, Inc. dated August 20, 1997. (4)

10.20        License and Supply Agreement between Global Pharmaceutical Corporation and Eurand
             America, Inc. dated August 20, 1997. (4)

10.21        Employment agreement by and between Global Pharmaceutical Corporation and Barry Edwards dated March 25, 1998. (5)

10.22        Loan and Security Agreement dated as of July 23, 1998 between General Electric Capital
             Corporation as Lender and Global Pharmaceutical Corporation as Borrower. (5)

10.23*       Series C Convertible Preferred Stock Agreement, by and between Global Pharmaceutical
             Corporation and Small Cap Value Portfolio (of Bear Stearns & Co., Inc.), dated November 12,
             1998.

10.24        Series D Convertible Preferred Stock Agreement, by and between Global Pharmaceutical
             Corporation, Fleming US Discovery Fund, L.P. and Fleming US Discovery Offshore Fund, L.P.,
             dated March 2, 1999. (6)

10.25*       Form of Employment Agreement, dated as of _______________, 1999 by and between the combined company and Charles Hsiao, Ph.D.

10.26*       Form of Employment Agreement, dated as of _______________, 1999, by and between the combined company and Larry Hsu, Ph.D.

10.27*       Form of Employment Agreement, dated as of _______________, 1999, by and between the combined company and Barry Edwards.

10.28*       Lease Agreement, by and between Impax and YHS (USA), Inc., dated May 5, 1997 for a warehouse facility at 30831 Huntwood Avenue, Hayward, California.

13.1         Global annual report on form 10-KSB for the fiscal year ended December 31, 1998, previously filed with the Commission (file no. 0-27354).

13.2         Global quarterly report on form 10-QSB for the fiscal quarter ended June 30, 1999, previously filed with the Commission (file no. 0-27354).

23.1         Consents of PricewaterhouseCoopers LLP.

23.2*        Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

23.3*        Consent of Fulbright & Jaworski L.L.P., acting as Tax counsel for Global (included in
             Exhibit 8).

23.4         Fairness Opinion of Gruntal & Co., L.L.C. (included as Annex B to the joint proxy statement/prospectus).

23.5*        Consent of Gruntal & Co., L.L.C.

 24*         Power of Attorney (included on signature page).

99.1         Court Order issued May 25, 1993 by the United States District Court for the Eastern District of
             Pennsylvania against Richlyn Laboratories, Inc.(1)

99.2*        Form of Escrow Agreement, dated as of ___________, 1999, among Global Pharmaceutical
             Corporation, Continental Stock Transfer and Trust Company, as escrow agent, Charles Hsiao,
             Ph.D. and Larry Hsu, Ph.D., in the capacity of the selling stockholders' agents, and each of the selling stockholders of Impax Pharmaceuticals, Inc.

99.3*        Global Pharmaceutical Corporation Special Meeting Proxy Card.

99.4*        Impax Pharmaceuticals, Inc. Special Meeting Proxy Card.

99.5*        Consent of Person Named to Become a Director, signed by Charles Hsiao, dated October 29,
             1999.

99.6*        Consent of Person Named to Become a Director, signed by Larry Hsu, dated October 29, 1999.

99.7*       Consent of Person Named to Become a Director, signed by Brian Keng, dated October 29,
            1999.

99.8*       Consent of Person Named to Become a Director, signed by Jason Lin, dated October 29, 1999.

99.9*       Consent of Person Named to Become a Director, signed by Oh Kim Sun, dated October 29,
            1999.

99.10*      Consent of Person Named to Become a Director, signed by Nigel Fleming, dated November 5,
            1999.

------------
* Previously filed as Exhibits to the initial filing of this Registration Statement on Form S-4 (File No. 333-90599).

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996.

(3) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Yearly Report on Form 10-KSB for the year ended December 31, 1996.

(4) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1997.

(5) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Yearly Report on Form 10-KSB for the year ended December 31, 1998.

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Global's Registration Statement on Form S-3 (File No. 333-81883).

                                 UNDERTAKINGS

     (a) If the small business issuer is registering securities under Rule 415 of the Securities Act, that small business issuer hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, State of Pennsylvania on November 12, 1999.

                                            Global Pharmaceutical Corporation

                                         By:        /s/ Barry R. Edwards
                                            ---------------------------------
                                                       Barry R. Edwards
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                 Capacity                         Date
        ---------                                 --------                        -----

/s/ Barry R. Edwards        President and Chief Executive Officer and             November 12, 1999
--------------------------  Director (Principal Executive Officer)
    Barry R. Edwards

/s/ Cornel C. Spiegler      Chief Financial Officer, Vice-President--             November 12, 1999
--------------------------  Administration (Principal Financial and Accounting
    Cornel C. Spiegler      Officer)

/s/        *                Director                                              November 12, 1999
--------------------------
    Robert L. Burr

/s/        *                Director                                              November 12, 1999
--------------------------
    Philip R. Chapman

/s/        *                Director                                              November 12, 1999
--------------------------
    David J. Edwards

/s/        *                Director                                              November 12, 1999
--------------------------
    Gary Escandon

/s/        *                Director                                              November 12, 1999
--------------------------
    George F. Keane

/s/        *                Director                                              November 12, 1999
--------------------------
    Michael Markbreiter

/s/        *                Director                                              November 12, 1999
--------------------------
    Max L. Mendelsohn

/s/        *                Director                                              November 12, 1999
--------------------------
    John W. Rowe

/s/        *                Director                                              November 12, 1999
--------------------------
    Udi Toledano

* = By: /s/ Cornel C. Spiegler
       -----------------------
        Cornel C. Spiegler
        Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number                                          Description of Document
----------   --------------------------------------------------------------------------------------------
 2           Agreement and Plan of Merger, dated as of July 26, 1999, between Global Pharmaceutical
             Corporation and Impax Pharmaceuticals, Inc., as amended (included as Annex A to the joint proxy statement/prospectus).

 3.1         Restated Certificate of Incorporation of Global Pharmaceutical Corporation. (1)

 3.2         Form of Certificate of Amendment of Restated Certificate of Incorporation of Global
             Pharmaceutical Corporation (included as Annex E to the joint proxy statement/prospectus).

 3.3         Bylaws. (1)

 3.4         Certificate of Designations of Series 1-A Convertible Preferred Stock and Series 1-B
             Convertible Stock (included as Annex F to the joint proxy statement/prospectus).

 4           Specimen Certificate of the combined company's common stock, par value $.01 per share. (1)

 5*          Opinion of Fulbright & Jaworski L.L.P. regarding the legality of securities being registered.

 8*          Opinion of Fulbright & Jaworski L.L.P. regarding federal income tax matters.

 9.1*        Form of Stockholders' Agreement, dated as of ____________, 1999, between Global
             Pharmaceutical Corporation and certain stockholders.

 9.2*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and China Development Industrial Bank.

 9.3*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chiin-Hsiung Hsiao.

 9.4*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chung-Chiang Hsu.

 9.5*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and President (BVI) International Investment Holdings.

 9.6*        Irrevocable Proxy and Voting Agreement, dated as of July 26, 1999, between Global
             Pharmaceutical Corporation and Chemical Company of Malaysia Berhad.

10.1         Employment Agreement of Pieter Groenewoud, dated as of October 1, 1995. (1)

10.2         Employment Agreement of Cornel C. Spiegler, dated as of September 27, 1995. (1)

10.3         Global Pharmaceutical Corporation's 1995 Stock Incentive Plan. (1)

10.4         1999 Impax Laboratories, Inc. Equity Incentive Plan (included as Annex G to the joint proxy statement/prospectus).

10.5         Form of Amended Agreement between Global Pharmaceutical Corporation and Merck
             Kommanditgesellschaft auf Aktien regarding the issuance of common stock Purchase Warrants, dated as of November, 1995. (1)

10.6         Form of Amended Manufacturing Agreement between Global Pharmaceutical Corporation and
             Genpharm, Inc., dated as of November, 1995. (1)

10.7         Acquisition Agreement between PIDC-Financing Corporation and GPC Florida, dated September
             17, 1993. (1)

10.8         Security Agreement by and between Global Pharmaceutical Corporation and PIDC Local
             Development Corporation, dated October 15, 1993, with related Note and Commitment, and
             Waiver and Consent dated November 13, 1995. (1)

10.9         Loan Agreement by and between PIDC Financing Corporation and the Pennsylvania Industrial
             Development Authority ("PIDA") for a loan in a principal amount not to exceed $1,026,000, dated April 18, 1994, with Waiver and Consent dated November 13, 1995. (1)

10.10        Open-End Mortgage between PIDC Financing Corporation and PIDA dated April 18, 1994. (1)

10.11        Assignment of Installment Sale Agreement by and among PIDC Financing Corporation and
             GPC Florida dated April 18, 1994. (1)

10.12        Installment Sale Agreement by and between PIDC Financing Corporation and GPC Florida, dated April 18, 1994. (1)

10.13        PIDC Financing Corporation Note to the PIDA, dated April 18, 1994. (1)

10.14        Secured $500,000 Note from Global Pharmaceutical Corporation to PIDC Local Development
             Corporation. (1)

10.15        Consent, Subordination and Assumption Agreement by and among GPC Florida, PIDC
             Financing Corporation and PIDA, dated April 18, 1994. (1)

10.16        Employment agreement by and between Global Pharmaceutical Corporation and Marc M.
             Feinberg dated September 30, 1996. (2)

10.17        Technical Collaboration Agreement by and between Global Pharmaceutical Corporation and
             Genpharm Inc. dated January 8, 1997. (3)

10.18        Employment agreement by and between Global Pharmaceutical Corporation and Mitchell
             Goldberg dated March 13, 1997. (3)

10.19        Development, License and Supply Agreement between Global Pharmaceutical Corporation and
             Eurand America, Inc. dated August 20, 1997. (4)

10.20        License and Supply Agreement between Global Pharmaceutical Corporation and Eurand
             America, Inc. dated August 20, 1997. (4)

10.21        Employment agreement by and between Global Pharmaceutical Corporation and Barry Edwards dated March 25, 1998. (5)

10.22        Loan and Security Agreement dated as of July 23, 1998 between General Electric Capital
             Corporation as Lender and Global Pharmaceutical Corporation as Borrower. (5)

10.23*       Series C Convertible Preferred Stock Agreement, by and between Global Pharmaceutical
             Corporation and Small Cap Value Portfolio (of Bear Stearns & Co., Inc.), dated November 12,
             1998.

10.24        Series D Convertible Preferred Stock Agreement, by and between Global Pharmaceutical
             Corporation, Fleming US Discovery Fund, L.P. and Fleming US Discovery Offshore Fund, L.P.,
             dated March 2, 1999. (6)

10.25*       Form of Employment Agreement, dated as of _______________, 1999 by and between the combined company and Charles Hsiao, Ph.D.

10.26*       Form of Employment Agreement, dated as of _______________, 1999, by and between the combined company and Larry Hsu, Ph.D.

10.27*       Form of Employment Agreement, dated as of _______________, 1999, by and between the combined company and Barry Edwards.

10.28*       Lease Agreement, by and between Impax and YHS (USA), Inc., dated May 5, 1997 for a warehouse facility at 30831 Huntwood Avenue, Hayward, California.

13.1         Global annual report on form 10-KSB for the fiscal year ended December 31, 1998, previously filed with the Commission (file no. 0-27354).

13.2         Global quarterly report on form 10-QSB for the fiscal quarter ended June 30, 1999, previously filed with the Commission (file no. 0-27354).

23.1         Consents of PricewaterhouseCoopers LLP.

23.2*        Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

23.3*        Consent of Fulbright & Jaworski L.L.P., acting as Tax counsel for Global (included in
             Exhibit 8).

23.4         Fairness Opinion of Gruntal & Co., L.L.C. (included as Annex B to the joint proxy statement/prospectus).

23.5*        Consent of Gruntal & Co., L.L.C.

 24*         Power of Attorney (included on signature page).

99.1         Court Order issued May 25, 1993 by the United States District Court for the Eastern District of
             Pennsylvania against Richlyn Laboratories, Inc.(1)

99.2*        Form of Escrow Agreement, dated as of ___________, 1999, among Global Pharmaceutical
             Corporation, Continental Stock Transfer and Trust Company, as escrow agent, Charles Hsiao,
             Ph.D. and Larry Hsu, Ph.D., in the capacity of the selling stockholders' agents, and each of the selling stockholders of Impax Pharmaceuticals, Inc.

99.3*        Global Pharmaceutical Corporation Special Meeting Proxy Card.

99.4*        Impax Pharmaceuticals, Inc. Special Meeting Proxy Card.

99.5*        Consent of Person Named to Become a Director, signed by Charles Hsiao, dated October 29,
             1999.

99.6*        Consent of Person Named to Become a Director, signed by Larry Hsu, dated October 29, 1999.

99.7*       Consent of Person Named to Become a Director, signed by Brian Keng, dated October 29,
            1999.

99.8*       Consent of Person Named to Become a Director, signed by Jason Lin, dated October 29, 1999.

99.9*       Consent of Person Named to Become a Director, signed by Oh Kim Sun, dated October 29,
            1999.

99.10*      Consent of Person Named to Become a Director, signed by Nigel Fleming, dated November 5,
            1999.

------------
* Previously filed as Exhibits to the initial filing of this Registration Statement on Form S-4 (File No. 333-90599).

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996.

(3) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Yearly Report on Form 10-KSB for the year ended December 31, 1996.

(4) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1997.

(5) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, Global's Yearly Report on Form 10-KSB for the year ended December 31, 1998.

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Global's Registration Statement on Form S-3 (File No. 333-81883).